                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NO. 333-74342
                                                   REGISTRATION NO. 333-74342-01
                                                   REGISTRATION NO. 333-74342-02
                                                   REGISTRATION NO. 333-74342-03
PROSPECTUS
                                                    [UNIVERSAL COMPRESSION LOGO]

                               OFFER TO EXCHANGE
                      8 7/8% SENIOR SECURED NOTES DUE 2008
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
       ALL OUTSTANDING UNREGISTERED 8 7/8% SENIOR SECURED NOTES DUE 2008
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                       OF

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                      AND

                         BRL UNIVERSAL EQUIPMENT CORP.
                         PAYABLE FROM LEASE OBLIGATIONS
                                       OF

                          UNIVERSAL COMPRESSION, INC.,
                   WHICH LEASE OBLIGATIONS ARE GUARANTEED BY
                      UNIVERSAL COMPRESSION HOLDINGS, INC.

    BRL Universal Equipment 2001 A, L.P. and BRL Universal Equipment Corp., the issuers, are offering to exchange $100,000,000 aggregate principal amount of their new additional 8 7/8% Senior Secured Notes due 2008 (which we refer to as the "new additional notes") that have been registered under the Securities Act of 1933 for the same aggregate principal amount of their outstanding additional 8 7/8% Senior Secured Notes due 2008 (which we refer to as the "old additional notes") that were issued and sold in October 2001 in a transaction exempt from registration under the Securities Act. The old additional notes were issued under an indenture dated as of February 9, 2001, as amended, pursuant to which the issuers previously issued $350,000,000 of the 8 7/8% Senior Secured Notes due 2008 (which we refer to as the "existing notes"), for an aggregate principal amount of $450,000,000 currently outstanding under the indenture. The issuers used the proceeds from the sale of the old additional notes to finance in part the purchase of compression equipment from Universal Compression, Inc. ("UCI"). The issuers then leased the equipment to UCI for the term ending February 15, 2008 under an existing operating lease facility. The issuers will repay the new additional notes, together with the existing notes, with lease payments that they receive from UCI under the operating lease. UCI's obligations under the operating lease are unsecured. As a result, these lease obligations are effectively subordinated to all of UCI's secured debt. In addition, UCI's obligations under the operating lease are effectively subordinated to all indebtedness and liabilities of its subsidiaries, as these subsidiaries have no obligation whatsoever with respect to the lease payments. UCI's obligations under the operating lease are fully and unconditionally guaranteed by its parent company, Universal Compression Holdings, Inc.
                             ---------------------
                     PRINCIPAL TERMS OF THE EXCHANGE OFFER

    - Expires 5:00 p.m., New York City time, on February 19, 2002, unless extended.

    - The issuers will accept for exchange all outstanding old additional notes that are validly tendered and not validly withdrawn.

    - You may withdraw the tender of your old additional notes at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

    - There will be no proceeds from the exchange offer.

    - The issuers believe that the exchange of new additional notes for outstanding old additional notes will not be a taxable exchange for U.S. federal income tax purposes.

    - The issuers do not intend to apply for listing of any of the new additional notes to be issued on any securities exchange or to arrange for them to be quoted on any quotation system.

         TERMS OF THE NEW ADDITIONAL NOTES TO BE ISSUED IN THE EXCHANGE

    - The terms of the new additional notes to be issued in the exchange are identical to the terms of the existing notes, and are substantially identical to the terms of the old additional notes for which the offer to exchange is being made, except that the new additional notes to be issued in the exchange will be freely transferable under the Securities Act and will be issued free of any covenants regarding exchange and registration rights.

    - Following the consummation of this exchange offer, the new additional notes and the existing notes will have the same CUSIP number.

    - The new additional notes to be issued in the exchange and the old additional notes for which the offer to exchange is being made are redeemable at the option of the issuers at any time after February 15, 2005 at a redemption price determined as set forth in this prospectus.

    - Like the old additional notes, interest is payable on the new additional notes to be issued in the exchange semi-annually on February 15 and August 15 of each year.
                             ---------------------

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD ADDITIONAL NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF RISKS.
                             ---------------------

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ISSUERS' OFFER OF THE NEW ADDITIONAL NOTES TO BE ISSUED IN THE EXCHANGE OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December 31, 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that the registrants filed with the Securities and Exchange Commission. You should read this prospectus and any applicable prospectus supplement provided to you, together with the additional information described under the heading "Where You Can Find More Information" below. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about the registrants and the securities offered by this prospectus. You can read that registration statement at the SEC's web site or at the SEC office referred to under "Where You Can Find More Information."

     You should rely only on the information contained in this prospectus and in the registration statement that includes this prospectus, or to which we have referred you. The registrants have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The registrants are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus, and we will maintain the accuracy of this prospectus until expiration of the exchange offer. The registrants' business, financial condition, results of operations and prospects may have changed since that date.

     The term "UCI" when used in this prospectus refers to Universal Compression, Inc. and its subsidiaries. The terms "Universal," "UCH," "our company," "we," "our" and "us" when used in this prospectus refer to Universal Compression Holdings, Inc. and its subsidiaries, including UCI, and UCH's predecessors, including Tidewater Compression Service, Inc. The term "Weatherford Global" when used in this prospectus refers to Enterra Compression Company and its subsidiaries, including Weatherford Global Compression Services, L.P., that were acquired from Weatherford International, Inc. ("Weatherford") by Universal in February 2001. The term "GCSI" when used in this prospectus refers to Gas Compression Services, Inc., which was acquired by Universal in September 2000, "IEW" refers to IEW Compression, Inc., which was acquired by Universal in February 2001, "CSII" refers to Compressor Systems International, Inc., which was acquired by Universal in April 2001, "KCI" refers to KCI, Inc. and "LCM" refers to Louisiana Compressor Maintenance, Inc., both of which were acquired by Universal in July 2001.

     The term "BRL" when used in this prospectus refers to BRL Universal Equipment 2001 A, L.P. The term "BRL Corp." when used in this prospectus refers to BRL Universal Equipment Corp. The term "issuers" when used in this prospectus refers to BRL and BRL Corp. The term "registrants" when used in this prospectus means the issuers (as registrants of the new additional notes), UCI (as registrant of the lease obligations, the payment of which will be used to repay the new additional notes) and UCH (as registrant of the guarantee obligations with respect to the lease obligations).

                      WHERE YOU CAN FIND MORE INFORMATION

     The registrants are subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934 and are required to file annual, quarterly and special reports and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document the registrants file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. UCH's SEC filings are also available at the office of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

     The SEC allows UCH to incorporate by reference into this prospectus the information that it files with the SEC, which means that the registrants disclose important information to you by referring to such documents. The information incorporated by reference is an important part of this prospectus. In addition, any information that UCH or UCI files with the SEC after the date of this prospectus will automatically update and supersede this prospectus. UCH and UCI incorporate by reference the documents listed below and any filings that they make with the SEC under sections 13(a), 13(c), 14, 15(d) of the Exchange Act after the date of this prospectus:

     - Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

     - Universal's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2001;

     - Universal's Current Reports on Form 8-K filed May 21, June 5, July 23, October 9, October 24, October 29, and December 7, 2001;

     - UCH's Definitive Proxy Statement dated July 13, 2001 in connection with its annual meeting of shareholders held on August 16, 2001;

     - The description of the common stock included in UCH's Registration Statement on Form 8-A dated April 20, 2000, as amended on May 15, 2000; and

     - The information contained on pages F-60 through F-115 of Amendment No. 3 to Registration Statement on Form S-4 (Registration No. 333-57302) dated May 15, 2001.

     The information incorporated by reference is an important part of this prospectus.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning Mark L. Carlton, Senior Vice President and General Counsel of Universal located at 4440 Brittmoore Road, Houston, Texas 77041, (713) 335-7000. To obtain timely delivery, you must request these filings no later than February 11, 2002, five business days before expiration of the exchange offer.

                                  MARKET DATA

     The market data used throughout this prospectus was obtained from industry publications and our management's estimates. The industry publications generally indicate that the information they contain has been obtained from sources believed to be reliable, but the registrants have not independently verified such data. The registrants have not sought the consent of these organizations to refer in this prospectus to the information contained in their reports.

                                    SUMMARY

     The following summary highlights all material information contained in this prospectus. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus. Please read "About this Prospectus" for a description of some of the terms used in this prospectus.

                                    OVERVIEW

     This prospectus relates to the offer by BRL Universal Equipment 2001 A, L.P. and its subsidiary, BRL Universal Equipment Corp., to exchange up to $100 million principal amount of their registered additional 8 7/8% senior secured notes due 2008 (which we refer to as the "new additional notes") for all of their outstanding 8 7/8% senior secured notes due 2008 that were issued in October 2001(which we refer to as the "old additional notes"). The new additional notes are substantially identical to the old additional notes except that the new additional notes are freely transferable under the Securities Act and do not have any exchange or registration rights. We refer to the old additional notes and new additional notes, together with the existing notes, as the "notes". The exchange offer expires at 5:00 p.m., New York City time, on February 19, 2002, unless extended.

     The $100 million of old additional notes were issued by the issuers in October 2001 as part of an existing operating lease transaction with Universal Compression, Inc. The issuers used the proceeds from the old additional notes and various other sources to purchase approximately $122 million of compression equipment from UCI. The issuers then leased that equipment to UCI for a term ending on February 15, 2008 under an existing operating lease facility. The issuers will repay the new additional notes, together with the existing notes, with the lease payments that they receive from UCI under the operating lease. The operating lease requires UCI to pay to BRL an amount sufficient to enable BRL to repay the notes in full at the end of the lease term. If BRL refinances all of the outstanding notes, bank debt and equity funding, then UCI has the option to renew the operating lease for ten renewal terms of one year each. BRL will not be forced to renew the operating lease without assurance that sufficient funds exist to repay 100% of BRL's indebtedness and equity, including the notes.

     The notes are obligations of the issuers, and neither UCH nor UCI guarantees or has any obligation to the noteholders to repay the notes. All of UCI's obligations under the operating lease are guaranteed by its parent company, UCH. The issuers of the notes are not affiliated with UCH or UCI in any respect, but have a contractual relationship with UCI pursuant to the operating lease.

                                      BRL

     To facilitate the initial operating lease transaction, a Dallas, Texas based leasing company formed a new subsidiary, BRL Universal Equipment 2001 A, L.P., in January 2001, to issue $350 million of 8 7/8% senior secured notes due 2008 (referred to herein as the "existing notes"), enter into bank borrowings and raise partnership equity funds. BRL and its wholly-owned subsidiary, BRL Universal Equipment Corp., are the sole issuers of the existing notes as well as the additional notes. The issuers used the proceeds from the existing notes, bank borrowings and partnership equity funds to purchase compression equipment from UCI, Weatherford Global and their previous lessors for lease to UCI until February 15, 2008.

     The issuers used the proceeds from the issuance of the old additional notes, together with additional bank borrowings and partnership equity funds, to purchase additional compression equipment from UCI in October 2001 for lease to UCI under the existing operating lease.

     Under the operating lease with UCI, BRL receives rental payments that are sufficient in amount to pay interest on the existing notes and the additional notes, the bank borrowings, and to provide a return to the limited partners of BRL. The additional notes, together with the existing notes, are obligations of BRL and BRL Corp. and are not guaranteed by the general or limited partners of BRL or any of their affiliates.

                                   UNIVERSAL

     We are the second largest natural gas compression services company in the world in terms of rental fleet horsepower, with a fleet of over 7,700 compressor units comprising approximately 2.2 million horsepower. We provide a full range of compression rental, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. These services and products are essential to the natural gas industry as gas must be compressed to be delivered from the wellhead to end-users.

     Since our initial public offering in May 2000, we have grown significantly, completing six primary acquisitions. Our most significant acquisition was that of Weatherford Global in February 2001, which added approximately 950,000 horsepower to our fleet and more than doubled our size. We acquired Weatherford Global for 13,750,000 shares of our common stock (approximately 48% of our total outstanding shares immediately after the acquisition) and the restructuring and refinancing of approximately $323 million in debt and operating lease obligations. In addition to increased size, the Weatherford Global acquisition provided us with numerous strategic and operational benefits, including increased geographic scope, expanded international operations, an enhanced parts sales and service business, cost savings and synergies and increased financial strength. In addition to expanding and extending our service and product offerings, these acquisitions have allowed us to enter geographic areas with rapidly growing demand for compression, such as California, Canada and the Gulf of Mexico.

                          THE OPERATING LEASE FACILITY

     The issuers were formed in January 2001 to, among other things, enter into an operating lease transaction and, in connection therewith, issue the existing notes. BRL, one of the issuers, used the proceeds from the sale of the existing notes to finance in part the purchase of domestic gas compression equipment with an appraised fair market value as of February 9, 2001 of approximately $427 million from us, Weatherford Global and former lessors of the original equipment. BRL financed the balance of the purchase price of the $427 million of equipment with approximately $64 million in borrowings under a term loan agreement and approximately $13 million in proceeds from an equity investment in BRL by its limited partners. BRL then leased the $427 million of equipment to us for a term ending February 15, 2008 under an operating lease dated as of February 9, 2001 (as amended or supplemented, the "operating lease"). The $427 million of compression equipment leased by BRL to us was appraised by American Appraisal Associates, Inc. at the time of the offering of the existing notes.

     BRL used the proceeds from the sale of the old additional notes to finance the purchase of additional domestic gas compression equipment from UCI with an appraised fair market value by American Appraisal Associates, Inc. on October 23, 2001 of approximately $122 million. BRL financed the balance of the purchase price of the additional equipment with approximately $18.3 million in additional borrowings under the term loan agreement and approximately $3.7 million increase in the equity investment in BRL.

     References in this prospectus to the "operating lease facility" mean the purchase of the aggregate $549 million of equipment by BRL and the related financing transactions described above. The $549 million of equipment consists of 3,199 compressors with horsepower ratings ranging from 10 to 3,400 horsepower, with an average of 269 horsepower.

     The operating lease pursuant to which BRL leases the initial $427 million of equipment to UCI also covers the additional $122 million of equipment purchased with the proceeds from the old additional notes. Under the operating lease, UCI pays rent to BRL. The payments due under the operating lease will be sufficient to enable BRL to pay all amounts due and payable under the notes issued under the indenture, which includes the existing notes and the notes that are the subject of this exchange offer. At the end of its term, the operating lease requires UCI to pay BRL an amount sufficient to repay all notes issued under the indenture in full. If BRL refinances all of the notes, bank debt and equity funding, then UCI will have the option to renew the operating lease for ten renewal terms of one year each. BRL will not be forced to renew the operating lease without assurance that sufficient funds exist to repay 100% of BRL's indebtedness and equity, including the notes issued under the indenture. In addition, UCH will fully and unconditionally guarantee the payment and performance of the operating lease by UCI. Payment of the principal, premium, if any, and interest on the notes will be secured by a perfected first priority security interest in the equipment and an assignment of the operating lease and the lease guarantee.

     The chart below illustrates the operating lease facility, which includes the notes that are the subject of this exchange offer.

 [CHART DEPICTING STRUCTURE OF OPERATING LEASE FACILITY AND THE RELATIONSHIP OF
                              THE VARIOUS PARTIES]
                            ------------------------

     BRL is a limited partnership formed under the laws of the State of Delaware. BRL Corp. is incorporated under the laws of the State of Delaware. Their principal executive offices are located at 2911 Turtle Creek Boulevard, Suite 1240, Dallas, Texas 75219, and their telephone number at that address is
(214) 522-7296.

     UCH is incorporated under the laws of the State of Delaware, and UCI is incorporated under the laws of the State of Texas. Their principal executive offices are located at 4440 Brittmoore Road, Houston, Texas 77041, and their telephone number at that address is (713) 335-7000.

                               THE EXCHANGE OFFER

The Exchange Offer............    The issuers are offering to exchange:

                                    - $1,000 principal amount of newly issued
                                      8 7/8% senior secured notes due February
                                      15, 2008, which we refer to as new
                                      additional notes,

                                       for

                                    - each $1,000 principal amount of their
                                      outstanding 8 7/8% senior secured notes
                                      due February 15, 2008 and issued on
                                      October 23, 2001, which we refer to as old additional notes.

                                  Currently, $100,000,000 aggregate principal amount of old additional notes are outstanding. The terms of the old additional notes and the new additional notes are substantially identical, except that the new additional notes do not restrict transfer and do not include registration rights.

                                  The old additional notes were issued under an indenture dated as of February 9, 2001, as amended, pursuant to which the issuers had previously issued the existing $350,000,000
                                  8 7/8% senior secured notes, for an aggregate principal amount of $450,000,000 currently outstanding under the indenture. The terms of the new additional notes are identical to the terms of the existing notes and will have the same CUSIP numbers.

Expiration date...............    The exchange offer will expire at 5:00 p.m.,
                                  New York City time, on February 19, 2002, unless we extend it. In that case, the phrase
                                  "expiration date" will mean the latest date and time to which we extend the exchange offer. The issuers will issue the new additional notes as soon as practicable after that date.

Conditions to the exchange
offer.........................    The exchange offer is subject to customary
                                  conditions. The registrants may assert or waive these conditions in their reasonable judgment. If the registrants materially change the terms of the exchange offer, they will resolicit tenders of the old additional notes.
                                  Please read the section entitled "The Exchange
                                  Offer -- Conditions of the Exchange Offer" of this prospectus for more information regarding conditions to the exchange offer.

Procedures for participating
in the exchange offer.........    If you wish to participate in the exchange
                                  offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the old additional notes you wish to exchange and any other required documentation to The Bank of New York, which is acting as exchange agent for the exchange offer. Its address appears on the letter of transmittal.
                                  By signing the letter of transmittal, you will represent to and agree with the registrants that

                                    - you are acquiring the new additional notes
                                      in the ordinary course of your business,

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

                                    - you have no arrangement or understanding
                                      with anyone to participate in a
                                      distribution of the new additional notes, and

                                    - you are not an "affiliate," as defined in
                                      Rule 405 under the Securities Act, of the issuers, UCH or UCI.

                                  If you are a broker-dealer that will receive new additional notes for your own account in exchange for old additional notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new additional notes.

Resale of new additional
notes.........................    We believe that you can resell and transfer
                                  your new additional notes without registering the sale and transfer under the Securities Act and delivering a prospectus, if you can make the three representations that appear above under the heading "Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC for other exchange offers expressed in SEC no-action letters to other issuers in exchange offers like ours.

                                  We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations listed above, and you transfer any new additional note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

                                  A broker-dealer can resell or transfer new additional notes only if it delivers a prospectus in connection with the resale or transfer.

Special procedures for
beneficial owners.............    If your old additional notes are held through
                                  a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender those notes, you should contact your intermediary promptly and instruct it to surrender your notes on your behalf.

Guaranteed Delivery
Procedures....................    If you cannot meet the expiration date
                                  deadline, or you cannot deliver your old additional notes, the letter of transmittal or any other documentation on time, then you must surrender your old additional notes according to the guaranteed delivery procedures appearing in the section of this prospectus entitled "The Exchange Offer -- Guaranteed
                                  Delivery Procedures."

Acceptance of your old
additional notes and delivery
of the new additional notes...    The registrants will accept for exchange any
                                  and all old additional notes that are
                                  surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. We will deliver the new additional notes as soon as practicable after the expiration date.

Withdrawal rights.............    You may withdraw the surrender of your old
                                  additional notes at any time prior to the expiration date.

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

Certain federal income tax
considerations................    You will not have to pay federal income tax as
                                  a result of your participation in the exchange offer.

Exchange agent................    The Bank of New York is serving as the
                                  exchange agent for the exchange offer. The
                                  Bank of New York also serves as trustee under the indenture for the notes.

Registration rights...........    The issuers sold the old additional notes to
                                  the initial purchasers in a transaction exempt from the registration requirements of the Securities Act on October 23, 2001.

                                  At that time, the registrants entered into a registration rights agreement with the initial purchasers that grants the holders of the old additional notes exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new additional notes. Additionally, after completion of the exchange offer, we will no longer be required to register with the SEC any transfer of old additional notes that remain outstanding.

Transfer restrictions.........    Your purchase of the old additional notes was
                                  not registered under the Securities Act.
                                  Accordingly, the old additional notes are subject to restrictions on transfer and may be offered or sold only in transactions that comply with, or are exempt from or not subject to, the registration requirements of the Securities Act.

Failure to exchange old
additional notes will
adversely affect you..........    If you are eligible to participate in this
                                  exchange offer and you do not surrender your old additional notes as described in this prospectus, you will not have any further registration or exchange rights. In that case, your old additional notes will continue to be subject to restrictions on transfer. As a result of those restrictions and the availability of registered new additional notes and the existing notes, the old additional notes are likely to be much less liquid than before.

                                  Neither the Delaware General Corporation Law nor the indenture relating to the notes gives you any appraisal or dissenters' rights or any other right to seek monetary damages in court if you do not participate in the exchange offer.

                            THE NEW ADDITIONAL NOTES

     The new additional notes and the old additional notes each have the same financial terms and covenants, which are as follows:

Issuers.......................    BRL and BRL Corp.

Securities offered............    $100,000,000 principal amount of 8 7/8% senior
                                  secured notes due 2008.

Maturity......................    February 15, 2008.

Interest rate.................   8 7/8% per year.

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

Interest payment dates........   February 15 and August 15, until February 15,
                                 2008. Interest began accruing on October 23,
                                 2001, when the issuers issued the old
                                 additional notes.

Use of proceeds...............   There will be no cash proceeds from the
                                 issuance of the new additional notes under this exchange offer. BRL used the proceeds of the old additional notes, additional borrowings under its term loan and the proceeds of an additional equity investment to purchase the equipment from UCI. UCI used the proceeds from the sale of its equipment to repay all of the outstanding indebtedness under its revolving credit facility and a portion of the obligations under its asset-backed securitization operating lease facility, and for general corporate purposes.

Operating lease...............   As of October 23, 2001, UCI leased the
                                 additional equipment from BRL under the
                                 operating lease, as amended and supplemented.
                                 The operating lease covers, in addition to the original $427 million of equipment purchased and leased in February 2001, the additional
                                 $122 million of equipment purchased and leased in October 2001. The operating lease term will end on February 15, 2008. The operating lease is a "triple net lease" which requires UCI to pay, in addition to rent and supplemental rent, all taxes, insurance and maintenance costs and expenses related to operating the equipment.

Security and sources of funds
for payment...................   The notes are obligations of the issuers. The
                                 operating lease is an obligation of UCI. The operating lease provides for rent payments by UCI to BRL on each payment date. The lease payments will be sufficient to enable the issuers to pay the amounts scheduled to be paid under the notes, the BRL term loan and the equity investment on the date those payments are due. Payment of the notes is secured by a perfected first priority security interest in the equipment covered by the operating lease, and an assignment of the operating lease and the guarantee by UCH of the operating lease.
                                 The initial equipment covered by the operating lease had an appraised fair market value of approximately $427 million as of February 9, 2001, and additional equipment was included with an appraised fair market value of approximately $122 million as of October 23, 2001. The equipment, the operating lease and the related lease guarantee also secure repayment of the BRL term loan. The notes are not guaranteed by, or secured by any of the assets or properties of, UCH or UCI. The collateral is held by a collateral agent designated and approved by the trustee, the administrative agent of the BRL term loan and BRL.

                                 If UCI elects, or is deemed to have elected, to purchase the equipment covered by the operating lease at the end of the term of the operating lease, the principal amount of the notes issued pursuant to the indenture, the BRL term loan and the equity investment will be repaid from the payment by UCI of the purchase price for the equipment or from the proceeds of a refinancing of the equipment. If UCI elects not to purchase the equipment covered by the operating lease at the end of the lease term, the operating lease requires UCI to pay BRL an amount sufficient to repay the notes issued pursuant to the indenture in full.

Lease guarantee...............   UCH has fully and unconditionally guaranteed,
                                 on a full recourse basis, all obligations of UCI under the operating lease, including all rent payments, and the related participation agreement (the agreement by which UCI is subject to numerous operating restrictions and conditions). The amount payable under the guarantee by UCH of the operating lease may not exceed the amount payable by UCI under the operating lease and the participation agreement, plus any reasonable costs of enforcing the guarantee provision.

Ranking.......................   The notes are obligations of the issuers, and
                                 neither UCH nor UCI guarantees the notes. The issuers' ability to make payments under the notes depends entirely upon timely receipt of payments from UCI under the operating lease.
                                 UCI's obligations under the operating lease are effectively subordinated to all secured indebtedness of UCI to the extent of the security. UCI's rental payment obligations under the operating lease rank equally with all of its other unsubordinated obligations, including its 9 7/8% senior discount notes. As of December 15, 2001, we had no amounts outstanding under our revolving credit facility, approximately $159.5 million outstanding under our asset-backed securitization operating lease facility, approximately $549 million outstanding under the operating lease facility, and approximately
                                 $221.2 million of other indebtedness, including
                                 UCI's 9 7/8% senior discount notes. As of such date, we also had unused availability of approximately $125 million under our revolving credit facility and approximately $40.5 million under the asset-backed securitization facility.
                                 Both the revolving credit facility and the asset-backed securitization facility are secured. UCI's obligations under the operating lease are also structurally subordinated to all indebtedness and other liabilities of UCI's subsidiaries, as these subsidiaries have no obligation whatsoever with respect to the operating lease. Subject to satisfaction of financial covenants, the participation agreement permits us to incur additional indebtedness and other operating lease obligations.

Optional redemption...........   Except as described below, the issuers cannot
                                 redeem the notes until February 15, 2005. On or after February 15, 2005, the issuers may elect to redeem some or all of the notes issued pursuant to the indenture at the redemption prices listed in the "Description of the Notes" section of this prospectus under the subheading
                                 "Optional Redemption." The issuers will redeem the notes with funds received from UCI upon the purchase of equipment covered by the operating lease from BRL. Any such redemption will also result in prepayment of a corresponding percentage of the outstanding amount of the BRL term loan and the equity investment.

Optional redemption after
equity offerings..............   At any time on or before February 15, 2004, the
                                 issuers may elect to redeem up to 35% of the outstanding notes issued pursuant to the indenture if the issuers receive funds from UCI's purchase from BRL of equipment covered by the operating lease with cash received in connection with one or more equity offerings by UCH or UCI, as long as:

                                   - the issuers pay 108.875% of the principal
                                     amount of the notes being redeemed, plus accrued and unpaid interest;

                                   - the issuers redeem the notes within 120
                                     days of completion of an equity offering by UCH or UCI; and

                                   - at least 65% of the aggregate principal
                                     amount of the notes issued pursuant to the indenture remains outstanding after each redemption.

                                 In the event any of the notes issued pursuant to the indenture are redeemed, the operating lease payments will be reduced and the security interest in the equipment covered by the operating lease will be released proportionally upon purchase and transfer of the equipment to UCI. No notes were redeemed in connection with UCH's equity offering in July 2001, as UCH did not use the proceeds from that offering to repurchase equipment from BRL.

Change of control offer.......   If a change of control of UCH or UCI occurs,
                                 the issuers must give holders of the notes issued pursuant to the indenture the opportunity to sell their notes to the issuers at 101% of their principal amount plus accrued and unpaid interest.

Change of control optional
redemption....................   If a change of control of UCH or UCI occurs
                                 prior to February 15, 2005, and if UCI elects, the issuers must, with funds received from UCI's purchase of equipment under the operating lease, redeem all, but not less than all, of the notes issued pursuant to the indenture at their principal amount plus a make whole premium using a discount rate equal to the yield on a U.S. Treasury security of a maturity as close as possible to February 15, 2005 plus
                                 0.50%.

Asset sale proceeds...........   Under the participation agreement, if UCI or
                                 one of its domestic restricted subsidiaries engages in asset sales, generally it may not freely use the proceeds of those sales. UCI must either invest the net cash proceeds from those sales in its business within a specified period of time or permanently pay down any amounts owed under its revolving credit facility. If any of the proceeds of asset sales are not so applied, UCI must make an offer to purchase equipment covered by the operating lease from BRL sufficient for the issuers to make an offer to purchase all notes issued pursuant to the indenture and to prepay a corresponding percentage of the outstanding amount of the BRL term loan and the equity investment (reduced by the proportionate amount, if any, which UCI elects to pay, of indebtedness of UCI that is not subordinate to UCI's obligations under the operating lease) with the remaining portion of the net cash proceeds. The purchase price of the notes will be 100% of their principal amount plus accrued and unpaid interest.

Principal covenants...........   The indenture governing the notes contains
                                 covenants restricting the activities of the issuers. The participation agreement contains covenants limiting Universal's (and most or all of Universal's domestic restricted subsidiaries') ability to:

                                   - incur additional debt;

                                   - enter into operating leases;

                                   - pay dividends or distributions on its
                                     capital stock or repurchase its capital
                                     stock;

                                   - issue preferred stock of subsidiaries;

                                   - make investments or other restricted
                                     payments;

                                   - create liens on its assets to secure debt;

                                   - enter into transactions with affiliates;

                                   - enter into agreements restricting its
                                     subsidiaries' ability to pay dividends or have other payment restrictions;

                                   - merge or consolidate with another company;
                                     and

                                   - transfer and sell assets.

                                 A default after any applicable notice and cure period under the operating lease will constitute a default under the indenture.

                                 These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes -- Principal, Maturity and Interest" and "-- Principal Covenants of UCI under the Participation Agreement."

Fungibility...................   The old additional notes do not have the same
                                 CUSIP number as the existing notes. The new additional notes and the existing notes will have the same CUSIP number if the exchange offer is consummated once the first interest payment date of February 15, 2002 has occurred.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING INFORMATION OF UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following tables present the summary historical and pro forma consolidated financial and operating data of Universal Compression Holdings, Inc. and its consolidated subsidiaries for the periods and dates indicated, as well as its balance sheet data as of March 31, and September 30, 2001. The summary unaudited pro forma information for the six months ended September 30, 2000 and for the year ended March 31, 2001 gives effect to the initial public offering of UCH's common stock and concurrent debt restructuring and operating lease facility, as well as its common stock split and conversion of preferred stock and non-voting common stock that occurred concurrently with the initial public offering, and our acquisition of Weatherford Global and related financing transactions as if they had occurred on April 1, 2000. The pro forma financial data shown in the table below are not necessarily indicative of what our results of operations or financial position would have been had those transactions been completed April 1, 2000 or that may be achieved in the future. See "Selected Historical and Pro Forma Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH" for more information regarding Universal's historical, pro forma and other financial and operating data.

                                                                                  PRO FORMA
                                                                 SIX MONTHS      SIX MONTHS     PRO FORMA
                                    YEAR ENDED MARCH 31,            ENDED           ENDED       YEAR ENDED
                               ------------------------------   SEPTEMBER 30,   SEPTEMBER 30,   MARCH 31,
                                 1999       2000       2001         2001            2000           2001
                               --------   --------   --------   -------------   -------------   ----------
                                                                               (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
  DATA:
Revenues.....................  $129,498   $136,449   $232,761     $314,669        $187,585       $440,065
Gross margin(1)..............    61,887     68,961    109,583      127,650          87,373        192,482
Selling, general and
  administrative.............    16,863     16,797     21,092       28,489          22,912         48,252
Depreciation and
  amortization...............    19,314     26,006     33,491       23,092          29,674         59,961
Operating income.............    25,729     26,227     55,000       76,069          34,787        144,230
Interest expense, net........    29,313     34,327     23,220       12,105          11,746         20,404
Operating lease expense......        --         --     14,443       25,566          16,668         39,024
Income tax expense
  (benefit)..................    (1,031)    (1,994)     3,645       14,824           2,471         10,041
Income (loss) before
  extraordinary items........    (2,361)    (5,982)     5,112       23,338           3,785         15,258
Net income (loss)............    (2,361)    (5,982)    (4,391)      23,338           3,785         15,258
OTHER DATA:
EBITDA, as adjusted(2).......  $ 48,435   $ 55,557   $ 88,610     $ 98,925        $ 64,344       $144,230
Adjusted debt(3).............   344,677    377,485    650,532      859,940             N/A        650,532
Capital expenditures.........    68,081     60,002     68,006       91,405             N/A            N/A
Ratio of earnings to fixed
  charges(4).................       .09x       0.8x       1.2x         2.3x            1.2x           1.4x

                                                                  AS OF              AS OF
                                                              MARCH 31, 2001   SEPTEMBER 30, 2001
                                                              --------------   ------------------
                                                                                  (UNAUDITED)
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents........................................     $ 12,279           $  5,622
Total current assets........................................      244,518            280,500
Goodwill, net...............................................      294,358            364,291
Total current liabilities...................................      146,755            228,303
Total noncurrent liabilities................................      376,927            423,294
Total debt including capital lease obligations(5)...........      215,107            274,185
Stockholders' equity........................................      652,574            733,123

---------------

(1) Gross margin is defined as total revenue less cost of rentals, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income.

(2) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses from our calculation of EBITDA, as adjusted. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies.

    The following table reconciles our EBITDA, as adjusted, to net income:

                                                                                    PRO FORMA
                                                                   SIX MONTHS      SIX MONTHS     PRO FORMA
                                      YEAR ENDED MARCH 31,            ENDED           ENDED       YEAR ENDED
                                 ------------------------------   SEPTEMBER 30,   SEPTEMBER 30,   MARCH 31,
                                   1999       2000       2001         2001            2000           2001
                                 --------   --------   --------   -------------   -------------   ----------
                                                                                 (UNAUDITED)
                                                               (IN THOUSANDS)
EBITDA, AS ADJUSTED............  $ 48,435   $ 55,557   $ 88,610     $ 98,925        $ 64,344       $144,230
  Depreciation and
     amortization..............   (19,314)   (26,006)   (33,491)     (23,092)        (29,674)       (59,961)
  Operating lease expense......        --         --    (14,443)     (25,566)        (16,668)       (39,024)
  Interest expense, net........   (29,313)   (34,327)   (23,220)     (12,105)        (11,746)       (20,404)
  Management fee...............    (3,200)    (3,200)        --           --              --             --
  Other, including
     non-recurring.............        --         --     (8,699)          --              --            458
  Income taxes.................     1,031      1,994     (3,645)     (14,824)         (2,471)       (10,041)
  Extraordinary loss, net......        --         --     (9,503)          --              --             --
                                 --------   --------   --------     --------        --------       --------
NET INCOME (LOSS)..............  $ (2,361)  $ (5,982)  $ (4,391)    $ 23,338        $  3,785       $ 15,258
                                 ========   ========   ========     ========        ========       ========

(3) Adjusted debt means total balance sheet debt plus $450 million, which represents the estimated 82% residual value guarantee on the $549 million funded under the operating lease facility, plus $136 million, which represents the estimated 85% residual value guarantee on the $159.5 million funded under the asset-backed securitization operating lease facility.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees, operating lease expense related to the operating lease facility and one-third of rental expense on other operating leases representing that portion of rental expense deemed to be attributable to interest.

(5) Excludes $527.5 million and $607.5 million outstanding under our operating lease facility and asset-backed securitization operating lease facility as of March 31 and September 30, 2001, respectively.

            SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
                   FINANCIAL AND OPERATING INFORMATION OF BRL

     The following tables present the summary historical and unaudited pro forma consolidated financial and operating data of BRL and its consolidated subsidiary for the periods and dates indicated, as well as its balance sheet data as of September 30, 2001. The summary unaudited pro forma information for the period ended September 30, 2001 gives effect to the issuance of the existing notes and old additional notes as if the issuances had occurred on February 9, 2001, the date BRL commenced operations. The unaudited pro forma financial data shown in the tables below are not necessarily indicative of what BRL's results of operations or financial position would have been had the transactions been completed February 9, 2001 or that may be achieved in the future. See "Selected Historical and Pro Forma Consolidated Financial and Operating Data of BRL" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRL" for more information regarding BRL's historical, pro forma and other financial and operating data.

                                                                                          PRO FORMA
                                                          FOR THE                       FOR THE PERIOD
                                                        PERIOD FROM                          FROM
                                                        JANUARY 18,                      JANUARY 18,
                                                           2001                              2001
                                                        (INCEPTION)                      (INCEPTION)
                                                          THROUGH                          THROUGH
                                                       SEPTEMBER 30,                    SEPTEMBER 30,
                                                           2001        ADJUSTMENTS           2001
                                                       -------------   -----------      --------------
                                                                       (IN THOUSANDS)    (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Rental revenues......................................    $ 24,107       $  6,777(4)        $ 30,884
Gross margin(1)......................................         910            235              1,145
Selling, general and administrative..................          93             24                117
Depreciation.........................................      15,182          4,338(3)          19,520
Operating income.....................................         817            212              1,029
Interest expense, net................................      23,197          6,542(5)          29,739
Net loss.............................................     (14,365)        (4,126)           (18,491)
OTHER DATA:
Capital expenditures.................................     427,000        122,000(2)

                                                      AS OF                           PRO FORMA AS OF
                                                SEPTEMBER 30, 2001   ADJUSTMENTS     SEPTEMBER 30, 2001
                                                ------------------   -----------     ------------------
                                                                    (IN THOUSANDS)      (UNAUDITED)
BALANCE SHEET DATA:
Cash and equivalents..........................            $20         $     --            $     20
Total current assets..........................          4,191            3,147(6)            7,338
Total current liabilities.....................          4,171            3,147(7)            7,318
Total long-term debt..........................        413,919          118,262(8)          532,181
Partners' capital (deficit)...................         (2,081)            (600)             (2,681)

---------------

(1) Gross margin is defined as total revenue less cost of rentals, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income.

(2) Represents the purchase of the approximately $122.0 million of additional rental equipment using the proceeds of the BRL term loan, the notes offering and the equity investment.

(3) Represents eight months of depreciation on the rental equipment based on a 20% salvage value and a 15-year useful life.

(4) Represents additional rental revenue of $6.7 million coinciding with the increase in additional rental equipment discussed in Note 2.

(5) Represents the increase in interest expense on rental equipment of $6.5 million due to (a) the increased notes balance of $100.0 million ($5.7 million) and (b) the increased term loan balance of $18.3 million ($0.8 million). Amounts are calculated according to the terms of the agreement using one-month LIBOR of 3.5% and an assumed 233 days outstanding.

(6) Represents the increase in accounts receivable of $3.1 million due to (a) the increased notes balance of $100.0 million ($2.6 million), (b) the increased term loan balance of $18.3 million ($0.4 million) and (c) the increased equity funding of $3.7 million ($0.1 million). Amounts are calculated according to the terms of the agreement using one-month LIBOR of 3.5% and an assumed 14 days outstanding.

(7) Represents the increase in accounts payable of $3.1 million coinciding with the increase in accounts receivable discussed in Note 6.

(8) Represents the increase in notes payable of $118.3 million resulting from the issuance of an additional $100.0 million notes and the increase in the term loan of $18.3 million.

                                  RISK FACTORS

     You should carefully consider the following factors as well as other information and data included in this prospectus before deciding whether to tender your old additional notes in exchange for new additional notes pursuant to the exchange offer. These risks apply to both the old additional notes and the new additional notes.

RISKS RELATING TO THE NOTES

 OUR DEBT AND OPERATING LEASE OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE OPERATING LEASE

     We have significant debt and operating lease obligations, including the operating lease and the other financing arrangements described in this prospectus. As of December 15, 2001, we had approximately $159.5 million outstanding under our asset-backed securitization operating lease facility, approximately $549 million outstanding under the operating lease and approximately $221.2 million of other indebtedness, including UCI's 9 7/8% senior discount notes. As of such date, we had unused availability of approximately $165.5 million (approximately $125 million under our revolving credit facility and approximately $40.5 million under our asset-backed securitization operating lease facility). The participation agreement permits us to incur additional indebtedness and enter into other operating lease obligations generally as long as, after we enter into these transactions, our ratio of EBITDA, as adjusted, to total interest expense (including capital and operating lease payments) is greater than 2.25 to 1.0. Based on financial information for the quarter ended September 30, 2001 and after giving effect to acquisitions completed since that date, as of December 15, 2001, we could have incurred additional indebtedness and other operating lease obligations of approximately $184 million under this restriction plus up to $190 million of specific classes of permitted indebtedness under the participation agreement, such as purchase money indebtedness, indebtedness under the revolving credit facility, and indebtedness under a foreign credit facility.

     Our debt and operating lease obligations could have important consequences to you. For example, they could:

     - make it more difficult for us to satisfy our obligations under the operating lease;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - increase our vulnerability to interest rate fluctuations because the interest payments on the debt under our revolving credit facility and rental due under our operating lease facilities are at variable rates;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and operating leases, thereby reducing the availability of our cash flow for operations, expansion of our fleet and other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

     - place us at a competitive disadvantage compared to our competitors that have less debt or operating lease obligations.

     In addition, we may be able to incur substantial additional debt and increase the amounts under our operating lease facilities in the future. The covenants in the operating lease and the related participation agreement permit us to incur additional secured indebtedness and to contribute additional collateral to other operating lease facilities (without the additional contribution being considered an "asset sale" under the participation agreement). As a result, our obligations to pay amounts under the operating lease would be effectively subordinated to any of those secured obligations.

 WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND OPERATING LEASE OBLIGATIONS AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

     Our ability to make scheduled payments under the operating lease or to refinance our indebtedness will depend on our financial and operating performance which, in turn, is subject to prevailing industry-specific and general economic conditions and to many financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to pay our obligations under the operating lease and our other financing arrangements, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt and operating lease obligations. Our operating performance, cash flow and capital resources may not be sufficient for payment of our debt and operating lease obligations, including the operating lease, in the future. If we are required to dispose of material assets or operations or restructure our debt or operating leases to meet our debt service and other obligations, we may have less bargaining power in negotiating the terms of any such transaction or how soon any such transaction could be completed.

  IF THE EQUIPMENT SECURING THE NOTES DECLINES IN VALUE, WE MAY BE REQUIRED TO RECORD A LOSS AND WE MAY HAVE INSUFFICIENT FUNDS TO PROVIDE TO THE ISSUERS FOR REPAYMENT OF THE NOTES

     If, during the term of the operating lease facility, the realizable value of the equipment securing the notes issued pursuant to the indenture is insufficient to satisfy the issuers' obligations under those notes and the BRL term loan, then Universal may be required to record a loss for its residual value guarantee and may have insufficient funds to provide to the issuers for repayment of the notes.

 WE MAY NOT HAVE THE FUNDS NECESSARY TO SATISFY OUR LEASE OBLIGATIONS UPON EXPIRATION OF THE TERM OF THE OPERATING LEASE IN ORDER TO PROVIDE THE ISSUERS WITH FUNDS TO REPAY THE NOTES UPON MATURITY

     UCI may, no later than 365 days prior to the expiration of the term of the operating lease, elect to purchase all, but not less than all, of the equipment subject to the operating lease or to return the equipment. If UCI elects (or is deemed to elect) the purchase option at the end of the lease term, it will pay to BRL the purchase option price, which will be used to fully repay all notes issued pursuant to the indenture and the BRL term loan. If UCI elects to return the equipment under the operating lease, it must pay BRL an amount in cash sufficient to fully repay all notes issued pursuant to the indenture. Both UCI and UCH under the lease guarantee provision in the participation agreement, may not have sufficient funds to pay this amount, or the purchase option price. The failure to make such payments would constitute an event of default under the operating lease and the participation agreement and of the issuers under the indenture.

 ADDITIONAL INDEBTEDNESS AND OPERATING LEASE OBLIGATIONS THAT WE MAY INCUR COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE OPERATING LEASE

     We may enter into transactions similar to the operating lease in the future with other financing entities, subject to satisfaction of the financial covenants and ratios contained in our financing documents described in this prospectus. The participation agreement permits us to incur additional indebtedness and other operating lease obligations. These transactions may result in our becoming more leveraged.

  OUR EXISTING FINANCING ARRANGEMENTS CONTAIN RESTRICTIONS THAT MAY LIMIT OUR ABILITY TO FINANCE FUTURE OPERATIONS, ENGAGE IN ATTRACTIVE BUSINESS TRANSACTIONS OR MAKE PAYMENTS UNDER THE OPERATING LEASE

     Our revolving credit facility, the participation agreement governing our operating lease facility and the indenture governing UCI's 9 7/8% senior discount notes contain covenants restricting our operations. These covenants place limitations on, among other things, our ability to enter into acquisitions, asset sales and operating lease transactions, and to incur additional indebtedness and create liens. These covenants could hinder our flexibility and restrict our ability to take advantage of market opportunities or respond to changing market conditions.

     In addition, our revolving credit facility, operating lease facilities and UCI's 9 7/8% senior discount notes require us to meet specified financial ratios.

     If we fail to comply with the restrictions of our revolving credit facility, operating lease facility, asset-backed securitization operating lease facility, UCI's 9 7/8% senior discount notes or any other current or future financing agreements, the relevant agreements may permit the lenders or lessors to accelerate the related obligations as well as any other obligations that have cross-acceleration or cross-default provisions. In addition, the lenders or lessors may be able to terminate any commitments they had made to supply us with additional funds. Some of the defaults under the asset-backed securitization operating lease facility require us to contribute additional collateral to secure that facility (which will reduce our unsecured assets).

 THE VALUE OF THE EQUIPMENT SECURING THE NOTES MAY NOT BE SUFFICIENT TO COVER THE OBLIGATIONS OWED TO YOU UNDER THE NOTES

     The notes are secured by collateral consisting of a perfected first priority security interest in the equipment covered by the operating lease, including equipment which had an aggregate appraised fair market value as of February 9, 2001 of approximately $427 million, and additional equipment with an appraised fair market value of approximately $122 million as of October 23, 2001. The notes are also secured by an assignment of the operating lease and the related lease guarantee. If there is a payment default under the operating lease and the related lease guarantee such that UCI and UCH do not have sufficient cash and capital resources available to pay their obligations, you will have to look to the value that can be realized from the equipment. The realizable value of the equipment may not be equal to its appraised value. The equipment also secures on a pro rata basis all notes issued pursuant to the indenture and the BRL term loan.

     American Appraisal Associates, Inc., an independent appraisal firm, prepared an appraisal of the initial equipment in February 2001 and of the additional equipment as of the date of the issuance of the old additional notes in October 2001. You should not place undue reliance on the appraisals. The appraisals rely on specific assumptions and methodologies and may not accurately reflect the current or future market value of the equipment. Appraisals based on different assumptions or methodologies may result in materially different valuations from those in the appraisals.

     An appraisal is only an estimate of value. The proceeds realized upon a future sale of any of the equipment may be less than the appraised value of that equipment. If the remedies after a default are exercised under the operating lease, the value of the equipment will depend on a number of factors, including:

     - market and economic conditions at that time,

     - the supply of similar types of equipment,

     - the availability of buyers for the equipment,

     - the condition of the equipment and

     - other factors.

     The proceeds realized upon any exercise of remedies following a default may not be sufficient to fully satisfy amounts owing on the notes.

 THE ASSETS AND SOURCES OF REVENUE AVAILABLE TO REPAY THE NOTES AND SATISFY THE CLAIMS OF NOTEHOLDERS ARE LIMITED, AS THE ISSUERS HAVE NO ASSETS OTHER THAN THE EQUIPMENT, AND NO SOURCE OF REVENUE OTHER THAN THE PAYMENTS UNDER THE OPERATING LEASE AND THE LEASE GUARANTEE

     The notes are obligations of the issuers and are secured only by a perfected first priority security interest in the equipment and an assignment of the operating lease and the related lease guarantee. The notes are not obligations of UCI or UCH. The issuers have no source of revenue other than the payments under the operating lease and the related lease guarantee. None of BRL's partners nor any of their respective affiliates, including BRL Corp., nor any of their incorporators, officers, directors, shareholders, managers or employees will guarantee the payment of the notes or have any obligation with respect to the notes. Therefore, the holders of the notes and the trustee under the indenture will have recourse only against the issuers and against the collateral for the benefit of the noteholders. The notes will be payable solely from the sources described under "Description of the Notes -- Security and Sources of Payment for the Notes." If UCI defaults under the operating lease and UCH defaults under the related lease guarantee provision in the participation agreement, the issuers may not be able to perform their obligations under the indenture.

 IF UCI DECLARES BANKRUPTCY AND THE OPERATING LEASE IS REJECTED, THERE MAY BE INSUFFICIENT FUNDS OR COLLATERAL TO REPAY THE NOTES

     The operating lease is an executory contract. If UCI were to become a debtor in a bankruptcy or reorganization case under the federal bankruptcy laws, the right to exercise virtually all remedies against UCI could be postponed by the bankruptcy court, including the right to proceed against the equipment, or against UCI under the operating lease. In addition, UCI (or its bankruptcy trustee) could reject the operating lease. If this happens, distributions payable on any claim for damages under the operating lease (after giving effect to any limitation that may be imposed on a damage claim under bankruptcy law) in a bankruptcy case may not be sufficient to cover the payments due under the operating lease and result in a repayment of the notes. However, the operating lease contains provisions that permit a bankruptcy court in a bankruptcy of UCI to consider the operating lease a senior secured financing of UCI. Rejection of the operating lease by UCI or its bankruptcy trustee would not deprive you of your security interest in the equipment. However, if the equipment is sold in a distress sale, either individually or as a whole, upon foreclosure or other exercise of remedies, the sale proceeds may not be sufficient to satisfy the obligations under the notes. Further, any such sale could be restricted if BRL was also involved in a bankruptcy proceeding.

 THE PROTECTION AFFORDED TO NOTEHOLDERS BY THE LEASE GUARANTEE IS LIMITED, AS UCH, THE GUARANTOR, IS A HOLDING COMPANY THAT DEPENDS ON ITS SUBSIDIARIES, INCLUDING UCI, FOR FUNDS TO MEET ITS LEASE GUARANTEE OBLIGATIONS, AND UCI MAY BE UNABLE TO FUND PAYMENTS TO UCH

     UCH, the guarantor under the lease guarantee, is a holding company that conducts its operations through its operating subsidiary, UCI, and UCI's subsidiaries. As a holding company, UCH has no significant assets other than the stock of its subsidiaries. As a result, UCH depends on funds received from UCI to meet its obligations under the lease guarantee. Various provisions governing the operative documents (and other financing documents to which UCI is a party or may become a party in the future) limit the ability of UCI to make payments to UCH. Accordingly, UCH may not be able to make its payments under the lease guarantee. If UCH were to become a debtor in a bankruptcy case under the federal bankruptcy laws, the right to exercise all remedies against UCH under the lease guarantee would be stayed.

 THERE ARE LIMITATIONS ON THE RIGHT TO ACCELERATE PAYMENTS UNDER THE OPERATING LEASE AND TO FORECLOSE ON THE EQUIPMENT LEASED PURSUANT TO THE OPERATING LEASE

     Events of default under the indenture are different in some ways from the events of default under the operating lease. Accordingly, even though the trustee under the indenture will be entitled to accelerate the notes if there is an event of default under the indenture, the lessor under the operating lease would not be entitled to accelerate the lease payments or exercise any of its other remedies under the operating lease unless there was an event of default under the operating lease. If a default occurs under the indenture without a corresponding default under the operating lease, the issuers would have no source of repayment of the notes upon acceleration of the notes by the trustee. Further, unless there is an event of default under the operating lease, the lessor will have no recourse against UCH under the lease guarantee. See "Description of the Notes -- Events of Default" for further information regarding events of default under the indenture as compared to events of default under the operating lease.

 OBLIGATIONS UNDER THE OPERATING LEASE ARE EFFECTIVELY SUBORDINATED TO UCI'S SECURED OBLIGATIONS AND TO ALL INDEBTEDNESS AND OTHER LIABILITIES OF UCI'S SUBSIDIARIES

     The notes are obligations of the issuers and are not guaranteed by UCH or UCI. The issuers' ability to make payments under the notes depends entirely on the timely receipt of payments from UCI under the operating lease. UCI's obligations under the operating lease are effectively subordinated to all secured obligations of UCI to the extent of that security. As of December 15, 2001, UCI's annual debt service obligations on its secured indebtedness were approximately $4.2 million, which does not include lease payment obligations under operating leases. UCI's rental payment obligations under the operating lease rank equally with all of its other unsubordinated obligations, including the 9 7/8% senior discount notes. As of December 15, 2001, we had approximately $159.5 million outstanding under our asset-backed securitization operating lease facility, approximately $549 million outstanding under the operating lease facility, and approximately $221.2 million of other indebtedness, including UCI's 9 7/8% senior discount notes. As of such date, we had unused availability of approximately $165.5 million (approximately $125 million under our revolving credit facility and approximately $40.5 million under our asset-backed securitization operating lease facility, both of which are secured). The amounts repaid to these facilities may be borrowed in the future under the terms of those facilities. UCI's obligations under the operating lease are structurally subordinated to all indebtedness and other liabilities of its subsidiaries, as these subsidiaries have no obligation whatsoever with respect to the lease payments. As of December 15, 2001, UCI's subsidiaries had less than $1 million of notes payable and capital lease obligations.

     The participation agreement permits us to incur additional indebtedness (including secured indebtedness) and other operating lease obligations that may be secured. In addition, the operative documents permit us to transfer assets to subsidiaries. If we become insolvent or are liquidated, or if payment of amounts outstanding under any of those obligations is accelerated, the obligees would have the remedies available to a secured party under applicable law and have a claim on those assets (and the proceeds from any sale of those assets) before you would. We cannot be sure that the liquidation value of the assets, if any, that are not pledged under our other financing or lease arrangements, together with the value of our equity in our subsidiaries and any remaining proceeds from the pledged assets (after the obligations to the applicable pledgees have been satisfied) will be sufficient for UCI to satisfy its obligations under the operating lease or for UCH to satisfy its obligations under the lease guarantee.

 IN ADDITION TO THE RISKS DISCUSSED ABOVE WITH RESPECT TO BANKRUPTCY OF UCI OR UCH, IF THE ISSUERS DECLARE BANKRUPTCY, YOUR RIGHTS AGAINST THE ISSUERS MAY BE LIMITED

     If the issuers were involved in a bankruptcy proceeding, the right to exercise virtually all remedies against the issuers would be stayed. This would include the right to proceed against the collateral, in which a priority interest is held by the collateral agent in the equipment that is subject to the operating lease for your benefit and the benefit of the lenders under the BRL term loan. A bankruptcy court could recharacterize the operating lease facility as a secured financing of UCI. In addition, the bankruptcy court could permit the use of payments under the operating lease for purposes other than making payments on the notes, and could reduce the amount or modify the timing of payments due under the notes or the operating lease, including by rejecting the operating lease. The issuers cannot incur any indebtedness other than the existing notes, the notes that are the subject of this exchange offer, any other notes issued under the indenture and the BRL term loan. Nonetheless, UCI's obligations to pay rent under the operating lease would not be reduced as a result of a bankruptcy of the issuers so long as the operating lease and related documents are not affected by that bankruptcy.

 OTHER CREDITORS MAY HAVE PRIOR LIENS ON THE COLLATERAL THAT COULD REDUCE OR ELIMINATE THE AMOUNT OF COLLATERAL SECURING THE NOTES

     In general, the priority of the liens on a particular item of collateral securing the operating lease is determined by the time that the security interest in that item of collateral is perfected. Creditors such as purchase money lenders may be entitled to a prior claim to someone, such as the collateral agent, even if that person has previously perfected a security interest in the collateral. Furthermore, liens such as landlords', warehousemen's and materialmen's liens and tax liens may by law have priority over the liens granted for your benefit in the collateral.

     We do not believe there are any material prior liens on the collateral securing claims of anyone that is not a party to the operating lease. However, additional prior claims may arise by law and a bankruptcy court or other court may refuse, on equitable or other grounds, to enforce the terms of the operating lease and the participation agreement against the other creditors party to those agreements. If this were to happen, the claims of the other creditors against the collateral could be prior to yours.

 YOUR RIGHT TO BE REPAID WOULD BE ADVERSELY AFFECTED IF A COURT DETERMINED THAT BRL ISSUED THE NOTES OR THAT UNIVERSAL ENTERED INTO THE OPERATING LEASE OR GUARANTEE OBLIGATIONS FOR INADEQUATE CONSIDERATION OR WITH THE INTENT TO DEFRAUD CREDITORS

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the operating lease and the related lease guarantee could be voided, or claims under the operating lease or the lease guarantee could be subordinated to all other obligations of the obligor, if the obligor, at the time it incurred the obligations under the operating lease or the lease guarantee:

     - incurred the obligations with the intent to hinder, delay or defraud creditors; or

     - received less than reasonably equivalent value in exchange for incurring those obligations; and

        - was insolvent or rendered insolvent by reason of that incurrence; or

        - was engaged in a business or transaction for which the obligor's remaining assets constituted unreasonably small capital; or

        - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

     A legal challenge to the obligations under the operating lease or the related lease guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that UCI and UCH received reasonably equivalent value for incurring the obligations under the operating lease and the lease guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination.

     The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets,

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature, or

     - it could not pay its debts as they become due.

     Based on historical financial information, recent operating history and other factors, we believe that after giving effect to the operating lease and the lease guarantee, UCI and UCH are not insolvent, do not have unreasonably small capital for the business in which they are engaged and have not incurred debts beyond their ability to pay those debts as they mature. Because the question of whether a transaction is a fraudulent conveyance is fact-based and fact-specific, a court may not agree with us. Neither our counsel nor counsel for the issuers has expressed any opinion as to federal or state laws relating to fraudulent transfers.

 WE MAY NOT HAVE THE FUNDS NECESSARY TO PURCHASE THE EQUIPMENT SUBJECT TO THE OPERATING LEASE IN ORDER TO PROVIDE THE ISSUERS WITH FUNDS TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE, THE PARTICIPATION AGREEMENT AND THE OPERATING LEASE

     If we undergo a "change of control," the issuers must offer to buy back all notes issued pursuant to the indenture for a price equal to 101% of the principal amount plus accrued and unpaid interest as of the repurchase date. We may not have sufficient funds available to purchase equipment from BRL to allow the issuers to make the required repurchases of the notes if a change of control occurs, or sufficient funds to pay our other debts. Our revolving credit facility and asset-backed securitization operating lease facility and UCI's
9 7/8% senior discount notes also require us to repay or offer to repurchase those obligations upon a change of control. If we fail to purchase equipment to provide the issuers funds to repurchase the notes presented to them for repurchase upon a change of control, it will be a default by us under the operating lease, and a default by the issuers under the indenture. Any future obligations that we incur may also contain restrictions on repurchases in the event of a change of control or similar event, or on our ability to fund any such repurchase. These repurchase restrictions may delay or make it harder for others to obtain control of us. See "Description of Notes -- Redemption -- Change of Control" for further information regarding a change of control and repurchase of your notes.

 UNLESS EXCHANGED, THE OLD ADDITIONAL NOTES WILL NOT BE FUNGIBLE WITH THE EXISTING NOTES

     The old additional notes do not have the same CUSIP number as the existing notes. The new additional notes and the existing notes will have the same CUSIP number if the exchange offer is consummated once the first interest payment date of February 15, 2002 has occurred.

 YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL EXIST FOR THE NOTES

     The new additional notes are new securities for which no trading market exists. There is currently a limited trading market for the existing notes. We do not intend to list the new additional notes or the existing notes on any securities exchange. No affiliate of the issuers will make a market in the new additional notes. An active trading market for the new additional notes may never develop.

     The liquidity of any market for the new additional notes will depend upon various factors, including:

     - the number of holders of the notes;

     - the interest of securities dealers in making a market for the notes;

     - the overall market for high-yield securities;

     - our financial performance and prospects; and

     - the prospects for companies in our industry generally.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities like the new additional notes. The market for the new additional notes, if any, may be subject to similar disruptions. Any such disruptions could adversely affect you as a holder of the new additional notes.

     In addition, to the extent that old additional notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old additional notes and for surrendered-but-unaccepted old additional notes could be adversely affected due to the limited amount of old additional notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of a given issue, there is less demand to purchase that security. This results in a lower price for that security. If you are eligible to participate in this exchange offer and you do not surrender your old additional notes as described in this prospectus, you will not have any further registration or exchange rights. In that case, your old additional notes will continue to be subject to restrictions on transfer. As a result of those restrictions and the availability of registered new additional notes and existing notes, the old additional notes are likely to be much less liquid than before. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the notes and the consequences of failure to participate in the exchange offer.

RISKS SPECIFIC TO OUR COMPANY

 MOST OF OUR COMPRESSOR LEASES WITH CUSTOMERS HAVE SHORT INITIAL TERMS, AND WE MAY BE UNABLE TO SATISFY OUR OBLIGATIONS UNDER THE OPERATING LEASE AND MAY NOT RECOUP THE COSTS OF OUR INVESTMENT IN THE COMPRESSORS, IF WE ARE UNABLE TO SUBSEQUENTLY LEASE THE COMPRESSORS

     In most cases, the initial terms of our compressor leases with customers are short, with the most common initial term being six months, and continuing on a month-to-month basis thereafter at the election of the customer. The initial terms of our compressor leases expire significantly prior to expiration of the operating lease and maturity of the notes and are too short to enable us to recoup the average cost of acquiring or fabricating compressors under currently prevailing lease rates. As a result, we may be unable to make payments under the operating lease as they become due and we assume substantial risk of not recovering our entire investment in the equipment we acquire or fabricate. Although we historically have been successful in subsequently leasing our compressors, we may not be able to continue to do so, and a substantial number of our rental customers could terminate their leases at approximately the same time. This would have an adverse effect on our revenues and cash flow and could affect our ability to make payments under the operating lease.

 WE INTEND TO CONTINUE TO MAKE SUBSTANTIAL CAPITAL INVESTMENTS TO IMPLEMENT OUR BUSINESS STRATEGY, WHICH MAY REDUCE FUNDS AVAILABLE FOR LEASE PAYMENTS AND OTHER OPERATIONS

     We anticipate that we will continue to make substantial capital investments to expand our compressor rental fleet. For the year ended March 31, 2001 and the six months ended September 30, 2001, net of asset sales (other than under our operating leases), we invested approximately $68 million and $91 million, respectively, in capital expenditures, excluding acquisitions. We expect to spend between $190 and $200 million on capital expenditures during the current fiscal year 2002, excluding acquisitions. Historically, we have financed these investments through internally generated funds, debt and equity offerings and our credit facility and lease financings. These significant capital investments require cash that we could otherwise apply to other business needs. However, if we do not incur these expenditures while our competitors make substantial fleet investments, our market share may decline and our business may be adversely affected. In addition, if we are unable to generate sufficient cash internally or obtain alternative sources of capital, it could materially adversely affect our results of operations, financial condition and growth.

 WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGY, WHICH MAY ADVERSELY AFFECT OUR FUTURE ABILITY TO MAKE PAYMENTS UNDER THE OPERATING LEASE

     Our ability to implement our business strategy successfully depends upon a number of factors, including competition, availability of working capital and general economic conditions. Significant elements of our business strategy include growth of our market share and broader participation in the international market for compression services. We may not succeed in implementing our strategy or be able to obtain financing for this strategy on acceptable terms. The indenture governing UCI's 9 7/8% senior discount notes and our revolving credit facility and operating lease facilities substantially limit our ability to incur additional debt to finance our strategy. In addition, our failure to implement our business strategy successfully may adversely affect our ability in the future to service our debt or make payments under the operating lease. See "Business of UCH -- Growth Strategy," "Description of the Notes" and "Description of Other Financings."

 WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE ACQUIRE, INCLUDING WEATHERFORD GLOBAL, WHICH COULD CAUSE US NOT TO REALIZE ALL OF THE EXPECTED BENEFITS OF THE ACQUISITIONS

     We have completed six primary acquisitions since our initial public offering in May 2000. Our Weatherford Global acquisition was significantly larger than any of our previous acquisitions and more than doubled our size. Integrating these businesses into ours is an ongoing process involving a number of potential challenges and costs, including combining, reducing and relocating workforces, facilities and offices and combining systems, processes, administrative functions and corporate cultures. Management issues facing our company are likely to be more complex and challenging than those faced by us prior to our acquisition of Weatherford Global and these other businesses. In addition, we acquired in the Weatherford Global acquisition significant foreign operations in areas where we had little or no prior operating experience. The integration process could cause operational difficulties, divert the attention of our management away from managing our business to the assimilation of the operations and personnel of the acquired businesses and have adverse effects on our operating results. Furthermore, if our integration of the acquired businesses is not successful, we may lose personnel, not be able to retain our customer base to the extent expected and experience increased costs and reduced revenues.

 WE MAY NOT ACHIEVE ALL OF THE COST SAVINGS AND OTHER SYNERGIES WE EXPECT TO RESULT FROM OUR RECENT ACQUISITIONS, INCLUDING THE WEATHERFORD GLOBAL ACQUISITION

     In many instances, we expect the integration of acquired businesses into our business to result in significant cost savings. However, our success in realizing these cost savings, and the timing of this realization, depend on the quality and speed of the integration of our two companies. Although we have realized the benefit of some of the cost savings from our Weatherford Global and other acquisitions, we may not realize the remaining cost savings that we anticipate from integrating our operations as quickly or as fully as we expect for a number of reasons, including:

     - the large size and broad geographic presence and the resulting complexity of our company;

     - our lack of operating experience in certain international areas, including some of the areas added in the Weatherford Global acquisition;

     - errors in our planning or integration;

     - loss of key personnel;

     - information technology systems failure;

     - unexpected events such as major changes in the markets in which we operate; and

     - costs associated with the acquisition and integration of acquired businesses may exceed our current expectations.

     Further, our ability to realize cost savings could be affected by a number of factors beyond our control, such as general economic conditions and regulatory developments.

 WE MAY NOT BE SUCCESSFUL IN IDENTIFYING POTENTIAL ACQUISITION CANDIDATES, AND IT MAY BE MORE DIFFICULT OR EXPENSIVE TO COMPLETE FUTURE ACQUISITIONS USING OUR STOCK AS CONSIDERATION IF OUR STOCK PRICE DECREASES

     In accordance with our business strategy, we intend to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We are unable to predict whether or when any prospective candidate will become available or the likelihood of a material acquisition being completed.

     Even if we are able to identify acceptable acquisition candidates, the acquisition of a business involves a number of potential risks, including the diversion of management's attention away from managing our business to the assimilation of the operations and personnel of the acquired business and possible short-term adverse effects on our operating results during the integration process. In addition, we may seek to finance any such acquisition through the issuance of new debt and/or equity securities. Alternatively, a substantial portion of our financial resources could be used to complete any large acquisition for cash, which would reduce our funds available for capital investment, operations or other activities.

 INTEREST RATE INCREASES ON OUR FLOATING RATE DEBT MAY NEGATIVELY IMPACT OUR EARNINGS AND ASSETS

     As of December 15, 2001, approximately $99 million of our indebtedness and other obligations outstanding bears interest at floating rates. We have entered into in the past and may enter into in the future, interest rate swaps. Changes in economic conditions could result in higher interest and lease payment rates, thereby increasing our interest expense and lease payments and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service our debt and other obligations, which may affect our ability to make future acquisitions or capital expenditures. Although we may use interest rate protection agreements from time to time to minimize our exposure to interest rate fluctuations in some cases, we may not elect or have the ability to implement hedges or, if we do implement them, they may not achieve the desired effect. We may experience economic losses and a negative impact on earnings or net assets as a result of interest rate fluctuations.

 OUR INTERNATIONAL OPERATIONS, WHICH INCREASED SIGNIFICANTLY AS A RESULT OF OUR WEATHERFORD GLOBAL ACQUISITION, SUBJECT US TO RISKS THAT ARE DIFFICULT TO PREDICT

     For the year ended March 31, 2001 and the six months ended September 30, 2001, we derived approximately 16% and 26% of our revenues from international operations, respectively. We have limited operating experience in some of the international regions we acquired through our Weatherford Global acquisition, including Canada and Thailand. We intend to continue to expand our business in Latin America and Southeast Asia and, ultimately, other international markets.

     Our international operations are affected by global economic and political conditions. Changes in economic or political conditions and in legal or regulatory requirements in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls, expropriation or other trade restrictions, including tariffs, being imposed on our operations. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

 OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY SIGNIFICANT FLUCTUATIONS IN THE VALUE OF THE U.S. DOLLAR

     Our revenues from international operations and, as a result, our exposure to currency exchange rate fluctuations, have increased as a result of our Weatherford Global acquisition. Although we attempt to match costs and revenues in terms of local currencies, we anticipate that as we continue our expansion on a global basis, there may be many instances in which costs and revenues will not be matched with respect to currency denomination. As a result, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. Although we may use foreign currency forward contracts or other currency hedging mechanisms from time to time to minimize our exposure to currency exchange rate fluctuations, we may not elect or have the ability to implement hedges or, if we do implement them, they may not achieve the desired effect. We may experience economic losses and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

 WE DEPEND ON PARTICULAR SUPPLIERS AND ARE VULNERABLE TO PRODUCT SHORTAGES AND PRICE INCREASES

     As a consequence of having a highly standardized fleet, some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of these sources could have at least a temporary material adverse effect on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a material adverse effect on our results of operations.

 WEATHERFORD'S VOTING POWER MAY GIVE IT THE ABILITY TO CONTROL THE OUTCOME OF MATTERS SUBMITTED TO A VOTE OF OUR STOCKHOLDERS, AND THUS LIMIT THE RIGHTS OF OUR OTHER STOCKHOLDERS TO INFLUENCE OUR AFFAIRS

     Currently, an affiliate of Weatherford beneficially owns approximately 45% of our outstanding common stock. A voting agreement that Weatherford entered into concurrently with the Weatherford Global acquisition, which limited its voting power to 33 1/3% of our outstanding common stock, terminated in December 2001 when Castle Harlan's and its affiliates' ownership of our outstanding common stock fell below 5%.

     In addition to its voting control, Weatherford and its affiliates are entitled to designate three persons to serve on our board of directors for so long as they own at least 20% of our outstanding common stock. If Weatherford's ownership falls below 20%, Weatherford may designate only two directors. If Weatherford's ownership falls below 10%, it will no longer have the right to designate directors to our board. Currently, Bernard J. Duroc-Danner, Curtis W. Huff and Uriel E. Dutton are serving as Weatherford's designees to our board. Castle Harlan was also entitled to designate a total of three persons to our board of directors, so long as Castle Harlan and its affiliates beneficially owned at least 15% of our outstanding common stock (including shares over which it had voting control pursuant to voting agreements and trusts). Although Castle Harlan no longer has the right to designate any persons to our board of directors, its previous designees, John K. Castle and William M. Pruellage, are serving terms that do not expire until our 2003 annual meeting of stockholders.

     This voting power, significant stock ownership and board representation gives Weatherford the ability to exercise substantial influence over our ownership, policies, management and affairs and significant control over actions requiring approval of our shareholders. Weatherford's interests could conflict with yours. See "Certain Relationships and Related Party Transactions" for further information regarding our relationship with Weatherford and Castle Harlan.

RISKS INHERENT IN OUR INDUSTRY

 WE DEPEND ON STRONG DEMAND FOR NATURAL GAS, AND A PROLONGED, SUBSTANTIAL REDUCTION IN THIS DEMAND COULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES AND PRODUCTS

     Gas compression operations are significantly dependent upon the demand for natural gas. Demand may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. Any prolonged, substantial reduction in the demand for natural gas would, in all likelihood, depress the level of production, exploration and development activity and result in a decline in the demand for our compression services and products. Similarly, a decrease in capital spending by our customers could result in reduced demand for our fabrication services or our parts sales and service business. These events could materially adversely affect our business, results of operations and financial condition.

 WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES

     Natural gas service operations are subject to inherent risks, such as equipment defects, malfunction and failures and natural disasters which can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, pollution and other environmental damages. Although we have obtained insurance against many of these risks, our insurance may not be adequate to cover our liabilities. Further, insurance covering the risks we face or the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

  TERRORIST ATTACKS OR RESPONSES THERETO COULD ADVERSELY AFFECT OUR COMPANY

     On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside of Washington, D.C. As a result, the United States securities markets were closed for several days. The impact that these terrorist attacks, or future events arising as a result of these terrorist attacks, including military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, political unrest and instability, riots and protests, could have on the United States economy, the global economy, global financial markets and our business cannot presently be determined with any accuracy.

  WE ARE SUBJECT TO SUBSTANTIAL ENVIRONMENTAL REGULATION, AND CHANGES IN THESE REGULATIONS COULD INCREASE OUR COSTS OR LIABILITIES

     We are subject to stringent and complex foreign, federal, state and local laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. See "Business of UCH -- Environmental and Other Regulations." Environmental laws and regulations may impose strict liability for environmental contamination, rendering us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new laws and regulations could be substantial and could have a material adverse effect on our business, financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     We currently are engaged in remediation and monitoring activities with respect to some of our properties. The cost of these activities has not been, and we currently do not expect it to be, material to us. We believe that former owners and operators of some of these properties are responsible under environmental laws and contractual agreements to pay for or perform some of these activities, or to indemnify us for some of our remediation costs. These other entities may fail to fulfill their legal or contractual obligations, which could result in material costs to us.

     We routinely deal with natural gas, oil and other petroleum products. As a result of our engineered products and overhaul and field operations, we generate, manage and dispose of or otherwise recycle hazardous wastes and substances, such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. Although it is our policy to utilize generally accepted operating and disposal practices in accordance with applicable environmental laws and regulations, hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties owned, leased, or operated by us or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under foreign, federal, state and local environmental laws and regulations.

     We believe that our operations are in substantial compliance with applicable environmental laws and regulations. Nevertheless, the modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us and other similarly situated service companies.

  WE FACE SIGNIFICANT COMPETITION THAT MAY CAUSE US TO LOSE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     The natural gas compression service and engineered products business is highly competitive. Many of our competitors, like us, offer a wide range of compressors for sale or lease, and there are low barriers to entry for individual projects. In addition, we compete with several large national and multinational companies which provide compression services to third parties, many of which have greater financial and other resources than we do. If our competitors substantially increase the resources they devote to the development and marketing of competitive products and services, we may not be able to compete effectively. In addition, in our Weatherford Global acquisition, we acquired most, but not all, of the compression operations of Weatherford. Weatherford retained certain foreign compression assets and is not contractually restricted from competing with us.

  YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, AS ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements about our operations, economic performance and financial condition and that of the issuers. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Universal and the issuers, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations or the issuers' results of operations.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus are forward-looking statements, including, without limitation, statements regarding future financial position, business strategy, proposed acquisitions, budgets, litigation, projected costs and plans and objectives of management for future operations. You can identify many of these statements by looking for words such as "believes," "expects," "will," "intends," "projects," "anticipates," "estimates," "continues" or similar words or the negative thereof.

     Such forward-looking statements include, without limitation:

     - the sufficiency of available cash flows to fund continuing operations;

     - anticipated synergies, future revenues, gross margins and EBITDA, as adjusted, in our business and primary business segments, including from our acquisitions;

     - capital improvements;

     - the expected amount of capital expenditures;

     - our future financial position;

     - the future value of equipment;

     - our growth strategy and projected costs; and

     - plans and objectives of our management for our future operations.

     Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks related to our business described under "Risk Factors" and elsewhere in this prospectus could cause actual results to differ from those described in, or otherwise projected or implied by, the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

     - our inability to successfully integrate the businesses we have acquired or may acquire in the future;

     - conditions in the oil and gas industry, including the demand for natural gas and the impact of the price of natural gas;

     - competition among the various providers of contract compression services;

     - changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

     - changes in economic or political conditions in operating markets;

     - acts of war or terrorism or governmental or military responses thereto;

     - introduction of competing technologies by other companies;

     - our ability to retain and grow our customer base;

     - employment workforce factors, including loss of key employees; and

     - liability claims related to the use of our products and services.

     All subsequent written and oral forward-looking statements attributable to the issuers or Universal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section as well as "Risk Factors," "Business of UCH," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH." The forward-looking statements included herein are only made as of the date of this prospectus and the issuers and Universal undertake no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy the obligations of the issuers and Universal under their registration rights agreement with the initial purchasers of the old additional notes entered into concurrently with the issuance of those additional notes. Neither the issuers nor Universal will receive any cash proceeds from the exchange offer. You will receive, in exchange for old additional notes tendered by you in the exchange offer, new additional notes in like principal amount. The old additional notes surrendered in exchange for the new additional notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new additional notes will not result in any increase of the issuers' or Universal's outstanding debt.

     The issuers used the proceeds from the sale of the old additional notes, together with $18.3 million in additional borrowings under the BRL term loan and the additional $3.7 million equity investment to purchase domestic gas compression equipment from UCI. BRL then leased the equipment to UCI under the operating lease. UCI used the approximately $120.3 million in net proceeds to it from the sale of the equipment to repay approximately $64.5 million of the outstanding indebtedness under its revolving credit facility and $40.0 million of the obligations under its asset-backed securitization operating lease facility and $15.8 million for general corporate purposes, including $11.7 million that was invested temporarily in short-term investment grade or interest-bearing securities pending use for general corporate purposes. Such repayment of indebtedness and obligations includes amounts repaid to affiliates of the initial purchasers of the old additional notes. The revolving credit facility bore interest at a variable rate which, as of October 23, 2001, was 6.55% per year, and which facility matures February 9, 2006. The portion repaid under the asset backed securitization operating lease facility bore interest at a variable rate, which as of October 23, 2001, was 7.2% per year and which facility matures February 15, 2009. Amounts repaid under the facilities may subsequently be reborrowed to finance future acquisitions or for other corporate or working capital purposes. Funding under the revolving credit facility and the asset-backed securitization operating lease facility was used in part for acquisitions, to expand our fleet of compression equipment, to pay rent under the operating lease and for general corporate purposes.

                             CAPITALIZATION OF UCH

     The following table sets forth UCH's capitalization as of September 30, 2001, on an actual basis and as adjusted to reflect the increased operating lease facility (including the issuance of the old additional notes in October
2001) and the application of proceeds from the sale of additional equipment to BRL. You should read the following table in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data of UCH," "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH" and our consolidated financial statements and related notes appearing or incorporated by reference in this prospectus.

                                                              AS OF SEPTEMBER 30, 2001
                                                             ---------------------------
                                                               ACTUAL     AS ADJUSTED(4)
                                                             ----------   --------------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash and cash equivalents..................................  $    5,622      $ 21,422
                                                             ==========      ========
Long-term debt, including current portion:
  Revolving credit facility(1).............................      57,000            --
  9 7/8% Senior Discount Notes(2)..........................     205,760       205,760
  Other, including capital lease obligations...............      11,425        11,425
                                                             ----------      --------
     Total long-term debt(3)...............................     274,185       217,185
Stockholders' equity.......................................     733,123       733,123
                                                             ----------      --------
     Total capitalization..................................  $1,007,308      $950,308
                                                             ==========      ========

---------------

(1) As of December 15, 2001, we had unused availability of approximately $125 million under our revolving credit facility.

(2) UCI's 9 7/8% senior discount notes accrete interest through February 14, 2003, with the first semi-annual cash interest payment to be made August 15, 2003. As of December 15, 2001, approximately $209.8 million was outstanding under the 9 7/8% senior discount notes.

(3) The table above excludes our operating lease facility and our asset-backed securitization operating lease facility. These lease obligations are represented in the table below at the estimated residual value guarantee of 82% of the amount funded under the operating lease facility and 85% of the amount funded under our asset-backed securitization operating lease facility.

                                                              AS OF SEPTEMBER 30, 2001
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(4)
                                                              --------   --------------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Operating lease facility....................................  $350,000      $450,000
Asset-backed securitization operating lease facility........   153,425       119,425
                                                              --------      --------
     Total..................................................  $503,425      $569,425
                                                              ========      ========

(4) As adjusted balances reflect the payoff of the entire outstanding balance on the revolver and a portion of the outstanding balance on our asset-backed securitization operating lease facility (85% of such amount is reflected in the table included in footnote 3). Amounts repaid under our revolving credit facility and our asset-backed securitization operating lease facility may be reborrowed in the future under the terms of those facilities.

                             CAPITALIZATION OF BRL

     The following table sets forth BRL's capitalization as of September 30, 2001, on an actual basis and as adjusted to give effect to the issuance of $100 million principal amount of the old additional notes, the $18.3 million increase in the term loan, the $3.7 million increase in the equity investment in BRL, and the use of the net proceeds to purchase equipment from UCI and to pay costs associated with the offering of the old additional notes. You should read the following table in conjunction with "Selected Historical Consolidated Financial Data of BRL," "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRL" and its consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $     20      $     20
                                                              ========      ========
Long-term debt, including current portion:
  BRL term loan.............................................    63,919        82,181
  8 7/8% Senior Secured Notes due 2008......................   350,000       450,000
                                                              --------      --------
     Total long-term debt...................................   413,919       532,181
Partners' capital...........................................    (2,081)       (2,681)
                                                              --------      --------
     Total capitalization...................................  $411,838      $529,500
                                                              ========      ========

      SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF UCH

     The following selected historical and pro forma consolidated financial data of UCH should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH" and the consolidated financial statements and related notes and unaudited pro forma financial information and related notes included or incorporated by reference in this prospectus. The selected historical financial data for Tidewater Compression, UCI's predecessor, as of and for the year ended March 31, 1997 and for the period from April 1, 1997 through February 20, 1998 and the selected historical financial data for UCH as of and for the 39-day period ended March 31, 1998 and for each of the three years in the period ended March 31, 2001 have been derived from the respective audited financial statements. The selected historical financial information for the six-month period ended September 30, 2001 has been derived from our unaudited consolidated financial statements. The unaudited six-month data reflects, in our judgment, all appropriate adjustments, which are normally recurring adjustments unless otherwise noted, considered necessary for a fair presentation of the results for such interim periods. Results of operations for the unaudited six-month period may not be indicative of results to be expected for an entire year of operations. The unaudited pro forma information gives effect to the initial public offering of UCH's common stock and concurrent debt restructuring and operating lease facility, as well as its common stock split and conversion of preferred stock and non-voting common stock that occurred concurrently with the initial public offering, and our acquisition of Weatherford Global and related financing transactions as if they had occurred on April 1, 2000, and is derived from our unaudited pro forma statement of operations for the year ended March 31, 2001 and the six month period ended September 30, 2000 and the related notes. The pro forma financial data shown in the table below are not necessarily indicative of what our results of operations or financial position would have been had those transactions been completed as of April 1, 2000 or that may be achieved in the future. The consolidated audited financial statements of UCH as of and for each of the three years in the period ended March 31, 2001 and reports thereon, the consolidated unaudited financial statements of UCH as of and for the six-month period ended September 30, 2001 and the consolidated unaudited pro forma statement of operations of UCH for the year ended March 31, 2001 and the six month period ended September 30, 2000 are included or incorporated by reference in this prospectus.

                         TIDEWATER COMPRESSION
                         (PREDECESSOR COMPANY)                                  UCH
                        ------------------------   -------------------------------------------------------------
                                    PERIOD FROM    PERIOD FROM
                                      APRIL 1,     DECEMBER 12,
                          YEAR          1997           1997                                         SIX MONTHS
                          ENDED       THROUGH        THROUGH           YEAR ENDED MARCH 31,            ENDED
                        MARCH 31,   FEBRUARY 20,    MARCH 31,     ------------------------------   SEPTEMBER 30,
                          1997          1998         1998(5)        1999       2000       2001         2001
                        ---------   ------------   ------------   --------   --------   --------   -------------
                                                                                                    (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Revenues..............  $113,886      $ 95,686       $13,119      $129,498   $136,449   $232,761     $314,669
Gross margin(1).......    48,332        47,752         6,891        61,887     68,961    109,583      127,650
Selling, general and
  administrative
  expenses............    11,004         8,669         1,305        16,863     16,797     21,092       28,489
Depreciation and
  amortization........    26,163        23,310         1,560        19,314     26,006     33,491       23,092
Operating income(2)...    11,165        15,773         4,026        25,729     26,227     55,000       76,069
Interest expense,
  net.................        --            --         3,203        29,313     34,327     23,220       12,105
Operating lease
  expense.............        --            --            --            --         --     14,443       25,566
Income tax expense
  (benefit)...........     4,724         6,271           409        (1,031)    (1,994)     3,645       14,824
Income (loss) before
  extraordinary
  items...............     7,842        10,759           430        (2,361)    (5,982)     5,112       23,338
Net income (loss).....     7,842        10,759           430        (2,361)    (5,982)    (4,391)      23,338
Ratio of earnings to
  fixed charges(3)....     88.9x        132.0x          1.3x          0.9x       0.8x       1.2x         2.3x


                                   UCH
                        --------------------------

                          PRO FORMA
                         SIX MONTHS     PRO FORMA
                            ENDED       YEAR ENDED
                        SEPTEMBER 30,   MARCH 31,
                            2000           2001
                        -------------   ----------
                               (UNAUDITED)
                          (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Revenues..............    $187,585       $440,065
Gross margin(1).......      87,373        192,482
Selling, general and
  administrative
  expenses............      22,912         48,252
Depreciation and
  amortization........      29,674         59,961
Operating income(2)...      34,787        144,230
Interest expense,
  net.................      11,746         20,404
Operating lease
  expense.............      16,668         39,024
Income tax expense
  (benefit)...........       2,471         10,041
Income (loss) before
  extraordinary
  items...............       3,785         15,258
Net income (loss).....       3,785         15,258
Ratio of earnings to
  fixed charges(3)....        1.2x           1.4x

                           TIDEWATER COMPRESSION
                           (PREDECESSOR COMPANY)                                  UCH
                          ------------------------   --------------------------------------------------------------
                                      PERIOD FROM    PERIOD FROM
                                        APRIL 1,     DECEMBER 12,
                            YEAR          1997           1997                                          SIX MONTHS
                            ENDED       THROUGH        THROUGH           YEAR ENDED MARCH 31,             ENDED
                          MARCH 31,   FEBRUARY 20,    MARCH 31,     -------------------------------   SEPTEMBER 30,
                            1997          1998         1998(5)        1999       2000       2001          2001
                          ---------   ------------   ------------   --------   --------   ---------   -------------
                                                                                                       (UNAUDITED)
                                                               (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA, as
  adjusted(4)...........  $ 38,729      $ 40,340      $   5,930     $ 48,435   $ 55,557   $  88,610     $  98,925
Acquisitions............        --            --        351,872           --         --     464,761       153,048
Capital expenditures:
  Expansion.............  $(12,464)     $(11,902)     $  (1,820)    $(63,408)  $(49,871)  $ (55,384)    $  76,243
  Maintenance...........    (4,056)       (5,698)          (218)      (7,626)    (9,920)     (9,901)       12,146
  Other.................     7,684         3,803       (351,107)       8,038     (1,312)     (2,721)        3,016
Cash flows from (used
  in):
  Operating
    activities..........  $ 41,923      $ 33,491      $  (1,005)    $ 22,793   $ 47,144   $  88,631     $  50,698
  Investing
    activities..........    (8,836)      (13,797)      (353,145)     (62,996)   (61,103)     (3,318)     (242,477)
  Financing
    activities..........   (33,121)      (17,870)       356,532       40,748     12,435     (75,282)      183,981


                                     UCH
                          --------------------------

                            PRO FORMA
                           SIX MONTHS     PRO FORMA
                              ENDED       YEAR ENDED
                          SEPTEMBER 30,   MARCH 31,
                              2000           2001
                          -------------   ----------
                                 (UNAUDITED)
                                (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA, as
  adjusted(4)...........    $ 64,344       $144,230
Acquisitions............     392,700         55,338
Capital expenditures:
  Expansion.............         N/A            N/A
  Maintenance...........         N/A            N/A
  Other.................         N/A            N/A
Cash flows from (used
  in):
  Operating
    activities..........         N/A            N/A
  Investing
    activities..........         N/A            N/A
  Financing
    activities..........         N/A            N/A

                                             TIDEWATER
                                            COMPRESSION
                                           (PREDECESSOR                                 UCH
                                             COMPANY)       ------------------------------------------------------------
                                          ---------------                 AS OF MARCH 31,                      AS OF
                                          AS OF MARCH 31,   -------------------------------------------    SEPTEMBER 30,
                                               1997           1998       1999       2000        2001           2001
                                          ---------------   --------   --------   --------   ----------    -------------
                                                                                                            (UNAUDITED)
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(6)......................     $ 13,953       $ 13,882   $ 23,742   $  7,209   $   97,763     $   52,197
Total assets............................      257,090        380,226    437,991    469,942    1,176,256      1,384,720
Total debt(7)...........................      194,371        286,862    344,677    377,485      215,107(8)     274,185(8)
Stockholders' equity....................       57,547         81,680     80,774     74,677      652,574        733,123

---------------

(1) Gross margin is defined as total revenue less (i) rental expense, (ii) cost of sales (exclusive of depreciation and amortization), (iii) gain on asset sales and (iv) interest income.

(2) Operating income is defined as income before income taxes less gain on asset sales and interest income plus non-recurring items, interest expense and operating lease expense.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees, operating lease expense related to the operating lease facility and one-third of rental expense on other operating leases representing that portion of rental expense deemed to be attributable to interest.

(4) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses. EBITDA, as adjusted, is not a measure of financial performance under GAAP and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies.

     The following table reconciles our EBITDA, as adjusted, to net income:

                         TIDEWATER COMPRESSION
                         (PREDECESSOR COMPANY)                                  UCH
                        ------------------------   -------------------------------------------------------------
                                    PERIOD FROM    PERIOD FROM
                                      APRIL 1,     DECEMBER 12,
                          YEAR          1997           1997                                         SIX MONTHS
                          ENDED       THROUGH        THROUGH           YEAR ENDED MARCH 31,            ENDED
                        MARCH 31,   FEBRUARY 20,    MARCH 31,     ------------------------------   SEPTEMBER 30,
                          1997          1998         1998(5)        1999       2000       2001         2001
                        ---------   ------------   ------------   --------   --------   --------   -------------
                                                                                                    (UNAUDITED)
                                                             (IN THOUSANDS)
EBITDA, AS ADJUSTED:..  $ 38,729      $ 40,340       $ 5,930      $ 48,435   $ 55,557   $ 88,610     $ 98,925
  Depreciation and
    amortization......   (26,163)      (23,310)       (1,560)      (19,314)   (26,006)   (33,491)     (23,092)
  Operating lease
    expense...........        --            --            --            --         --    (14,443)     (25,566)
  Interest expense....        --            --        (3,203)      (29,313)   (34,327)   (23,220)     (12,105)
  Management fee......        --            --          (328)       (3,200)    (3,200)        --           --
  Other, including
    non-recurring.....        --            --            --            --         --     (8,699)          --
  Income taxes........    (4,724)       (6,271)         (409)        1,031      1,994     (3,645)     (14,824)
  Extraordinary loss,
    net...............        --            --            --            --         --     (9,503)          --
                        --------      --------       -------      --------   --------   --------     --------
NET INCOME (LOSS).....  $  7,842      $ 10,759       $   430      $ (2,361)  $ (5,982)  $ (4,391)    $ 23,338
                        ========      ========       =======      ========   ========   ========     ========


                                   UCH
                        --------------------------

                          PRO FORMA
                         SIX MONTHS     PRO FORMA
                            ENDED       YEAR ENDED
                        SEPTEMBER 30,   MARCH 31,
                            2000           2001
                        -------------   ----------
                               (UNAUDITED)
                              (IN THOUSANDS)
EBITDA, AS ADJUSTED:..    $ 64,344       $144,230
  Depreciation and
    amortization......     (29,674)       (59,961)
  Operating lease
    expense...........     (16,668)       (39,024)
  Interest expense....     (11,746)       (20,404)
  Management fee......          --             --
  Other, including
    non-recurring.....          --            458
  Income taxes........      (2,471)       (10,041)
  Extraordinary loss,
    net...............          --             --
                          --------       --------
NET INCOME (LOSS).....    $  3,785       $ 15,258
                          ========       ========

(5) Represents our historical consolidated financial statements for the period from December 12, 1997 (inception) through March 31, 1998. However, UCH had no operations until the acquisition of Tidewater Compression on February 20, 1998.

(6) Working capital is defined as current assets minus current liabilities.

(7) Includes capital lease obligations.

(8) Excludes $527.5 million and $607.5 million under our operating lease facility and asset-backed securitization operating lease facility as of March 31 and September 30, 2001, respectively.

            SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL
                           AND OPERATING DATA OF BRL

     The following selected historical and pro forma consolidated and operating financial data of BRL and its wholly-owned subsidiary, BRL Corp., should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRL" and the unaudited consolidated financial statements of BRL and related notes incorporated herein by reference, and the unaudited pro forma combined condensed financial statements and related notes included elsewhere in this prospectus. The selected historical financial and operating data for BRL as of and for the 256-day period ended September 30, 2001 have been derived from BRL's audited consolidated financial statements. The unaudited pro forma financial data gives effect to the issuance in October 2001 of the old additional notes and the related increase in the BRL term loan and equity investment and the application of the proceeds therefrom as if these events had occurred on February 9, 2001, the date BRL began operations.

                                                          FOR THE PERIOD FROM   PRO FORMA FOR THE PERIOD
                                                           JANUARY 18, 2001      FROM JANUARY 18, 2001
                                                          (INCEPTION) THROUGH     (INCEPTION) THROUGH
                                                          SEPTEMBER 30, 2001       SEPTEMBER 30, 2001
                                                          -------------------   ------------------------
                                                                                      (UNAUDITED)
                                                                     {(DOLLARS IN THOUSANDS)}
STATEMENTS OF OPERATIONS DATA:
Rental revenues.........................................       $  24,107                $ 30,884
Excess of rental revenue over interest expense on rental
  equipment(1)..........................................             910                   1,145
Income before depreciation(2)...........................             817                   1,029
Depreciation............................................          15,182                  19,520
Net loss................................................         (14,364)                (18,491)
Ratio of earnings to fixed charges(3)...................            0.4x                    0.4x
BALANCE SHEET DATA:
Total assets............................................       $ 416,009                $536,818
Total long-term debt....................................         413,919                 532,181
OTHER FINANCIAL DATA:
Capital Expenditures....................................         427,000                 549,000
Cash flow from (used in):
  Operating activities..................................       $     776                     N/A
  Investing activities..................................        (427,000)                    N/A
  Financing activities..................................         426,244                     N/A

---------------

(1) Excess of rental revenue over interest expense on rental equipment is defined as rental revenues less interest expense on rental equipment. Interest expense on rental equipment is the interest recorded in connection with the notes and the term loan.

(2) Income before depreciation is defined as rental revenue less (a) interest expense on rental equipment and (b) operating expenses, plus interest income.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net loss, plus fixed charges. Fixed charges include interest expense on all indebtedness. For the period presented, BRL had insufficient earnings to cover fixed charges by $8.8 million on an actual basis and $11.2 million on a pro forma basis.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The issuers sold the old additional notes on October 23, 2001 to Deutsche Banc Alex. Brown, Inc., First Union Securities, Inc., Banc One Capital Markets, Inc. and Scotia Capital (USA), Inc. pursuant to a purchase agreement. The initial purchasers subsequently sold the old additional notes to:

     - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and

     - persons in offshore transactions in reliance on Regulation S under the Securities Act.

     As a condition to the initial sale of the old additional notes, the registrants and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, the registrants agreed to

     - file a registration statement under the Securities Act with respect to the new additional notes with the SEC by January 21, 2002;

     - use their reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before April 21, 2002; and

     - use their reasonable best efforts to complete the exchange offer on or before May 21, 2002.

     The issuers agreed to issue and exchange the new additional notes for all old additional notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The registration rights agreement is an exhibit to the registration statement, which includes this prospectus. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old additional notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old additional notes are held of record by The Depository Trust Company (the "Depository" or "DTC") who desires to deliver such old additional note by book-entry transfer at DTC.

RESALE OF THE NEW ADDITIONAL NOTES

     The registrants believe that you will be allowed to resell the new additional notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth under "Summary -- The Exchange Offer -- Procedures for participating in the exchange offer." However, if you intend to participate in a distribution of the new additional notes, or you are an "affiliate" of the registrants as defined under Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. You must represent to the registrants in the letter of transmittal that accompanies this prospectus that you meet these conditions exempting you from the registration requirements.

     The registrants base their view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old additional notes for market-making or other trading activities must deliver a prospectus in order to resell any new additional notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its old additional notes. The registrants agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after the SEC declares the registration statement relating to this exchange offer effective. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will the issuers accept surrenders for exchange from, holders of old additional notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws.

TERMS OF THE EXCHANGE OFFER

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old additional notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date.

     Subject to the minimum denomination requirements of the new additional notes, the issuers will issue $1,000 principal amount of new additional notes in exchange for each $1,000 principal amount of outstanding old additional notes validly tendered pursuant to the exchange offer and not validly withdrawn prior to the expiration date. Holders may tender some or all of their old additional notes pursuant to the exchange offer. However, old additional notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new additional notes are the same as the form and terms of the old additional notes except that:

     - the issuance of the new additional notes will be registered under the Securities Act and, therefore, the new additional notes will not bear legends restricting the transfer of the new additional notes,

     - the old additional notes will have a different CUSIP number than the new additional notes and the existing notes, which will have the same CUSIP number,

     - holders of the new additional notes will not be entitled to any of the registration rights of holders of old additional notes under the registration rights agreement, which rights will terminate upon the consummation of this exchange offer.

     The new additional notes will evidence the same indebtedness as the old additional notes that they replace. The new additional notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old additional notes and the existing notes. As a result, the new additional notes, the old additional notes and the existing notes will be treated as a single class of debt securities under the indenture. The exchange offer does not depend upon any minimum aggregate principal amount of old additional notes being surrendered for exchange.

     As of the date of this prospectus, $100,000,000 in aggregate principal amount of the old additional notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. There will be no fixed record date for determining holders of the old additional notes entitled to participate in this exchange offer.

     As a holder of old additional notes, you do not have any appraisal or dissenters' rights, or any other right to seek monetary damages in court under the Delaware General Corporation Law or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related rules and regulations of the SEC. Old additional notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest thereon will continue to accrue.

     The registrants will be deemed to have accepted validly surrendered old additional notes if and when they give oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old additional notes for the purpose of receiving the new additional notes from the issuers.

     If you surrender old additional notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old additional notes. We will pay all charges and expenses in connection with the exchange offer, other than certain transfer taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time, on February 19, 2002, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     To extend the exchange offer, we will:

     - notify the exchange agent of any extension by oral or written communication; and

     - issue a press release or other public announcement, which will report the approximate number of old additional notes deposited. Any such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the exchange offer, all old additional notes previously surrendered and not withdrawn will remain surrendered under and subject to the exchange offer.

     The registrants reserve the right:

     - to delay accepting any old additional notes,

     - to amend the terms of the exchange offer in any manner,

     - to extend the exchange offer, or

     - if, in the opinion of counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the registrants amend the exchange offer in a manner that they determine constitutes a material change, they will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders, and they will extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during that period.

     We will have no obligation to publish, advertise or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

     In all cases, issuance of the new additional notes for old additional notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal and all other required documents. However, the issuers reserve the absolute right to waive any conditions of the exchange offer or any defects or irregularities in the surrender of old additional notes. If they do not accept any surrendered old additional notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old additional notes for a greater principal amount than you want to exchange, the issuers will return certificates for the unaccepted or non-exchanged old additional notes, or substitute old additional notes evidencing the unaccepted portion, as appropriate, to you. See "-- Return of Old Additional Notes."

INTEREST ON THE NEW ADDITIONAL NOTES

     The new additional notes will accrue cash interest on the same terms as the old additional notes at the rate of 8 7/8% per year (using a 360-day year) from October 23, 2001, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2002. Old additional notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new additional note will bear interest from the most recent date to which interest has been paid on the old additional notes, or if no interest has been paid on the old additional notes from October 23, 2001.

PROCEDURES FOR TENDERING OLD ADDITIONAL NOTES

     If you wish to surrender old additional notes you must:

     - complete and sign the letter of transmittal or a facsimile thereof,

     - have the signatures thereon guaranteed if required by the letter of transmittal, and

     - mail or deliver the letter of transmittal or facsimile, together with any corresponding certificate or certificates representing the old additional notes being surrendered or confirmation of a book-entry transfer of such old additional notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below to the exchange agent at its address set forth in the letter of transmittal for receipt prior to the expiration date. If the certificate representing the old additional notes being tendered or the confirmation of a book-entry transfer, if applicable is not delivered to the exchange agent with the letter of transmittal, you must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If you do not withdraw your surrender of old additional notes prior to the expiration date, it will indicate an agreement between you and the issuers that you have agreed to surrender the old additional notes, in accordance with the terms and conditions in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD ADDITIONAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, YOU SHOULD USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD ADDITIONAL NOTES TO ANY OF THE REGISTRANTS. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     If you are a beneficial owner of the old additional notes and hold those notes through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old additional notes, you should contact that intermediary promptly and instruct it to surrender the old additional notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tenders of Old Additional Notes" unless

     - you tender your old additional notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old additional notes,

     - you sign the letter of transmittal, and the new additional notes issued in exchange for your old additional notes are to be issued in your name, or

     - you surrender your old additional notes for the account of an eligible institution.

     In any other case, the surrendered old additional notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the issuers and duly executed by the registered holder. If the new additional notes or unexchanged old additional notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old additional notes, an eligible institution must guarantee the signature in the letter of transmittal. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be made by:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     Your surrender will be deemed to have been received as of the date when:

     - the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old additional notes, or a confirmation of book-entry transfer of such old additional notes into the exchange agent's account at DTC, or

     - the exchange agent receives a notice of guaranteed delivery from an eligible institution. Issuances of new additional notes in exchange for old additional notes surrendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old additional notes, or confirmation of a book-entry transfer of such old additional notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     The issuers will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of surrendered old additional notes, and their determination will be final and binding on all parties.

     The issuers reserve the absolute right to reject any and all old additional notes improperly surrendered. They will not accept any old additional notes if their acceptance of them would, in the opinion of their counsel, be unlawful. They also reserve the absolute right to waive any defects, irregularities or conditions of surrender as to any particular old additional notes. Their interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old additional notes within the time they will determine. Although they intend to notify holders of defects or irregularities in connection with surrenders of old additional notes, neither the issuers, the exchange agent nor anyone else will incur any liability for failure to give such notice. Surrenders of old additional notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     The issuers have no current plan to acquire any old additional notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old additional notes that are not surrendered pursuant to the exchange offer. The registrants reserve the right in their reasonable judgment to purchase or make offers for any old additional notes that remain outstanding after the expiration date. To the extent permitted by law, the registrants also reserve the right to purchase old additional notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to surrender old additional notes in exchange for new additional notes, you must exchange, assign and transfer the old additional notes to the issuers and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to such surrendered old additional notes, with full power of substitution, among other things, to cause the old additional notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth under the heading "Summary -- The Exchange Offer -- Procedures for participating in the exchange offer" to the issuers. By executing the letter of transmittal you also promise to, upon request, execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

     By surrendering old additional notes in the exchange offer, you will be telling us that, among other things, that

     - you have full power and authority to tender, sell, assign and transfer the old additional notes surrendered,

     - the issuers will acquire good title to the old additional notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the issuers accept the old additional notes,

     - you are acquiring the new additional notes in the ordinary course of your business,

     - you are not engaging and do not intend to engage in a distribution of the new additional notes,

     - you have no arrangement or understanding with any person to participate in the distribution of the new additional notes,

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new additional notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new additional notes, and that you cannot rely on the position of the SEC's staff set forth in its no-action letters,

     - you understand that a secondary resale transaction described above and any resales of new additional notes obtained by you in exchange for old additional notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of the registrants or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are a broker-dealer and you will receive new additional notes for your own account in exchange for old additional notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new additional notes.

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decision as to whether to participate in the exchange offer.

RETURN OF OLD ADDITIONAL NOTES

     If any old additional notes are not accepted for any reason described here, or if old additional notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return those unaccepted or non-exchanged old additional notes to the surrendering holder, or, in the case of old additional notes surrendered by book-entry transfer, into the exchange agent's account at DTC, unless otherwise provided in the letter of transmittal. The old additional notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old additional notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old additional notes by causing DTC to transfer such old additional notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old additional notes may be effected through book-entry transfer at DTC, you must deliver the letter of transmittal, or a facsimile thereof, with any required signature guarantees and any other required documents to the exchange agent at the address set forth in the letter of transmittal for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below in order to properly tender your old additional notes for exchange.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old additional notes and (i) your old additional notes are not immediately available so that you can meet the expiration date deadline, (ii) you cannot deliver your old additional notes or other required documents to the exchange agent prior to the expiration date, or
(iii) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

     - you surrender your old additional notes through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, showing the name and address of the holder, the name(s) in which the old additional notes are registered, the certificate number(s) of the old additional notes, if applicable, and the principal amount of old additional notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing such old additional notes, in proper form for transfer or a book-entry confirmation, and any other required documents, will be delivered by such eligible institution to the exchange agent, and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old additional notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Unless old additional notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, the issuers may, at their option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old additional notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS OF OLD ADDITIONAL NOTES

     Except as otherwise provided in this prospectus, you may withdraw your surrender of old additional notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a surrender of old additional notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old additional notes to be withdrawn,

     - identify the old additional notes to be withdrawn, including the certificate number or numbers, if applicable, and the principal amount of the old additional notes,

     - contain a statement that you are withdrawing your election to have such old additional notes exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old additional notes were surrendered, and

     - specify the name in which any old additional notes are to be registered, if different from that of the person depositing the old additional notes.

     If old additional notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     The issuers in their reasonable judgment will make the final determination on all questions regarding the validity, form, eligibility and time of receipt of notices, and their determination shall bind all parties. Any old additional notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new additional notes will be issued, unless the old additional notes so withdrawn are validly resurrendered. Properly withdrawn old additional notes may be resurrendered by following one of the procedures described above under "-- Procedures for Tendering Old Additional Notes" at any time prior to the expiration date. Any old additional notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old additional notes surrendered by book-entry transfer, into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

TERMINATION OF REGISTRATION AND REGISTRATION DEFAULT RIGHTS

     All registration rights under the registration rights agreement that benefit the holders of the old additional notes, including all rights to receive additional interest in the event of a registration default under the registration rights agreement, will terminate once the issuers consummate the exchange offer. In any event, the registrants are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement effective, to keep the registration statement effective and to provide copies of the latest version of the prospectus to any broker-dealer that requests copies in the letter of transmittal for use in a resale.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, the issuers are not required to accept for exchange, or exchange new additional notes for, any old additional notes, and the issuers may terminate the exchange offer before acceptance of the old additional notes, if:

          (1) any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in their reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

          (2) any change, or any development that would cause a change, in the registrants' business or financial affairs, has occurred that, in their reasonable judgment, might materially impair their ability to proceed with the exchange offer, or any change that would materially impair the contemplated benefits to them of the exchange offer has occurred; or

          (3) a change occurs in the current interpretations by the staff of the SEC that, in their reasonable judgment, might materially impair the issuers' ability to proceed with the exchange offer.

     If the issuers, in their reasonable judgment, determine that any of the above conditions is not satisfied, they may:

     - refuse to accept any old additional notes and return all surrendered old additional notes to the surrendering holders,

     - extend the exchange offer and retain all old additional notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old additional notes, or

     - waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old additional notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, the registrants will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and the registrants will extend the exchange offer for a period of time that they will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period of time.

EXCHANGE AGENT

     The registrants have appointed The Bank of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:


By Hand or Overnight Courier:      Facsimile Transmissions:       By Registered or Certified
                                 (Eligible Institutions Only)               Mail:
     The Bank of New York
       15 Broad Street                  (212) 235-2261               The Bank of New York
   Corporate Trust Services                                            15 Broad Street
            Window                 To Confirm by Telephone         New York, New York 10007
         Ground Level              or for Information Call:       Attention: William Buckley
  Attention: William Buckley                                        Reorganization Section
    Reorganization Section              (212) 235-2352

FEES AND EXPENSES

     The registrants will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The registrants have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. They will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related reasonable out-of-pocket expenses. The registrants may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     The registrants will pay any expenses incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The registrants will pay all transfer taxes, if any, applicable to the exchange of the old additional notes. If, however, new additional notes, or old additional notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old additional notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the old additional notes. If you do not submit satisfactory evidence of payment of such taxes or exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old additional notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     - to the issuers or to any of their subsidiaries,

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

     - inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old additional notes, the form of which you can obtain from the trustee and, if reasonably requested by the issuers, an opinion of counsel acceptable to the issuers that the transfer complies with the Securities Act,

     - outside the United States in compliance with Rule 904 under the Securities Act,

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

     - pursuant to an effective registration statement under the Securities Act.

     In addition, we will no longer be under an obligation to register your resale of the old additional notes under the Securities Act. To the extent that the old additional notes are tendered for exchange and accepted in the exchange offer, the trading market and liquidity for the untendered and tendered but unaccepted old additional notes could be adversely affected by the exchange offer. Please refer to the risk factor captioned "You cannot be sure that an active trading market will develop for the notes, for which there has been no prior market" above.

ACCOUNTING TREATMENT

     For accounting purposes, the registrants will recognize no gain or loss as a result of the exchange offer. The registrants will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old additional notes over the remaining term of the notes.

                        DESCRIPTION OF OTHER FINANCINGS

     In addition to the $100 million of old additional notes subject to this exchange offer, the $350 million of existing notes issued under the indenture and up to $200 million notes that may be issued in the future under the indenture, UCI and BRL currently have the following additional financing arrangements in place.

OTHER FINANCINGS OF UCI

  REVOLVING CREDIT FACILITY

  General

     On February 9, 2001, UCI entered into a $125 million senior secured revolving credit facility with a group of financial institutions arranged by First Union Securities, Inc., with First Union National Bank serving as administrative agent. UCI has used, and expects to use in the future borrowings under the revolving credit facility for working capital and general corporate purposes as well as acquisitions, when deemed appropriate. As of December 15, 2001, no amounts were outstanding under this facility, with unused availability of approximately $125 million.

  Security; Guarantee

     The revolving credit facility is secured by a first priority lien on certain of UCI's assets, including its accounts receivable and inventory. In addition, if UCI wishes to borrow amounts under the credit facility in excess of its eligible accounts receivable and inventory, these amounts will be secured by a lien on some of its unpledged domestic gas compression equipment. The lenders under this facility do not have a security interest in the equipment that secures the notes or is leased by UCI under its operating leases. UCI has pledged all of the stock of its domestic subsidiaries and 65% of the capital stock of its first-tier foreign subsidiaries. In addition, UCH guarantees the facility.

  Interest; Fees

     Interest on the revolving credit facility is payable at rates per annum equal to, at UCI's option: (1) a base rate equal to the higher of (a) First Union National Bank's prime rate or (b) the overnight federal funds rate plus 0.50%, plus, in each case, .25% to 1.50% depending on our leverage ratio; or (2) LIBOR plus 1.25% to 2.50%, depending on our leverage ratio.

     Base rate loans may be prepaid at any time without a premium or penalty. LIBOR loans may be prepaid prior to the end of the applicable interest period upon UCI's reimbursement of breakage costs.

     UCI may issue letters of credit under the revolving credit facility. In addition, UCI must pay customary fees to establish and maintain this facility. The facility provides for an annual administrative fee to be paid to the administrative agent, and an unused commitment fee payable to the lenders.

  Conditions to Funding

     UCI's borrowing under the facility is subject to customary closing conditions.

  Covenants and Events of Default

     The revolving credit facility contains affirmative and negative covenants customary for agreements of its type, including covenants restricting UCI's ability to:

     - incur additional indebtedness,

     - create liens on its assets,

     - make investments and loans,

     - pay dividends and other distributions,

     - consolidate, merge or sell assets that secure the facility and

     - change the character of its business.

     UCI is also required to comply with financial tests and maintain various financial ratios under this facility. These financial tests and ratios require that Universal will not permit:

     - its ratio of consolidated current assets to consolidated current liabilities to be less than 1.0 to 1.0 at any time.

     - its ratio of total debt to EBITDA, as adjusted, to be greater than the ratios and for the periods indicated below:

PERIOD                                                           RATIO
------                                                        ------------
February 9, 2001 through March 31, 2002.....................  4.75 to 1.00
April 1, 2002 and at all times thereafter...................  4.50 to 1.00

     - its ratio of EBITDA, as adjusted, to total interest expense (including capital and operating lease payments) to be less than the ratios and for the periods indicated below.

PERIOD                                                           RATIO
------                                                        ------------
February 9, 2001 through March 31, 2002.....................  2.00 to 1.00
April 1, 2002 through March 31, 2004........................  2.25 to 1.00
April 1, 2004 and at all times thereafter...................  2.50 to 1.00

     Until the fiscal quarter beginning April 1, 2002, the financial ratios set forth above are tested on a quarterly basis beginning March 31, 2001 calculated using annualized results for the period from and including February 9, 2001 through the applicable quarterly determination date. From and including April 1, 2002 and at all times thereafter, the financial ratios will be determined on a rolling four-quarter basis.

     The revolving credit facility also includes customary events of default. If there is a continuing event of default under the facility, the lenders may accelerate amounts due under the facility, which may result in one or more cross-defaults under UCI's other indebtedness and obligations, including the operating lease and under the notes. Similarly, a default by Universal under the participation agreement relating to the notes will constitute a default under the revolving credit facility.

  ASSET-BACKED SECURITIZATION OPERATING LEASE FACILITY

  General

     Concurrently with the closing of our Weatherford Global acquisition, UCI entered into a new $200 million asset-backed securitization operating lease facility arranged by First Union Securities, Inc., with one of First Union's affiliates funding the facility. As of December 15, 2001, approximately $159.5 million was drawn under this facility. UCI used the proceeds from this facility primarily (1) to restructure some of its operating lease obligations and those of Weatherford Global, (2) for acquisitions and (3) to expand its fleet.

  Structure

     Once fully funded, approximately $200 million of UCI's compression equipment, based on the current appraised fair market value, will have been sold to an unaffiliated bankruptcy remote entity, which serves as the lessor under the facility. Once fully funded, UCI anticipates that it will also have contributed, through its subsidiaries, approximately $96.2 million of gas compression equipment based on the current appraised fair market value to a newly created bankruptcy remote subsidiary that serves as the lessee under the facility. The lessee will lease the equipment from the lessor under a series of six leases with terms ranging from three to eight years. UCI entered into a management agreement pursuant to which it manages, leases and maintains the compression equipment that is subject to this facility. UCH guarantees UCI's performance under the management agreement.

     As consideration for UCI's maintaining, operating and leasing this compression equipment to its customers, the lessee under the facility pays UCI a management fee based on the horsepower of the equipment owned or leased by the lessee plus a fixed percentage of the gross rental revenues generated by the equipment.

     The lessor under the facility was not required to accept the full amount of the proceeds under the facility at closing and will have the ability to draw the remaining amounts (or repay and redraw amounts) under the facility until February 9, 2002 to acquire additional compression equipment to be leased to the lessee and managed by UCI.

  Lease Payments

     The lease payments under this facility are payable monthly by the lessee and consist of a fixed amount plus a variable amount depending upon the length of time since lease inception and compliance with certain conditions. Initially, we expect these lease payments to equal approximately 7.44% of the outstanding balance under the facility per year. In addition, UCI paid customary fees to establish the facility and pays customary fees to maintain the facility.

     At the end of each lease term, the lessee will have the option to (1) purchase the compression equipment that was subject to the lease for an amount equal to the price paid by the lessor for that compression equipment, or (2) request that the compression equipment subject to the lease be sold to a third party, with the proceeds of the sale going to the lessor to cover the facility. In addition, the lessee will have the option to purchase the compression equipment at any time during the term of the facility for a purchase price equal to the outstanding balance under the facility plus any hedge breakage costs incurred by the lessor.

  Security

     The asset-backed securitization operating lease facility is secured by a first priority security interest in all of the assets owned by both the lessor and the lessee under the facility, including all of the compression equipment subject to the facility and the lease.

     The lessor has no recourse to us for repayment of any amounts due under this facility, and the lessor does not hold a security interest in the gas compression equipment that secures the notes.

  Conditions to Funding

     Future borrowings under this facility are conditioned upon the notes being rated Ba3/BB- or higher, receipt of independent appraisals of the compression equipment, and other closing conditions customary for asset-backed securitization facilities.

  Triggering Events and Events of Default

     Payment defaults by the lessor under the facility, defaults by the lessee under the leases, and defaults by UCI in its management obligations over the equipment constitute "triggering events" under the facility. If a triggering event occurs, all excess cash flow generated by the leased equipment and the excess collateral equipment will be used only to make payments under the facility and may not be distributed to UCI.

     Defaults by the lessor under this facility include the failure to make required interest and principal payments under the facility and other customary defaults.

     Defaults by the lessee under the leases include

     - the failure to meet net revenue requirements,

     - the failure to make timely lease payments,

     - the failure to satisfy conditions with respect to the collateral, and

     - other customary defaults.

     Defaults by UCI as the manager of the equipment include

     - the failure to maintain and manage the asset-backed securitization equipment portfolio to certain quantifiable standards,

     - bankruptcy events,

     - defaults resulting in acceleration of indebtedness greater than $20 million,

     - certain changes of control of UCH, and

     - the failure to comply with customary representations and warranties.

  9 7/8% SENIOR DISCOUNT NOTES DUE 2008

  General

     On February 20, 1998, UCI issued $242.5 million of its 9 7/8% senior discount notes due February 15, 2008 in a private placement. The 9 7/8% senior discount notes were offered at a substantial discount from their principal amount. UCI subsequently exchanged the notes for publicly tradable notes pursuant to a registered exchange offer under the Securities Act. As of December 15, 2001, approximately $209.8 million aggregate principal amount of 9 7/8% senior discount notes was outstanding.

  Interest

     Prior to February 15, 2003, no cash interest will be paid on the 9 7/8% senior discount notes. Commencing February 15, 2003, cash interest will accrue on the 9 7/8% senior discount notes until maturity at the rate of 9 7/8% per year, and will be payable semi-annually on August 15 and February 15, beginning August 15, 2003.

  Change in Control

     In the event of a change of control of UCH or UCI, each holder of the 9 7/8% senior discount notes will have the right to require UCI to repurchase its 9 7/8% senior discount notes at a price equal to 101% of their accreted value. Consummation of our Weatherford Global acquisition was a change of control under the indenture, and triggered the right of holders of the 9 7/8% senior discount notes through April 9, 2001 to require UCI to repurchase those notes. None of the 9 7/8% senior discount notes were tendered by holders for repurchase. Castle Harlan's ownership of our common stock following our equity offering in July 2001 also constituted a change of control under the 9 7/8% indenture, giving the holders of the 9 7/8% senior discount notes the right to require UCI to repurchase those notes through August 23, 2001. As a result, UCI repurchased approximately $5.8 million face value of the 9 7/8% senior discount notes using borrowings under its revolving credit facility.

  Redemption

     The 9 7/8% senior discount notes are redeemable, in whole or in part, at the option of UCI at any time on or after February 15, 2003 at a declining premium. In addition, if UCI sells certain of its assets, it may be obligated to offer to repurchase the 9 7/8% senior discount notes at 100% of their accreted value, plus any accrued and unpaid interest as of the date of purchase.

  Covenants

     The 9 7/8% senior discount notes are general unsecured obligations of UCI and are pari passu in right of payment to existing and future senior indebtedness and obligations of UCI, including the revolving credit facility, the operating lease facility and the asset-backed securitization facility. The indenture governing the 9 7/8% senior discount notes contains covenants that limit the ability of UCI and its subsidiaries to, among other things,

     - incur additional indebtedness,

     - pay dividends or make investments,

     - make restricted payments,

     - consummate asset sales,

     - enter into transactions with affiliates,

     - incur liens,

     - cause or permit restrictions to be imposed on the ability of a subsidiary to pay dividends or make payments to UCI and its subsidiaries,

     - merge or consolidate with any other person, or

     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of UCI.

     In addition, the indenture for the 9 7/8% senior discount notes permits UCI and its restricted subsidiaries to pledge their assets as collateral under any operating lease to the extent that those assets are subject to that operating lease. All of these covenants are subject to significant qualifications and exceptions.

OTHER FINANCINGS OF BRL

  BRL TERM LOAN

  General

     On February 9, 2001, BRL entered into a senior secured term loan under which it borrowed approximately $64 million from a group of financial institutions arranged by Deutsche Banc Alex. Brown Inc., with Bankers Trust Company serving as administrative agent and collateral agent. The proceeds of this facility, together with the proceeds of the existing notes and the equity investment, were used by BRL to purchase equipment with an aggregate appraised fair market value as of February 9, 2001 of approximately $427 million covered by the operating lease.

     As of October 23, 2001, the term loan facility was increased to allow BRL to borrow an additional $18.3 million under this facility. BRL used the proceeds, together with the proceeds of the old additional notes and the additional equity investment, to purchase additional equipment with an appraised fair market value as of October 23, 2001 of approximately $122 million from UCI.

  Security

     The provisions of the participation agreement relating to the collateral securing the BRL term loan are described under "Description of the Notes -- Security and Sources of Payment for the Notes."

  Interest; Principal; Fees

     Interest on the BRL term loan is payable at annual rates equal to, at UCI's option:

     - one-, two-, three- or six-month LIBOR plus 3.25% or

     - a variable base rate equal to the higher of

      - Deutsche Bank AG, New York Branch's prime rate plus 3.25% or

      - the overnight federal funds rate plus 3.75%.

     Interest accrued on the BRL term loan is payable at the end of the applicable LIBOR interest period (which may be one, two, three or six months at BRL's election); provided that a payment is required every three months with respect to a six-month LIBOR interest period.

     The principal of the BRL term loan is payable in full on February 15, 2008, and may be prepaid in whole or in part prior to maturity upon BRL's reimbursement of breakage costs.

  Events of Default

     The BRL term loan agreement includes customary events of default. An event of default under the BRL term loan or the operating lease permits the lenders under the BRL term loan to accelerate the maturity of the loan.

  Equity Investment

     In connection with BRL's initial acquisition of equipment subject to the operating lease, the limited partners of BRL contributed approximately $13 million in cash to BRL. BRL's limited partners contributed an additional $3.7 million in cash to BRL in connection with BRL's acquisition of the additional $122 million of equipment in October 2001. The limited partners of BRL, as participants in the equity investment, may receive payments upon repurchases or redemptions of notes issued under the indenture.

                            DESCRIPTION OF THE NOTES

     The form and terms of the new additional notes and the old additional notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the old additional notes do not apply to the new additional notes. The terms of the new additional notes are identical to the terms of the existing notes and will have the same CUSIP numbers.

     The old additional notes were, and the new additional notes will be, obligations of the issuers, issued under an indenture dated as of February 9, 2001, by and between the issuers and The Bank of New York, as trustee. The notes issued pursuant to the indenture are treated as a single class for all purposes under the indenture. The following description of the material provisions of the indenture is a summary only. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The Trust Indenture Act governs the indenture. A copy of the indenture is filed as an exhibit to the registration statement that includes this prospectus, and may be obtained from Universal upon request. You can find definitions of certain capitalized terms used in this section under "-- Definitions."

     The new additional notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the new additional notes. The new additional notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee's principal corporate trust office. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the issuers may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with registering, exchanging or redeeming the notes. The issuers may change any paying agent and registrar without notice to holders of the notes. The issuers will pay principal, and premium, if any, on the notes at the trustee's corporate trust office in New York, New York. At the issuers' option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered addresses of holders of the notes. Any old additional notes that remain outstanding after the completion of the exchange offer, together with the new additional notes issued in connection with the exchange offer and the existing notes, will be treated as a single class of securities under the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The new additional notes initially will be issued in the aggregate principal amount of up to $100 million (depending on the aggregate principal amount of old additional notes tendered for exchange) and, together with the existing notes in the aggregate principal amount of $350 million, will mature on February 15, 2008. Subject to compliance with the covenant described under "-- Principal Covenants of UCI under the Participation Agreement -- Limitation on Incurrence of Additional Indebtedness" and subject to the restrictions contained in UCI's other agreements governing its indebtedness and operating leases, up to $200 million of notes may be issued in the future under the indenture in connection with a corresponding increase in the BRL term loan and the equity investment. The proceeds of such future notes will be used to purchase additional equipment to lease to UCI under the Operating Lease; provided, however, that any such future notes must be issued within one year of February 9, 2001 and the appraised fair market value of all equipment subject to the Operating Lease must cover the aggregate acquisition cost of purchasing such additional equipment. If issued, the future notes will constitute a single class for all purposes with the notes.

     Interest on the notes accrues at the rate of 8 7/8% per annum and is payable semiannually in cash on each February 15 and August 15 through maturity. Interest is payable only to the persons who are registered holders of the notes at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date on which interest has been paid; provided, however, with respect to the old additional notes if no interest has been paid, interest accrues from and including October 23, 2001.

RANKING

     The notes are obligations of the issuers, and neither UCH nor UCI guarantees the notes. The issuers' ability to make payments under the notes depends entirely upon timely receipt of payments from UCI under the Operating Lease. UCI's rental payment obligations under the Operating Lease are effectively subordinated to all secured Indebtedness of UCI to the extent of the security and rank equally with all of its other unsubordinated obligations, including its 9 7/8% senior discount notes. As of December 15, 2001, we had no amounts outstanding under our revolving credit facility, approximately $159.5 million outstanding under our ABS Operating Lease Facility, and approximately $549 million outstanding under the Operating Lease, all of which are secured and approximately $221.2 million of other indebtedness, including UCI's 9 7/8% senior discount notes, which are unsecured. As of such date, we also had unused availability of approximately $125 million under our revolving credit facility and approximately $40.5 million under the ABS Operating Lease Facility, both of which facilities are secured. UCI's obligations under the Operating Lease are also structurally subordinated to all Indebtedness and other liabilities of UCI's subsidiaries.

REDEMPTION

     Optional Redemption. Except as described below, the notes will not be redeemable before February 15, 2005. On and after February 15, 2005, the notes are redeemable by the issuers in the event of a permitted purchase of equipment from BRL by UCI with the net cash proceeds of such purchase, in whole or part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of the principal amount of the notes) if redeemed during the twelve-month period commencing on February 15, of the year set forth below, plus, in each case, accrued and unpaid interest on the notes, if any, to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   104.438%
2006........................................................   102.219%
2007........................................................   100.000%

     Optional Redemption upon Equity Offerings. On or before February 15, 2004, UCI may, at its option, apply the proceeds of any Equity Offering (which proceeds (at least to the extent the proceeds are used to purchase equipment covered by the Operating Lease from BRL to fund the payment of notes, the BRL term loan and Equity Investment) if received by UCH, shall have been contributed as common equity to UCI) to purchase equipment covered by the Operating Lease from the issuers. The issuers will apply the proceeds from the sale of the equipment, on a pro rata basis, to (i) redeem the notes issued pursuant to the indenture at a redemption price equal to 108.875% of the principal amount of the notes plus accrued and unpaid interest, if any; provided that at least 65% of the aggregate principal amount of all notes issued under the indenture remains outstanding immediately after the redemption, (ii) repay principal plus accrued and unpaid interest on the BRL term loan and (iii) repay equity investments and accrued equity yield. The permitted purchase and the redemption must be completed not more than 120 days after the consummation of the Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means an underwritten public offering or private placement of Qualified Capital Stock of UCI or UCH subsequent to February 9, 2001.

     Optional Redemption upon Change of Control. Upon the occurrence of a Change of Control prior to February 15, 2005, UCI may, at its option, purchase equipment from BRL. The proceeds of such purchase shall be applied to fund the issuers' redemption of all, but not less than all, of the outstanding notes issued under the indenture at a redemption price equal to 100% of the principal amount of the notes plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The issuers shall give not less than 30 nor more than 60 days' notice of the redemption within 30 days following a Change of Control.

     Each of the foregoing redemptions of notes discussed will require the prepayment by BRL of a corresponding percentage of the then outstanding BRL term loan and Equity Investment.

     Net Proceeds Offer Following Asset Sale. After any Net Proceeds Offer Trigger Date (as defined in "-- Principal Covenants of UCI under the Participation Agreement -- Limitation on Asset Sales"), the issuers will comply with the following:

     With the proceeds of UCI's purchase of equipment covered by the Operating Lease from BRL as required by the Participation Agreement, the issuers shall make an offer (the "Net Proceeds Offer") to purchase from all holders of notes issued under the indenture, on a pro rata basis, notes in an amount equal to the Net Proceeds Offer Amount (as defined in "-- Principal Covenants of UCI under the Participation Agreement -- Limitation on Asset Sales") allocable to the notes. Such offer shall be at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest on the notes, if any. For purposes of any Net Proceeds Offer, the amount allocable to the notes shall be based on a pro rata application of the Net Cash Proceeds to the outstanding amount of notes issued under the indenture, the BRL term loan and the Equity Investment; provided, the maximum amount of notes to be so purchased multiplied by approximately 1.22 shall not exceed the Net Cash Proceeds.

     Upon determination of the aggregate principal amount of notes tendered as a result of the Net Proceeds Offer, BRL shall redeem a corresponding portion of the BRL term loan and the Equity Investment with the Net Cash Proceeds. If the aggregate principal amount of notes validly tendered and not withdrawn by holders of the notes exceeds the Net Proceeds Offer Amount allocable to the notes, the notes to be purchased will be selected on a pro rata basis (based on amounts tendered).

     Each Net Proceeds Offer will be mailed to the record holders of notes as shown on the register of holders not less than 30 days nor more than 45 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders of notes may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law, and the purchase of the notes shall be consummated within 60 days following the mailing of the Net Proceeds Offer.

     The issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Net Proceeds Offer Following Asset Sale" provisions of the indenture, the issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Net Proceeds Offer Following Asset Sale" provisions of the indenture by virtue of complying with applicable laws and regulations.

     Change of Control. Upon the occurrence of a Change of Control, each holder of notes issued under the indenture will have the right to require that the issuers purchase all or a portion of such holder's notes pursuant to the offer described below (a "Change of Control Offer") with the proceeds of UCI's purchase of equipment from BRL. The purchase price of such offer will be 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. UCI shall notify the issuers of a Change of Control within 20 days following a Change of Control.

     Within 30 days of a Change of Control, the issuers must send, by first class mail, a notice to each holder of notes issued under the indenture at the holder's last registered address, with a copy to the trustee. The notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the notes, by completing the form entitled "Option of Holder to Elect Purchase" located on the reverse side of the note. The completed Option of Holder to Elect to Purchase form must be sent to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, UCI may not have funds available to purchase a sufficient amount of equipment covered by the Operating Lease to enable the issuers to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer and a pro rata amount of the BRL term loan and Equity Investment. BRL has no source of revenues other than payments received from UCI. The failure of the issuers to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would give the trustee and the holders of the notes the rights described under "Events of Default." UCI's other indebtedness and operating leases contain provisions designating a change of control as described in those documents as an event of default, which would obligate UCI to repay amounts outstanding thereunder upon an acceleration of the indebtedness outstanding thereunder.

     The existence of a holder's right to require the issuers to purchase the holder's notes upon a Change of Control may deter a third party from acquiring UCI in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Participation Agreement is limited in scope. The provisions of the indenture and the Participation Agreement may not give holders of notes the right to require the issuers to repurchase the notes in the event of a highly leveraged transaction or certain transactions with UCI's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving UCI (including, in certain circumstances, an acquisition of UCI by management or its affiliates) that may adversely affect holders, if the transaction is not a transaction defined as a Change of Control. A transaction involving UCI's management or its affiliates, including Weatherford Global, or a transaction involving a recapitalization of UCI, would result in a Change of Control if it is the type of transaction specified in the definition.

     One of the events that constitutes a Change of Control under the Participation Agreement and the indenture is the disposition of "all or substantially all" of UCI's assets under certain circumstances. There is no clear definition of this term under New York law (which is the governing law of the indenture). As a consequence, if holders of notes elect to require the issuers to purchase the notes and the issuers or UCI elects to contest the election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

     The issuers must comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, the issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the indenture by virtue of complying with applicable law and regulations.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes issued under the indenture are to be redeemed at any time, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not listed on a national securities exchange, then selection of the notes for redemption will be on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. However, no notes of a principal amount of $1,000 or less shall be redeemed in part. Additionally, if a partial redemption is made using the proceeds of a purchase of equipment covered by the Operating Lease by UCI as a result of an Equity Offering, selection of the notes or portions of the notes for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to The Depository Trust Company procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount of that note to be redeemed. A new note in a principal amount equal to the unredeemed portion of that note will be issued in the name of the holder upon cancellation of the original note.

On and after the redemption date, interest will stop accruing on notes or portions of notes called for redemption as long as the issuers have deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

SECURITY AND SOURCES OF PAYMENT FOR THE NOTES

     The notes are general secured obligations of the issuers. The notes rank senior in right of payment to all future obligations of the issuers that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all notes issued pursuant to the indenture and all existing and future unsecured obligations of the issuers that are not so subordinated.

     The notes are not obligations of UCI or UCH. The Operating Lease provides for rent payments by UCI to the issuers on each payment date. The lease payments are calculated to be in amounts at least equal to the amounts scheduled to be paid on the notes, the BRL term loan and the Equity Investment on the date those payments are due.

     Under the Participation Agreement, BRL has granted to the collateral agent for the ratable benefit of the trustee, itself, the holders of all notes issued pursuant to the indenture and the BRL term loan lenders, a first lien on and security interest in the rights, title and interest of BRL now held or subsequently acquired in and to the following (collectively, the "Collateral"), except for certain excepted payments with respect to the Collateral:

          (1) the equipment covered by the Operating Lease,

          (2) all rent and supplemental rent payable under the Operating Lease, together with various rights of BRL, and

          (3) the guarantee by UCH of UCI's payment and performance under the Participation Agreement and the Operating Lease.

     Upon the occurrence of an Event of Default under the indenture, the trustee is entitled to request that the collateral agent exercise rights and powers and pursue remedies against the Collateral.

     All payments received and all amounts held or realized by the collateral agent (including any amounts realized by the collateral agent from the exercise of any remedies) after the occurrence and during the continuance of an Event of Default under the indenture or the BRL term loan, and all payments or amounts then held or thereafter received by the collateral agent under the Operating Lease or under the Participation Agreement, shall, so long as such Event of Default under the indenture or the BRL term loan continues and shall not have been waived in writing by (i) the trustee in the event of an Event of Default under the indenture that is not also a BRL term loan event of default, (ii) the trustee and the majority of the BRL term loan lenders for any event of default that is both an Event of Default under the indenture and an event of default under the BRL term loan or (iii) a majority of the BRL term loan lenders for any event of default under the BRL term loan that is not also an Event of Default under the indenture, be applied on the date received:

     - First, so much of such payments or amounts held or realized by the collateral agent as shall be required to reimburse the collateral agent, administrative agent and trustee for any expenses not reimbursed by BRL in connection with the collection or distribution of such amounts held or realized by the collateral agent or in connection with the expenses incurred in enforcing its remedies hereunder and preserving the Collateral;

     - Second, to the trustee for the benefit of the holders of notes issued pursuant to the indenture and to each BRL term loan lender for all principal, interest, and additional payments, if any, due to each person, in each case on a pari passu basis;

     - Third, to each BRL indemnified person on a pari passu basis, for all other amounts then due to that person under the Operative Documents;

     - Fourth, to BRL for all amounts then due BRL under Section 10 of the Participation Agreement;

     - Fifth, for the benefit of BRL, to each limited partner of BRL on a pari passu basis for all amounts then due to the limited partners; and

     - Sixth, the balance, if any, of the payment remaining thereafter shall be distributed to UCI.

     Disposition of the Collateral upon foreclosure will be subject to the direction of a majority of the BRL term loan lenders, and will take place in good faith and in a commercially reasonable manner. Sale of equipment in connection with a foreclosure with a value exceeding $30 million in any one transaction or series of related transactions may only be made after notice is given to the holders of notes issued pursuant to the indenture and holders of a majority in principal amount of notes issued pursuant to the indenture do not object to such transaction.

     Under the Operating Lease and the Participation Agreement, the covenants relating to UCI's obligations concerning use (but not any change to maintenance obligations that would in any manner diminish the value of any item of equipment in any material respect) of the equipment covered by the Operating Lease may be amended or waived with the consent of BRL and a majority of the BRL term loan lenders only. UCI is required to deliver an independent appraisal to the collateral agent and the trustee when the aggregate value of substituted equipment covered by the operating lease exceeds $15 million. Under the Operating Lease and the Operative Documents, UCI is required to maintain equipment under the Operating Lease that is representative of its domestic gas compression equipment.

PRINCIPAL COVENANTS UNDER THE INDENTURE

     The indenture contains, among others, the following covenants of the issuers:

     - Application of Proceeds. The proceeds of the old additional notes and the BRL term loan were required to be used solely to finance BRL's acquisition of the equipment covered by the Operating Lease in accordance with the terms of the Participation Agreement and for costs related to such transactions.

     - Compliance. In the conduct of their business and the ownership of their property, the issuers shall comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities of the United States of America and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing. The issuers shall promptly take, and maintain the effectiveness of, all actions to effectuate the Participation Agreement, the indenture or the Operating Lease, as applicable.

     - Liens.  The issuers shall duly pay and discharge:

      - in the case of BRL, all liens other than permitted liens (as described under "Description of the Lease Obligations and the Lease
        Guarantee -- The Operating Lease -- Liens") on any Collateral immediately upon the attachment of any such lien;

      - as and when due, all of their indebtedness and other obligations before the time that any lien attaches, unless and only to the extent that any such amounts are not yet due and payable or the validity of such amounts is being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the items of equipment covered by the Operating Lease or any interest therein and the issuers maintain or cause UCI to maintain appropriate reserves with respect thereto or have made adequate provision for the payment thereof, in accordance with GAAP and approved by the administrative agent; and

      - all taxes imposed upon or against the issuers or their property or assets, or upon any property leased by them, prior to the date on which penalties attach.

     - Line of Business. BRL shall not (i) enter into any business other than its acquisition, leasing, financing and sale of the equipment, (ii) create, incur, assume or permit to exist any indebtedness, except as expressly permitted by the Participation Agreement, (iii) enter into, or be a party to, any transaction with any person, except the transactions set forth in the Participation Agreement, the indenture or the Operating Lease, as applicable, and as expressly permitted by the Participation Agreement, the indenture or the Operating Lease, or (iv) make any investment in, guarantee the obligations of, or make or advance money to any person (other than BRL Corp.), through the direct or indirect lending of money, holding of securities or otherwise, except for the transactions set forth in the Operative Documents and as expressly permitted by the Operative Documents. BRL Corp. will conduct no business other than acting as a co-issuer of notes issued under the indenture, maintaining its corporate existence and taking such actions as are required to comply with the other covenants of the issuers under the indenture and the purchase agreement.

     - Liquidation. The issuers shall not wind up, liquidate or dissolve their affairs or enter into any transaction of merger or consolidation, or convey, sell, lease (substantially as a whole), or otherwise dispose of (whether in one or in a series of transactions) their assets except as expressly permitted by the Operating Lease or the Participation Agreement.

     - Reports. The issuers will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the issuers are required to file with the SEC under Section 13 or 15(d) of the Exchange Act. Even if the issuers are not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, the issuers will provide the trustee and holders of notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The issuers will also comply with the provisions of Section 314(a) of the Trust Indenture Act.

PRINCIPAL COVENANTS OF UCI UNDER THE PARTICIPATION AGREEMENT

     In addition to the covenants under the indenture, the Participation Agreement contains, among others, the following covenants with respect to UCI, which may not be amended or waived without the prior written consent of the holders of a majority of the principal amount of the notes issued under the indenture. A default under these covenants will constitute a default under the Operating Lease and, therefore, a default under the indenture.

     Limitation on Incurrence of Additional Indebtedness. UCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness). However, if no Event of Default has occurred at the time of or as a consequence of the incurrence of any such Indebtedness, UCI and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of UCI is greater than 2.25 to 1.0.

For purposes of determining compliance with this covenant,

          (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, UCI in its sole discretion will classify that item of Indebtedness and will only be required to include the amount and type of each class of Indebtedness in the test specified in the first paragraph of this covenant or in one of the clauses of the definition of the term "Permitted Indebtedness,"

          (2) the amount of Indebtedness (other than Indebtedness consisting of an operating lease facility) issued at a price less than the principal amount of the Indebtedness shall be equal to the amount of liability in respect of the Indebtedness as determined in accordance with GAAP,

          (3) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of the term "Acquired Indebtedness" shall be deemed to have been incurred by UCI or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes a Restricted Subsidiary (or is merged into UCI or a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be,

          (4) the maximum amount of Indebtedness that UCI and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies, and

          (5) guarantees or Liens supporting Indebtedness permitted to be incurred under this covenant may be issued or granted if otherwise issued or granted in accordance with the terms of the Participation Agreement.

     Limitation on Restricted Payments. UCI will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

          (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of UCI or in options, warrants, or other rights to purchase such Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock)) on or in respect of shares of UCI's Capital Stock to holders of the Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of UCI or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case, other than in exchange for Qualified Capital Stock of UCI or options, warrants or other rights to purchase such Qualified Capital Stock (but excluding any debt security, or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock));

          (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of UCI that is subordinate or junior in right of payment to UCI's rental payment obligations under the Operating Lease; or

          (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

     if at the time of the Restricted Payment or immediately after giving effect to the payment,

          (a) a Default or an Event of Default shall have occurred and be continuing; or

          (b) UCI is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (c) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to February 9, 2001 exceeds the sum of:

             (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of UCI earned subsequent to February 9, 2001 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

             (ii) 100% of (A) the aggregate net cash proceeds and (B) the aggregate fair market value (as determined in good faith by the Board of Directors of UCI as evidenced by a Board Resolution) of property other than cash, received by UCI from any Person (other than a Subsidiary of UCI) from the issuance and sale subsequent to February 9, 2001 and on or prior to the Reference Date of Qualified Capital Stock of UCI or options, warrants or other rights to purchase such Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock); plus

             (iii) without duplication of any amounts included in clause (c)(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by UCI from a holder of UCI's Capital Stock (excluding, in the case of clauses (c)(iii) and (iv), any net cash proceeds from an Equity Offering to the extent used to purchase equipment covered by the Operating Lease from

        BRL to redeem the notes issued under the indenture, the BRL term loan and Equity Investment in compliance with the provisions set forth under "Description of the Notes -- Redemption -- Optional Redemption Upon Equity Offerings"); plus

             (iv) 100% of the aggregate net cash proceeds received by UCI from any Person (other than a Subsidiary of UCI) from the issuance and sale (subsequent to February 9, 2001) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of UCI, together with the aggregate cash received by UCI at the time of the conversion or exchange; plus

             (v) without duplication, the sum of (A) the aggregate amount returned in cash to UCI or a Restricted Subsidiary of UCI on or with respect to Investments (other than Permitted Investments) made subsequent to February 9, 2001 whether through interest payments, principal payments, dividends or other distributions or payments, (B) the net cash proceeds received by UCI or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of UCI) and (C) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (A), (B) and (C) above shall not exceed the aggregate amount of all such Investments made subsequent to February 9, 2001; plus

             (vi) $15.0 million.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend if the dividend would have been permitted on the date of declaration;

          (2) the acquisition of any shares of Capital Stock of UCI, either (a) solely in exchange for shares of Qualified Capital Stock of UCI or options, warrants, or other rights to purchase such Qualified Capital Stock (other than any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock) or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of UCI) of shares of Qualified Capital Stock of UCI or options, warrants, or other rights to purchase such Qualified Capital Stock (other than any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock);

          (3) the acquisition of any Indebtedness of UCI that is subordinate or junior in right of payment to UCI's rental payment obligations under the Operating Lease either (i) solely in exchange for shares of Qualified Capital Stock of UCI, or options, warrants, or other rights to purchase such qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of UCI) of (A) shares of Qualified Capital Stock of UCI or (B) Refinancing Indebtedness;

          (4) dividends or payments to UCH of cash to be immediately applied to repurchases by UCH of Qualified Capital Stock of UCH or options to purchase such Qualified Capital Stock from directors or employees or former directors or former employees of UCH or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such persons or pursuant to the terms of any customary agreement under which the Qualified Capital Stock or options were issued, in an aggregate amount not to exceed $1.0 million plus any life insurance proceeds in any calendar year;

          (5) the repurchase of any Indebtedness which is subordinated to UCI's rental payment obligations under the Operating Lease at a purchase price not greater than 101% of the principal amount of the Indebtedness in the event of a change of control in accordance with provisions similar to the "Change of Control" provisions in the Participation Agreement; provided that, prior to or simultaneously with the repurchase, the issuers have made the Change of Control Offer as provided in the covenant with respect to the notes and has repurchased all notes issued under the indenture which are validly tendered for payment in connection with the Change of Control Offer;

          (6) payments or distributions to dissenting stockholders pursuant to applicable law or pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Participation Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of UCI;

          (7) any dividends or payments to UCH in respect of overhead expenses, legal, accounting, commissions reporting and other professional fees and expenses of UCH that are directly attributable to the operations of UCI and its restricted subsidiaries;

          (8) payments to holders of Qualified Capital Stock of UCI or UCH (a) in lieu of the issuance of fractional shares of Qualified Capital Stock of UCI or UCH or (b) to redeem or repurchase stock purchase or similar rights issued as a shareholder rights device; provided that the payments made pursuant to this clause (8) from February 9, 2001 through the final stated maturity of the notes may not exceed $2.0 million; and

          (9) repurchases, acquisitions or retirements of shares of Qualified Capital Stock of UCI or UCH deemed to occur upon the exercise of stock options or similar rights issued under employee benefits plans of UCI or UCH if the shares represent all or a portion of the exercise price or are surrendered in connection with satisfying any income tax obligation;

     provided that, except in the case of clauses (1) and (2), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth in those clauses.

     In determining the aggregate amount of Restricted Payments made subsequent to February 9, 2001 in accordance with clause (c) of the preceding paragraph, amounts expended, without duplication, pursuant to clauses (1), (2)(a), (4) through (6) and (8) shall be included in such calculation.

     Not later than 10 days after the date of making any Restricted Payment (but not including any transaction described in the preceding paragraph), UCI shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the Participation Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon UCI's latest available internal quarterly financial statements.

     Limitation on Asset Sales. UCI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) UCI or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by UCI's Board of Directors); and

          (2) at least 75% of the consideration received by UCI or the Restricted Subsidiary, as the case may be, from the Asset Sale shall be in the form of cash or Cash Equivalents; provided that (a) the amount of any liabilities of UCI or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to UCI's rental payment obligations under the Operating Lease) that are assumed by the transferee of the assets and (b) the fair market value of any marketable securities received by UCI or the Restricted Subsidiary in exchange for the assets that are promptly converted into cash shall be deemed to be cash for purposes of this provision. In no event shall the aggregate fair market value at the time of receipt of consideration received by UCI in a form other than cash or Cash Equivalents exceed 15% of UCI's Consolidated Total Assets; and

          (3) in the event of an Asset Sale, UCI shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 720 days of receipt thereof either

             (a) to repay or prepay any indebtedness under the Credit Agreement, and effect a permanent reduction in the availability under the Credit Agreement;

             (b) to make an investment in either (i) properties and assets that replace the properties and assets that were the subject of the Asset Sale or (ii) properties or assets that will be used in the
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

        business of UCI and its Restricted Subsidiaries as existing on February 9, 2001 or in businesses similar or reasonably related thereto or in the capital stock of any entity a majority of whose assets consists of the properties or assets described under (i) or (ii) ("Replacement Assets"); or

             (c) to a combination of prepayment and investment permitted by the immediately foregoing clauses (a) and (b).

     After the day on which the aggregate amount of Net Cash Proceeds which have not been applied as permitted in clauses 3(a), 3(b), and 3(c) of the preceding paragraph exceeds $15.0 million (the "Net Proceeds Offer Trigger Date"), UCI shall make an offer to apply the unapplied Net Cash Proceeds (the "Net Proceeds Offer Amount") to purchase equipment covered by the Operating Lease from BRL at the Acquisition Cost of that equipment. However, UCI shall have the option of applying a portion of the Net Proceeds Offer Amount to the repurchase of any Indebtedness not subordinated to its rental payment obligations under the Operating Lease, pro rata based on the amount of notes issued under the indenture, the BRL term loan and the Equity Investment outstanding on the one hand, and the amount of the other Indebtedness outstanding on the other hand. The purchase price for the other Indebtedness will not exceed 100% of the principal amount of that Indebtedness, plus accrued and unpaid interest on that Indebtedness. If UCI elects to repay the other Indebtedness, the amount of equipment covered by the Operating Lease purchased by UCI will be reduced by the amount of the other Indebtedness so repurchased.

     Notwithstanding the two immediately preceding paragraphs, UCI and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with those paragraphs to the extent (i) at least 80% of the consideration for the Asset Sale constitutes Replacement Assets and (ii) the Asset Sale is for fair market value. Any consideration not constituting Replacement Assets received by UCI or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraphs of this covenant.

     If at any time any non-cash consideration received by UCI or any Restricted Subsidiary of UCI, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale and the Net Cash Proceeds of that Asset Sale shall be applied in accordance with this covenant and the indenture. To the extent that the Net Proceeds Offer Amount allocable to the notes exceeds the aggregate principal amount of the notes, the BRL term loan and the Equity Investment tendered pursuant to the Net Proceeds Offer, UCI and its Restricted Subsidiaries may use the excess for general corporate purposes.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. UCI will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of UCI to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances or to pay any Indebtedness or other obligation owed to UCI or any other Restricted Subsidiary of UCI; or

          (3) transfer any of its property or assets to UCI or any other Restricted Subsidiary of UCI, except for such encumbrances or restrictions existing under or by reason of:

             (a) applicable law;

             (b) a Securitized Operating Lease Facility;

             (c) the Credit Agreement;

             (d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

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

             (e) agreements existing on February 9, 2001, to the extent and in the manner such encumbrances and restrictions are contemplated by those agreements;

             (f) in the case of clause (3) above: (i) agreements or instruments arising or agreed to in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset subject to a lease, license, conveyance or other contract and (ii) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of UCI or any Restricted Subsidiary entered into in compliance with the Participation Agreement;

             (g) an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, any Restricted Subsidiary of UCI;

             (h) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis; or

             (i) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred under an agreement referred to in clause (b), (c), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in that Indebtedness are no less favorable to UCI or the relevant Restricted Subsidiary of UCI in any material respect as determined by the Board of Directors of UCI in its reasonable and good faith judgment than the provisions relating to the encumbrance or restriction contained in agreements referred to in clause (b), (c), (d) or (e).

     Nothing contained in clause (3) of this "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant shall prevent UCI or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Lien created, incurred, assumed or suffered to exist in accordance with the other terms of the Participation Agreement.

     Limitation on Preferred Stock of Restricted Subsidiaries. UCI will not, and will not permit any of its Restricted Subsidiaries to, issue any Preferred Stock (other than to UCI or to a Wholly Owned Restricted Subsidiary of UCI) or permit any Person (other than UCI or a Wholly Owned Restricted Subsidiary of
UCI) to own any Preferred Stock of any Restricted Subsidiary of UCI. The foregoing shall not prohibit (i) the creation of a Lien in any such Preferred Stock under the Credit Agreement and otherwise created in accordance with the Participation Agreement or (ii) issuances or sales to directors of directors' qualifying shares or issuances or sales to foreign nationals of Preferred Stock, in each case to the extent required by applicable law.

     Limitation on Liens. UCI will not, and will not cause or permit any Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens against or upon any property or assets of UCI or any Restricted Subsidiaries or any proceeds therefrom, or convey any right to receive income or profits therefrom except for the following:

     - Liens to the extent contemplated by the Operative Documents and Liens existing as of February 9, 2001 (other than Liens securing Indebtedness under the Credit Agreement);

     - Liens securing Indebtedness under the Credit Agreement incurred under the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement;

     - Liens securing an operating lease facility;

     - Liens of UCI or a Wholly Owned Restricted Subsidiary of UCI on assets of any Restricted Subsidiary of UCI;

     - Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Participation Agreement and that has been incurred in accordance with the provisions of the Participation Agreement; provided, however, that the Liens (a) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (b) do not extend to or cover any property or assets of UCI or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

     - Permitted Liens.

     Merger, Consolidation and Sale of Assets. UCI will not consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of UCI to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of UCI's assets to any Person unless:

          (1) either

             (a) UCI is the surviving or continuing corporation; or

             (b) the Person (if other than UCI) formed by such consolidation, merger, sale, assignment, transfer, lease, conveyance or other acquisition acquires the properties and assets of UCI and of UCI's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

                (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

                (y) shall expressly assume all obligations of UCI under the Operating Lease to be performed or observed by UCI;

          (2) immediately after giving effect to that transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), UCI or the Surviving Entity (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of UCI immediately prior to such transaction, and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement;

          (3) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default shall have occurred or be continuing; and

          (4) UCI or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the Participation Agreement and that all conditions precedent in the Participation Agreement relating to that transaction have been satisfied.

     Limitations on Transactions with Affiliates. (a) UCI and any of its Restricted Subsidiaries will not enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at that time on an arm's-length basis from a Person that is not an Affiliate of UCI or the Restricted Subsidiary.

     - All Affiliate Transactions involving aggregate payments or other property with a fair market value in excess of $5.0 million are to be approved by the unaffiliated members of the Board of Directors of UCI or the Restricted Subsidiary, such approval to be evidenced by a Board Resolution.

     - If UCI or any Restricted Subsidiary of UCI enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10.0 million, UCI or the Restricted Subsidiary, as the case may be, shall, prior to the consummation of the transaction, obtain a favorable opinion as to the fairness of that transaction or series of related transactions to UCI or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from a nationally recognized firm qualified to do the business for which it is engaged and file the opinion with the trustee.

     (b) The restrictions set forth in clause (a) above shall not apply to:

     - reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of UCI or any Restricted Subsidiary of UCI as determined in good faith by UCI's Board of Directors or senior management;

     - transactions exclusively between or among UCI and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among the Wholly Owned Restricted Subsidiaries, provided those transactions are not otherwise prohibited by the Participation Agreement;

     - any agreement as in effect as of February 9, 2001 (including, but not limited to, the Weatherford Transition Services Agreement) or any related amendments or transactions contemplated (including pursuant to any amendment thereto) in any related replacement agreement so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on February 9, 2001;

     - Restricted Payments permitted by the covenant entitled "Limitation on Restricted Payments";

     - the Tax Sharing Agreement;

     - employment agreements with officers and employees of UCI and its Restricted Subsidiaries, in the ordinary course of business;

     - loans and advances to employees not to exceed $5.0 million outstanding at any one time, in the ordinary course of business;

     - arrangements with directors of UCI existing on February 9, 2001; and

     - the provision of compression or related services to Weatherford or any other Affiliate in the ordinary course of business; provided, however, that if aggregate payments or property involved in any such transaction or series of related transactions exceeds $5.0 million, such transaction or transactions shall be approved by the unaffiliated members of the Board of Directors of UCI.

     Change of Control. Upon a Change of Control, UCI shall purchase equipment from BRL in an amount equal to the aggregate principal amount of notes issued under the indenture that are tendered pursuant to a Change of Control Offer multiplied by approximately 1.22 (to provide funds for a purchase by BRL of a corresponding percentage of the outstanding BRL term loan and Equity Investment).

     Conduct of Business. UCI and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar or reasonably related to the businesses in which UCI and its Restricted Subsidiaries were engaged on February 9, 2001.

     Reports to Holders. UCI will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that UCI or the issuers are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Further, notwithstanding that UCI may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, UCI will provide the trustee and holders of the notes with annual reports and information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":

          (1) the failure to pay interest on any notes issued under the indenture when the same becomes due and payable and the default continues for a period of 30 days;

          (2) the failure to pay principal of any notes issued under the indenture, when the principal becomes due and payable;

          (3) a default in the observance or performance of any other covenant or agreement of the issuers contained in the indenture, which default continues for a period of 30 days after the issuers receive written notice specifying the default (and demanding that the default be remedied and stating that the notice is a "Notice of Default") from the trustee or the holders of at least 25% of the outstanding principal amount of all notes issued under the indenture;

          (4) the occurrence and continuation of a Lease Event of Default ((i) other than as a result of a breach of a covenant made solely for the benefit of BRL or the BRL term loan lenders or (ii) caused solely by a Change of Control);

          (5) the acceleration of the final stated maturity or failure to pay at final maturity any portion of the BRL term loan;

          (6) the Participation Agreement no longer creates a first priority lien on all of the Collateral for the benefit of the collateral agent (subject to permitted liens);

          (7) a judgment is entered against BRL involving an aggregate liability of $15.0 million, which remains undischarged, unpaid or unstayed in such aggregate amount for a period of 60 consecutive days after such judgment becomes final and nonappealable; and

          (8) certain events of bankruptcy of the issuers.

     If an Event of Default (other than an Event of Default specified in clause
(8) above) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes issued under the indenture may declare the principal and accrued and unpaid interest on all the notes to be due and payable by notice in writing to the issuers and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

     In the event of an acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, the acceleration shall be automatically rescinded and annulled if the event of default triggering the Event of Default pursuant to clause (5) above shall be remedied or cured by the issuers or waived by the holders of the relevant Indebtedness within 20 days after the date of the Acceleration Notice with respect to the acceleration.

     In the event an Event of Default set forth in clause (5) above due to an acceleration of the BRL term loan caused by a Change of Control has occurred and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes issued under the indenture shall become immediately due and payable.

     If an Event of Default specified in clause (8) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes issued under the indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

     Following an acceleration of the notes, UCI shall have the option, under the Operating Lease, to repurchase all equipment subject to the Operating Lease at the acquisition cost of the equipment, plus any other amounts owing under the Operating Lease, which exercise of the option will result in repayment of all of the outstanding notes issued under the indenture in full.

     The indenture provides that, at any time after a declaration of acceleration based on a default in the payment of principal of or interest on any notes, the holders of a majority in principal amount of the notes issued under the indenture may rescind and cancel the declaration and its consequences:

     - if the rescission would not conflict with any judgment or decree;

     - if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

     - to the extent the payment of the interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

     - if the issuers have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

     - in the event of the cure or waiver of an Event of Default of the type described in clause (8) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that the Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act.

     Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of notes, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Under the indenture, the issuers are required to provide an officers' certificate to the trustee promptly upon obtaining knowledge of any Default or Event of Default (provided that the issuers shall certify at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe the Default or Event of Default and its status.

     The following table compares events of default for BRL under the indenture to events of default of UCI under the operating lease.

EVENTS OF DEFAULT OF THE ISSUERS UNDER THE INDENTURE   EVENTS OF DEFAULT OF UCI UNDER THE OPERATING LEASE
----------------------------------------------------   --------------------------------------------------
 1) The occurrence and continuation of an event of      1) No cross-default with respect to events of
     default under the operating lease (other than          default under the indenture exists.
     as a result of a breach of a covenant made
     solely for the benefit of BRL or the BRL term
     loan lenders, or caused solely by a change of
     control").
 2) Semi-annual interest payment on any notes issued    2) Semi-annual payment is unpaid for a period of
     under the indenture is unpaid for a period of          25 days or more after the due date.
     30 days or more after the due date.
 3) The failure to pay the principal of any notes       3) The failure to make any other payments For a
     issued under the indenture, when the same              period of three business days or more after
     becomes due and payable, at maturity, upon             the due date.
     redemption or otherwise.
 4) The failure to purchase any notes issued under      4) A change of control occurs.
     the indenture that are tendered for repurchase
     following a change of control.
 5) The failure to perform any other covenant or        5) The failure to perform any covenants or
     agreement of the issuers in the indenture,             agreements of UCI in the operating lease
     which default continues for a period of 30 days        within the applicable notice and 10 business
     after notice.                                          day or 30 day cure periods.
 6) The acceleration of the final stated maturity or    6) The acceleration (or default permitting
     failure to pay at final maturity (giving effect        acceleration) of any facility of UCI with
     to any applicable grace periods and any                respect to outstanding indebtedness or
     extensions thereof) any portion of the BRL term        obligations aggregating $20 million or more.
     loan.

EVENTS OF DEFAULT OF THE ISSUERS UNDER THE INDENTURE   EVENTS OF DEFAULT OF UCI UNDER THE OPERATING LEASE
----------------------------------------------------   --------------------------------------------------
 7) The participation agreement no longer creates a     7) Either the operating lease or the
     first priority lien on all of the collateral           participation agreement ceases to be in full
     for the benefit of the collateral agent                force and effect or ceases to give the
     (subject to permitted liens).                          collateral agent (for the benefit of BRL and
                                                            the lenders) the liens purported to be
                                                            created by the agreement on any material
                                                            collateral.
 8) A judgment is entered against BRL involving an      8) A non-appealable judgment or judgments
     aggregate liability of $15.0 million, which            exceeding $20 million (uninsured) is entered
     remains undischarged, unpaid or unstayed in            against UCI and remains unstayed or unvacated
     that aggregate amount for a period of 60               for 30 consecutive days.
     consecutive days after the judgment becomes
     final and nonappealable.
 9) Designated events of insolvency or bankruptcy of    9) Certain events of insolvency or bankruptcy of
     the issuers.                                           UCI or UCH.
10) No equivalent event of default: however, due to    10) The UCH lease guarantee is not in full force
     cross-default provision, this would create an         and effect.
     event of default under the indenture.
11) No equivalent event of default; however, due to    11) Representations by UCI or UCH in any of the
     cross-default provision, this would create an         operative documents are untrue in any material
     event of default under the indenture.                 respect at the time they are made.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The issuers may elect to have their obligations discharged with respect to all outstanding notes issued under the indenture ("Legal Defeasance"). Legal Defeasance means that the issuers are deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

     - the rights of holders of the notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due from the trust referred to below;

     - the issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

     - the rights, powers, trust, duties and immunities of the trustee and the issuers' obligations in connection therewith; and

     - the Legal Defeasance provisions of the indenture.

     In addition, the issuers may elect to have their obligations released with respect to certain covenants (including the covenants in the Participation Agreement) and other provisions that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with the obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

     To exercise either Legal Defeasance or Covenant Defeasance:

          (1) the issuers must irrevocably deposit with the trustee in cash, non-callable U.S. government obligations, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the payment date or on the redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the issuers shall deliver to the trustee an opinion of counsel confirming that:

             (a) a ruling has been made by the Internal Revenue Service; or

             (b) since the date of the indenture, there has been a change in the applicable federal income tax law;

     in either case, to the effect that, and based on an opinion of counsel confirming that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the issuers shall have delivered to the trustee an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the issuers or any of their Subsidiaries is bound;

          (6) the issuers shall have delivered to the trustee an officers' certificate stating that the deposit was not made by the issuers with the intent of preferring the holders of the notes over any other creditors of the issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the issuers or others;

          (7) the issuers shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8) the issuers shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect (except as expressly provided for in the indenture) as to all outstanding notes issued under to the indenture when:

          (1) either

             (a) all the notes theretofore authenticated and delivered have been delivered to the trustee for cancellation; or

             (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable or, by their terms, are to become due and payable, or are to be called for redemption upon delivery of notice, within one year and the issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay all principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the issuers directing the trustee to apply the funds to the payment of the notes at maturity or redemption, as the case may be;

          (2) the issuers have paid all other sums payable under the indenture by the issuers; and

          (3) the issuers have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE AND THE OPERATIVE DOCUMENTS

     From time to time, the issuers and the trustee may amend, waive or otherwise modify provisions of the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as the change does not adversely affect the rights of any of the holders of the notes issued under the indenture in any material respect.

     Other amendments, waivers and other modifications of provisions of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no such amendment, waiver or other modification may:

     - reduce the principal amount of notes whose holders must consent to an amendment;

     - reduce the rate of or change or have the effect of changing the time for payment of interest on any notes;

     - reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price of any notes;

     - make any notes payable in money other than that stated in the notes;

     - make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on the holder's note or notes on or after the due date of the notes of or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes issued under the indenture to waive Defaults or Events of Default; and

     - modify in any material respect the obligation of the issuers (or any of the provisions or definitions with respect to the obligations of the issuers) to (a) make payments under the indenture, (b) make and consummate a Change of Control Offer in the event of a Change of Control or (c) make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated.

     Pursuant to the Participation Agreement, the material terms of the Operative Documents may not be amended, supplemented, waived or modified without the written agreement and consent of, among others, the trustee acting on behalf of the holders of a majority of the then outstanding notes issued under the indenture; provided, however, that without the consent of the trustee acting on behalf of the holders of a majority of the then outstanding notes issued under the indenture, BRL, UCI and a majority of the BRL term loan lenders may amend, supplement, waive or modify:

     - provisions of the BRL term loan agreement,

     - provisions of the Participation Agreement which contain covenants of UCI and UCH made specifically to the BRL term loan lenders, and

     - provisions of the Operating Lease which relate to, among other items, the return and redelivery of equipment covered by the Operating Lease at the expiration of the Operating Lease term, use of the equipment (but not with regard to any amendment, supplement, waiver or modification of maintenance obligations to the extent that would diminish the value of any item of equipment in any material respect), subleasing of the equipment and certain payments, if any, to be made under the Operating Lease for the BRL term loan.

     Notwithstanding the foregoing, such parties may not, without the consent of each holder of notes affected thereby, amend, change or modify in any material respect the obligations of UCI (or any of the material provisions or definitions with respect to the obligations of UCI) to (A) make payments of rent under the Operating Lease or (B) purchase equipment covered by the Operating Lease yielding proceeds sufficient to enable the issuers to (1) make and consummate a Change of Control Offer or (2) make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated. In connection with the issuance of future additional notes, however, the trustee, without the consent of the holders of notes, may consent to the amendment of the Operative Documents to reflect the increase in the notes and a corresponding increase in the BRL term loan and Equity Investment, as well as the increase in the equipment acquired by BRL and leased to UCI under the Operating Lease.

GOVERNING LAW

     The indenture and the notes are governed by the laws of the State of New York without giving effect to applicable principles of conflicts of law.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties that are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of their own affairs.

DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the indenture, the Operating Lease and the Participation Agreement. Reference is made to the indenture, the Operating Lease and the Participation Agreement for the full definition of all defined terms, as well as any other terms used in this prospectus for which no definition is provided.

     "ABS Operating Lease Facility" means the operating lease facility of UCI, dated February 9, 2001, arranged by First Union Securities Inc., which provides for funding of up to $200 million.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time that Person becomes a Restricted Subsidiary of UCI or at the time it merges or consolidates with UCI or any of UCI's Subsidiaries or (b) assumed in connection with the acquisition of assets from that Person and in each case not incurred by that Person in connection with, or in anticipation or contemplation of, that Person becoming a Restricted Subsidiary of UCI or such acquisition, merger or consolidation.

     "Acquisition Cost" means with respect to any item of equipment covered by the Operating Lease the amount specified with respect to the acquisition cost paid for the item of equipment by BRL.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly controls, or is controlled by, or is under common control with, that specified Person. The term "control" means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (a) an Investment by UCI or any Restricted Subsidiary in any other Person pursuant to which that Person shall become a Restricted Subsidiary of UCI or any Restricted Subsidiary of UCI, or shall be merged with or into UCI or any Restricted Subsidiary of UCI, or (b) the acquisition by UCI or any Restricted Subsidiary of UCI of the assets of any Person (other than a Restricted Subsidiary of UCI) which constitute all or substantially all of the assets of that Person or comprise any division or line of business of that Person or any other properties or assets of that Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into with customers in the ordinary course of business consistent with past practice or sales of equipment pursuant to purchase options entered into with customers by UCI or a Restricted Subsidiary of UCI in the ordinary course of business consistent with past practice), assignment or other transfer for value by

UCI or any of its Restricted Subsidiaries (excluding any Lien granted in accordance with the "Limitation on Liens" covenant, but including any Sale and Leaseback Transaction) to any Person other than UCI or a Wholly Owned Restricted Subsidiary of UCI of (a) any Capital Stock of any Restricted Subsidiary of UCI or (b) any other property or assets of UCI or any Restricted Subsidiary of UCI other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which UCI or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of UCI as permitted under "Merger, Consolidation and Sale of Assets," (iii) the transfer of assets to the lessor under a Securitized Operating Lease Facility related to an under collateralization event thereunder and (iv) any Restricted Payment (other than, for the purpose of calculating the consolidated fixed charge coverage ratio only, any non-cash Restricted Payment) permitted under the covenant entitled "Limitation on Restricted Payments."

     "Board of Directors" means, as to any Person, the board of directors, management committee or other body governing the management of that Person or the general partner of that Person any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of that Person to have been duly adopted by the Board of Directors of that Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents of corporate stock and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of that Person.

     "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

     "Capitalized Lease Obligation" means, as to any Person, their obligations under a Capitalized Lease and, for purposes of this definition, the amount of their obligations at any date shall be the capitalized amount of their obligations at that date, determined in accordance with GAAP.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency of the government and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition of those obligations;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality thereof maturing within one year from the date of acquisition of those obligations and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation of the commercial paper and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state in the U.S. or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above; and

          (7) investments made by Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities of such jurisdiction having correlative attributes to the foregoing.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, but other than by the granting of a Lien in accordance with the Participation Agreement or by way of consolidation or merger in accordance with the Participation Agreement) of all or substantially all of the assets of UCI and its Subsidiaries, or UCH and its subsidiaries, in each case taken as a whole, to any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (whether or not otherwise in compliance with the provisions of the Participation Agreement) other than to the Permitted Holders;

          (2) the approval by the holders of Capital Stock of UCI or UCH of any plan or proposal for the liquidation or dissolution of UCI or UCH (whether or not otherwise in compliance with the provisions of the Participation Agreement);

          (3) any Person or "group" within the meaning of Section 13(d) of the Exchange Act (other than the Permitted Holders and UCH) shall become the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the Capital Stock of UCI or UCH; or

          (4) the replacement of a majority of the Board of Directors of UCI or UCH over a two-year period from the directors who constituted the Board of Directors of UCI or UCH, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of UCI or UCH, as the case may be, then still in office who either were members of the Board of Directors at the beginning of the two-year period or whose election as a member of the Board of Directors was previously so approved.

     "CHP" means Castle Harlan Partners III, L.P., a private investment fund managed by Castle Harlan, Inc., a Delaware corporation.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of that Person's common stock, whether outstanding on or issued after February 9, 2001, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA, as adjusted," means, with respect to any Person, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby,

             (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

             (b) Consolidated Interest Expense;

             (c) Consolidated Rental Expense;

             (d) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; and

             (e) any expense of UCI or its Restricted Subsidiaries incurred in connection with the overhaul of equipment that can be reclassified as a capital expenditure in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA, as adjusted, of that Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of that Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA, as adjusted," and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

     - the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

     - any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA, as adjusted, (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if the Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on the outstanding Indebtedness in effect on the Transaction Date; and

          (b) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense;

          (2) Consolidated Rental Expense; and

          (3) the product of:

      - the amount of all dividend payments on any series of Preferred Stock of that Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times

      - a fraction with a numerator of one and a denominator of one minus the then current effective consolidated federal, state and local tax rate of that Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of that Person and its Restricted Subsidiaries for that period determined on a consolidated basis in accordance with GAAP, including without limitation:

      - any amortization of debt discount and amortization of deferred financing costs,

      - the net costs under Interest Swap Obligations and Currency Agreements,

      - all capitalized interest and

      - the interest portion of any deferred payment obligation;

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by that Person and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP; and

          (3) fees and charges related to letters of credit, bankers acceptances and similar transactions;

excluding, however,

     - any amount of the interest expense of any Restricted Subsidiary if the net income of that Restricted Subsidiary is excluded in the calculation of Consolidated Net Income under clause (4) of the definition of Consolidated Net Income (but only in the same proportion as the net income of that Restricted Subsidiary is excluded from the calculation of Consolidated Net Income under that clause); and

     - any non-cash amortization or write-off of fees and expenses incurred in connection with financing arrangements for the Weatherford Global acquisition.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of that Person and its Restricted Subsidiaries for that period on a consolidated basis, determined in accordance with GAAP, excluding:

          (1) after-tax gains or losses from Asset Sales;

          (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of that Person or is merged or consolidated with that Person or any Restricted Subsidiary of that Person;

          (4) the net income (but not loss) of any Restricted Subsidiary of that Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for any dividends or distributions actually paid by the Restricted Subsidiary to that Person;

          (5) the net income but not loss of any Person, other than a Restricted Subsidiary of that Person, except to the extent of cash dividends or distributions paid to that Person or to a Wholly Owned Restricted Subsidiary of that Person by such Person;

          (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during that period whether or not such operations were classified as discontinued); and

          (7) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of that Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of that Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of that Person and its Restricted Subsidiaries reducing

Consolidated Net Income of that Person and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Consolidated Rental Expense" means, with respect to any Person, for any period, the aggregate of the rental expense of that Person and its Restricted Subsidiaries related to operating lease facilities of that Person and its Restricted Subsidiaries for the period, determined on a consolidated basis.

     "Consolidated Total Assets" of any Person means that Person's total consolidated assets calculated in accordance with GAAP.

     "Credit Agreement" means one or more credit agreements, including, without limitation, the Credit Agreement dated as of February 9, 2001, among UCI, the lenders to that Credit Agreement in their capacities as lenders and First Union National Bank, as agent, and any Foreign Credit Facility and the related documents (including, without limitation, any guarantee agreements and security documents), in each case as agreements may be amended, restated, supplemented or otherwise modified from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect UCI or any Restricted Subsidiary of UCI against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder on or prior to the final maturity date of the notes, provided that:

     - any Capital Stock that would not constitute Disqualified Capital Stock but for its provisions giving holders the right to require that Person to repurchase or redeem the Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the stated maturity of the notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to that Capital Stock are no more favorable to the holders of that Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Change of Control" covenants; and

     - that Capital Stock specifically provides that the Person will not repurchase or redeem any such stock pursuant to that provision prior to the issuers' repurchase of the notes required to be repurchased pursuant to that covenant.

     "Equity Investment" means the equity investment made in BRL pursuant to the BRL limited partnership agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes to that act.

     "fair market value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as otherwise specifically provided for in the indenture, the Operating Lease or the Participation Agreement, fair market value shall be determined by the Board of Directors of UCI acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of UCI delivered to the trustee.

     "Foreign Credit Facility" means any credit facility of a Foreign Restricted Subsidiary.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary of UCI organized in any jurisdiction other than the United States of America, any state of the U.S., the District of Columbia or any possession thereof that derives substantially all of its income from jurisdictions other than the United States of America.

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     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on February 9, 2001. All reports and other financial information provided by UCI to the holders or the trustee shall be prepared in accordance with GAAP as in effect on the date of the report or other financial information.

     "Indebtedness" means with respect to any Person, without duplication:

          (1) all Obligations of that Person for borrowed money;

          (2) all Obligations of that Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of that Person and all Obligations in respect of any operating lease facility;

          (4) all Obligations of that Person issued or assumed as the deferred purchase price of property (including any purchase price adjustment(s) related to the acquisition of Tidewater Compression), all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5) all Obligations of that Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below to the extent such Indebtedness is so guaranteed;

          (7) all Obligations of any other Person of the type referred to in the preceding clauses that are secured by any lien on any property or asset of that Person, the amount of that Obligation being deemed to be the lesser of the fair market value of that property or asset and the amount of the Obligation so secured;

          (8) all Obligations of that Person under Currency Agreements and Interest Swap Obligations of that Person (other than effective hedging instruments designated as such by that Person); and

          (9) all Disqualified Capital Stock issued by that Person with the amount of Indebtedness represented by that Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of that Disqualified Capital Stock as if that Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined under the indenture, and if that price is based upon, or measured by, the fair market value of that Disqualified Capital Stock, the fair market value shall be determined in good faith by the Board of Directors of the issuer of that Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance on that date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

     - the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of that indebtedness and

     - "Indebtedness" shall not include any money borrowed and set aside, at the time of the incurrence of related Indebtedness, to fund cash interest payments on that related Indebtedness.

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     "Interest Swap Obligations" means the obligations of any Person under any arrangement with any other Person, whereby, directly or indirectly, that Person is entitled to receive periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" of any Person means any direct or indirect loan or other extension of credit or capital contribution to or any purchase or acquisition by that Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude:

     - extensions of trade credit by UCI and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of UCI or that Restricted Subsidiary, as the case may be, and

     - the acquisition of Capital Stock, securities or other properties or assets by UCI or any of its Restricted Subsidiaries for, and to the extent of, consideration consisting of Capital Stock of UCI.

     For the purposes of the "Limitation on Restricted Payments" covenant, "Investment" includes and is valued at the fair market value of the net assets of any Restricted Subsidiary at the time that Restricted Subsidiary is designated an Unrestricted Subsidiary and excludes the fair market value of the net assets of any Unrestricted Subsidiary at the time that Unrestricted Subsidiary is designated a Restricted Subsidiary. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of that Investment plus the cost of all additional Investments by UCI or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to that Investment, reduced by the payment of dividends or distributions in connection with that Investment or any other amounts received in respect of that Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If UCI or any Restricted Subsidiary of UCI sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of UCI such that, after giving effect to that sale or disposition, UCI no longer owns, directly or indirectly, greater than 50% of the Common Stock of that Restricted Subsidiary, UCI shall be deemed to have made an investment on the date of such sale equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

     "Issue Date" means February 9, 2001.

     "Lease Default" means a Default (as defined in the Operating Lease).

     "Lease Event of Default" means an Event of Default (as defined in the Operating Lease).

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Make-Whole Premium" with respect to a note means an amount equal to the greater of:

     - 1.0% of the outstanding principal amount of such note and

     - the excess of:

       - the present value of the remaining interest, premium and principal payments due on such note as if such note were redeemed on February 15, 2005, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over

       - the outstanding principal amount of such note.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash

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

or Cash Equivalents (other than the portion of any deferred payment constituting interest) received by UCI or any of its Restricted Subsidiaries from that Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to that Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales or brokerage commissions);

          (2) net taxes paid or payable as a result of that Asset Sale;

          (3) repayment of Indebtedness that is required to be repaid in connection with that Asset Sale;

          (4) amounts required to be paid to any Person (other than UCI or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are subject to that Asset Sale; and

          (5) appropriate amounts to be provided by UCI or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with that Asset Sale and retained by UCI or any Restricted Subsidiary, as the case may be, after that Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with that Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Operating Lease" means the Equipment Lease Agreement dated as of February 9, 2001 between BRL Universal Equipment 2001 A, L.P., as lessor, and Universal Compression, Inc., as lessee.

     "operating lease facility" means any operating lease transaction entered into by UCI or any of its Restricted Subsidiaries resulting in the off-balance sheet financing of any of UCI's or its Restricted Subsidiary's gas compression equipment.

     "Participation Agreement" means the First Amended and Restated Participation Agreement dated October 15, 2001, which is an amendment and restatement of the Participation Agreement dated as of February 9, 2001 among Universal Compression, Inc., as lessee, Universal Compression Holdings, Inc., as guarantor, BRL Universal Equipment 2001 A, L.P. as lessor, Bankers Trust Company and the other financial institutions listed on the signature pages as Tranche B lenders, The Bank of New York, not in its individual capacity but as indenture trustee, paying agent, transfer agent and registrar for the Tranche A noteholders, BRL Universal Equipment Management, Inc., as lessor general partner, Bankers Trust Company as administrative agent and collateral agent for Tranche B lenders and indenture trustee on behalf of the Tranche A noteholders, Deutsche Banc Alex. Brown Inc., as Arranger, The Bank of Nova Scotia, as syndicate agent for Tranche B lenders, Bank One, N.A., as documentation agent for Tranche B lenders, and First Union National Bank, as Managing Agent.

     "Permitted Holder(s)" means Weatherford, any Affiliate of Weatherford, CHP, Castle Harlan Inc. and employees, management, directors and Affiliates of CHP or Castle Harlan, Inc.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the Operating Lease as in effect on February 9, 2001 (which Operating Lease relates to equipment with an appraised fair market value of at least $427 million);

          (2) Indebtedness incurred under Credit Agreements in an aggregate principal amount at any time outstanding not to exceed:

       - an aggregate of $125 million under the Revolving Credit Loans reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder and

       - under one or more Foreign Credit Facilities, reduced by any required permanent repayments of those facilities as a result of any asset sales, but not to exceed $25 million outstanding at any one time;

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          (3) other Indebtedness of UCI and its Restricted Subsidiaries outstanding on February 9, 2001 reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4) Interest Swap Obligations of UCI covering Indebtedness of UCI or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of UCI covering Indebtedness of that Restricted Subsidiary and its Restricted Subsidiaries; provided, however, that those Interest Swap Obligations are entered into to protect UCI and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of that Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which that Interest Swap Obligation relates;

          (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements that relate to Indebtedness, those Currency Agreements do not increase the Indebtedness of UCI and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary of UCI to UCI or to a Restricted Subsidiary of UCI for so long as that Indebtedness is held by UCI or a Restricted Subsidiary of UCI, in each case subject to no Lien held by a Person other than UCI or a Restricted Subsidiary of UCI; provided that if as of any date any Person other than UCI or a Restricted Subsidiary of UCI owns or holds any such Indebtedness or holds a Lien, other than a Permitted Lien, in respect of that Indebtedness, that date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of that Indebtedness;

          (7) Indebtedness of UCI to a Restricted Subsidiary of UCI for so long as that Indebtedness is held by a Restricted Subsidiary of UCI, in each case subject to no Lien, other than a Permitted Lien; provided that:

       - any Indebtedness of UCI to any Restricted Subsidiary of UCI is unsecured and subordinated, pursuant to a written agreement, to UCI's obligations under the Operating Lease and

       - if as of any date any Person other than a Restricted Subsidiary of UCI owns or holds any such Indebtedness or any Person, other than pursuant to the Credit Agreement, holds a Lien in respect of that Indebtedness, that date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by UCI;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that the Indebtedness is extinguished within three business days of incurrence;

          (9) Indebtedness of UCI or any of its Restricted Subsidiaries represented by letters of credit for the account of UCI or its Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of UCI and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20.0 million at any one time outstanding;

          (11) Indebtedness:

       - in respect of performance, surety or appeal bonds or letters of credit provided in the ordinary course of business, or

       - arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of UCI or any of its Restricted Subsidiaries, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of UCI (excluding herefrom any
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

        guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of UCI for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by UCI or any of its Restricted Subsidiaries in connection with that disposition;

          (12) Indebtedness of UCI or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are substantially contemporaneously used to purchase equipment from the issuers to:

       - fund the repurchase of notes tendered in a Change of Control Offer or

       - to make a deposit to defease the notes as described above under "Legal Defeasance and Covenant Defeasance";

          (13) guarantees of Indebtedness of UCI or any of its Restricted Subsidiaries by any Restricted Subsidiary; and guarantees of Indebtedness of any Restricted Subsidiary of UCI by UCI provided that the Indebtedness is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (14) Indebtedness of UCI and its Restricted Subsidiaries under the ABS Operating Lease Facility to the extent of the initial draw under the facility on February 9, 2001 and additional draws to the extent that UCI or its Restricted Subsidiaries apply the proceeds of those draws to permanently repay Indebtedness of UCI or its Restricted Subsidiaries;

          (15) Refinancing Indebtedness; and

          (16) additional Indebtedness of UCI and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20 million at any one time outstanding.

     "Permitted Investments" means:

          (1) Investments by UCI or any Restricted Subsidiary of UCI in any Person that is or will become immediately after that Investment a Restricted Subsidiary of UCI or that will merge or consolidate into UCI or a Restricted Subsidiary of UCI;

          (2) Investments in UCI by any Restricted Subsidiary of UCI; provided that any Indebtedness evidencing that Investment in UCI is unsecured and subordinated, pursuant to a written agreement, to UCI's obligations under the Operating Lease;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to employees and officers of UCI and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of UCI's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Participation Agreement;

          (6) Investments in Unrestricted Subsidiaries and joint ventures not to exceed $10.0 million at any one time outstanding;

          (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of those trade creditors or customers;

          (8) Investments made by UCI or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (9) other Investments not to exceed $10.0 million at any one time outstanding; and

          (10) Investments existing on the Issue Date.

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

          "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either:

      - not delinquent or

      - being contested in good faith by appropriate proceedings and as to which UCI or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) Liens arising by reason of any judgment, decree or order of any court but not giving rise to a Lease Event of Default so long as that Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which those proceedings may be initiated shall not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of UCI or any of its Restricted Subsidiaries;

          (6) Liens representing the interest or title of a lessor under any Capitalized Lease; provided that those Liens do not extend to any property or assets that is not leased property subject to that Capitalized Lease;

          (7) Liens upon specific items of inventory or other goods and proceeds of UCI or any of its Restricted Subsidiaries securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of those inventory or other goods;

          (8) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to those letters of credit and products and proceeds thereof;

          (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of UCI or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Participation Agreement;

          (11) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement; provided, however, that in the case of Purchase Money Indebtedness:

      - the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of UCI or any Restricted Subsidiary of UCI other than the property and assets so acquired or constructed and

      - the Lien securing that Indebtedness shall be created within 180 days of that acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of that refinancing;

          (12) Liens securing Indebtedness under Currency Agreements; and
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

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement; provided that:

      - those Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by UCI or a Restricted Subsidiary of UCI and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by UCI or a Restricted Subsidiary of UCI and

      - those Liens do not extend to or cover any property or assets of UCI or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of UCI or a Restricted Subsidiary of UCI.

     "Person" means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision of a governmental agency.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of UCI and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by UCI or any Restricted Subsidiary of UCI of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11),
(12), (13) or (16) of the definition of Permitted Indebtedness), in each case (other than Refinancing Indebtedness incurred to Refinance all of the notes) that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of that Person as of the date of the proposed Refinancing (plus accrued interest and plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and plus the amount of reasonable fees, expenses and other amounts payable by UCI or any of its Restricted Subsidiaries in connection with that Refinancing); or

          (2) create Indebtedness with:

      - a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

      - a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that if that Indebtedness being Refinanced is subordinate or junior to UCI's rental payment obligations under the Operating Lease, then that Refinancing Indebtedness shall be subordinate to UCI's rental payment obligations under the Operating Lease at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Restricted Subsidiary" of any Person means any Subsidiary of that Person that at the time of determination is not an Unrestricted Subsidiary.

     "Revolving Credit Loans" means one or more revolving credit facilities under the Credit Agreement.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to UCI or a Restricted Subsidiary of UCI of any property, whether owned by UCI or any Restricted Subsidiary of UCI on February 9, 2001, or later acquired, which has

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been or is to be sold or transferred by UCI or that Restricted Subsidiary to that Person or to any other Person from whom funds have been or are to be advanced by that Person on the security of that property.

     "Securitized Operating Lease Facility" means an operating lease facility under which the lessor receives, directly or indirectly, the benefit of Liens on property or assets of UCI or its Restricted Subsidiaries other than the property subject to those leases, any property or rights (including rights under subleases) relating to the leased property and the equity interest of the lessee in any such lease.

     "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of that Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary," with respect to any Person, means:

     - any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by that Person; or

     - any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by that Person.

     "Tax Sharing Agreement" means the tax sharing agreement between UCI and UCH as in effect on February 9, 2001, and as modified in any way not adverse to UCI or the holders.

     "Treasury Rate" for any date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two business days prior to the date the redemption is effected pursuant to "Optional
Redemption -- Redemption upon Change of Control" (the "Change of Control Redemption Date") (or, if such Statistical Release is no longer published, any publicly available source or similar market date) most nearly equal to the period from the Change of Control Redemption Date to February 15, 2005; provided, however, that if the period from the Change of Control Redemption Date to February 15, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to February 15, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "UCH" means Universal Compression Holdings, Inc., a Delaware corporation and UCI's sole shareholder.

     "Unrestricted Subsidiary" of UCI means:

     - any Subsidiary of UCI that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of UCI in the manner provided below; and

     - any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of UCI may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless that Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, UCI or any other Subsidiary of UCI that is not a Subsidiary of the Subsidiary to be so designated; provided that:

     - UCI certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant in the Participation Agreement; and

     - each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of UCI or any of its Restricted Subsidiaries.
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     The Board of Directors may designate any Unrestricted Subsidiary to be a
Restricted Subsidiary only if:

     - immediately after giving effect to the designation, UCI is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement; and

     - immediately before and immediately after giving effect to the designation, no Default or Event of Default shall have occurred and be continuing.

     Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing provisions.

     "Weatherford Transition Services Agreement" means the agreement dated as of February 9, 2001, between Weatherford and Weatherford Global Compression Services, L.P. related to the provision of transition services by Weatherford to UCI.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     - the then outstanding aggregate principal amount of the Indebtedness into

     - the sum of the total of the products obtained by multiplying

      - the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of that amount, by

      - the number of years (calculated to the nearest one-twelfth) which will elapse between that date and the making of the payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of that Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons, in each case pursuant to applicable law) are owned by that Person or any Wholly Owned Restricted Subsidiary of that Person.

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          DESCRIPTION OF THE LEASE OBLIGATIONS AND THE LEASE GUARANTEE

     The operating lease obligations of UCI arise under the operating lease and are the source of payments for the notes. The guarantee obligations of UCH with respect to UCI's obligations under the operating lease are contained in the participation agreement. The following is a summary of the operating lease and the participation agreement (together with any ancillary documents, the "Operative Documents") relating to the financing of the equipment. This summary should not be considered a full statement of the terms and provisions thereof. This summary is qualified by reference to each agreement described, and is subject to the full text of each agreement. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus.

BACKGROUND

     UCI, like other companies in its industry and other industries, frequently uses operating leases because, among other reasons, (i) the compression services business is highly capital intensive, and compression equipment is well suited to lease financing due to its long life, (ii) given the nature of the compression equipment's sustained value, an operating lease is more cost effective than borrowing funds under a traditional loan, and (iii) operating leases provide competitive rates and the flexibility to relocate the compression equipment geographically and from customer to customer.

     The operating lease structure permits UCI to employ compression equipment cost effectively and with favorable accounting treatment in that the debt liabilities are not included on Universal's balance sheet. BRL, as owner and lessor, reports the compression equipment as assets on its balance sheet. UCI records the lease payments as an expense on its income statement. The rental payments are utilized to repay interest to the holders of the notes. BRL bears the business risk of not receiving its return and its limited partners are similarly at risk as to their equity investment in BRL.

OPERATING LEASE

  PARTIES

     BRL, as lessor, and UCI, as lessee.

  TERM

     The term of the operating lease commenced on February 9, 2001 and will end on February 15, 2008, unless terminated earlier pursuant to its terms.

  RENT

     UCI will make a rent payment to BRL on or before each February 15 and August 15, in an amount equal to the interest accrued on the outstanding notes issued under the indenture. The first rent payment was made on August 15, 2001. In addition, UCI will make a rent payment at the end of the applicable LIBOR interest period (which may be one, two, three or six months at UCI's election; provided, that a payment is required every three months with respect to a six-month LIBOR interest period) equal to the sum of the interest accrued on the BRL term loan, the yield on the equity investment in BRL and other fees.

  SUPPLEMENTAL RENT

     UCI will pay supplemental rent to cover all amounts that UCI is obligated to pay to BRL, other than rent, under the operating lease and participation agreement, including, for example, costs, taxes and indemnities.

  NET LEASE

     The operating lease is a "triple net lease" which requires UCI to pay, in addition to rent and supplemental rent, all taxes, insurance and maintenance costs and expenses related to operating the equipment.

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  END OF TERM OPTIONS

     Upon expiration of the operating lease, UCI may:

          (1) elect to purchase all, but not less than all, of the equipment;

          (2) at least 365 days prior to the termination date of the operating lease, elect to return all, but not less than all, of the equipment to BRL on the termination date; or

          (3) give notice to BRL within 365 days of the end of the operating lease term that it wishes to renew the lease with respect to all, but not less than all, of the equipment. In this case, BRL will determine, in its sole discretion, whether to renew the operating lease on terms mutually acceptable to BRL and UCI. As a condition to any renewal of the operating lease, all of the outstanding notes issued pursuant to the indenture, bank debt and equity funding must be paid in full.

     The operating lease requires UCI to pay to BRL an amount sufficient to enable BRL to repay the notes issued pursuant to the indenture in full at the end of the lease term. If BRL refinances all of the outstanding notes, bank debt and equity funding, then UCI has the option to renew the operating lease for ten renewal terms of one year each. BRL will not be forced to renew the operating lease without assurance that sufficient funds exist to repay 100% of BRL's indebtedness and equity, including the notes.

     If UCI elects to renew the operating lease, UCI expects that BRL will secure funds necessary for repayment of the notes from a refinancing with debt and equity.

  END OF TERM PURCHASE OPTION

     If UCI elects to purchase the equipment at the end of the term of the operating lease term:

     - it must pay to BRL the amount BRL paid to purchase the equipment at the beginning of the operating lease, plus all rent and supplemental rent due on the termination date of the operating lease, and

     - BRL will transfer title in the equipment to UCI and the collateral agent's security interest in the equipment will be released.

RETURN OPTION; SALE OF EQUIPMENT TO THIRD PARTY BUYER

     If UCI elects to return the equipment at the end of the operating lease term:

     - UCI will solicit bids for the equipment from prospective bona fide third party purchasers, and

     - BRL will sell the equipment on the termination date of the operating lease to the highest bidder and UCI will deliver the equipment to that purchaser. However, BRL will not be required to sell the equipment if the net proceeds of that sale would not be at least approximately 18% of the price paid by BRL for the equipment at the beginning of the operating lease, in which case UCI will redeliver the equipment to BRL.

     If the net proceeds of the sale are less than the price paid by BRL for the equipment or if there is no sale, UCI will, subject to the next sentence, make a rent payment to BRL (in addition to any other rent and any supplemental rent due at the end of the operating lease) in the amount of that deficiency. So long as no default under the operating lease has occurred and is continuing, the amount of the deficiency payable by UCI (and, if applicable, by UCH under the lease guarantee) will be limited to approximately 82% of the aggregate price paid by BRL for the equipment. The proceeds of the sale of the equipment, plus the deficiency payment from UCI (or if there is no sale, the deficiency payment alone) will be at least equal to the principal amount of the notes and will be used to pay the notes in full. Any remaining funds will be used to repay the BRL term loan and return on the equity investment.

  EARLY PURCHASE OPTIONS

     UCI has the right to purchase equipment in connection with a redemption of notes under a Change of Control Offer, Change of Control Redemption, Net
Proceeds Offer, optional redemption, optional redemption
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upon equity offerings or in connection with the defeasance of the notes, in each case as set forth in "Description of the Notes."

  QUIET ENJOYMENT

     Under the operating lease, BRL has agreed that so long as no event of default under the operating lease has occurred and is continuing, it will not take, cause to be taken or authorize any person to take any action, to interfere with UCI's right to peaceful possession, use and quiet enjoyment of the equipment, subject to BRL's right to inspect the equipment.

  MAINTENANCE

     UCI, at its sole cost and expense, has agreed to maintain all equipment (1) in a manner consistent with UCI's maintenance practices applicable to its other equipment of the same or similar type so as to keep each item in good condition,
(2) in all material respects in compliance with applicable law and (3) in all respects in compliance with the insurance applicable to the equipment. UCI will not change its lease maintenance practices in any manner that would diminish the value of the equipment in any material respect. UCI has agreed to comply in all material respects with environmental laws and maintain adequate liability insurance.

  WARRANTIES

     All manufacturer's warranties with respect to the equipment held by BRL will be made available to UCI during the term of the operating lease unless an event of default under the operating lease occurs and is continuing, in which case those warranties will automatically revert to BRL. UCI must notify BRL and the administrative agent of any material claim or group of claims against those warranties.

  USE

     Under the operating lease, UCI has agreed that each item of equipment will be used and operated in compliance with all insurance policy terms, conditions and provisions to be referenced in the operative documents and in all material respects with all applicable law pertaining to the use and operation of the equipment (including, environmental, noise and pollution laws). UCI has also agreed that each item of equipment will be used and operated solely in the conduct of UCI's or a permitted sublessee's business in the manner for which it was intended and in accordance with any license or certificate provided by the manufacturer of the equipment. UCI has further agreed that no item of equipment will be used or located outside of the United States. However, the equipment may be used or located in a United States territory if subject to a perfected first priority security interest. UCI may not allow the equipment to be subjected to any excess wear and tear.

  MODIFICATIONS

     In case any equipment is required to be altered or modified in order to comply with any insurance policies required under the operating lease or applicable law, UCI is required to make such alteration at its own expense and the same will automatically become the property of BRL free and clear of all liens (other than liens caused by BRL and permitted liens) subject to the terms of the operating lease. UCI may make any optional alteration to any item of equipment so long as that such optional alteration does not impair the value, use or remaining useful life of that equipment. If an optional alteration is readily removable without impairing the value, use or remaining useful life of the equipment, any such optional alteration shall be and remain the property of UCI. To the extent the optional alteration is not readily removable without impairing the value, use or remaining useful life of an item of equipment, the alteration shall immediately and automatically be and become the property of BRL, free and clear of all liens (other than liens caused by BRL and permitted liens), and shall be subject to the terms of the operating lease. Except as set forth above, UCI may not modify any equipment without the prior written authority and approval of BRL.

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 SUBSTITUTION OF EQUIPMENT

     UCI may at any time, so long as no event of default has occurred and is continuing under the operating lease, substitute equipment of the type owned by UCI that is the type rented to third parties by UCI in the ordinary course of its business. The substituted equipment must have (individually or in the aggregate) both a fair market value and a residual value equal to or greater than the price paid by BRL for the equipment being replaced.

     If for any reason BRL reasonably challenges the fair market value or estimated residual value of the replacement equipment as not being equal to or greater than the price paid by BRL for the equipment being replaced, UCI must either (1) replace the proposed replacement equipment with other replacement equipment that BRL reasonably believes has a fair market value and residual value equal to or greater than the price paid by BRL for the equipment being replaced, or (2) provide BRL with an appraisal confirming that each of the fair market value and residual value of the replacement equipment is equal to or greater than the price paid by BRL for the replaced equipment.

     All replacement equipment shall be subject to the appraisal requirements described below.

  APPRAISALS

     For any replacement equipment during the term of the operating lease, UCI shall, at its own expense, cause an appraisal of each item of equipment for which no appraisal has been previously delivered upon the earliest of: (1) eighteen months after the last appraisal date (or if no appraisal date has occurred, after the first date on which replacement equipment becomes subject to the operating lease) and (2) the first date on which replacement equipment with an aggregate acquisition cost in excess of $15 million becomes subject to the operating lease and for which no appraisal has been previously delivered.

  SUBLEASING

     UCI will have the right during the term of the operating lease to sublease one or more items of equipment to any other person. However, those items of equipment must be maintained in the United States and any sublease entered into must satisfy certain conditions, including the following:

          (1) the sublease must expire before, or automatically expire upon, the expiration of the operating lease term; provided that if UCI has elected to exercise its purchase option for the equipment at the end of the operating lease term and no default has occurred under the operating lease, the sublease may extend beyond the operating lease term;

          (2) the sublease must be in writing and must expressly prohibit any further assignment or subleasing;

          (3) the sublease may contain a purchase option in favor of the sublessee, provided that UCI substitutes the equipment with replacement equipment prior to the date that the option is exercised; and

          (4) the sublease must require UCI or the sublessee to maintain the equipment in accordance with the provisions of the operating lease.

     No sublease will affect or reduce UCI's obligations under the operating lease, and UCI will remain directly and primarily liable for those obligations.

     If an event of default has occurred and is continuing under the operating lease, UCI may not agree to sublease or extend any sublease of equipment without the consent of BRL (and this right to consent of BRL has been assigned to the collateral agent). However, if the event of default is solely the result of a breach of a covenant or of covenants to deliver financial or other information to BRL or the administrative agent or to use, maintain or repair the equipment in accordance with the operating lease, UCI may agree to sublease any item of equipment in accordance with the requirements set forth above so long as the sublease is expressly subject and subordinate to BRL's and the collateral agent's interests in that equipment.

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  LIENS

     UCI will keep the equipment free and clear of all liens except permitted liens and liens caused by BRL. Permitted liens include, among others:

     - the respective rights and interests of the parties under the operating lease and participation agreement (including any lien created pursuant to or expressly permitted by the terms of the participation agreement),

     - liens for taxes that either are not yet due and payable or are being contested in good faith,

     - any permitted sublease,

     - liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like liens in connection with any alterations, modifications or replacements to the extent permitted under the operating lease for amounts that are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy customary conditions for contest proceedings,

     - liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, and

     - liens created by UCI with the written consent of BRL and each assignee of BRL's interest in the equipment.

  INSURANCE

     UCI will maintain casualty insurance in full force and effect at its own expense at all times during the term of the operating lease in the amount of the aggregate acquisition cost of the equipment, and liability insurance in the amount of $50,000,000 per occurrence with casualty insurance deductibles of $2,500,000 per year. Provided that no event of default under the operating lease has occurred, all casualty proceeds in excess of $1,000,000 will be paid directly to the collateral agent and will be used to repair the equipment, or in the case of a total loss, will be held as collateral for UCI's obligation to substitute the lost equipment with replacement equipment.

  CASUALTY

     If any damage or casualty occurs with respect to an item of equipment (or any part of that equipment) that does not constitute an event of loss (described below), UCI will apply all payments (including insurance proceeds) received by BRL or UCI from any insurer, governmental entity or other party directly in payment of repairs or for replacement of property.

     An "event of loss" with respect to any item of equipment means

          (1) the loss of such item of equipment or any substantial part of that item of equipment,

          (2) the loss of the use of such item of equipment due to theft or disappearance for a period in excess of 45 days during the term of the operating lease, or existing at the expiration or earlier termination of the lease term,

          (3) the destruction, damage beyond repair, or rendition of such item of equipment or any substantial part of that item of equipment permanently unfit for normal use for any reason whatsoever, or

          (4) the condemnation, confiscation, seizure, or requisition of use or title to such item of equipment or any substantial part of that item of equipment by any governmental entity under the power of eminent domain or otherwise beyond the earlier of 15 days and the end of the term of the operating lease.

     If an event of loss occurs with respect to an item of equipment during the term of the operating lease, UCI will give BRL and the collateral agent prompt written notice of the loss, and will replace the item within

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

60 days of the date of the loss in accordance with the requirements for substitution of equipment with replacement equipment.

  EVENTS OF DEFAULT

     The following events, among others, are events of default under the operating lease:

     - semi-annual payment date payment default continues unremedied for a period of 25 days or more, or any other payment defaults continue unremedied for a period of three business days or more;

     - representations by UCI or UCH in any of the operative documents are untrue in any material respect at the time of making;

     - failure to maintain required insurance, and such failure continues unremedied for 10 or more business days after notice;

     - failure to perform any covenants within the applicable notice and cure periods;

     - UCI or UCH insolvency or bankruptcy (voluntary or involuntary) which is not dismissed within 60 days of commencement;

     - the UCH lease guarantee is not in full force and effect;

     - acceleration (or default permitting acceleration) of any facility of UCI with respect to outstanding indebtedness or obligations aggregating $20,000,000 or more;

     - a non-appealable judgment or judgments exceeding $20,000,000 is entered against UCI and remains unstayed or unvacated for 30 consecutive days;

     - either the operating lease or the participation agreement ceases to be in full force and effect, or ceases to give the collateral agent (for the benefit of BRL and the lenders) the liens purported to be created by the agreement on any material collateral; and

     - a "change of control" (as defined under "Description of the Notes -- Definitions") occurs.

     If UCI has not satisfied the obligations and conditions set forth above with respect to the redelivery or purchase of each and every item of equipment on or before the termination date of the operating lease, then UCI shall be deemed to have exercised its option to purchase the equipment at the end of the operating lease term.

PARTICIPATION AGREEMENT

  PARTIES

     UCI, UCH, BRL, the lenders under the BRL term loan and Bankers Trust Company, as administrative agent and the collateral agent, The Bank of New York, as trustee under the indenture, BRL Universal Equipment Management, Inc., the general partner of BRL, Deutsche Bank Alex Brown Inc., as arranger, and various other parties as syndicate agent, documentation agent and managing agent.

  GENERAL

     The participation agreement sets forth customary representations, warranties, covenants of the parties, conditions precedent to the entering into of the operating lease and funding of the notes and the BRL term loan. Some of the significant provisions of the participation agreement are summarized below.

  GENERAL INDEMNITY

     UCI has agreed to indemnify BRL and its respective shareholders, members, directors, managers, officers, employees and agents on an after-tax basis from and against liabilities, losses or expenses that may be asserted against any of them arising out of (1) the purchase, use, lease, ownership, maintenance, operation or sale of the equipment; (2) any liabilities arising under any federal, state, or local law, rule or regulations

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(environmental or otherwise); and (3) any breach by UCI under any operative document or any other contract, agreement or law by which UCI is bound. The indemnity excludes, among other items, claims that are (a) attributable to acts or events occurring after the expiration of the operating lease or (b) with respect to any indemnitee, attributable to the gross negligence or willful misconduct of that indemnitee.

  GENERAL TAX INDEMNITY

     UCI has agreed to indemnify each indemnitee against, and agreed to pay, any and all taxes payable as a result of the purchase, use, lease, ownership, maintenance, operation or sale of the equipment, including rental, withholding, sales, use, gross receipts, real estate, personal property, income (other than state taxes assessed against BRL), franchise, excise, value added or other taxes, subject to customary exceptions including United States federal and state taxes based upon or measured by net income of persons.

     Any reimbursement by UCI to any indemnitee will be on an after-tax basis so as to be sufficient to cover any taxes which might be imposed as a result of that indemnity payment. Indemnification by UCI will not be affected by a termination of the operating lease.

  SECURITY

     The provisions of the participation agreement relating to the collateral securing the notes is described under "Description of the Notes -- Security and Sources of Payment for the Notes."

  LEASE GUARANTEE

     Under the lease guarantee provision contained in the participation agreement, UCH has irrevocably and unconditionally guaranteed, on a full recourse basis for the benefit of BRL, all obligations of UCI under the operating lease and the participation agreement (including all rent and indemnity payments). The amount payable by UCH under the lease guarantee provision may not exceed the amount payable by UCI under the operative documents and the participation agreement, assuming that such documents were enforced in accordance with their terms (without giving effect to any discharge or limitation thereof under bankruptcy or other insolvency laws), plus any reasonable costs of enforcing the lease guarantee provision.

                                 THE EQUIPMENT

     The equipment subject to the operating lease is a representative sample of UCI's natural gas compression equipment fleet, and includes equipment which had an aggregate appraised fair market value as of February 9, 2001 of approximately $427 million, and additional equipment with an aggregate appraised fair market value as of October 23, 2001 of approximately $122 million, as determined by American Appraisal Associates, Inc., using the same methodologies as used in the February 9, 2001 appraisal. American Appraisal Associates was selected on the basis of its expertise in equipment valuations in leasing transactions. American Appraisal Associates, Inc. is a large independent valuation firm and has been in business for over 100 years. American Appraisal Associates, Inc. has provided in the past and may provide in the future appraisal and valuation services to the registrants, for which it received customary fees and expenses, including, without limitation, an appraisal of the original equipment. None of the registrants placed any limitations on the scope of analysis, procedures or methodologies employed by American Appraisal Associates in the preparation of its appraisal reports.

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UCH

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of UCH, and the notes thereto, and the other financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors" and "Disclosure Regarding Forward-Looking Statements."

GENERAL

     We were formed in December 1997 to acquire all of the outstanding stock of Tidewater Compression Service, Inc. Upon completion of the acquisition in February 1998, Tidewater Compression became our wholly-owned operating subsidiary and changed its name to Universal Compression, Inc. Through this subsidiary, our gas compression service operations date back to 1954.

     During the quarter ended June 30, 2000, we completed an initial public offering of 7,275,000 shares of our common stock, par value $0.01 per share, which provided us with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with our initial public offering, we implemented a recapitalization pursuant to which all then existing classes of our stock were converted into common stock. We used the proceeds of the offering and the $62.6 million in initial proceeds from an operating lease facility to repay $192.7 million of indebtedness, and the remaining proceeds for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On February 9, 2001, we completed our acquisition of Weatherford Global and certain related entities, a supplier of natural gas compression equipment and services and a division of Weatherford. Under the terms of the agreement, a subsidiary of Weatherford was merged into UCI in exchange for 13.75 million shares of our common stock.

     On July 3, 2001, we completed the public offering of 1,333,333 shares of our common stock, together with 2,666,667 shares of our common stock sold by certain selling stockholders, including Castle Harlan Partners III, L.P. and its affiliates. The shares were sold in the offering at a price of $28.50 per share, and the offering provided us with net proceeds (after deducting underwriting discounts and commissions) of approximately $36.1 million. We used the proceeds to fund the cash portion of the purchase price for our acquisition of KCI, Inc., to repay a portion of KCI's indebtedness concurrently with the acquisition and to partially fund the purchase price for our acquisition of LCM. Following the offering, Castle Harlan owned or had voting control over approximately 6% of our outstanding common stock.

     Consummation of the July 2001 offering, and Castle Harlan's reduced ownership of our common stock following that offering, gave the holders of UCI's 9 7/8% senior discount notes due 2008 the right to require us to repurchase those notes at a price equal to 101% of the accreted value. We repurchased approximately $5.8 million face value of the 9 7/8% senior discount notes using borrowings under our revolving credit facility.

     Since our initial public offering, we have completed six primary acquisitions. Our completed acquisitions include GCSI in September 2000, Weatherford Global and IEW in February 2001, CSII in April 2001, and KCI and LCM in July 2001, and Technical Compression Services, Inc. ("TCSI") in October 2001. GCSI added approximately 138,000 horsepower to our fleet and provided us with an increased customer base, additional market segments and additional fabrication capabilities. IEW added approximately 26,000 horsepower to our fleet, as well as important offshore service capabilities. CSII added approximately 34,000 horsepower to our fleet in Mexico and Argentina. KCI added approximately 125,000 horsepower to our domestic fleet as well as significant fabrication expertise and capabilities, a 100,000 square foot fabrication facility in Tulsa, Oklahoma and expertise in the pipeline and related natural gas markets. LCM added to our ability to be a supplier of maintenance, repair, overhaul and upgrade services to natural gas pipeline and related markets. TCSI added to our compression parts and service capabilities for the natural gas producing industry as well as the refinery and petrochemical industries.

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     Our Weatherford Global acquisition in February 2001 more than doubled our size. We acquired Weatherford Global, which was the second largest natural gas compression services company in the world in terms of horsepower, for 13,750,000 shares of our common stock (approximately 45% of our current total outstanding shares) and the restructuring of approximately $323 million in debt and operating lease obligations. This acquisition added over 950,000 horsepower to our fleet and provided us with a number of important strategic and operational benefits, including expanded international operations, an increased parts sales and service business and cost savings and synergies.

     We are the second largest provider of natural gas compressor rental, sales, operations, maintenance and fabrication services to the natural gas industry in terms of horsepower, with one of the largest natural gas compressor fleets in the U.S. and a strong presence in key international markets.

  THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2000

     Revenues. Our total revenues for the three months ended September 30, 2001 increased $135.2 million, or 348%, to $174.1 million, compared to $38.9 million for the three months ended September 30, 2000. Our contract compression revenues increased by $56.5 million, or 197%, to $85.2 million during the three months ended September 30, 2001 from $28.7 million during the three months ended September 30, 2000. Domestic contract compression revenues increased by $44.5 million, or 182%, to $68.9 million during the three months ended September 30, 2001 from $24.4 million during the three months ended September 30, 2000. Our international contract compression revenues increased by $12 million, or 281%, to $16.3 million during the three months ended September 30, 2001 from $4.3 million during the three months ended September 30, 2000. The increase in domestic contract compression revenues primarily resulted from continued expansion of our contract compression fleet and through our acquisitions. The increase in international contract compression revenues resulted from expansion of our international contract compression fleet, primarily through the addition of horsepower from our acquisitions, particularly our Weatherford Global acquisition, continued expansion of our existing contract compression fleet and continued high utilization rates.

     Domestic average contracted horsepower for the three months ended September 30, 2001 increased by 200% to approximately 1,603,000 horsepower from approximately 535,000 horsepower for the three months ended September 30, 2000. In addition, international average contracted horsepower for the three months ended September 30, 2001 increased by 469% to approximately 313,000 horsepower from approximately 55,000 horsepower for the three months ended September 30, 2000, primarily through expansion of our international contract compression fleet, continued high utilization rates and additional service. Our average horsepower utilization rate for the three months ended September 30, 2001 was approximately 90.2%, up from 86.2% in the three months ended September 30, 2000. At the end of the quarter, we had approximately 2.1 million available horsepower. These average horsepower and utilization amounts include KCI for 81 days and LCM for 79 days from the date of the acquisitions.

     Our revenue from fabrication increased to $56.8 million for the quarter from $8.3 million in the same quarter a year ago, an increase of 583%. The increase in fabrication revenue, consisting mostly of equipment fabrication, was due primarily to our acquisitions. Revenues from fabrication vary quarter to quarter due to the time of completion of the equipment being sold. Our backlog of fabrication projects at September 30, 2001 was approximately $101 million, compared with a backlog of $26.8 million at the same time a year earlier. From June 30 to September 30, 2001, our backlog increased $54 million, primarily due to the acquisition of KCI.

     Our revenues from parts sales and service increased to $32.2 million during the three months ended September 30, 2001 from $1.9 million during the three months ended September 30, 2000, an increase of 1,576%. The increase was due primarily to our acquisitions of Weatherford Global and IEW, which have made the parts sales and service segment a more significant part of our business.

     Gross Margin. Our gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the three months ended September 30, 2001 increased $47.7 million, or 233%, to $68.1 million from $20.4 million for the three months ended September 30, 2000. Our contract compression gross margin for the three months ended September 30,
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2001 increased $36.6 million, or 195%, to $55.4 million compared to a gross margin of $18.8 million for the three months ended September 30, 2000. Contract compression gross margin increased primarily as the result of our contract compression revenue growth discussed above and operating cost improvements realized by contract compression operations. Our fabrication gross margin for the three months ended September 30, 2001 increased $4.7 million, or 344%, to $6.0 million compared to a gross margin of $1.4 million for the three months ended September 30, 2000. Fabrication gross margin increased primarily due to increased sales resulting from our acquisitions, as well as strong customer demand, cost reductions and resulting gross margin effects.

     Our parts sales and service gross margin for the three months ended September 30, 2001 increased $6.2 million, or 1,555%, to $6.6 million compared to a gross margin of $401 thousand for the three months ended September 30, 2000. Parts sales and service gross margin increased primarily due to our acquisitions, our continued growth within the industry and operating cost improvements.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the three months ended September 30, 2001 increased $12.0 million, or 319%, compared to the three months ended September 30, 2000. Selling, general and administrative expenses represented approximately 9% of revenue for the three months ended September 30, 2001 compared to approximately 10% of revenue for the three months ended September 30, 2000. The percentage decrease was primarily due to synergies achieved in our acquisitions. These reductions have been offset partially by increases in certain expenses related to our operating as a publicly traded company.

     EBITDA, As Adjusted. Our EBITDA, as adjusted, for the three months ended September 30, 2001 increased 212% to $52.1 million from $16.7 million for the three months ended September 30, 2000, primarily due to increases in total horsepower from acquisitions, continued expansion of our existing contract compression fleet and parts and service division, improved utilization of the compression contract compression fleet, gross margin contribution from fabrication, operating cost improvements realized by contract compression operations, and decreased selling, general and administrative expenses as a percentage of revenues, as discussed above. EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of its liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and certain covenants in our borrowing arrangements are tied to similar measures. We believe that EBITDA, as adjusted, is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA, as adjusted, is a useful yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the majority of which are long-lived assets in the compression industry), or what their tax attributes may be.

     Depreciation and Amortization. Depreciation and amortization increased by $5.0 million to $11.7 million during the three months ended September 30, 2001, compared to $6.7 million during the three months ended September 30, 2000. The increase resulted primarily from the expansion of our contract compression fleet, offset partially by the compression equipment sold and leased back under our operating lease facilities. Included in depreciation and amortization for the three months ended September 30, 2000 is $0.7 million of amortization expense. As of April 1, 2001, we adopted SFAS 142, which among other things, eliminated amortization of goodwill.

     Operating Lease. Operating lease expense increased by $11.0 million to $13.0 million during the three months ended September 30, 2001 from $2 million during the three months ended September 30, 2000. The increase is due to the expense associated with increased balances on the operating lease facilities entered into concurrently with the Weatherford Global merger. The outstanding balance under the operating lease facilities

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

at September 30, 2001 was $607.5 million, consisting of $427.0 million under our operating lease facility and $180.5 million under our asset-backed securitization operating lease facility.

     Interest Expense. Interest expense increased $1.4 million to $6.6 million for the three months ended September 30, 2001 from $5.2 million for the three months ended September 30, 2000 primarily due to the increased accretion of our 9 7/8% senior discount notes and interest on the outstanding balance of our revolving credit facility.

     Net Income. We had net income of $12.8 million for the three months ended September 30, 2001 compared to a net income of $1.8 million for the three months ended September 30, 2000. The change was primarily due to an increase in our gross margins and an increase in our contracted horsepower related to the continued expansion of our fleet, offset partially by increased depreciation, increased leasing expense resulting from our operating lease facilities, increased selling, general and administrative expense resulting from our increased headcount due to growth and increased income tax expense resulting from our positive operating income.

 SIX MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 2000

     Revenues. Our total revenues for the six months ended September 30, 2001 increased $241.3 million, or 329%, to $314.7 million, compared to $73.4 million for the six months ended September 30, 2000. Our contract compression revenues increased by $106.1 million, or 193%, to $161.1 million during the six months ended September 30, 2001 from $55.0 million during the six months ended September 30, 2000. Domestic contract compression revenues increased by $84.2 million, or 181%, to $130.8 million during the six months ended September 30, 2001 from $46.6 million during the six months ended September 30, 2000. Our international contract compression revenues increased by $21.9 million, or 262%, to $30.3 million during the six months ended September 30, 2001 from $8.4 million during the six months ended September 30, 2000. The increase in domestic contract compressions revenue primarily resulted from continued expansion of our contract compression fleet and through our acquisitions. The increase in international contract compression revenues resulted from expansion of our international contract compression fleet, primarily through the addition of horsepower from our acquisitions, particularly our Weatherford Global acquisition, continued expansion of our contract compression fleet and continued high utilization rates.

     Domestic average rented horsepower for the six months ended September 30, 2001 increased by 197% to approximately 1,529,000 horsepower from approximately 514,000 horsepower for the six months ended September 30, 2000. In addition, international average rented horsepower for the six months ended September 30, 2001 increased 435% to approximately 289,000 horsepower from approximately 54,000 horsepower for the six months ended September 30, 2000, primarily through expansion of our international contract compression fleet, continued high utilization rates and additional service. Our average horsepower utilization rate for the six months ended September 30, 2001 was approximately 88.7%, up from 85.3% in the six months ended September 30, 2000. As of September 30, 2001, we had approximately 2.0 million available horsepower. These average horsepower and utilization amounts include KCI for 81 days and LCM for 79 days from the date of the acquisitions.

     Our revenue from fabrication increased to $89.0 million for the six-month period from $15.9 million for the comparable period last year, an increase of 457%. The increase in fabrication revenue, consisting mostly of equipment fabrication, was due primarily to our acquisitions. Revenues from fabrication vary quarter to quarter due to the time of completion of the equipment being sold. Our backlog of fabrication projects at September 30, 2001 was approximately $101 million, compared with a backlog of $26.8 million at the same time a year earlier. From June 30 to September 30, 2001, our backlog increased $54 million, primarily due to the acquisition of KCI.

     Our revenues from parts sales and service increased to $64.5 million during the six months ended September 30, 2001 from $2.4 million during the six months ended September 30, 2000, an increase of 2,563%. Parts sales and service gross margin increased primarily due to our acquisitions, our continued growth within the industry and operating cost improvements.

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

     Gross Margin. Our gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the six months ended September 30, 2001 increased $88.2 million, or 223%, to $127.7 million from $39.5 million for the six months ended September 30, 2000. Our contract compression gross margin for the six months ended September 30, 2001 increased $67.7 million, or 188%, to $103.8 million compared to a gross margin of $36.1 million for the six months ended September 30, 2000. Contract compression gross margin increased primarily as the result of our contract compression revenue growth discussed above and operating cost improvements realized by contract compression operations. Our fabrication gross margin for the six months ended September 30, 2001 increased $7.4 million, or 255%, to $10.2 million compared to a gross margin of $2.8 million for the six months ended September 30, 2000. Fabrication gross margin increased primarily due to increased sales resulting from our acquisitions, as well as strong customer demand, cost reductions and their resulting gross margin effects.

     Our parts sales and service gross margin for the six months ended September 30, 2001 increased $13 million or 2,688%, to $13.6 million compared to a gross margin of $487 thousand for the six months ended September 30, 2000. Parts sales and service gross margin increased primarily due to our acquisitions, our continued growth within the industry and operating cost improvements.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the six months ended September 30, 2001 increased $21.3 million or 294% compared to the six months ended September 30, 2000. Selling, general and administrative expenses represented approximately 9% of revenue for the six months ended September 30, 2001 compared to approximately 10% of revenue for the six months ended September 30, 2000. The percentage decrease was primarily due to the elimination of management fees in connection with our initial public offering in May 2000 in addition to synergies achieved in our acquisitions. These reductions have been offset partially by increases in certain expenses related to our operating as a publicly traded company.

     EBITDA, As Adjusted. Our EBITDA, as adjusted, for the six months ended September 30, 2001 increased 205% to $98.9 million from $32.4 million for the six months ended September 30, 2000, primarily due to increases in horsepower from acquisitions, continued expansion of our contract compression fleet parts and service division, improved utilization of the compression contract compression fleet, gross margin contribution from fabrication, operating cost improvements realized by contract compression operations, and decreased selling, general and administrative expenses as a percentage of revenue, as discussed above. EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of its liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and certain covenants in our borrowing arrangements are tied to similar measures. We believe that EBITDA, as adjusted, is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA, as adjusted, is a useful yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the majority of which are long-lived assets in the compression industry), or what their tax attributes may be.

     Non-recurring Charges. During the six months ended September 30, 2000, we incurred non-recurring charges of $7.1 million related to the early termination of a management agreement and a consulting agreement and other related fees in connection with our initial public offering and concurrent financing transactions.

     Depreciation and Amortization. Depreciation and amortization increased by $8.9 million to $23.1 million during the six months ended September 30, 2001, compared to $14.2 million during the six months ended September 30, 2000. The increase resulted primarily from the expansion of our contract compression fleet, offset partially by the compression equipment sold and leased back under our operating lease facilities.

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

Included in depreciation and amortization for the six months ended September 30, 2000 is $1.3 million of amortization expense. As of April 1, 2001, we adopted SFAS 142, which among other things, eliminated amortization of goodwill.

     Operating Lease. Operating lease expense increased by $22.9 million to $25.6 million during the six months ended September 30, 2001 from $2.7 million during the six months ended September 30, 2000. The increase is due to the expense associated with increased balances on the operating lease facilities entered into concurrently with the Weatherford Global merger. The outstanding balance under the operating lease facilities at September 30, 2001 was $607.5 million, consisting of $427.0 million under our operating lease facility and $180.5 million under our asset-backed securitization operating lease facility.

     Interest Expense. Interest expense decreased $1.1 million to $12.1 million for the six months ended September 30, 2001 from $13.2 million for the six months ended September 30, 2000, primarily as a result of the reduction of debt resulting from our initial public offering and financing restructurings. The decrease in interest expense was offset partially by increased accretion of our 9 7/8% senior discount notes and interest on the outstanding balance of our revolving credit facility.

     Extraordinary Loss. During the six months ended September 30, 2000, we incurred extraordinary losses of $10.0 million ($6.3 million net of income tax) related to debt restructurings that occurred concurrently with our initial public offering.

     Net Income (Loss). We had net income of $23.3 million for the six months ended September 30, 2001 compared to a net loss of $9.2 million for the six months ended September 30, 2000. The change was primarily due to extraordinary and non-recurring charges incurred during the six months ended September 30, 2000, as well as an increase in our gross margins and decrease in interest expense, offset partially by increased depreciation and amortization related to the continued expansion of our fleet, increased leasing expense resulting from our operating lease facilities, increased selling, general and administrative expense resulting from our increased headcount due to growth and increased income tax expense resulting from our positive operating income.

 FISCAL YEAR ENDED MARCH 31, 2001 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2000

     Revenues. Our total revenue for the fiscal year ended March 31, 2001 increased $96.4 million, or 70.7%, to $232.8 million, compared to $136.4 million for the fiscal year ended March 31, 2000. Our rental revenues increased by $50.9 million, or 51.8%, to $149.2 million during the fiscal year ended March 31, 2001 from $98.3 million during the fiscal year ended March 31, 2000. Domestic rental revenues increased by $43.1 million, or 51.6%, to $126.7 million during the fiscal year ended March 31, 2001 from $83.6 million during the fiscal year ended March 31, 2000. Our international rental revenues increased by $7.8 million, or 53.1%, to $22.5 million during the fiscal year ended March 31, 2001 from $14.7 million during the fiscal year ended March 31, 2000. The increase in domestic rental revenue primarily resulted from expansion of our rental fleet through the acquisition of GCSI, Weatherford Global and core growth. The increase in international rental revenue resulted from expansion of our international rental fleet primarily through the addition of horsepower from our acquisitions, continued high utilization rates and the impact of our Weatherford Global acquisition. During the quarter ended December 31, 2000, we started our first rental project in Mexico consisting of 10,000 horsepower. This project contributed approximately $4.7 million in one-time turnkey installation revenue.

     Domestic average rented horsepower for the fiscal year ended March 31, 2001 increased by 61.0% to approximately 776,000 horsepower from approximately 482,000 horsepower for the fiscal year ended March 31, 2000. In addition, international average rented horsepower for the fiscal year ended March 31, 2001 increased by 81.6% to approximately 89,000 horsepower from approximately 49,000 horsepower for the fiscal year ended March 31, 2000, primarily through expansion of our international rental fleet, continued high utilization rates and additional service in South America. Our average horsepower utilization rate for the fiscal year ended March 31, 2001 was approximately 87.6%, up from 80.7% in the fiscal year ended March 31, 2000. At the end of the quarter, we had approximately 1.9 million available horsepower with an additional 69,000 horsepower operated and maintained for customers. Our average horsepower utilization rate for the quarter ended March 31, 2001 was 88.8% and at March 31, 2001 was approximately 88.4%. These horsepower and utilization amounts include GCSI for the full fourth quarter and Weatherford Global for the 50 days from the date of the merger.

     Our revenue from fabrication increased to $61.8 million from $25.3 million, an increase of 144.3%. The increase in fabrication revenue, consisting mostly of equipment fabrication, for the last half of the fiscal year was due primarily to the acquisitions of GCSI and Weatherford Global. Revenues from fabrication vary quarter to quarter due to the time of completion of the equipment being sold. Our backlog of fabrication projects at the end of the fiscal year ended March 31, 2001 was approximately $34.2 million, compared with a backlog of $11.1 million at the same time a year earlier. From December 31, 2000 to March 31, 2001, backlog increased $3.7 million.

     Our revenues from parts sales and service increased to $21.5 million during the fiscal year ended March 31, 2001 from $12.7 million during the fiscal year ended March 31, 2000, an increase of 69.3%. The increase for the last half of the fiscal year was due primarily to the acquisitions of GCSI and Weatherford Global.

     As a result of our Weatherford Global acquisition, our parts sales and service segment has become a more significant part of our business. Our parts sales and service revenue increased to $12.6 million from $2.4 million in the quarter ended March 31, 2001, an increase of 425.0% from the prior year period, with a gross margin of $2.2 million on the fiscal year as compared to a gross margin of $0.6 million for the prior year period.

     Gross Margin. Our gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the fiscal year ended March 31, 2001 increased $40.6 million, or 58.8%, to $109.6 million from gross margin of $69.0 million for the fiscal year ended March 31, 2000. Our rental gross margin for the fiscal year ended March 31, 2001 increased $34.0 million, or 54.1%, to $96.9 million compared to gross margin of $62.9 million for the fiscal year ended March 31, 2000. Rental gross margin increased primarily as the result of our rental revenue growth discussed above and operating cost improvements realized by rental operations. Our fabrication gross margin for the fiscal year ended March 31, 2001 increased $5.6 million, or 164.7%, to $9.0 million compared to a gross margin of $3.4 million for the fiscal year ended March 31, 2000. Fabrication gross margin increased primarily due to strong customer demand, cost reductions and their resulting gross margin effects.

     Our parts sales and service gross margin for the fiscal year ended March 31, 2001 increased $0.8 million or 29.6%, to $3.5 million compared to a gross margin of $2.7 million for the fiscal year ended March 31, 2000. Parts sales and service revenue increased primarily due to the acquisition of Weatherford Global.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the fiscal year ended March 31, 2001 increased $4.3 million compared to the fiscal year ended March 31, 2000. Selling, general and administrative expenses represented 9.1% of revenue for the fiscal year ended March 31, 2001 compared to 12.3% of revenue for the fiscal year ended March 31, 2000. The percentage decrease was primarily due to the approximately $4.7 million in one-time turnkey installation revenues associated with a large rental project in Mexico and the elimination of management fees in connection with our initial public offering in May 2000, in addition to synergies achieved in our acquisitions of GCSI and Weatherford Global. These reductions have been offset partially by increases in certain expenses related to our operating as a publicly traded company.

     EBITDA, as adjusted. Our EBITDA, as adjusted, for the fiscal year ended March 31, 2001 increased 59.4% to $88.6 million from $55.6 million for the fiscal year ended March 31, 2000, primarily due to increases in horsepower and utilization of the compression rental fleet, gross margin contribution from fabrication and sales, operating cost improvements realized by rental operations, and a decreased percentage of selling, general and administrative expenses, as discussed above. EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of its liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and certain covenants in our borrowing arrangements will be tied to similar measures. We believe that EBITDA, as adjusted, is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA, as adjusted, is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the majority of which are long-lived assets in the compression industry), or what their tax attributes may be.

     Non-recurring Charges. During the fiscal year ended March 31, 2001, we incurred non-recurring charges of $8.7 million related to the early termination of a management agreement and a consulting agreement and other related fees in connection with our initial public offering and concurrent financing transactions as well as costs related to facilities and headcount reduction associated with the Weatherford Global acquisition.

     Depreciation and Amortization. Depreciation and amortization increased by $7.5 million to $33.5 million during the fiscal year ended March 31, 2001, compared to $26.0 million during the fiscal year ended March 31, 2000. The increase resulted primarily from expansion of our rental fleet offset partially by the compressor equipment sold and leased back under our previous operating lease facility.

     Operating Lease. We incurred leasing expense of $14.4 million during the fiscal year ended March 31, 2001 resulting from our operating lease facilities. The outstanding balance under the operating lease facilities at March 31, 2001 was $527.5 million, consisting of $427.0 million under our operating lease facility and $100.5 million under the asset-backed securitization operating lease facility.

     Interest Expense. Interest expense decreased $10.2 million to $24.2 million for the fiscal year ended March 31, 2001 from $34.4 million for the fiscal year ended March 31, 2000, primarily as a result of the reduction of debt resulting from our initial public offering and financing restructurings. The decrease in interest expense was offset partially by increased accretion of our 9 7/8% senior discount notes and the assumption and refinancing of debt related to our GCSI acquisition.

     Extraordinary Loss. During the fiscal year ended March 31, 2001, we incurred extraordinary losses of $15.2 million ($9.5 million net of income tax) related to debt restructurings that occurred concurrently with our initial public offering and the Weatherford Global acquisition.

     Net Loss. We had a net loss of $4.4 million for the fiscal year ended March 31, 2001 compared to a net loss of $6.0 million for the fiscal year ended March 31, 2000, primarily as a result of an increase in our gross margins and interest expense decreasing from $34.4 million to $24.2 million, offset partially by increased depreciation and amortization related to the continued expansion of our assets, leasing expense of $14.4 million resulting from our operating lease facilities, non-recurring charges, an increase of the income tax provision to $3.6 million from an income tax benefit of $2.0 million, and an extraordinary loss of $9.5 million.

 FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

     Revenues. Our total revenues for the fiscal year ended March 31, 2000 increased $6.9 million, or 5.3%, to $136.4 million compared to $129.5 million for the fiscal year ended March 31, 1999 due to an increase in rental revenues. Our rental revenues increased by $12.7 million, or 14.8%, to $98.3 million during the fiscal year ended March 31, 2000 from $85.6 million during the fiscal year ended March 31, 1999. Domestic rental revenues increased by $4.8 million, or 6.0%, to $83.6 million during the fiscal year ended March 31, 2000 from $78.8 million during the fiscal year ended March 31, 1999. Our international rental revenues increased by $7.9 million, or 116%, to $14.7 million during the fiscal year ended March 31, 2000 from $6.8 million during the fiscal year ended March 31, 1999. The increase in both domestic and international rental revenues primarily resulted from expansion of our rental fleet. Domestic average rented horsepower for the fiscal year ended March 31, 2000 increased by 11.3% to approximately 482,000 horsepower from approximately 433,000

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horsepower for the fiscal year ended March 31, 1999. In addition, international average rented horsepower more than doubled to approximately 49,000 horsepower for the fiscal year ended March 31, 2000 from approximately 22,000 horsepower for the fiscal year ended March 31, 1999, primarily through additional service in Argentina and Colombia. Our revenues from fabrication increased to $25.3 million from $22.4 million, an increase of 12.9%, due to a moderate increase in equipment orders. Our revenues from parts sales and service decreased to $12.7 million from $21.2 million, a decrease of 40.1%, due to our concentration on growing our rental segments as well as a lower level of parts sales and service activity.

     Gross Margin. Gross margin for the fiscal year ended March 31, 2000 increased $7.1 million, or 11.5%, to $69.0 million from gross margin of $61.9 million for the fiscal year ended March 31, 1999. The rental gross margin for the fiscal year ended March 31, 2000 increased $8.3 million, or 15.2%, to $62.9 million compared to gross margin of $54.6 million for the fiscal year ended March 31, 1999. Gross margin increased primarily as the result of the revenue growth discussed above while rental margins remained constant at 64% for the fiscal years ended March 31, 2000 and 1999. Our fabrication gross margin for the fiscal year ended March 31, 2000 increased $0.2 million or 6.3% to $3.4 million compared to a gross margin of $3.2 million for the fiscal year ended March 31, 1999. Fabrication gross margin increased primarily as a result of moderate increases in orders and capacity.

     Our parts sales and service gross margin for the fiscal year ended March 31, 2000 decreased $1.2 million or 30.8%, to $2.7 million compared to a gross margin of $3.9 million for the fiscal year ended March 31, 1999. Parts sales and service gross margin decreased primarily due to a decrease in revenue.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the fiscal year ended March 31, 2000 decreased $0.1 million, or 0.5%, to $16.8 million compared to $16.9 million for the fiscal year ended March 31, 1999. As a percentage of revenue, selling, general and administrative expenses represented 12.3% of revenues for the fiscal year ended March 31, 2000 compared to 13.0% of revenues for the fiscal year ended March 31, 1999.

     Interest Expense. Interest expense increased $5.0 million to $34.3 million for the fiscal year ended March 31, 2000 from $29.3 million for the fiscal year ended March 31, 1999, primarily as the result of increased borrowings under the revolving credit facility, increased accretion of the 9 7/8% senior discount notes, the financing lease and increased interest rates.

     Net Loss. We had a net loss of $6.0 million for the fiscal year ended March 31, 2000 compared to a net loss of $2.4 million for the fiscal year ended March 31, 1999. This increase in net loss was primarily due to interest expense increasing from $29.3 million to $34.3 million and depreciation and amortization related to the continued expansion of our assets increasing from $19.3 million to $26.0 million, which was offset by an increased income tax benefit and the factors discussed above.

EFFECTS OF INFLATION

     In recent years, inflation has been modest and has not had a material impact upon the results of our operations.

SEASONAL FLUCTUATIONS

     Our results of operations have not historically reflected any material seasonal tendencies.

LIQUIDITY AND CAPITAL RESOURCES

     In May 2000, concurrently with our initial public offering, we entered into a $200 million, five-year operating lease facility, which involved a sale and leaseback of compression equipment to a trust. Under this operating lease facility, certain of our compression equipment was sold to the trust for approximately $155 million and leased back by us for a five-year period. At the same time, we repaid and terminated a term loan and revolving credit facility and entered into a $50 million secured revolving credit facility which had a five-year term. This revolver and our previous operating lease facility were repaid and terminated in February 2001 in connection with our Weatherford Global acquisition.
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     On July 3, 2001, we completed the offering of 1,333,333 shares of our common stock, par value $0.01 per share, together with 2,666,667 shares of our common stock sold by certain selling stockholders, including Castle Harlan Partners III, L.P. and its affiliates. The shares were sold in the offering at a price of $28.50 per share, and the offering provided us with net proceeds (after deducting underwriting discounts and commissions) of approximately $36.1 million. We used the proceeds to fund the cash portion of the purchase price in our acquisition of KCI, Inc., to repay a portion of KCI's indebtedness concurrently with the acquisition, as described below, and to partially fund the cash portion of the purchase price in our acquisition of Louisiana Compressor Maintenance, Inc., as described below. Currently, Castle Harlan owns or has voting control over less than 5% of our outstanding common stock.

     Pursuant to the indenture governing UCI's 9 7/8% senior discount notes due 2008, the holders of those notes had the right to require UCI to repurchase the notes through August 23, 2001 as a result of the consummation of the July 2001 equity offering as Castle Harlan's ownership of less than 20% of our common stock constituted a change of control under the indenture. We repurchased approximately $5.8 million face value of these notes in August 2001 with borrowings under our revolving credit facility. As of September 30, 2001, UCI had approximately $205.8 million aggregate principal amount outstanding under the 9 7/8% senior discount notes.

     During the second fiscal quarter, we completed two acquisitions, KCI for approximately $26.3 million in cash and 694,927 shares of our common stock, and LCM for approximately $26.3 million in cash. KCI, a Tulsa, Oklahoma-based fabricator of large horsepower compressors, provides us with significant fabrication expertise and capabilities and added approximately 125,000 horsepower to our contract compression fleet with an average horsepower utilization rate of 85%. LCM, a Houma, Louisiana-based supplier of maintenance, repair, overhaul and upgrade services to the natural gas pipeline and related markets is expected to add approximately $18 million in revenue and approximately $4.5 million in EBITDA, as adjusted, in the first full year of combined operations.

     In connection with the KCI acquisition, we entered into registration rights agreements, which provide certain demand and piggyback registration rights to the former holders of the common stock of KCI and the partnership interests of KCI Compression Company, L.P. Under the terms of the agreements, we agreed to file a registration statement to register the resale of the shares of common stock issued in the acquisition, which registration statement is now effective. In addition, the former KCI holders may request to have the sale of their shares included in certain registration statements with respect to any proposed public offering by us or other holders of our common stock.

     Our cash and cash equivalents balance at September 30, 2001 was $5.6 million, compared to $12.3 million at March 31, 2001. For the six months ended September 30, 2001, we provided cash flow from operations of $50.7 million, used $242.4 million of cash for investing activities, provided another $183.9 million of cash in financing activities and had a $1.1 million positive effect of exchange rate change.

     During the six months ended September 30, 2001, $80.0 million was received for compression equipment sold under our asset-backed securitization operating lease facility, $23.3 million was generated from net income, and $57.0 million was received from net borrowings under our revolving credit facility. We used this cash as follows: $91.4 million for capital expenditures, $153.0 million for acquisitions, $17.0 million on working capital changes and $6.4 million to make net principal payments on outstanding indebtedness.

     As of November 30, 2001, our book debt to capitalization ratio was 22.9%. As of that date, including the operating leases, our debt to capitalization ratio was 55.6%.

     On October 23, 2001, we sold an additional $122 million of compression equipment to BRL and leased the equipment back under our existing operating lease facility. We used the net proceeds from the sale of the compression equipment to repay all of the outstanding indebtedness under our revolving credit facility with the remaining proceeds used to repay a portion of the obligations under our asset-backed securitization operating lease facility and for other indebtedness and for general corporate purposes.

     As of December 15, 2001, subject to covenant and other restrictions, we had unused availability of approximately $165.5 million (approximately $40.5 million under our asset-backed securitization facility and
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$125 million under our revolving credit facility). Subject to certain covenant restrictions, we also have up to an additional $244 million available under our operating lease facility until one year from February 9, 2001. Any additional amounts under this facility would be funded through the issuance of future notes under the indenture by BRL and a corresponding increase in the BRL term loan and equity investment, which would be used to purchase additional equipment to lease to UCI under the operating lease.

     We have realized approximately $20 million of cost savings on an annualized basis from our Weatherford Global acquisition. The key drivers for the savings were the elimination of overlapping areas of various domestic operations, including fabrication facilities, as well as duplicate selling, general and administrative activities.

     For fiscal 2002, we expect revenues to be approximately $670 to $680 million, with expected EBITDA, as adjusted, of approximately $213 million. These results are expected based on slight quarterly gross margin improvements in both the domestic and international contract compression segments and the parts, sales and service segment, as well as continued revenue growth in all business segments.

     Operating lease and net interest expense for the current fiscal year are expected to be approximately $80 to $81 million, with depreciation of approximately $48 million for the fiscal year.

     Under current market conditions, these projections are expected to result in approximately $1.72 earnings per diluted share for the fiscal year.

     Capital expenditures, excluding acquisitions, are expected to be approximately $190 to $200 million for the year, with international expenditures between $30 and $40 million and approximately $25 million being used for maintenance capital needs.

     We believe that funds generated from our operations, together with our existing cash, the net proceeds to us from our July 2001 stock offering, the net proceeds from our recent sale of additional equipment under the operating lease facility, and the additional capacity available under our revolving credit facility and operating lease facilities will be sufficient to finance our current operations, planned capital expenditures and internal growth for the remainder of fiscal year 2002. If we were to make significant additional acquisitions for cash, we may need to obtain additional debt, equity or operating lease financing.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We adopted SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement had no impact on our consolidated results of operations, financial position or cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years
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beginning after December 15, 1999. After reviewing SAB 101 and its amendment, we believe that our revenue recognition policy is appropriate and that the effects of SAB 101 and its amendment were immaterial to our results of operations.

     In July 2001, the FASB issued SFAS 141, "Business Combinations," effective for all business combinations initiated after June 30, 2001 and SFAS 142, "Goodwill and Other Intangible Assets". We elected to adopt SFAS 142 effective April 1, 2001 as the first interim period financial statements had not previously been issued. SFAS 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Had SFAS 142 been effective April 1, 2000, we would have adopted it in the first quarter of fiscal 2001 and our net income during the three months ended September 30, 2000 would have been $2.5 million, as a result of the elimination of $0.7 million of amortization expense related to goodwill. In addition, our net loss and loss before taxes and extraordinary items during the six months ended September 30, 2000 would have been $7.4 million and $3.4 million, respectively, as a result of the elimination of $1.3 million of amortization expense related to goodwill, together with a decrease in the recorded income tax benefit of $0.5 million.

     In August 2001, the FASB issued SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30, while retaining many of the requirements of these two statements. Under SFAS 144, assets held for sale (APB Opinion No. 30) that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. SFAS 144 is not expected to materially change the methods used by us to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations than is currently permitted. We plan to adopt SFAS 144 on April 1, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to some market risk due to the floating or variable interest rates under our financing arrangements. A portion of the interest and lease payments under our financing arrangements are based on a floating rate (base rate or LIBOR, at our option, in the case of our revolving credit facility, and LIBOR, in the case of our operating lease facilities) plus a variable amount based on our operating results. The one-month LIBOR rate at December 15, 2001 was 1.8%. A 1.0% increase in interest rates would result in an annual increase of approximately $1 million in our interest and operating lease expense. As of December 15, 2001, approximately $99 million of our indebtedness and other obligations outstanding bear interest at floating rates.

     In order to minimize any significant foreign currency credit risk, we generally contractually require that payment by our customers be made in U.S. dollars. If payment is not made in U.S. dollars, we generally utilize the exchange rate into U.S. dollars on the payment date or balance payments in local currency against local expenses.

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF BRL

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of BRL, and the notes thereto, and the other financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors" and "Disclosure Regarding Forward-Looking Statements."

GENERAL

     BRL Universal Equipment 2001 A, L.P. and its wholly owned subsidiary, BRL Universal Equipment Corp., were organized in Delaware in January 2001 to purchase $427 million of domestic based gas compression equipment in connection with the operating lease. The purchase was financed by the issuance of the existing notes coupled with the BRL term loan and additional equity funding in BRL. The original equipment purchase, existing notes issuance, BRL term loan and equity funding occurred on February 9, 2001. On October 23, 2001, BRL purchased additional domestic based gas compression equipment with an appraised value of approximately $122 million from UCI in connection with the operating lease. The equipment purchase was financed by the issuance of the old additional notes, coupled with an increase in the BRL term loan and additional BRL equity funding. BRL leases its gas compression equipment to UCI for a term that ends February 8, 2008, under the operating lease. In addition to rental payments, UCI is obligated to pay BRL supplemental rent, costs, taxes, indemnities, and other amounts owing under the operating lease.

     In June 2001, the issuers completed an exchange offer whereby they issued $350 million aggregate principal amount of their registered 8 7/8% senior secured notes due 2008 and UCI's related lease and UCH's related guarantee obligations in exchange for $350 million aggregate principal amount of previously outstanding 8 7/8% senior secured notes due 2008. The terms of the registered 8 7/8% senior secured notes due 2008 were substantially identical to the terms of the previously outstanding 8 7/8% senior secured notes due 2008, except that the existing notes, which were the notes issued in the June 2001 exchange offer, do not restrict transfer and were issued free of any covenants regarding exchange and registration rights.

     The general partner of BRL is BRL Universal Equipment Management, Inc., a Delaware corporation. Deutsche Bank A.G., New York Branch and First Union National Bank are the limited partners. The initial limited partner investor withdrew from BRL and was repaid his capital contribution in February 2001. Net income or loss is allocated to the partners in accordance with the terms of the partnership agreement, as amended.

     Affiliates of BRL and a limited partner are participants in an asset-backed securitization facility with a subsidiary of Universal, as lessee.

  THREE MONTHS ENDED SEPTEMBER 30, 2001

     Revenue. BRL's total revenue for the period was $9.2 million. As rental revenue is primarily based on BRL's costs of financing the acquisition of the equipment, revenue will vary depending on interest rates and the outstanding principal balances. Based on current interest rates and existing outstanding principal balances, revenue is expected to be approximately $10.3 million per quarter.

     Interest Expense on Rental Equipment. Interest expense on rental equipment is the interest recorded in connection with the existing notes and the BRL term loan. Interest expense on rental equipment for the period was $8.9 million or 96.5% of rental revenue. Due to the terms of the operating lease with Universal, interest expense on rental equipment is expected to remain fairly constant. Based on current interest rates, interest expense on rental equipment is expected to be approximately $9.9 million per quarter.

     Depreciation. Depreciation for the period was $5.7 million. BRL's policy is to record a full month of depreciation in the month an asset is placed into service. Based on current rental equipment balances, depreciation is expected to be approximately $6.5 million per quarter.

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  PERIOD FROM JANUARY 18, 2001 (INCEPTION) TO SEPTEMBER 30, 2001

     Revenue. BRL'S total revenue for the period was $24.1 million. Revenue was not earned or recognized until after the purchase of gas compression equipment on February 9, 2001. As rental revenue is primarily based on BRL's costs of financing the acquisition of the equipment, revenue will vary depending on interest rates and the outstanding principal balances. Based on current interest rates and existing outstanding principal balances, revenue is expected to be approximately $34.4 million for the year.

     Interest Expense on Rental Equipment. Interest expense on rental equipment is the interest recorded in connection with the existing notes and the BRL term loan. Interest expense on rental equipment for the period was $23.2 million or 96.3% of rental revenue. Due to the terms of the operating lease with Universal, interest expense on rental equipment is expected to remain fairly constant. Based on current interest rates, interest expense on rental equipment is expected to be approximately $33.1 million for the year.

     Depreciation. Depreciation for the period was $15.2 million. BRL'S policy is to record a full month of depreciation in the month an asset is placed into service. As a result, for the period ended September 30, 2001, BRL recorded five months of depreciation on the assets placed into service on February 9, 2001. Based on current rental equipment balances, depreciation is expected to be approximately $21.7 million for the year.

LIQUIDITY AND CAPITAL RESOURCES

     Under the triple net lease terms for the equipment owned by BRL, all of the costs of maintaining and financing the equipment are borne by UCI, as the lessee. BRL believes it has adequate capital resources for the nature of BRL'S business and the funds provided by operations will be sufficient to satisfy BRL's obligations. Because BRL has agreed to limit BRL's activities to the ownership, financing and leasing of equipment under the lease, BRL does not believe it will have any need to obtain additional debt or equity financing for BRL's current operations.

     On October 23, 2001, BRL purchased an additional $122 million of domestic gas compression equipment from UCI and then leased the equipment back to UCI under the operating lease facility. BRL raised the funds to purchase the equipment through the issuance of the old additional notes, together with an additional $18.3 million in borrowings under the BRL term loan and an additional $3.7 million equity investment in BRL.

     Subject to certain covenants and conditions, BRL may issue up to $200 million of future senior secured notes under the indenture in connection with a corresponding increase in the BRL term loan and equity investment in BRL. The proceeds of any such future notes would be used to purchase additional equipment to lease to UCI under the operating lease. Any future notes must be issued by February 9, 2002.

     BRL's cash and cash equivalents balance at September 30, 2001 was $0.02 million. Operating activities provided $0.8 million in cash, investing activities used $427.0 million in cash and financing activities provided $426.2 million in cash.

     Cash provided by operating activities resulted from depreciation of $15.1 million and increased accounts payable of $4.1 million partially offset by a net loss of $14.3 million and increased accounts receivable of $4.1 million. Accounts receivable and accounts payable increased due to BRL being an operating entity.

     Cash was used in investing activities for the purchase of $427.0 million of rental equipment.

     Cash provided by financing activities resulted from $13.1 million of contributions from partners, $350.0 million in proceeds from issuance of the existing notes and $63.9 million from bank borrowings, partially offset by $0.8 million in distributions to partners.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     BRL is exposed to some market risk due to the floating or variable interest rates under the BRL term loan and preferred equity return. As of December 15, 2001, BRL had $450.0 million outstanding principal amount with the notes, which bear interest at a fixed rate, and approximately $82.2 million outstanding under the BRL

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term loan, which bears interest at floating rates. Interest payments on the term loan and preferred equity return are based on LIBOR plus a variable amount. The one-month LIBOR rate at December 15, 2001 was 1.8%. A 1.0% increase in interest rates would result in approximately $822 thousand annual increase in BRL's interest expense.

     The estimated fair value of the notes was approximately $463.0 million as of December 15, 2001. The estimated fair value amount has been determined based on the discounted future cash flows.

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                                    INDUSTRY

NATURAL GAS COMPRESSION OVERVIEW

     Natural gas compression is a mechanical process whereby a volume of gas at an existing pressure is compressed to a desired higher pressure. We offer both slow and high speed reciprocating compressors driven either by internal combustion engines or electric motors. We also offer screw compressors for applications involving low pressure natural gas. Most natural gas compression applications involve compressing gas for its delivery from one point to another. Low pressure or aging natural gas wells require compression for delivery of produced gas into higher pressured gas gathering or pipeline systems. Compression is required because over the life of an oil or gas well, natural reservoir pressure typically declines as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. It is at this time that compression equipment is applied in both field and gathering systems to boost the well's pressure levels and allow gas to be brought to market. Compression is also used to reinject natural gas down producing oil wells to help lift liquids to the surface, known as gas lift operations. In secondary oil recovery operations, natural gas compression is used to inject natural gas into wells to maintain reservoir pressure. Compression is also used in gas storage projects to inject gas into underground reservoirs during off-peak seasons for withdrawal later during periods of high demand. Natural gas compression services are also used for compressing feedstocks in refineries and for refrigeration applications in natural gas processing plants.

                   COMPRESSION REQUIREMENTS OF AN AGING WELL

     [CHART DEPICTING DECLINING WELLHEAD PRESSURE THROUGH VARIOUS STAGES OF
                                  COMPRESSION]

     Typically, compression is required several times during the natural gas production cycle: at the wellhead, at the gathering lines, into and out of gas processing facilities, into and out of storage facilities and through the pipeline. Natural gas compression that is used prior to the "main line transmission system" which transports gas from production to storage or to the end user is considered "field" compression. Natural gas compression that is used during the transportation of gas from the gathering systems to storage or the end-user is considered "pipeline" compression. Historically, we have concentrated on the field compression market, production and gas gathering. During the production phase, compression is used to boost the pressure of natural gas from the wellhead so that natural gas can flow into the gathering system or pipeline for transmission to an end-user. Typically, these applications require portable low to mid-range horsepower compression equipment located at or near the wellhead. The continually dropping pressure levels in natural gas fields require constant modification and variation of on-site compression equipment.

     Through our acquisitions of KCI and LCM in July 2001, we are extending our compression services and product offerings to serve the pipeline compression market, which is generally characterized by the fabrication of large horsepower units for sale to third parties and the subsequent provision of parts and services for those
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units. Compressors are used to increase the efficiency of a low capacity gas field by providing a central compression point from which the gas can be removed and injected into a pipeline for transmission to facilities for further processing. As gas is transported through a pipeline, compression equipment is applied to allow the gas to continue to flow through the pipeline to its destination.

     In an effort to reduce costs for wellhead operators, operators of gathering systems tend to keep the pressure of the gathering systems low. As a result, more pressure is often needed to force the gas from the low pressure gathering systems into the higher pressure pipelines. These applications generally require larger horsepower compression equipment (600 horsepower and higher). Similarly, as gas is transported through a pipeline, large compression units are applied all along the pipeline to allow the natural gas to continue to flow through the pipeline to its destination.

     Gas producers, transporters and processors have historically owned and maintained most of the compression equipment used in their operations. However, in recent years, there has been a growing trend toward outsourcing compression equipment. Changing well and pipeline pressures and conditions over the life of a well often require producers to reconfigure their compressor units to optimize the well production or pipeline efficiency. Due to the technical nature of compression equipment and the need for a dedicated local parts inventory, a diversified fleet of natural gas compressors and a highly trained staff of field service personnel, independent natural gas producers, as well as natural gas processors and transporters, are increasingly outsourcing their compression needs to specialists such as us.

     Renting compression equipment offers customers:

     - the ability to efficiently meet their changing compression needs over time while limiting their capital investments in compression equipment,

     - access to the compression service provider's specialized personnel and technical skills, including engineers, field service and maintenance employees, which generally leads to improved run-times and production rates, and

     - overall reduction in their compression costs through the elimination of a spare parts inventory and other expenditures associated with owning and maintaining compressor units.

     Customers that elect to outsource compression equipment may choose full maintenance or contract compression for maintaining and/or operating such equipment. Full maintenance calls for the service company to be responsible for the scheduled preventative maintenance, repair and general up-keep of the equipment, while the customer usually remains responsible for installing and handling the day-to-day operation of the equipment. Contract compression requires the service company to maintain and operate and, in many cases, to install the equipment. Often, a service company providing contract compression will inspect the equipment daily, provide consumables such as oil and antifreeze and, if necessary, be present at the site for several hours each day.

  Natural Gas Industry Conditions

     A significant factor in the growth of the gas compression equipment market is the increasing consumption of natural gas, both domestically and internationally. In other words, it is the demand for natural gas, rather than the more cyclical oil and gas exploration and drilling activities, that drives the demand for compression services. As a result, our historical financial performance has been affected less by the short-term market cycles and oil and gas price volatility than the performance companies operating in other sectors of the energy industry.

     In the United States, natural gas is the second leading fuel in terms of total consumption and is the fuel of choice for power generation and industrial use. The closure of nuclear power plants and the current economic expansion have contributed to the increased consumption of natural gas. In recent years, natural gas has increased its market share of total domestic energy consumption. Domestic consumption of natural gas increased by 22% from 1990 through 2000 to approximately 23 trillion cubic feet, and industry sources forecast the domestic consumption of natural gas to increase approximately 25% to 27 to 30 trillion cubic feet by 2010.

     We believe there is approximately 16.3 million horsepower of domestic field compression equipment, of which approximately 35%, or 5.7 million horsepower, is outsourced. The compression rental industry has grown rapidly, increasing at an estimated compound annual growth rate of 16% per year in the United States in terms of horsepower, with the percentage of outsourced domestic field compression horsepower increasing from approximately 20% in 1993 to an estimated 35% in 2000. We believe the domestic gas compression market will continue to grow due to the following factors:

     - higher natural gas consumption, which we expect will increase in the United States at an average rate of 2.0% to 2.5% per year over the next decade,

     - the aging of producing natural gas fields in the United States, which will require more compression to continue producing the same volume of natural gas, and

     - increasing outsourcing by companies with compression needs in order to reduce operating costs, improve production and efficiency and reallocate capital to core business activities.

     The international gas compression services market is currently substantially smaller than the domestic market. However, we estimate significant growth opportunities for international demand for compressor products and services due to the following factors:

     - higher natural gas consumption, which we expect will increase internationally at an average rate of 3.5% to 4.0% per year over the next decade,

     - implementation of international environmental and conservation laws preventing the practice of flaring natural gas and recognition of natural gas as a clean air fuel,

     - a desire by a number of oil exporting nations to replace oil with natural gas as a fuel source in local markets to allow greater export of oil,

     - increasing development of pipeline infrastructure, particularly in South America and Canada, necessary to transport gas to local markets,

     - growing demand for electrical power generation, for which the fuel of choice tends to be natural gas, and

     - privatization of state-owned energy producers, resulting in increased outsourcing due to the focus on reducing capital expenditures and enhancing cash flow and profitability.

     In contrast to the domestic rental compression market, the international compression market is comprised primarily of large horsepower compressors that are maintained and operated by compression service providers. A significant portion of this market involves comprehensive installation projects, which include the design, fabrication, delivery, installation, operation and maintenance of compressors and related gas treatment equipment by the rental company. In these projects, the customer's only responsibility is to provide fuel gas within specifications. As a result of the full service nature of these projects and the fact that these compressors generally remain on-site for three to seven years, we are able to achieve higher revenues and margins on these projects.

                                BUSINESS OF UCH

OUR COMPANY

     We are the second largest natural gas compression services company in the world in terms of rental fleet horsepower, with a fleet of over 7,700 compressor units comprising approximately 2.2 million horsepower. We provide a full range of compression rental, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. These services and products are essential to the natural gas industry as gas must be compressed to be delivered from the wellhead to end users.

     We operate in three primary business segments: compression rental services, equipment fabrication, and parts sales and service. Our core business, compression rental, involves the rental of compression equipment to customers. In most cases, we provide, operate and maintain these compressors for our customers. By outsourcing their compression needs, we believe our customers generally are able to increase their revenues by producing a higher volume of natural gas through decreased compressor downtime. In addition, outsourcing allows our customers to reduce their operating and maintenance costs and capital investments and meet their changing compression needs more efficiently.

     In addition to our compression rental business, we provide a broad range of compression services and products to customers who choose to own their compression equipment. Our equipment fabrication business involves the design, engineering and assembly of natural gas and air compressors for sale to third parties in addition to those that we use in our rental fleet. We believe that our ability to fabricate compressors ranging in size from under 100 horsepower to over 5,000 horsepower, coupled with our reputation as a high quality fabricator, enables us to provide compressors that are used in all facets of natural gas production, transmission and distribution, from the wellhead to the end user. Our parts sales and service business sells components and provides maintenance to customers who continue to own their compression equipment. Our ability to provide a full range of compression services and products broadens our customer relationships and helps us to identify potential new customers as well as new applications for existing customers. As the compression needs of our customers increase due to the growing demand for natural gas throughout the world, we believe our geographic scope and broad range of compression services and products will enable us to participate in that growth.

     UCH is a publicly traded holding company. UCI, its wholly owned operating subsidiary, is the only direct subsidiary of UCH. UCI has numerous direct and indirect subsidiaries, including entities added in our corporate structure as a result of our acquisitions of GCSI, Weatherford Global, IEW, KCI, LCM and TCSI.

     Since our initial public offering in May 2000, we have grown significantly, completing six primary acquisitions. Our most significant acquisition was that of Weatherford Global in February 2001, which added approximately 950,000 horsepower to our fleet and more than doubled our size. In addition to increased size, this acquisition provided us with numerous strategic and operational benefits, including increased geographic scope, expanded international operations, an enhanced parts sales and service business, cost savings and synergies and increased financial strength. In addition to expanding and extending our service and product offerings, these acquisitions have allowed us to enter geographic areas with rapidly growing demand for compression, such as California, Canada and the Gulf of Mexico.

     The following table illustrates our growth during the last fiscal year and the six months ended September 30, 2001:

                                                                             SIX MONTHS
                                                   YEAR ENDED MARCH 31,        ENDED
                                                   ---------------------   SEPTEMBER 30,
                                                   2000(2)       2001           2001
                                                   --------   ----------   --------------
                                                           (DOLLARS IN THOUSANDS)
Domestic horsepower (end of period)..............   630,215    1,631,138      1,849,514
International horsepower (end of period).........    56,768      254,450        338,662
                                                   --------   ----------     ----------
     Total horsepower (end of period)............   686,983    1,885,588      2,188,176
Average utilization rate.........................      80.7%        87.6%          89.9%
Revenues.........................................  $136,449   $  232,761     $  314,669
Percentage of revenues from:
  Compression rental services....................      72.0%        64.1%          51.2%
  Fabrication....................................      18.5%        26.5%          28.3%
  Parts sales and service........................       9.3%         9.2%          20.5%
EBITDA, as adjusted(1)...........................  $ 55,557   $   88,610     $   98,925

---------------

(1) EBITDA, as adjusted, is defined on page 12 of this prospectus.

(2) Following our Weatherford Global acquisition and consistent with industry standards, we changed our method of measuring horsepower to the manufacturers' horsepower.

     The compression rental industry has grown rapidly, driven by the steady increase in demand for natural gas, the aging of producing natural gas fields and the attractiveness of outsourcing compression needs. Demand for compression services is principally tied to consumption of natural gas rather than exploration or drilling activities. As a result, we have historically been less affected by oil and gas price volatility than companies operating in other sectors of the energy industry, resulting in relatively strong, stable cash flows. We operate our highly standardized compressor fleet in every significant producing natural gas region in the United States to serve this demand. In addition, we have a significant presence in select international markets, with current operations in Argentina, Canada, Colombia, Thailand, Mexico, Australia, Venezuela, Peru and Brazil. Approximately 16% and 26% of our revenues were attributable to international operations for the year ended March 31, 2001 and the six months ended September 30, 2001, respectively.

     Our financial performance is generally less affected by the short-term market cycles and oil and gas price volatility than the financial performance of companies operating in other sectors of the energy industry and we have a strong, growing operating performance and margins because:

     - compression is necessary in order for gas to be delivered from the wellhead to end-users,

     - our operations are tied primarily to natural gas consumption, which is generally less cyclical in nature than exploration activities,

     - compression equipment rental is often an economically advantageous alternative for natural gas production, gathering and transportation companies,

     - we have a broad customer base,

     - we operate in diverse geographic regions, and

     - our standardized compressor fleet is durable and reliable.

     Adding to this stability is the fact that while compressors often must be highly engineered or reconfigured to meet the unique demands of our customers, the fundamental technology of compression equipment has been stable and has not experienced rapid technological change.

COMPETITIVE STRENGTHS

     We believe that we have the following key competitive strengths:

     - Strong, stable cash flow. Our financial performance has been relatively unaffected by the short-term market cycles of the oil and gas industry. Our historical results reflect stable operating performance and margins that are primarily attributable to compression being an essential component of natural gas production, our operations being tied principally to natural gas consumption (as opposed to drilling, which generally is more cyclical in nature), compression equipment rental often being a lower cost alternative for our customers, our broad customer base, our presence in diverse geographic regions and the durability of our compression equipment.

     - Comprehensive range of high quality services. We provide a complete range of high quality compression services and products to meet the changing compression needs of our customers in the diverse geographic markets that we serve, whether they choose to outsource or continue to own their compression assets. For those customers who outsource, we believe our compression rental services and products generally allow our customers to achieve higher run-times than they would achieve with owned equipment, resulting in increased production and revenues for our customers. Additionally, we continually expand, upgrade and reconfigure our rental fleet and provide our operations and maintenance personnel with extensive training to allow our customers the most flexibility with regard to their compression needs while limiting their capital requirements. We work closely with our rental customers to design and implement customized strategic solutions to better serve their compression needs over long periods of time.

         We are able to fabricate highly specialized compression units ranging in size from under 100 horsepower to over 5,000 horsepower that meet the varying needs of our customers in all facets of natural gas production, from the wellhead to the end user. Additionally, we sell parts and provide maintenance and operation services to customers who choose to own their compression equipment. Our parts sales and service business also allows us to identify potential future counter-parties to a purchase and leaseback transaction as we are in contact with customers other than our rental customers on a regular basis. The broad range of compression services and products allows us to broaden our customer base and gives us the opportunity to identify potential new rental customers as we can cross-sell those services and products. In addition to the services and products that we provide to customers who choose to outsource their compression requirements, our recent acquisitions of Weatherford Global, KCI and LCM have greatly enhanced our ability to provide compression services and products to customers who decide to own their compression assets.

     - Ability to serve all gas compression markets. Historically, we have been principally involved in providing compression services and products to customers who used compression either at the wellhead or as part of a gathering system, a segment of the compression market generally referred to as field compression. Consummation of our acquisitions of KCI and LCM in July 2001 enhances our field compression capability and extends our capabilities into the pipeline compression segment of the market, which generally is characterized by the fabrication of larger horsepower units for sale to third parties and the subsequent sales of parts and service for those units. The KCI acquisition substantially augments our large horsepower compressor fabrication business. We believe these capabilities will allow us to expand our scope in the compression industry to become a leading supplier of large horsepower compressors to pipeline operators while maintaining our ability to fabricate and provide parts for the smaller horsepower units that service our more traditional producer and gatherer customers. We believe that our ability to access both the field compression and pipeline compression markets gives us a competitive advantage over other compression companies that typically serve only one or the other, and will allow us to continue to grow within the compression services industry.

     - Size and geographic scope. We operate in every significant natural gas producing region in the U.S. and we are one of a few compression service companies with sufficient fleet size, personnel, logistical capabilities, geographic scope, fabrication capabilities and range of compression service and product offerings to meet the full service needs of customers worldwide on a timely and cost-effective basis.

       Our large fleet and broad geographic scope and customer base provide us with improved utilization opportunities. We believe that this enables us to better meet the changing compression needs of our customers and positions us to participate in a disproportionately high share of the future growth in this industry. Companies in our industry can achieve significant advantages through increased size and geographic scope. As a result, we have relatively lower operating costs and higher margins than companies with smaller fleets due to economies of scale. Our fleet consists of over 7,700 units and approximately 2.2 million horsepower, and we have operations in 27 states and 9 foreign countries. We have several fabrication facilities, including a high bay, heavy capacity fabrication facility in Houston, Texas constructed in 1999 and a fabrication facility in Calgary, Alberta, Canada. We recently expanded our Houston fabrication facility, and we added a 100,000 square foot fabrication facility in Tulsa, Oklahoma through our acquisition of KCI in July 2001.

     - Large, well maintained fleet on three standardized platforms. We have standardized our fleet of rental compressors with three primary compressor platforms -- Gemini, Ajax and Ariel. Standardization enables us to develop extensive expertise in operating and maintaining our compressors, efficiently resize and reconfigure our compressors and reduce our operating costs by minimizing inventory costs. Natural gas compressors are long-lived assets with an expected economic life of 25-40 years. Our comprehensive preventive maintenance program is designed to maximize the efficient operation of the units and maintain their economic useful life.

     - Experienced and focused management team. Our management team has extensive experience in the compression services business. We believe our management team has successfully demonstrated its ability to manage growth through its focus on the core compression services business, maintenance of high quality standards and commitment to customer service. In order to attract, motivate and retain our highly experienced sales force and operations personnel, we have implemented incentive and profit sharing plans designed to link the compensation of our employees at all levels with their individual performance as well as ours. In addition, we have provided broad employee stock ownership opportunities. We awarded shares of our stock to some of our employees and, as of September 30, 2001, had granted stock options to approximately 12% of our workforce. Our management team has a substantial financial interest in our continued success through direct stock ownership, and participation in our incentive stock option and bonus programs which are linked to our performance. In addition, we have adopted an employee stock purchase plan which allows our employees, including our management team, to purchase shares of our stock at a discount and without incurring brokerage commissions, as well as a restricted stock grant plan, which provides for grants of our shares to our officers that vest over time.

GROWTH STRATEGY

     Our growth strategy is to continue to focus on meeting the evolving needs of our customers by providing consistent, superior service and dependable, high quality products, and to leverage our size and broad geographic scope to further expand our customer base. We believe that this approach strengthens our relationships with our existing customers, helps us attract new customers and diversifies our revenue base, resulting in increased market share, revenues and earnings. The key elements of our growth strategy are described below:

     - Focusing on providing a complete range of high quality compression services and products. We intend to continue to provide a complete range of high quality compression services and products to meet the increasing compression needs of our customers. We believe our ability to provide services and products to customers in all segments of the compression market, including both field and pipeline compression, will allow us to participate in a disproportionate amount of the growth of the compression industry. Additionally, we will continue to offer the complete spectrum of compression rental services, fabrication services and parts sales and services throughout the world, allowing us to meet our customers' full range of compression needs.

     - Continuing to expand our operations in select international markets. Our Weatherford Global acquisition significantly increased our international presence. We plan to capitalize on the growing international compression market by further expanding our existing operations in Latin America, Canada and Asia and offering our services in other key markets, including additional Southeast Asian and South American countries. We believe that our experience in these markets, together with the international expertise we acquired through our Weatherford Global acquisition and our strong reputation for the engineering and fabrication of high specification gas and air compressors, provide us with a solid foundation from which to further expand our business internationally.

     - Expanding and leveraging our fabrication and parts sales and service business. As a result of our acquisitions of Weatherford Global, IEW and LCM, we have significantly increased our parts sales and service business, particularly in the U.S. and Canada, and we intend to continue to expand this segment of our business. Our parts sales and service business provides us with an opportunity to cross-sell our compression rental and fabrication activities by exposing us to potential new customers, and to expand our fleet by identifying equipment that may be suitable for purchase and leaseback transactions. In addition, our acquisition of KCI expands our fabrication capabilities, particularly with respect to large compression units which may be used in pipeline transportation.

     - Extending compression markets beyond field and gathering to pipeline transmission. We continue to seek additional ways to serve the compression needs of our customers. In addition to our field compression services, we have broadened our focus to include pipeline compression through our acquisitions of KCI and LCM, and offshore compression through our acquisitions of Weatherford Global and IEW Compression. We believe the pipeline compression market has significant growth potential for our services, as well as potential candidates for contract compression.

     - Pursuing additional acquisitions within the compression industry. We have completed six primary acquisitions since our initial public offering, including our acquisition of Weatherford Global, which more than doubled our size. We intend to continue to pursue acquisitions of complementary businesses to expand our fleet, customer base and geographic scope, and to increase the breadth of services we provide within the compression industry. Additionally, we believe that our experience in integrating acquired companies into our business will allow us to realize the benefits of additional acquisitions in the future.

OPERATIONS

  RENTAL COMPRESSOR FLEET

     We have standardized our rental fleet around three primary gas compressor platforms: Gemini for smaller horsepower applications (less than 150 horsepower), Ajax for mid-range applications (100-600 horsepower) and Ariel and Gemini for larger horsepower applications (over 600 horsepower). These three compressor platforms represent over 90% of our horsepower. While utilization and profitability continue to be strong across all of our horsepower ranges, including our smaller units, in recent years there has been substantial growth in customer demand in the over 600 horsepower category. As a result, we have focused, and will continue to focus, future growth on this segment of the market. We have increased the overall size and average horsepower of our fleet and have increased our fabrication of upper range units (generally over 600 horsepower) to meet this demand and better serve the needs of our customers at wellheads, gathering systems, processing plants and pipelines. Since our initial public offering in May 2000, the total horsepower of our fleet has increased by 166%. For the year ended March 31, 2001, the average horsepower utilization rate for our fleet was approximately 87.6%, which reflects average horsepower utilization based upon our total average fleet horsepower. For the quarter ended September 30, 2001, this average rate was approximately 90.4%.

     As of December 15, 2001, our fleet consisted of over 7,700 natural gas compressors with an average of 279 horsepower. The following table illustrates the growth of our fleet during the last fiscal year and current fiscal year through December 15, 2001:

                                 TOTAL HORSEPOWER                 % OF HORSEPOWER               NUMBER OF UNITS
                        ----------------------------------   --------------------------   ----------------------------
                               AS OF                            AS OF                         AS OF
                             MARCH 31,           AS OF        MARCH 31,       AS OF         MARCH 31,        AS OF
                        -------------------   DECEMBER 15,   -----------   DECEMBER 15,   -------------   DECEMBER 15,
HORSEPOWER RANGE         2000       2001          2001       2000   2001       2001       2000    2001        2001
----------------        -------   ---------   ------------   ----   ----   ------------   -----   -----   ------------
0-99..................   60,294     203,123      207,653     8.8    10.8        9.4         902   3,083      3,016
100-299...............  205,760     444,836      462,167     30.0   23.6       21.0       1,132   2,625      2,683
300-599...............  131,430     328,378      346,267     19.1   17.4       15.7         331     864        909
600-999...............  113,469     327,788      374,026     16.5   17.4       16.9         153     452        508
1,000 and over........  176,030     581,463      814,629     25.6   30.8       37.0         127     440        596
                        -------   ---------    ---------     ----   ----       ----       -----   -----      -----
    Total.............  686,983   1,885,588    2,204,742     100%   100%        100%      2,645   7,464      7,712

     Our high level of fleet standardization and durability:

     - enables us to minimize our fleet maintenance capital requirements,

     - enables us to minimize inventory costs,

     - facilitates low-cost compressor resizing, and

     - allows us to develop strong technical proficiency in our maintenance and overhaul operations, which enables us to achieve high run-time rates while maintaining low operating costs, a benefit to us and to our customers.

     In addition to being dependable, our smaller Gemini compressors are lightweight and highly portable. Our Ajax compressors are a strong choice for mid-range compression projects because of their high reliability and versatility. The Ajax design enables these compressors to burn the broadest variety of fuel gas, including sour gas, which is produced in a number of domestic and international regions. Our larger horsepower units are generally Ariel and Gemini compressors powered by Caterpillar or Waukesha engines. These compressors operate at higher speeds and, although larger than the lower horsepower compressors, also are transportable. The combination of these larger horsepower units and the lower horsepower Ajax and Gemini units enable us to offer our customers gas compressors for use in all segments of the production, gathering and transportation process. We believe our rental fleet is in excellent condition as we provide comprehensive maintenance on virtually all of our operating units.

  COMBINED FLEET INFORMATION

     As of October 23, 2001, the operating lease between BRL and UCI with respect to the existing notes and the old additional notes covered 3,199 rental units, which represented 41% of our total rental fleet. As of September 30, 2001, and based on the recorded net book values of our rental fleet, approximately 90.5% of our total units and of the aggregate book value of our total units, and approximately 87.8% of the units and of the aggregate book value of the units covered by the operating lease were rented to customers. Based on rental revenues for the six months ended September 30 2001, annualized rental revenues would be approximately $322.3 million for our total fleet (including the equipment subject to the operating lease and our asset-backed securitization operating lease facility) and approximately $118.7 million for the portion of our fleet covered by the operating lease. Substantially all of our rental contracts with customers are less than one year in length.

     As of October 23, 2001, in terms of horsepower, 84.4% of our total fleet was located within the U.S. and the remaining 15.6% was located internationally. See "Risk Factors -- Our international operations, which increased significantly as a result of our Weatherford Global acquisition, subject us to risks that are difficult to predict" for a description of the material risks associated with our international operations. None of the equipment subject to the operating lease is located outside of the U.S. Our equipment ranges in age from less than one year to 27 years, and, based on horsepower, we estimate the weighted average age of our total fleet to be approximately 11 years and the weighted average age of the equipment subject to the operating lease to be approximately 7.8 years. The remaining useful life of both the equipment within our total rental fleet and the equipment covered by the operating lease ranges from 5 to 15 years. We estimate that the weighted average remaining useful life of our total fleet based on horsepower is approximately 29 years and of the portion of our fleet subject to the operating lease is approximately 32.2 years. The actual remaining useful life for an individual unit depends on the use, condition, manufacturer and maintenance and overhaul performed on the unit.

  DOMESTIC OPERATIONS

     As of December 15, 2001, we own one of the largest domestic rental fleets of natural gas compressors, comprising over 1.9 million horsepower and over 7,200 units. As of such date, we had compressor services operations in 27 states and operated out of 48 sales and service locations in every significant natural gas producing region in the U.S. Our geographic diversity and nationwide operations enable us to:

     - provide responsive and cost effective service to our rental customers, as well as for units owned by others,

     - increase our revenues with relatively little incremental overhead expense, and

     - offer our customers the ability to deal with one nationwide provider for all of their compression equipment and service needs.

     In addition, we believe that our parts sales and service business, which has grown significantly as a result of our Weatherford Global and IEW acquisitions, will provide us with valuable opportunities to cross-sell our compression rental services and fabrication capabilities as we are introduced to potential new customers.

     Our marketing and client service functions are performed on a coordinated basis by our sales and field service personnel. Our salespersons regularly visit our customers to ensure customer satisfaction and determine customer needs as to services currently being provided and to ascertain potential future compressor requirements of these customers, which provides us with significant competitive advantages. Our salespersons also communicate regularly with our field service and sales employees who, in many cases, have day-to-day relationships with key customer personnel and may have advance notice of customer planning. This ongoing communication between our sales and field service personnel allows us to quickly identify and respond to customer requests in this relationship driven, service intensive industry.

     When a salesperson is advised of a new compression service opportunity, that salesperson obtains relevant information concerning the project including gas flow, pressure and gas composition. The salesperson will then search a computerized data base to determine the availability of an appropriate compressor unit in our fleet for that project. If an appropriate compressor is available, it is immediately deployed. If a unit requires maintenance or reconfiguration, our maintenance personnel will service it as quickly as possible to meet the needs of the customer. If providing the appropriate unit would entail significant overhaul cost, the salesperson will communicate with the customer, engineering and field service personnel and a supervisor to determine the timing and cost of the required maintenance or overhaul to develop a competitive rental proposal.

     Rental rates generally are determined by compressor category based on our standardized rental rates with variations as necessary to secure the service contract and assure profitability of each contract. Our service contracts usually are variations of a standard service contract associated with a master service agreement. The standard rental contract covers the technical specifications, equipment selection and performance, site location and pricing for the individual project. To ensure the proper pricing and service arrangements on larger horsepower installations and new compression opportunities, our engineers and financial personnel are highly involved in the early stages of the proposal process.

     The majority of our service agreements provide for full maintenance. Optional items such as oil, antifreeze, freight, insurance and other items may be either itemized or included in the basic monthly rental rate. Initial rental terms are usually six months, with some projects committed for as long as five years. At the end of the initial term, rentals continue at the option of the lessee on a month-to-month basis. After that time, the compressor may be returned or replaced with a different compressor. This constant need for varying the size and/or configuration of compressor packages in the same location over time is a significant advantage of outsourced compressors over owned compressors. Our standardized fleet and efficient operations allow us to provide different compressors and reconfigure our units to meet these changing needs quickly and profitably.

  INTERNATIONAL OPERATIONS

     In recent years, we have significantly expanded our international operations, particularly in Argentina, Canada, Thailand, Mexico, Australia, Venezuela, Peru and Brazil, in large part as a result of our Weatherford Global acquisition. As of November 30, 2001, we had 505 units aggregating approximately 341,700 horsepower operating under contract internationally. We expect that we will continue to expand our international presence in these markets, and we will pursue opportunities in other strategic international areas, including other South American and Southeast Asian countries. For the six months ended September 30, 2001, approximately 10.0% of our rental revenue and 26.3% of our total revenue was generated from international operations.

     International compression service projects usually generate higher margins for us. Our international operations are focused on large horsepower compressor markets and frequently involve longer-term and more comprehensive service projects than our domestic projects. International projects generally require us to provide complete engineering and design in the proposal process. Our extensive engineering and design capabilities and reputation for high quality fabrication give us a competitive advantage in these markets. In addition, our high bay fabrication facility, as well as the facilities and larger horsepower expertise we acquired through our acquisition of KCI, positions us to be able to meet increasing demand for these services and products in the future. We also recently expanded our high-bay fabrication facility in Houston, Texas to double its size. In addition, we hope to leverage the international contacts of Weatherford, as our significant stockholder, to develop additional international compression customers and projects. International service agreements differ significantly from domestic service agreements as individual contracts are negotiated for each project.

  OPERATIONS, MAINTENANCE AND OVERHAUL SERVICES

     We provide a comprehensive contract compression service, which includes rental, operation and maintenance services, for most of our larger horsepower units, including our international units, and also on units owned by our customers. When providing these full contract compression services, we work closely with a customer's field service personnel so that the compressor can be adjusted to efficiently match changing characteristics of the gas produced. We generally operate the large horsepower compressors, and include the operations fee as part of its rental rate. Large horsepower units are more complex, and by operating the equipment ourselves, we reduce maintenance and overhaul expenses. While we do not require our customers to retain us to operate smaller horsepower units, we generally train our customers' personnel in fundamental compressor operations.

     We currently maintain major overhaul and repackaging facilities in Edmonton, Alberta, Canada, Yukon, Oklahoma and Schulenberg, Texas, in addition to our fabrication and repackaging facility in Houston, Texas. Following our Weatherford Global acquisition, we closed a number of facilities, including our fabrication, overhaul and repackaging facility in Corpus Christi, Texas, and have combined some of our operating activities. We also maintain 48 sales and service locations. We provide maintenance services on substantially all of our rental fleet and contract compression for most of our larger horsepower units. Maintenance services include the scheduled preventive maintenance repair and general up-keep of compressor equipment. As a complement to our maintenance business, we offer supplies and services such as antifreeze, lubricants, property damage insurance on the equipment, and prepaid freight to the job site. We also may provide for installation, which for our typical lower, mid-range and smaller horsepower units involves significantly less engineering and cost than the comprehensive service concept prevalent in the international markets. We also routinely repackage or reconfigure some of our existing fleet to adapt to our customers' needs.

     We currently have approximately 600 trained and equipped field service representatives and mechanics located throughout the United States and approximately 300 such representatives in international locations. The field service representatives are responsible for preventive maintenance, repair, preparation and installa-tion of rental units and perform major overhauls of units in the field whenever it is economically feasible. Major overhaul and unit rework is also performed in the major overhaul facilities. On average, each of our units undergoes a major overhaul once every six to eight years. A major overhaul involves the rebuilding of the unit in order to materially extend its useful life or to enhance the unit's ability to fulfill broader or different rental applications.

     Our field gas compressors are maintained in accordance with daily, weekly, monthly and annual maintenance schedules that have been developed and refined over our long history of maintaining and operating compressors. These procedures are updated as technology changes and our operations group develops new techniques and procedures. In addition, because our field technicians provide maintenance on virtually all of our installed compression equipment, they are familiar with the condition of our equipment and can readily identify potential problems. In our experience, these rigorous procedures maximize component life and unit availability and minimize avoidable downtime.

     We also have a technical service group that is involved in our comprehensive service proposals and monitors our larger horsepower units. This group uses technologically advanced diagnostic equipment that permits sophisticated field and remote diagnostic analyses of engines and compressors, as well as emission analyses to ensure compliance with regulatory requirements.

  FABRICATION

     As a complement to our compressor rental service operations, we design, engineer, assemble and sell natural gas and air compressors for engineering and construction firms, as well as for exploration and production companies both domestically and internationally. We also fabricate compressors for our own fleet. Our primary fabrication facilities are located in Houston and Schulenberg, Texas and in Calgary, Alberta, Canada. In April 1999, we completed construction of a new 20,000 square foot heavy capacity fabrication shop and paint booth in Houston, and we recently expanded this facility to double its size. This facility enhances our ability to expand our fleet of higher horsepower compressors and allows us to fabricate units typically used in pipeline operations. We acquired an additional 100,000 square foot fabrication facility through our acquisition of KCI in July 2001.

     When servicing our fabrication customers, we provide compressors that are built in accordance with specific criteria of the customer as well as prepacked compressors. We act as a distributor for Ariel gas compressors and as an original equipment manufacturer for Atlas Copco air compressors. Some of the compressors manufactured by these entities are used by us in our engineered products operations. For the year ended March 31, 2001, approximately $61.8 million, or 26.5% of our total revenues were generated from fabrication operations. For the six months ended September 30, 2001, approximately $89.0 million, or 28.3% of our total revenues were generated from fabrication operations.

     We do not incur material research and development expenditures, as research and development activities are not a significant aspect of our business. All research and development costs are expensed as incurred.

  PARTS SALES AND SERVICE

     Our parts sales and service business, which grew dramatically as a result of our Weatherford Global and IEW acquisitions in February 2001, sells compressor parts and services for customer-owned compression equipment. We believe this business will continue to be a growth area for us in the future, and will provide valuable cross-selling opportunities for our compression rental services and fabrication capabilities. For the year ended March 31, 2001, we generated $21.5 million in revenues, or 9.2% of our total revenues, from this segment of our business. For the six months ended September 30, 2001, we generated $64.5 million in revenues, or 20.5% of our total revenues, from this segment of our business.

     Our inventory of parts is available either over-the-counter through our 14 service locations in the U.S. and four in Canada, on a bid basis for larger orders, or as part of our compressor maintenance service. Our maintenance services are available on an individual call basis, on a contract basis (which may cover a particular unit, an entire compression project or all of the customer's compression projects) or as part of our

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

comprehensive operation and maintenance service. We also provide offshore maintenance and service. In addition, we provide overhaul and reconfiguration services for customer-owned compression equipment, either on-site or in our overhaul shops.

FACILITIES

     The following table describes the material facilities owned or leased by Universal as of December 15, 2001:

                              SQUARE
LOCATION                       FEET    ACREAGE   STATUS                      USES
--------                      -------  -------   ------                      ----
Houston, Texas..............  164,000   30.0     Owned    Corporate headquarters, rental, sales,
                                                          service, repackaging and fabrication
Calgary, Alberta, Canada....  105,760   9.22     Owned    Rental, sales, service, fabrication and
                                                          overhaul
Tulsa, Oklahoma.............  100,000   10.1     Owned    Fabrication, overhaul and repackaging
Yukon, Oklahoma.............   72,000   14.7     Owned    Rental, sales, service and overhaul
Schulenberg, Texas..........   23,000   13.3     Owned    Repackaging, overhaul and fabrication
Houma, Louisiana............   60,000   91.0     Owned    Service and overhaul
Broussard, Louisiana........   24,700   10.0     Leased   Rental, sales, service and overhaul

     None of our owned or leased facilities listed above are pledged as collateral to secure indebtedness.

CUSTOMERS

     Our current customer base consists of over 1,000 domestic and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, international state-owned oil and gas companies, large and small independent producers, natural gas processors, gatherers and pipelines. We have entered into strategic alliances with some of our key customers. These alliances are essentially preferred vendor arrangements and give us preferential consideration for the compression needs of these customers. In exchange, we provide these customers with enhanced product availability, product support and favorable pricing.

     In the fiscal year ended March 31, 2001 and the six months ended September 30, 2001, no single customer accounted for as much as 10% of our total revenues. Our top 20 customers accounted for approximately 41.6% of our rental revenues in fiscal year 2001.

     In most cases, our compressor leases have short initial terms, the most common being six months, continuing on a month-to-month basis thereafter at the election of the customer. The initial terms of our compressor leases expire significantly prior to expiration of the operating lease. In addition, the initial terms of our compressor leases are too short to enable us to recoup the average cost of acquiring or fabricating compressors under currently prevailing lease rates. Although we historically have been successful in subsequently leasing our compressors, we may not be able to continue to do so, particularly in the event of an economic downturn in our industry. If we are unable to subsequently lease our compressors, we may be unable to make payments under the operating lease as they become due, and we may not recover our entire investment in the equipment we acquire or fabricate.

SUPPLIERS

     Our principal suppliers include Caterpillar and Waukesha for engines, Air Xchangers for coolers, and Ariel and Gemini for compressors. We also purchase a significant number of Cooper compressors in Canada for sale to customers. Although we rely primarily on these suppliers, we believe alternative sources are generally available. We have not experienced any material supply problems to date, and we believe our relations with our suppliers are good.

     In addition, in December 1999, Weatherford Global sold its Gemini compressor manufacturing operations in Corpus Christi, Texas to GE Packaged Power. Under the terms of that sale, Weatherford Global agreed to purchase from GE Packaged Power $38.0 million of compressor components over five years and $3.0 million of parts over three years, and GE Packaged Power agreed to provide compressors to Weatherford Global during that time period at negotiated prices.

BACKLOG

     As of November 30, 2001, we had a compressor unit fabrication backlog for sale to third parties of approximately $97.4 million, compared to $34.2 million as of March 31, 2001. A majority of the backlog is expected to be produced within a 180-day period. Generally, units to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis. We purchase components for these compressor units from third party suppliers.

INSURANCE

     We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the natural gas service operations industry, we review our safety equipment and procedures and carry insurance against some, but not all, risks of our business. Losses and liabilities would reduce our revenues and increase our costs to the extent not covered by insurance. The natural gas service operations business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain a comprehensive insurance program. This insurance coverage includes physical damage coverage, third party general liability insurance, employer's liability, including well control, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. In addition, many of our service contracts shift certain risks to our customers.

COMPETITION

     The natural gas compressor rental, maintenance, parts sales and service and fabrication businesses are highly competitive. We face competition from large national and multinational companies with greater financial resources and, on a regional basis, from numerous smaller companies.

     Our main competitors in the compression rental business are Hanover Compressor Company and Compressor Systems, Inc. In addition, Weatherford and its subsidiaries may continue to compete with us as they are not contractually restricted from doing so. In our fabrication activities, we compete primarily with Hanover, Compressor Systems and Enerflex Systems, Ltd. Our parts sales and service business faces competition from manufacturers including Cooper Cameron, Dresser-Rand and Hanover, from distributors of Caterpillar and Waukesha engines, from a number of smaller companies and, in Canada, from Enerflex.

     We believe that we compete effectively on the basis of customer service, including the availability of our personnel in remote locations, price, technical expertise, parts service system, flexibility in meeting customer needs and quality and reliability of our compressors and related services.

ENVIRONMENTAL AND OTHER REGULATIONS

     We are subject to stringent and complex federal, state and local laws and regulations regarding the environment, emission controls and other environmental protection as well as employee health and safety concerns. Compliance with these laws and regulations may affect the costs of our operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil, and criminal penalties. Not all of our properties may be in full compliance with all applicable environmental requirements. However, as part of the regular evaluation of our operations, we are updating the environmental condition of our existing and acquired properties as necessary and, overall, we believe that we are in substantial compliance with applicable environmental laws and regulations and that the phasing in of more stringent emission controls and other known regulatory requirements at the rate currently contemplated by such laws and regulations will not have a material adverse effect on our business, financial condition or results of operations.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as "CERCLA," and comparable state laws and regulations, strict and, under certain circumstances, joint and several liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a contaminated site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons (which may include us) may be liable for the costs of remediating the hazardous substances that have been released into the environment and for damages to natural resources. In addition, where contamination may be present it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs.

     As part of our operations, we generate wastes, including hazardous wastes such as used paints and solvents. The management and disposal of hazardous wastes are subject to the Resource Conservation and Recovery Act, referred to as "RCRA," and comparable state laws. These laws and the regulations implemented thereunder govern the generation, storage, treatment, transfer and disposal of hazardous and nonhazardous wastes. The U.S. Environmental Protection Agency and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes.

     We currently own or lease, and have in the past owned or leased, a number of properties that have been used, some for many years, by third parties over whom we have no control, in support of natural gas compression services or other industrial operations. As with any owner or operator of property, we may be subject to remediation costs and liability under CERCLA, RCRA or other environmental laws for hazardous waste, asbestos or any other toxic or hazardous substance that may exist on or under any of our properties, including waste disposed or groundwater contaminated by prior owners or operators. We have performed in the past, and may perform in the future, certain remediation activities governed by environmental laws. The cost of this remediation has not been material to date and we currently do not expect it to be. We are currently undertaking groundwater monitoring at certain of our facilities, which may further define remedial obligations. Certain of our acquired properties may also warrant groundwater monitoring and other remedial activities. We believe that former owners and operators of many of these properties may be responsible under environmental laws and contractual agreements to pay for or perform remediation, or to indemnify us for our remedial costs. These other entities may fail to fulfill their legal or contractual obligations, which could result in material costs to us.

     In most cases, our customers contractually assume all environmental compliance and permitting obligations and environmental risks related to compressor operations, even in cases where we operate and maintain the compressors on their behalf. Under most of our rental service agreements, our customers must indemnify us for certain losses or liabilities we may suffer as a result of the failure to comply with applicable environmental laws, including requirements pertaining to necessary permits such as air permits.

     Air pollutant emissions from natural gas compressor engines are a substantial environmental concern for the natural gas transportation industry. Proposed federal regulations, if promulgated in their current form, are expected to impose or increase obligations of operators to reduce emissions of nitrogen oxides from internal combustion engines in transmission service. In most cases, these obligations would be allocated to our customers under the above-mentioned contracts.

     Stricter standards in environmental legislation or regulations that may affect us may be imposed in the future, such as proposals to make hazardous wastes subject to more stringent and costly handling, disposal and remediation requirements. Accordingly, new environmental laws or regulations or amendments to existing environmental laws or regulations (including, but not limited to, regulations concerning ambient air quality standards, waste water and storm water discharge, and global climate change) could require us to undertake significant capital expenditures and could otherwise have a material adverse effect on our business, results of operations and financial condition.

     Our international operations are potentially subject to similar governmental controls and restrictions relating to the environment. We believe that we are in substantial compliance with any such foreign requirements pertaining to the environment.

     Since 1992, there have been various proposals to impose taxes with respect to the energy industry, none of which have been enacted and all of which have received significant scrutiny from various industry lobbyists. At the present time, given the uncertainties regarding the proposed taxes, including the uncertainties regarding the terms which the proposed taxes might ultimately contain and the industries and persons who may ultimately be the subject of such taxes, it is not possible to determine whether any such tax will have a material adverse effect on us.

EMPLOYEES AND LABOR RELATIONS

     As of November 30, 2001, we had approximately 1,750 domestic employees and 655 international employees. We believe our relationship with our employees is good. Approximately 100 of our employees in Canada are covered by a collective bargaining agreement, which expires in June 2002.

LITIGATION AND OTHER LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we were not party to any legal proceedings which, if determined adversely to us, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

                         BUSINESS OF BRL AND BRL CORP.

GENERAL

     BRL and BRL Corp. were organized in Delaware in January 2001 for the limited purpose of issuing the existing notes and any other notes issued under the indenture (including the old additional notes subject to this exchange offer) and entering into the operating lease and related financing transactions in order to purchase natural gas compression equipment and lease it to UCI pursuant to the operating lease. BRL Corp. was formed by BRL for the purpose of acting as a co-issuer with BRL of the existing notes and any other notes issued under the indenture, including the old additional notes. The governing documents of BRL limit the activities of BRL and its general partner, BRL Universal Equipment Management, Inc., so long as it serves as the general partner of BRL, to activities relating to the acquisition, financing and lease of equipment pursuant to the terms as described in this prospectus. So long as the lease transactions with UCI as described herein are outstanding, BRL has covenanted to limit its activities to the conduct of business related solely to financing and leasing equipment to UCI as described in this prospectus.

FINANCING OF BRL

     To fund the purchase of the original equipment for lease to UCI in February 2001, BRL issued $350 million aggregate principal amount of the existing 8 7/8% senior secured notes due 2008, borrowed approximately $64 million from banking institutions under the BRL term loan, which notes and borrowings are due on February 15, 2008, and raised approximately $13 million in equity investments from BRL's limited partners.

     To fund the purchase of the additional equipment for lease to UCI in October 2001, BRL issued $100 million aggregate principal amount of the old additional notes, borrowed approximately $18.3 million under the BRL term loan, which notes and borrowings are due on February 15, 2008, and raised approximately $3.7 million in limited partner equity investments. See "Description of the Lease Obligations and the Lease Guarantee -- End of Term Options."

     A schedule reflecting the dates and amounts payable on the notes, the BRL term loan and the preferred return on the equity investment is set forth below.

OBLIGATION                                AMOUNT DUE                       DATE DUE
----------                                ----------                       --------
8 7/8% Senior Secured Notes...  $19,968,750                     Each February 15 and August 15
                                                                to maturity
BRL Term Loan.................  Accrued interest on             15th day of the month of each
                                approximately $82.2 million,    one-, two-, three- or
                                based on the floating rate      six-month interest period, as
                                interest option of LIBOR or     selected by BRL, to maturity
                                prime plus in each case 3.25%,
                                as selected by BRL(1)
Equity Investment.............  Accrued return on               15th day of the month of each
                                approximately $16.8 million,    one-, two-, three- or
                                based on the floating rate      six-month interest period, as
                                interest option of LIBOR or     selected by BRL
                                prime plus in each case 5.25%,
                                as selected by BRL(2)

---------------

(1) Assuming one-month LIBOR is 3.75%, the payment would be $479,500 per month. Assuming one-month LIBOR is 6.75%, the payment would be $685,500 per month.

(2) Assuming one-month LIBOR is 3.75%, the payment would be $126,000. Assuming one-month LIBOR is 6.75%, the payment would be $168,000.

LEGAL PROCEEDINGS

     From time to time, BRL, BRL Corp. and BRL Universal Equipment Management, Inc. may be involved in litigation relating to claims arising out of their operations or in the normal course of their respective businesses. As of the date of this prospectus, BRL, BRL Corp. and BRL Universal Equipment Management, Inc. were not subject to any legal proceedings which, if determined adversely, individually or in the aggregate, would have a material adverse effect on their respective results of operations or financial position.

                            MANAGEMENT OF UNIVERSAL

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the directors and executive officers of UCH as of December 1, 2001. All executive officers listed below hold similar positions with UCI.

                                                                               DIRECTOR    TERM
NAME                                AGE                POSITION                 SINCE     EXPIRES
----                                ---                --------                --------   -------
Stephen A. Snider.................  54    President, Chief Executive Officer     1998      2002
                                          and Director(1)
Ernie L. Danner...................  47    Executive Vice President and           1998      2002
                                          Director(1)
Richard W. FitzGerald.............  47    Senior Vice President and Chief           *         *
                                          Financial Officer
Mark L. Carlton...................  46    Senior Vice President and General         *         *
                                          Counsel
Kirk E. Townsend..................  43    Senior Vice President of Sales            *         *
Hanford P. Jones..................  49    Senior Vice President of                  *         *
                                          Engineered Products
Samuel Urcis......................  67    Director                               1998      2003
Thomas C. Case....................  52    Director                               1999      2004
John K. Castle....................  60    Director                               1998      2003
Bernard J. Duroc-Danner...........  48    Director                               2001      2003
Uriel E. Dutton...................  71    Director                               2001      2004
Curtis W. Huff....................  44    Director                               2001      2002
C. Kent May.......................  62    Director                               1998      2004
William M. Pruellage..............  28    Director                               2000      2003
Edmund P. Segner, III.............  48    Director                               2000      2002

---------------

 *  Not applicable.

(1) Also a director of Universal Compression, Inc.

     Stephen A. Snider. Mr. Snider has been President and Chief Executive Officer of UCH since consummation of the Tidewater Compression acquisition in 1998, and President of UCI since 1994. Mr. Snider serves on UCH's and UCI's boards of directors. Mr. Snider joined Tidewater in 1975 as General Manager of air compressor operations. In 1979, Mr. Snider established Tidewater Compression's operations in the Northeastern United States. In 1981, he assumed responsibility for the Western United States operations of Tidewater Compression. Mr. Snider left Tidewater in 1983 to own and operate businesses unrelated to the energy industry. He returned to Tidewater in 1991 as Senior Vice President of Compression. Mr. Snider has over 25 years of experience in senior management of operating companies, and also serves as a Director of Energen Corporation. Mr. Snider is a member of the Executive Committee of UCH's Board of Directors.

     Ernie L. Danner. Mr. Danner joined UCH as Chief Financial Officer and Executive Vice President upon consummation of the Tidewater Compression acquisition in 1998. Mr. Danner also serves on UCH's and

UCI's boards of directors. In April 1999, Mr. Danner's duties as Chief Financial Officer were assumed by Richard FitzGerald, and Mr. Danner became our Executive Vice President. Prior to joining us, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp., an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation. From 1988 until May 1997, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a Director of INDSPEC.

     Richard W. FitzGerald. Mr. FitzGerald has been Senior Vice President and Chief Financial Officer of UCH since April 1999. Mr. FitzGerald held the position of Vice President -- Financial Planning and Services of KN Energy from February 1998 to April 1999. Prior to that date, Mr. FitzGerald served as Vice President and Controller of MidCon Corp., a wholly-owned subsidiary of Occidental Petroleum Corporation, for a period in excess of five years.

     Mark L. Carlton. Mr. Carlton joined UCH as Senior Vice President and Co-General Counsel in October 2000 and, effective December 8, 2000, became UCH's Senior Vice President and General Counsel. From 1982 until April 2000, Mr. Carlton held various legal positions with Mobil Corporation and its affiliates, serving most recently as Senior Counsel for Mobil Business Resources Corporation.

     Kirk E. Townsend. Mr. Townsend served as Vice President of Sales of UCI from October 1999 to February 2001, when he was promoted to Senior Vice President of Sales. Mr. Townsend is responsible for all sales activities, both domestic and international. Mr. Townsend joined UCI in 1979 as a domestic sales representative. In 1986, he became an international sales representative for UCI. Mr. Townsend was promoted to Vice President of Business Development in April 1999, and Vice President of Sales in October 1999. Mr. Townsend has over 21 years of sales and management experience in the natural gas compression industry.

     Hanford P. Jones. Mr. Jones served as Vice President of Engineered Products of UCI from April 1999 to February 2001, when he became a Senior Vice President. Mr. Jones is responsible for all engineering and fabrication production of UCI's packaging division. Mr. Jones joined UCI in January 1999 as General Manager of Engineered Products. From May 1998 to January 1999, Mr. Jones performed engineering and pipeline operation consulting services for various companies. Prior to May 1998, Mr. Jones was employed by NorAm Energy Corporation for a period in excess of 18 years in various capacities, including Region Manager of NorAm's Western Region, and later as Chief Engineer and Engineering Manager. Mr. Jones has over 25 years of engineering and management experience in the oil and gas industry.

     In addition to Messrs. Snider and Danner, the following individuals serve on UCH's board of directors:

     Samuel Urcis. Mr. Urcis is a General Partner of Alpha Partners, a venture capital firm which he co-founded in 1982. From 1979 to 1982, and since 1997, Mr. Urcis has been an investor and advisor in the energy field, primarily in the oilfield services and equipment sector. From 1972 to 1979, Mr. Urcis was with Geosource Inc., a diversified services and equipment company, which he conceptualized and co-founded. Mr. Urcis served in the capacity of Chief Operating Officer and Vice President of Corporate Development. From 1955 to 1972, Mr. Urcis served in various technical and management capacities at Rockwell International, Hughes Aircraft, Aerolab Development Company and Sandberg-Serrell Corporation. Mr. Urcis has served as a Director of the Glaucoma Research Foundation, and as a Trustee of the Monterey Institute of International Studies. Mr. Urcis serves as a director of UCH pursuant to an agreement entered into in connection with the Tidewater Compression acquisition. Mr. Urcis is a member of the Executive and Compensation Committees of UCH's Board of Directors.

     Thomas C. Case. Mr. Case served as the President of Mobil Global Gas & Power, Inc. and was responsible for gas marketing and power development in North and South America from 1998 until December 1999. Mr. Case retired from Mobil on April 1, 2000. From 1996 to 1997, Mr. Case was the Executive Vice President of Duke Energy (formerly Pan Energy) Trading and Market Services, a joint venture between Duke Energy and Mobil. From 1991 to 1996, he held various positions with Mobil serving at various times as President and Executive Vice President/Chief Operating Officer of Mobil Natural Gas Inc., Manager of Strategic Planning for Exploration and Production of Mobil and President of Mobil Russia. Mr. Case is a member of the Audit Committee of UCH's Board of Directors.

     John K. Castle. Mr. Castle has been Chairman of Castle Harlan, Inc. since 1987. Mr. Castle is also Chairman of Castle Harlan Partners III G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners, III, L.P., one of UCH's stockholders, and of Castle Connolly Medical Ltd. and Castle Connolly Graduate Medical Publishing, LLC. He serves as Chairman and Chief Executive Officer of Branford Castle, Inc., an investment holding company. Immediately prior to forming Branford Castle, Inc. in 1986, Mr. Castle was President and Chief Executive Officer and a Director of Donaldson, Lufkin and Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a Director of Sealed Air Corporation, Morton's Restaurant Group, Inc., Statia Terminals Group, N.V., Commemorative Brands, Inc., AdobeAir Holdings, Inc., Wilshire Restaurant Group, Inc. and Equipment Support Services. Mr. Castle is a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the New York Presbyterian Hospital Authority and the Whitehead Institute of Biomedical Research. Formerly, Mr. Castle was a Director of The Equitable Life Assurance Society of the United States and Trustee of the New York Medical College, where he served as Chairman of the Board for 11 years. Mr. Castle is a member of the Executive and Compensation Committees of UCH's Board of Directors.

     Bernard J. Duroc-Danner. Mr. Duroc-Danner joined Weatherford in May 1987 to initiate the start-up of Weatherford's oilfield service and equipment business through EVI, Inc. He was elected EVI's President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. in May 1998, Mr. Duroc-Danner was elected as Weatherford's Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company and Cal-Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico). Mr. Duroc-Danner is also a director of Grant Prideco, Inc. (a provider of drill pipe and other drill stem products). Grant Prideco was a wholly owned subsidiary of Weatherford until April 14, 2000, when Weatherford distributed all of the outstanding shares of Grant Prideco to its stockholders. Mr. Duroc-Danner is a member of the Executive Committee of UCH's Board of Directors.

     Uriel E. Dutton. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for more than the past five years, where his practice focuses on real estate and oil and gas matters. Mr. Dutton is a member of the Audit Committee of UCH's Board of Directors.

     Curtis W. Huff. Mr. Huff was elected President, Chief Executive Officer and a Director of Grant Prideco, Inc. on February 5, 2001. Previously, he served as Executive Vice President and Chief Financial Officer of Weatherford since January 2000, and served as its General Counsel and Secretary since May 1998. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P., Weatherford's counsel, and held that position for more than five years. Mr. Huff is a director of UTI Energy Corp. (an oil and gas drilling company). Mr. Huff is a member of the Compensation Committee of UCH's Board of Directors.

     C. Kent May. Mr. May is a Senior Vice President, General Counsel, Secretary and a Director of Anchor Glass Container Corporation. He also serves as General Counsel, Secretary and is a Director of Consumers Packaging Inc., Canada's largest glass container manufacturer, and a Director of Fabrica de Envases de Vidrio, S.A. de C.V., a Mexican glass container manufacturer. He serves as General Counsel to Glenshaw Glass Company and G&G Investments, Inc., a privately-held investment company. He is also a manager and secretary of Main Street Capital Holdings, L.L.C., a merchant banking firm. He has been an associate, partner or member of the law firm of Eckert Seamans Cherin & Mellott, L.L.C. since 1964, and served as Managing Partner of the firm from 1991 to 1996. Mr. May is a member of the Audit Committee of UCH's Board of Directors.

     William M. Pruellage. Mr. Pruellage is a Vice President of Castle Harlan, Inc. Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked as an investment banking analyst at Merrill Lynch since July 1995. Mr. Pruellage is also a director of Wilshire Restaurant Group, Inc. and Commemorative Brands, Inc. Mr. Pruellage is a member of the Compensation Committee of UCH's Board of Directors.

     Edmund P. Segner, III. Mr. Segner has served as President and Chief of Staff of EOG Resources since August of 1999. He joined Enron Corporation in 1988 as Vice President of Public and Investor Relations. He later served as Executive Vice President and Chief of Staff until 1997 when he moved to Enron Oil & Gas Company as Vice Chairman and Chief of Staff. Mr. Segner is a Certified Public Account and a member of the Houston Society of Financial Analysts. He is also a director and member of the Domestic Petroleum Council. Mr. Segner serves as Chairman of the Audit Committee of UCH's Board of Directors.

     No family relationship exists between any of Universal's executive officers or between any of them and any of UCI's or UCH's directors.

BOARD COMMITTEES

     Our Board of Directors has established three committees -- an Executive Committee, an Audit Committee and a Compensation Committee. The Audit Committee is comprised entirely of non-employee directors.

     The Executive Committee, to the extent permitted under Delaware law, has all powers and rights of our board of directors. The current members of the Executive Committee are Messrs. Urcis, Castle, Duroc-Danner and Snider.

     The Audit Committee is primarily concerned with the effectiveness of our accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized to:

     - select, retain and dismiss our independent auditors,

     - review the plans, scope and results of our annual audit, the independent auditors' letter of comments and management's response thereto, and the scope of any no-audit services which may be performed by the independent auditors,

     - review our quarterly and annual SEC filings and earnings releases,

     - manage our policies and procedures with respect to internal accounting and financial controls and

     - review any changes in accounting policy.

The current members of the Audit Committee are Messrs. Segner (Chairman), Case, Dutton and May.

     The Compensation Committee is authorized and directed to review and approve the compensation and benefits of our executive officers to review and approve the annual salary plans, and to review and advise our board of directors regarding the benefits, including bonuses, and other terms and conditions of employment of our other employees. The Compensation Committee is also responsible for the administration of our benefit plans. The current members of the Compensation Committee are Messrs. Castle, Huff, Pruellage and Urcis.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for fiscal 2001, 2000 and 1999 for UCI's and UCH's Chief Executive Officer and other four highest paid officers and a former officer who would have been one of our highest paid officers had she been employed by Universal at the end of the most recent fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                  ANNUAL COMPENSATION   ------------
                                                  -------------------    SECURITIES     ALL OTHER
                                         FISCAL   SALARY       BONUS     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR      ($)         ($)      OPTIONS(#)        ($)
---------------------------              ------   -------     -------   ------------   ------------
Stephen A. Snider......................   2001    222,917     350,437     161,007         17,159(1)
  President & Chief Executive Officer     2000    170,000      35,000          --         15,000(1)
                                          1999    170,000      43,890      49,145         41,965(1)
Ernie L. Danner........................   2001     69,250     232,365     104,057        310,019(2)
  Executive Vice President                2000     37,875          --          --          6,226(2)
                                          1999    135,000      43,080      35,491         23,055(2)
Richard W. FitzGerald(3)...............   2001    178,333     232,365      90,333         12,506(4)
  Senior Vice President &                 2000    146,049      20,000      16,379         34,132(4)
  Chief Financial Officer                 1999         --          --          --             --
Kirk E. Townsend.......................   2001    163,750(5)  170,023      64,286         14,959(6)
  Vice President of Sales of              2000    229,521(5)   15,000      11,508         21,878(6)
  Universal Compression, Inc.             1999    154,436(5)       --       2,970          9,331(6)
Jack B. Hilburn, Jr.(7)................   2001    148,333     160,577      65,333          9,464(8)
  Senior Vice President of Operations     2000    110,000      15,000      16,379          4,843(8)
  of Universal Compression, Inc.          1999     91,250      17,310       6,682          7,774(8)
Valerie L. Banner......................   2001     92,443      87,690      30,333        157,159(10)
  Former Senior Vice President &          2000    100,000      15,000          --          4,435(10)
  General Counsel(9)                      1999     83,350      17,708      16,379          2,375(10)

---------------

 (1) Includes (a) matching contributions to Mr. Snider's 401(k) account of $6,688 during fiscal 2001 and $5,100 during each of fiscal 2000 and fiscal 1999, (b) $3,876 in health premiums paid on behalf of Mr. Snider under our executive medical plan during each of fiscal 2001, 2000 and 1999, (c) payments made on behalf of Mr. Snider pursuant to our Supplemental Savings Plan of $4,063 during fiscal 2001 and $3,187 during fiscal 2000 and fiscal 1999, and (d) $29,800 paid to Mr. Snider for moving expenses during fiscal 1999.

 (2) Includes (a) matching contributions to Mr. Danner's 401(k) account of $2,078 during fiscal 2001, $1,136 during fiscal 2000 and $4,050 during fiscal 1999, (b) $3,876 in health premiums paid on behalf of Mr. Danner under our executive medical plan during each of fiscal 2001, 2000 and 1999,
     (c) payments made on behalf of Mr. Danner pursuant to our Supplemental Savings Plan of $169 during fiscal 1999 and (d) a payment of $300,000 in shares of common stock of UCH during fiscal 2001.

 (3) Mr. FitzGerald joined Universal in April 1999.

 (4) Includes (a) matching contributions made to Mr. FitzGerald's 401(k) account of $5,350 during fiscal 2001 and $3,750 during fiscal 2000, (b) health care premiums paid on behalf of Mr. FitzGerald under our Executive Medical Plan of $3,876 in fiscal 2001 and $3,553 during fiscal 2000, (c) payments made on behalf of Mr. FitzGerald pursuant to our Supplemental Savings Plan of $2,844 in fiscal 2001 and $750 during fiscal 2000 and (d) $25,886 paid to Mr. FitzGerald for moving expenses in fiscal 2000.

 (5) Includes sales commissions.

 (6) Includes (a) matching contributions made to Mr. Townsend's 401(k) account of $4,913 during fiscal 2001, $6,886 during fiscal 2000 and $7,051 during fiscal 1999, (b) $3,876 in health care premiums paid on behalf of Mr. Townsend under our Executive Medical Plan during fiscal 2001 and 2000, (c) payments made on behalf of Mr. Townsend to our Supplemental Savings Plan of $413 during fiscal 2001 and $2,543 during fiscal 2000, (d) an automobile allowance paid to Mr. Townsend of $5,646 during fiscal 2001, $4,281 during fiscal 2000 and $4,068 during fiscal 1999, and (e) $4,200 paid to Mr. Townsend for club dues during fiscal 2000.

 (7) Mr. Hilburn retired effective September 30, 2001.

 (8) Includes (a) matching contributions made to Mr. Hilburn's 401(k) account of $2,963 during fiscal 2001 and $2,225 during fiscal 1999, (b) health care premiums paid on behalf of Mr. Hilburn of $3,876 in each of fiscal 2001, fiscal 2000 and fiscal 1999, and (c) an automobile allowance paid to Mr. Hilburn of $2,118 in fiscal 2001, $720 in fiscal 2000 and $1,341 in fiscal 1999.

 (9) Ms. Banner served as our Senior Vice President and General Counsel until December 2000.

(10) Includes (a) matching contributions to Ms. Banner's 401(k) account of $2,525 during fiscal 2001, $3,000 during fiscal 2000 and $2,250 during fiscal 1999, (b) $2,584 in health premiums paid on behalf of Ms. Banner during fiscal 2001 and $323 during fiscal 2000, (c) payments made on behalf of Ms. Banner pursuant to our Supplemental Savings Plan of $1,430 during fiscal 2001 and $1,000 during fiscal 2000 and (d) $150,313 in severance paid to Ms. Banner as a result of our termination of her employment agreement without cause during fiscal 2001.

DIRECTORS' COMPENSATION

     Directors other than Universal's officers, those designated by Castle Harlan and Mr. Duroc-Danner and Mr. Huff receive an annual director fee of $20,000, $750 per board of directors or committee meeting attended and reasonable out-of-pocket expenses. Currently, five of UCH's directors are entitled to this compensation. In August 2001, directors other than Universal's officers each received stock option awards covering 10,000 shares of our common stock that vest in one year. Directors are not otherwise compensated for their services. In August 2001, our stockholders approved the adoption of our new directors' stock plan which allows our non-employee directors that are entitled to receive director fees to elect to receive those fees in shares of our common stock rather than cash.

BENEFIT PLANS

     We maintain a 401(k) employee retirement savings plan for the benefit of our employees. We pay all administrative costs of the plan and match employee contributions at a rate of 50% for the first 6% of salary contributed by the employee. We have authorized an amendment to this plan to allow for matching contributions to be in the form of shares of common stock of UCH. We also maintain deferred compensation plans for certain key employees.

     In February 1998, we adopted an incentive stock option plan to advance our interests and to improve stockholder value by providing additional incentives to motivate and retain key employees. Under this incentive stock option plan, as amended, we can grant options totaling 3,012,421 shares of common stock of UCH. That number will be adjusted automatically if there shall be any future change in our capitalization from a stock dividend or split and may be adjusted to reflect a change in its capitalization resulting from a merger, consolidation, acquisition, separation (including a spin-off or spin-out), reorganization or liquidation. Key employees, non-employee directors and consultants are eligible to receive options under this incentive stock option plan.

     We recently adopted a restricted stock grant plan to help attract and retain key employees. This plan permits the granting of shares of our common stock to our officers and key employees. Stock grants under the plan will generally vest at the rate of 25% per year for each year following the first anniversary date of the grant. Upon stockholder approval of this plan at our annual meeting on August 16, 2001, initial grants to officers of an aggregate 110,000 shares of our common stock were approved.

     We have also adopted a discounted stock purchase plan which permits eligible employees to purchase shares of our common stock at a 15% discount and without brokerage fees, subject to various limitations.

     We also maintain a supplemental savings plan and an executive medical plan for our executive officers. The supplemental savings plan allows our executives to defer a percentage of their salary and bonus, with us matching the first 3% of compensation that is deferred. Matched amounts under the plan are not subject to any vesting requirements. The executive medical plan supplements our general medical plan by covering deductibles and co-payments of our executives up to an annual maximum of $5,000 for each participant.

EMPLOYMENT AGREEMENTS

     With the exception of Richard FitzGerald, our Senior Vice President and Chief Financial Officer, none of our officers have employment agreements. We entered into an employment agreement with Mr. FitzGerald effective April 12, 1999 pursuant to which he is entitled to a current annual base salary of $205,000, plus a target bonus of up to 60% of such base salary. Mr. FitzGerald's employment agreement has an initial term of three years. If during the stated duration or any extension of duration, a "change of control" of UCH occurs, the agreement automatically extends to a date that is the second anniversary of the change of control. In addition, the agreement provides that if Mr. FitzGerald is terminated without cause during the initial term, he will be paid for the remainder of the term, plus a bonus amount based on his previous bonuses. Pursuant to Mr. FitzGerald's employment agreement and our officers' incentive plan, bonuses are payable based on our safety record and financial performance, plus a discretionary component. This agreement also places restrictions on the ability of Mr. FitzGerald to disclose confidential information, to compete against us and to hire or solicit certain of our employees if his employment with us is terminated.

     Universal also had an employment agreement with Valerie Banner, who served as Universal's Senior Vice President and General Counsel, which provided for an annual base salary of $135,000, plus a target bonus of up to 50% of her base salary. Universal terminated this agreement without cause effective December 8, 2000. Pursuant to the terms of the agreement, Universal paid to Ms. Banner a lump sum severance payment equal to the sum of her annual base salary as of the time of termination of the agreement and the average of the annual bonuses she has received. Ms. Banner also received a target bonus pro-rated rated through December 8, 2000. Ms. Banner will continue to assist Universal as needed with its new financing arrangements and other legal matters for a reasonable hourly fee.

     In addition, Universal has agreed that Stephen Snider, president and chief executive officer, and his spouse will be entitled to continue to participate, at Universal's expense, in its medical benefit plan following his retirement so long as he remains an active employee of Universal until retirement.

CHANGE OF CONTROL AGREEMENTS

     Universal has also entered into change of control agreements with Messrs. Carlton and Townsend. Pursuant to those agreements, in the event that the executive's employment with Universal is terminated within one year after a "change in control" of UCH, then the executive is entitled to severance pay and other benefits. The severance payment is based upon the executive's annual base salary and bonus target amount at the time of termination. The agreements define a "change in control" to mean the beneficial ownership by any person or entity other than Castle Harlan of more than 50% of UCH's outstanding capital stock or, in specified circumstances, the failure to re-elect a majority of the members of UCH's board of directors. These agreements also restrict the ability of these individuals to compete against Universal.

                               MANAGEMENT OF BRL

DIRECTORS AND EXECUTIVE OFFICERS

     BRL is a limited partnership, and as such is governed and managed by its general partner, BRL Universal Equipment Management, Inc. The following table sets forth the name, age and position of each of the directors and executive officers of BRL Universal Equipment Management, Inc. as of December 1, 2001. All executive officers listed below for BRL Universal Equipment Management, Inc. hold similar positions with BRL Corp.

                                                                               DIRECTOR
NAME                                AGE                POSITION                 SINCE
----                                ---                --------                --------
Gregory C. Greene.................  44    President and Sole Director**          2001
Daniel D. Boeckman................  41    Executive Vice President and              *
                                          Secretary
Lucy Burgoon......................  40    Vice President, Controller and            *
                                          Assistant Secretary

---------------

 * Not applicable.

** Also sole director of BRL Corp.

     Gregory C. Greene. Mr. Greene has been President of Headwater Holdings, Inc. since 1992. Headwater Holdings, Inc. is the general partner of Headwater Investments, L.P., which is the general partner of Brazos River Leasing, L.P., which is the sole shareholder of BRL Universal Equipment Management, Inc. Mr. Greene is a graduate of St. John's University and has an MBA from Vanderbilt University. Mr. Greene has been involved in structured financing transactions and real estate related activities for over 15 years. He has been actively involved with asset financing from many perspectives including as an investment banker structuring collateralized mortgage obligations and asset based securities; as a merchant banker for multi-property, multi-state conduit financings; as an investor in and structuror of multi-state, multi-property lease transactions; and as an owner and developer of commercial, multi-family and industrial properties.

     Daniel D. Boeckman. Mr. Boeckman is a graduate of the University of the South and Columbia University. Since 1993, Mr. Boeckman has been an officer of and since 1998, President of Turtle Creek Holdings, Inc., an investment company engaged in the acquisition and rehabilitation of distressed assets and the opportunistic acquisition and/or development of various types of real estate ranging from multifamily to commercial properties. Mr. Boeckman also manages private equity acquisitions for the Boeckman Family partnership.

     Lucy Burgoon. Ms. Burgoon has been associated with Messrs. Greene and Boeckman since November, 2000. From 1994 to 2000, Ms. Burgoon served as an accounting consultant with Jefferson Wells International, an international accounting consulting firm and accounting manager with Crow Holdings, an investment company holding assets for the Trammell Crow Family. Ms. Burgoon received her Accounting Degree from St. Mary's University and her MBA from the University of Texas at San Antonio. She is also a certified public accountant in Texas. Ms. Burgoon has experience practicing with a public accounting firm, serving as the controller of a regional office of a public company and responsibility for in-house accounting for private individuals and trusts.

EXECUTIVE COMPENSATION

     Officers and directors of BRL Universal Equipment Management, Inc. and BRL Corp. will not receive compensation for their services as such.

                           SECURITY OWNERSHIP OF UCH

     Set forth below is information as of December 17, 2001 regarding the beneficial ownership of the common stock of UCH and the percentage of outstanding shares beneficially owned by

     - any person known by us to own more than five percent of our voting securities,

     - all of our directors,

     - each of our named executive officers identified in the Summary Compensation Table, and

     - all of our current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name. Except as otherwise set forth below, shares of common stock not outstanding but deemed beneficially owned by virtue of a person or group having the right to acquire them within 60 days, including outstanding stock options, are treated as outstanding only for purposes of determining the percentage owned by such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The address for each executive officer and director set forth below is c/o Universal Compression Holdings, Inc., 4440 Brittmoore Road, Houston, Texas 77041.

                                                               NUMBER OF      PERCENTAGE
                                                               SHARES OF     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                          COMMON STOCK     OWNED(1)
------------------------------------                          ------------   ------------
WEUS Holding, Inc.(2).......................................   13,750,000        45.0%
  515 Post Oak Boulevard, Suite 600
  Houston, Texas 77027-3415
Thomas C. Case..............................................          334           *
John K. Castle(3)...........................................      144,498           *
Samuel Urcis(4).............................................      199,217           *
C. Kent May.................................................          334           *
William M. Pruellage........................................        1,308           *
Edmund P. Segner III........................................           --           *
Bernard J. Duroc-Danner(5)..................................           --           *
Curtis W. Huff(5)...........................................           --           *
Uriel E. Dutton(5)..........................................           --           *
Stephen A. Snider(6)........................................      143,605           *
Ernie L. Danner(7)..........................................      151,359           *
Richard W. FitzGerald(8)....................................       41,382           *
Jack B. Hilburn, Jr.(9).....................................       40,111           *
Kirk E. Townsend(10)........................................       39,011           *
Valerie L. Banner(11).......................................          668           *
All directors and executive officers as a group (15
  persons)(3)(4)(12)........................................      741,158         2.4%

---------------

  *  Indicates less than 1% of our outstanding stock.

 (1) Based upon 30,569,294 shares of common stock outstanding and 41,621 treasury shares issued that are not counted as outstanding in calculating the beneficial ownership percentage.

 (2) WEUS is a direct, wholly owned subsidiary of Weatherford, a publicly traded company.

 (3) Consists of 25,270 shares of common stock directly held by Castle Harlan Inc., 60,404 shares of common stock directly held by Branford Castle Holdings, Inc. and 58,824 shares of common stock directly held by Mr. Castle. John K. Castle is the controlling stockholder and an officer and director of

     Castle Harlan Inc. and an officer and the sole director of Branford Castle Holdings, Inc. and, as such, may be deemed to be the beneficial owner of the shares owned by Castle Harlan Inc. and Branford Castle Holdings, Inc. Mr. Castle disclaims beneficial ownership of the shares in excess of the shares representing his pro rata interest in, and interest in the profits of, Castle Harlan Inc. and Branford Castle Holdings, Inc.

 (4) Includes 99,135 shares subject to options which are fully vested. Also includes 19,663 shares of common stock received by Mr. Urcis pursuant to an option from Castle Harlan Partners.

 (5) Messrs. Duroc-Danner, Huff and Dutton joined UCH's board of directors on February 9, 2001 in connection with our acquisition of Weatherford Global.

 (6) Includes 110,152 shares of common stock subject to options, all of which are fully vested.

 (7) Includes 79,548 shares of common stock subject to options, all of which are fully vested. Also includes 24,409 shares of common stock received by Mr. Danner pursuant to an option from Castle Harlan Partners.

 (8) Includes 40,045 shares of common stock subject to options, all of which are fully vested.

 (9) Mr. Hilburn retired effective September 30, 2001.

(10) Includes 30,794 shares of common stock subject to options, all of which are fully vested.

(11) Ms. Banner served as our Senior Vice President and General Counsel until December 2000.

(12) Includes an aggregate of 419,697 shares of common stock subject to options, all of which are fully vested.

                           SECURITY OWNERSHIP OF BRL

     The general partner of BRL is BRL Universal Equipment Management, Inc., a Delaware corporation, and the limited partners of BRL are Deutsche Bank A.G., New York Branch and First Union National Bank, affiliates of two of the initial purchasers of the old additional notes as well as the existing notes. Deutsche Bank is controlled by Deutsche Bank AG, a public bank holding company in Germany, and First Union National Bank is controlled by Wachovia Corporation, a publicly held entity. BRL owns all of the outstanding common stock of BRL Corp. Neither BRL nor BRL Corp. has any other class of equity securities or interests outstanding. BRL, BRL Corp. and BRL Universal Equipment Management, Inc. were formed under the laws of Delaware on January 18, 2001.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ARRANGEMENTS WITH WEATHERFORD

     Registration Rights Agreement. Concurrently with our acquisition of Weatherford Global, we entered into a registration rights agreement with WEUS Holding, Inc., an affiliate of Weatherford. Under this agreement, WEUS has the right, on up to three occasions, to cause us to register at our expense WEUS's shares of our common stock under the Securities Act at any time by providing a written demand to us, subject to certain minimum dollar values. The registration rights agreement also provides WEUS with "piggyback" registration rights, or rights to require us, subject to certain limitations, to include its shares of its common stock in other registration statements that we may file.

     Voting Agreement. We also entered into a voting agreement with WEUS concurrently with the Weatherford Global acquisition that provided that, until the earlier of (1) February 9, 2003 or (2) the date that Castle Harlan and its affiliates owned less than 5% of our outstanding common stock, WEUS and its affiliates would vote any shares of our common stock that they owned in excess of 33 1/3% of our total outstanding shares in the same proportion that shares of our stock owned by the public were voted. The voting agreement terminated in December 2001 when Castle Harlan's and its affiliates' ownership of our outstanding common stock fell below 5%.

     Transitional Services Agreement. Concurrently with the closing of the Weatherford Global acquisition, Weatherford and Weatherford Global, as our subsidiary, entered into a transitional services agreement under which Weatherford provided certain administrative and support services, such as shared corporate office space and general communication and information services, to Weatherford Global until June 9, 2001. Weatherford Global paid Weatherford $125,000 for thirty days of these services.

     Board Representation. Weatherford, through WEUS, has the right to designate three members to our board of directors for so long as it owns at least 20% of our outstanding common stock. One WEUS nominee is a Class A director with a term of office expiring in 2004, the second WEUS nominee is a Class B director with a term of office expiring in 2002, and the third WEUS nominee is a Class C director with a term of office expiring in 2003. If WEUS's ownership of our common stock falls below 20%, WEUS may designate only two directors, and if its ownership falls below 10%, it may no longer designate directors to our board.

REGISTRATION RIGHTS AGREEMENTS

     In connection with our acquisition of Tidewater Compression, we entered into a registration rights agreement with Castle Harlan Partners and some of our other stockholders (including certain of our directors and officers and Energy Spectrum Partners, L.P.). Under the registration rights agreement, these stockholders generally have the right to require us to register any or all of their shares of our common stock under the Securities Act, at our expense, subject to certain minimum dollar values. In addition, these stockholders are generally entitled to include, at our expense, their shares of our common stock covered by the registration rights agreement in any registration statement that we propose to file with respect to registration of our common stock under the Securities Act. In addition, we entered into registration rights agreements in connection with our acquisitions of GCSI and KCI. The GCSI agreement provides the former GCSI

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shareholders with two demands for shelf registrations, both of which have been filed. The KCI agreements provide the former KCI shareholders with a demand for a shelf registration, which has been filed, and with piggyback registration rights. We also agreed in these registration rights agreements to indemnify the stockholders against specified liabilities, including liabilities under the Securities Act.

VOTING AGREEMENTS

     In connection with our acquisition of Tidewater Compression in 1998, we entered into a voting agreement and two voting trust agreements. The voting agreement, which terminated in July 2001 upon completion of our equity offering in July 2001, required that some of our significant stockholders vote their shares of common stock in the same manner as Castle Harlan. The remaining voting trust agreement provided that certain of our other stockholders, including some of our directors, assign their shares of our common stock to a voting trust for which John K. Castle served as trustee in exchange for interests in the trust. Prior to our initial public offering in May 2000, these voting agreements and trusts also covered Energy Spectrum and our employees, officers, and some of our directors. The remaining voting trust agreement was terminated by its parties in December 2001.

TERMINATION OF MANAGEMENT AGREEMENT AND CONSULTING AGREEMENT

     In connection with our 1998 acquisition of Tidewater Compression, we entered into a management agreement with Castle Harlan, Inc. pursuant to which Castle Harlan agreed to provide us with business and organizational strategy, financial and investment management and merchant and investment banking services. We agreed to pay Castle Harlan a fee for these services of $3.0 million per year. This fee was paid in advance for the first year and quarterly in advance thereafter. The agreement was for a term of five years, renewable automatically from year to year unless Castle Harlan or its affiliates then beneficially owns less than 20% of our outstanding capital stock. We agreed to indemnify Castle Harlan against liabilities, costs, charges and expenses relating to the performance of its duties, other than those resulting from its gross negligence or willful misconduct. We paid Castle Harlan Inc. $3.0 million, $750,000 and $3.0 million during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively. As of March 31, 2000, 33,560 shares of common stock and 18,080 shares of preferred stock (which shares of preferred stock were subsequently split and converted to 42,046 shares of common stock on May 30, 2000 in connection with our initial public offering) held by our officers were subject to repurchase requirements in the event of its termination of the officer without "cause," disability or death as specified in the stock repurchase agreement. We maintained an insurance policy to fund substantially all of our obligations in the event of disability or death of these officers. This option repurchase requirement was terminated upon completion of our initial public offering. In addition, in consideration for certain finder services in connection with the Tidewater Compression acquisition, we entered into a finder's and consulting agreement with Samuel Urcis, one of our directors. Under that agreement, Mr. Urcis was entitled to a consulting fee of $150,000 per year in exchange for various consulting services, as well as a seat on our board and options to purchase shares of our common stock. We paid Mr. Urcis $12,500, $165,523 and $140,264 during the period from December 12, 1997 (inception) through March 31, 1999 and the years ended March 31, 1999 and 2000, respectively.

     This management agreement (other than the indemnification provisions), option repurchase requirement and the consulting agreement were terminated upon the completion of our initial public offering in May 2000 in exchange for (1) our payment to Castle Harlan of $3.0 million in cash (one year's management fee) and our issuance to Castle Harlan of 136,364 shares of our common stock, which shares are subject to registration rights and (2) our payment to Mr. Urcis of $150,000 in cash (one year's consulting fee) and our issuance to Mr. Urcis of 6,818 shares of our common stock, which shares are also subject to registration rights. Also, Castle Harlan granted Mr. Urcis an option in 1998 to purchase 17,820 shares and 22,326 shares of our common stock from Castle Harlan at exercise prices of $6.73 and $21.50, respectively. Mr. Urcis received 19,663 shares of our common stock for such option.

     We also agreed with Castle Harlan to nominate a total of three Castle Harlan designees for election to our board for so long as those designees are reasonably qualified and Castle Harlan and its affiliates
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beneficially own at least 15% of our outstanding stock (including shares over which it has voting control pursuant to voting agreements and trusts). Although this right terminated upon completion of our July 2001 equity offering, Castle Harlan's previous designees to our board, Mr. Castle and Mr. Pruellage, serve terms expiring at our 2003 annual meeting of stockholders.

TRANSACTIONS WITH ERNIE DANNER

     In consideration for consulting services rendered by Ernie Danner, one of our executive officers and directors, in connection with the Tidewater Compression acquisition, Castle Harlan granted Mr. Danner an option to purchase from Castle Harlan 14,850 shares of our common stock at a price of $6.73 per share, and 18,605 shares of our common stock at a price of $21.50 per share. Also, Castle Harlan agreed that upon its sale of more than 75% of the shares of our common stock owned by Castle Harlan, Castle Harlan would pay Mr. Danner $500,000 if it realized a return in excess of 100%, or $750,000 if it realized a return in excess of 300%, of its initial investment in Universal. In connection with such option and services, Mr. Danner received 24,409 shares of our common stock for such option and services. Upon completion of the Tidewater Compression acquisition, we paid Mr. Danner for his services $100,000 in cash and granted to him shares that were converted into 16,727 shares of our common stock, which shares are subject to registration rights. Upon completion of our initial public offering in May 2000, we paid Mr. Danner for his services 13,636 shares of our common stock, which shares are subject to registration rights. As an officer, Mr. Danner also holds stock options and restricted shares awarded by us.

TERMINATION OF PURCHASE PRICE ADJUSTMENT AGREEMENT

     In connection with our acquisition of Tidewater Compression, we entered into a purchase price adjustment agreement which provided that, upon the occurrence of certain specified "liquidity events" (including certain sales of our common stock by Castle Harlan), we could be required to make payments to Tidewater Compression. We reached agreement with Tidewater Compression to settle our acquisition-related claims, which included costs for remediation pursuant to an environmental assessment, in exchange for Tidewater Compression's payment to us of $1 million and termination of the purchase price adjustment agreement, thereby eliminating any obligation by us to make a payment under that agreement.

                              REGISTRATION RIGHTS

     As part of the sale of the old additional notes to the initial purchasers, the holders of the old additional notes became entitled to the benefits of the registration rights agreement, dated as of October 23, 2001 by and among registrants and the initial purchasers.

     Under the registration rights agreement the registrants have agreed to:

     - file a registration statement with the SEC with respect to a registered offer to exchange the old additional notes for new 8 7/8% senior secured notes due 2008, having terms substantially identical in all material respects to the old additional notes, except that the new additional notes will not contain transfer restrictions, by January 21, 2002;

     - use their reasonable best efforts to cause the registration statement to become effective under the Securities Act by April 21, 2002;

     - offer the new additional notes in exchange for surrender of the old additional notes following the effective date of the registration statement; and

     - use their reasonable best efforts to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date that the notice of the exchange offer is mailed to the holders of the old additional notes.

     The exchange offer being made hereby, if consummated within the required time periods, will satisfy the registrants' obligations under the registration rights agreement. For each old additional note validly surrendered pursuant to the exchange offer and not validly withdrawn, the holder will receive a new additional note having a principal amount equal to that of the surrendered old additional note. Interest on each old additional
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note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the old additional note surrendered in exchange for the new additional note or, (B) if the old additional note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date of such interest payment date, or (ii) if no interest has been paid on the old additional notes, from October 23, 2001.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, the registrants' believe that the new additional notes will be freely transferable by the holders, other than affiliates of the registrants, after the exchange offer without further registration under the Securities Act; provided, however, that if you want to exchange your old additional notes for new additional notes, you will be required to represent that:

          (1) you are acquiring the new additional notes in the ordinary course of your business;

          (2) you have no arrangement or understanding with any person to participate in the distribution of the new additional notes;

          (3) you are not an "affiliate," as defined in Rule 405 under the Securities Act, of the registrants, or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

          (4) if you are not a broker-dealer, you are not engaging and do not intend to engage in a distribution of the new additional notes; and

          (5) you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act that is receiving the new additional notes for your own account in exchange for old additional notes acquired as a result of market-making or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale of the new additional notes, and that you cannot rely on the position of the SEC's staff set forth in its no-action letters.

     The registrants agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new additional notes.

     If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the registrants are not permitted to effect an exchange offer, (2) the registrants do not complete the exchange offer by May 21, 2002, (3) under certain circumstances, some holders of unregistered new additional notes so request, or (4) in the case of any holder that participates in the exchange offer, that holder does not receive new additional notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of that holder as an affiliate of the registrants or within the meaning of the Securities Act) then in each case, the registrants will

     - promptly deliver to the holders and the trustee written notice of any of these changes;

     - at their sole expense, file a shelf registration statement covering resales of the old additional notes as promptly as practicable; and

     - use their reasonable best efforts to keep the shelf registration statement effective until the earlier of October 23, 2003 and such time as all of the applicable old additional notes have been sold under the shelf registration statement.

     In the event that the registrants file a shelf registration statement, the registrants will provide each holder with copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement for the old additional notes has become effective, and take some other actions that are required to permit unrestricted resales of the old additional notes. A holder that sells old additional notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability
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

provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to that kind of holder, including certain indemnification rights and obligations.

     If the registrants fail to comply with the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then the registrants will pay "additional interest" on the old additional notes as follows:

          (1) if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to the applicable filing date or (B) despite the fact that we have consummated or will consummate an exchange offer, the registrants are required to file a shelf registration statement and the registrants do not file the shelf registration statement on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest will accrue on the principal amount of the old additional notes at a yearly rate of 0.25% for the first 90 days immediately following each such filing date; the additional interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (2) if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to April 21, 2002 or (B) despite the fact that the registrants have consummated or will consummate an exchange offer, the registrants are required to file a shelf registration statement and the SEC does not declare the shelf registration statement effective on or prior to the 90th day following the date the shelf registration statement was filed, then, commencing on the day after either required effective date, additional interest will accrue on the principal amount of the old additional note at a yearly rate of 0.25% for the first 90 days immediately following that required effective date; the additional interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (3) if (A) the issuers have not exchanged new additional notes for all old additional notes validly surrendered in accordance with the terms of the exchange offer on or prior to May 21, 2002 or (B) if applicable, the shelf registration statement has been declared effective and the shelf registration statement ceases to be effective at any time prior to October 23, 2003, other than after such time as all old additional notes have been disposed of under the shelf registration statement, then additional interest will accrue on the principal amount of the old additional notes at a yearly rate of 0.25% for the first 90 days commencing on (x) May 22, 2002, in the case of (A) above, or (y) the day the shelf registration statement ceases to be effective, in the case of (B) above, the additional interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

        provided, however, that the additional interest rate on the old additional notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 1.00% per year; provided, further, however, that (A) upon the filing of the exchange offer registration statement or a shelf registration statement, in the case of clause (1) above, (B) upon the effectiveness of the exchange offer registration statement or a shelf registration statement, in the case of clause (2) above, or (C) upon the exchange of new additional notes for all old additional notes surrendered, in the case of clause (3)(A) above, or upon the effectiveness of the shelf registration statement that had ceased to remain effective, in the case of clause (3)(B) above, additional interest on the old additional notes as a result of such clause, or the relevant subclause of that clause, as the case may be, shall cease to accrue.

     Any amounts of additional interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

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                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the new additional notes will be issued in fully registered form without interest coupons. The new additional notes initially will be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the "Global notes"). The Global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

     The Global notes will be subject to certain restrictions on transfer set forth therein and in the indenture. Subject to such restrictions, QIBs or non-U.S. purchasers may take physical delivery of their certificates instead of holding their interests through the Global notes (and which are then ineligible to trade through DTC). Upon the transfer to a QIB of any certificated security initially issued to a purchaser, that certificate will, unless the transferee requests otherwise or the Global notes have previously been exchanged in whole for securities evidenced by physical certificates, be exchanged for an interest in the Global notes.

THE GLOBAL NOTES

     The issuers expect that pursuant to procedures established by DTC (1) upon the issuance of the Global notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the Global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants ("indirect participants"). Holders may hold their interests in the Global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the new additional notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new additional notes represented by such Global notes for all purposes under the indenture. No beneficial owner of an interest in the Global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the new additional notes.

     Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuers, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global notes as shown on the records of DTC or its nominee. The issuers also expect that payments by participants to owners of beneficial interests in the Global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The issuers expect that transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new additional notes to persons in states which require physical delivery of the new additional notes, or to pledge such securities, such holder must transfer its interest in a Global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

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

     DTC has advised the issuers that it will take any action permitted to be taken by a holder of new additional notes (including the presentation of old additional notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of new additional notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global notes for certificated securities, which it will distribute to its participants.

     DTC has advised the issuers as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global notes among participants of DTC, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the issuers nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Certificated securities shall be issued in exchange for beneficial interests in the Global notes (1) if requested by a holder of such interests,
(2) the issuers, at their option, notify the trustee in writing that they elect to cause the issuance of certificated notes under the indenture or (3) if DTC at any time is unwilling or unable to continue as depositary for the Global notes and a successor depositary is not appointed by the issuers within 90 days. Neither the issuers nor the trustee shall be liable for any delay by DTC or any Participant or indirect participant in identifying the owners of security entitlements in the new additional notes and the issuers and the trustee may conclusively rely on, and shall rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new additional notes to be issued).

TRANSFER AGENT, REGISTRAR, PAYING AGENT AND EXCHANGE AGENT

     The trustee will act as the transfer agent, registrar, paying agent and exchange agent for the new additional notes. The trustee, in its capacity as the paying agent, may appoint co-paying agents, which must be acceptable to the issuers, as appropriate. The issuers will not be required to register or cause to be registered the transfer of any note after it has been called for redemption.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new additional notes received in exchange for old additional notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives new additional notes for its own account in exchange for old additional notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new additional notes. We have agreed that for a period of up to 180 days after the registration statement is

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

declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of new additional notes by broker-dealers or any other persons. New additional notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the new additional notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new additional notes. Any broker-dealer that resells new additional notes that were received by it for its own account pursuant to the exchange offer in exchange for old additional notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such new additional notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of new additional notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses relating to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old additional notes, including any broker-dealers, and certain parties related to these holders, against various liabilities, including liabilities under the Securities Act.

                     CERTAIN U.S. FEDERAL TAX CONSEQUENCES

     THE FOLLOWING SUMMARY HIGHLIGHTS MATERIAL U.S. TAX CONSEQUENCES TO THE HOLDERS OF THE OLD ADDITIONAL NOTES OR NEW ADDITIONAL NOTES PERTAINING TO THE EXCHANGE, OWNERSHIP OR DISPOSITION OF THE OLD ADDITIONAL NOTES OR NEW ADDITIONAL NOTES. THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. WE MAKE NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY HOLDER OF THE OLD ADDITIONAL NOTES OR NEW ADDITIONAL NOTES. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES. WE SOMETIMES REFER TO THE OLD ADDITIONAL NOTES AND THE NEW ADDITIONAL NOTES TOGETHER AS THE ADDITIONAL NOTES.

     The following discussion is a summary of certain United States federal income tax considerations relevant to the exchange of old additional notes for new additional notes pursuant to the exchange offer as well as to the ownership and disposition of the new additional notes. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, judicial decisions, and administrative interpretations, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the old additional notes or new additional notes. There can be no complete assurance that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service has been or will be sought on any of the matters discussed below.

     The following discussion does not purport to be a complete analysis of all the potential federal income tax consequences of exchanging old additional notes for new additional notes or of owning and disposing of the new additional notes, and, without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including dealers in securities, insurance companies, financial institutions, tax-exempt entities, persons owning notes through partnerships or other pass-through entities, former citizens or residents of the United States and persons who hold notes as part of a straddle, hedge, or conversion transaction. In addition, this discussion is limited to holders who acquire the new additional notes by exchanging the old additional notes pursuant to the exchange offer and who hold the
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

additional notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the effect of any state, local, or foreign tax laws.

TAX CONSEQUENCES OF THE EXCHANGE

     The exchange of old additional notes for new additional notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new additional notes do not differ materially in kind or extent from the old additional notes. Accordingly:

          (1) holders will not recognize taxable gain or loss upon the receipt of new additional notes in exchange for old additional notes in the exchange offer,

          (2) the holding period for a new additional note received in the exchange offer will include the holding period of the old additional note surrendered in exchange for the new additional note, and

          (3) the adjusted tax basis of a new additional note immediately after the exchange will be the same as the adjusted tax basis of the old additional note surrendered in exchange for the new additional note.

     We recommend that you consult your own tax advisor as to the particular consequences of exchanging your old additional notes for new additional notes, including the applicability and effect of any state, local or foreign tax laws.

CERTAIN TAX CONSEQUENCES RELATED TO OWNING AND DISPOSING OF THE NEW ADDITIONAL NOTES

 UNITED STATES HOLDERS

     If you are a "United States Holder," as defined below, this section applies to you. You are a United States Holder if you hold the additional notes and you are:

          (1) a citizen or resident of the United States,

          (2) treated as a domestic corporation,

          (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or

          (4) a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

     If the additional notes are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding additional notes should consult their tax advisors.

PAYMENT OF INTEREST

     You must generally include interest on a new additional note as ordinary income at the time the interest is received, if you use the cash method of accounting for U.S. federal income tax purposes, or when the interest is accrued, if you use the accrual method of accounting for U.S. federal income tax purposes.

AMORTIZABLE BOND PREMIUM

     Because the old additional notes were sold for an amount that is greater than the amount payable at maturity, you will have "amortizable bond premium" with respect to the additional notes. In general, as further described below, bond premium may be amortized by you over the term of the additional note provided you make (or have made) an election (a "Bond Premium Election") to amortize such premium with your tax return.

     The amount of amortizable bond premium for an additional note will be equal to the excess of the amount paid for the old additional note over the sum of all amounts payable on the additional note after the purchase date, other than payments of "qualified stated interest". Qualified stated interest is defined as stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The interest payable under the additional notes will constitute qualified stated interest. Thus, the amortizable bond premium for each additional note will equal the excess, if any, of the amount paid for the old additional note over the amount payable at maturity for the additional note. In the case of a debt instrument which provides for an alternative payment schedule upon the occurrence of a contingency, such alternative schedule is disregarded in determining and amortizing bond premium unless such alternative payment schedule is significantly more likely than not to occur. Further, in the case of a debt instrument that provides an issuer with an unconditional option to redeem the additional note prior to maturity, the amount of amortizable bond premium and the period over which such bond premium may be amortized are determined by substituting the first date on which the debt instrument may be redeemed (the "redemption date") for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity only if the result would increase your yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If an unconditional option to redeem is properly taken into account in determining the amount of amortizable bond premium and amortization period under the rule of the preceding sentence, but that issuer does not in fact exercise its right to redeem the additional note on the applicable optional redemption date, the additional note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for your "adjusted acquisition price", which is an amount equal to your basis in the debt instrument (as determined under United States Treasury Regulations governing amortizable bond premium), less the sum of any amortizable bond premium allocable to prior accrual periods and any payments previously made on the additional note other than payments of qualified stated interest. The additional note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

     The issuers' optional redemption rights with respect to the additional notes are exercisable only upon the occurrence of certain events that they believe are not significantly more likely than not to occur. Further, the issuers believe that their option to redeem the additional notes prior to maturity are not "unconditional options" within the meaning of the applicable United States Treasury Regulations. If the issuers' beliefs are correct, the payment schedule used to determine and amortize bond premium with respect to the additional notes should be the stated maturity date of the additional notes. You should consult with your tax advisors concerning whether the issuers' redemption options should be viewed as being unconditional and, if so, whether such options will be deemed exercised for purposes of computing your amortizable bond premium.

     You may wish to make an election to include in income all interest that accrues on an additional note (including stated interest) as "original issue discount" ("OID") by using the "constant yield method" applicable to OID, subject to certain limitations and exceptions. See "Rules Applicable to Holders That Make an OID Election" below. Such election (an "OID Election") has the effect of netting your amortizable bond premium against the amount required to be included in income as OID. The OID Election also has the effect of avoiding the rule described above that requires unconditional call options to be deemed exercised if doing so would minimize a holder's amortizable bond premium. The OID Election is filed with your tax return for the year in which the old additional notes are acquired, applies only to the additional note for which it is made and cannot be revoked without the consent of the Internal Revenue Service. If you have already made an OID Election with respect to the old additional note, such election will also apply to the new additional note. You should consult with your tax advisors regarding the advisability of making this election.

     You must make a Bond Premium Election in order to be able to amortize bond premium on the additional notes. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by you on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the Internal Revenue Service. In general, a holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method.

RULES APPLICABLE TO HOLDERS THAT MAKE THE OID ELECTION

     The old additional notes were sold at a premium and thus were not issued with OID. However, as noted above, you may wish to make an OID Election to treat all stated interest on the additional notes as OID. In the event you make such an election, the following rules will apply. For United States federal income tax purposes, OID on the additional notes will equal the excess of the stated redemption price at maturity of an additional note over its issue price, if such excess equals or exceeds a de minimis amount. This amount is generally equal to 1% of the additional note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of an additional note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of that additional note. The issue price of each additional note will be deemed equal to its adjusted basis (i.e., the amount paid by the holder for the additional note). The stated redemption price at maturity of an additional note is the sum of all payments provided by the additional note, including stated interest. A call option held by the issuer of the additional note will be deemed exercised for purposes of determining the yield to maturity and the stated redemption price at maturity of the debt instrument only if the exercise would minimize the holder's yield to maturity.

     If you make the OID Election, you must include OID in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of your method of tax accounting. In general, the amount of OID included in income by the initial holder of an additional note is the sum of the daily portions of OID with respect to that additional note for each day during the taxable year (or portion of the taxable year) on which the holder held such additional note. The "daily portion" of OID on any additional note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the additional note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The United States Treasury Regulations contain certain rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the additional note (other than any payment of qualified stated interest) over the additional note's adjusted issue price as of the beginning of such final accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between the product of the additional note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and the amount of any qualified stated interest payments allocable to such accrual period.

     The "adjusted issue price" of an additional note at the beginning of any accrual period is the sum of the issue price of the old additional note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the additional note that were not qualified stated interest payments. If (1) a portion of the initial purchase price of an old additional note is attributable to interest that accrued prior to the old additional note's issue date ("pre-issuance accrued interest"), (2) the first stated interest payment on the additional note is to be made within one year of the old additional note's issue date and (3) such payment will equal or exceed the amount of pre-issuance accrued interest, then you may elect to decrease the issue price of the old additional note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the additional note.

SALE, EXCHANGE OR REDEMPTION OF THE NEW ADDITIONAL NOTES

     You must recognize taxable gain or loss on the sale, exchange or redemption of a new additional note. The amount of your gain or loss equals the difference between:

          (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary income), and

          (2) your tax basis in the new additional note.

     Your tax basis in a new additional note generally will equal the amount you paid for the old additional note, subject to certain adjustments. The tax rate applicable to this capital gain will depend, among other things, upon your holding period for the notes that are sold, exchanged or redeemed. The deductibility of capital losses is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on a new additional note and to the proceeds of the sale of a new additional note, and a backup withholding tax, at a rate equal to the fourth lowest income tax rate applicable to individuals (which is 30.5% for 2001, 30.0% for 2002 and 2003, 29.0% for 2004 and 2005, and 28.0% for 2006), may apply to these payments if:

          (1) the United States Holder fails to furnish or certify his correct taxpayer identification number to the issuers in the manner required,

          (2) the issuers are notified by the Internal Revenue Service that the United States Holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the issuers is incorrect, or

          (3) under certain circumstances, the United States Holder fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest or dividend payments.

     Any amounts withheld from a payment to a United States Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

 NON-UNITED STATES HOLDERS

     If you are a "non-United States Holder," as defined below, this section applies to you. A non-United States Holder means any beneficial owner of a new additional note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder if such holder is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Internal Revenue Code. IF YOU ARE A NON-UNITED STATES HOLDER, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS TO DETERMINE THE EFFECT ON YOU OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE ADDITIONAL NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

     Under the "portfolio interest exemption," you will generally not have to pay U.S. federal income tax on interest paid on the new additional notes, provided you are not receiving the interest in connection with a United State trade or business and provided you:

          (1) do not actually or constructively own 10% or more of the capital or profits interest in BRL or 10% or more of the combined voting power of all classes of BRL Corp. stock entitled to vote,

          (2) are not, for United States federal income tax purposes, a controlled foreign corporation related to the issuers within the meaning of Internal Revenue Code section 881(c)(3)(C),

          (3) are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Internal Revenue Code section 881(c)(3)(A), and

          (4) either:

             (a) provide a Form W-8BEN or W-8IMY, as appropriate (or a suitable substitute form), signed under penalties of perjury that includes your name and address and certifies as to your non-United States Holder status in compliance with applicable law and regulations or

             (b) hold the notes through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a statement signed under penalties of perjury in which it certifies to the issuers or the issuers' agent that a Form W-8BEN or W-8IMY, as appropriate (or suitable substitute), has been received by it from you or a qualifying intermediary and furnishes the issuers or the issuers' agent with a copy thereof.

     Recently adopted United States Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (4) above and are generally effective for payments made after December 31, 2000, subject to certain transition rules. For example, in the case of notes held by a foreign partnership, the new regulations require that the certification described above be provided by the partners rather than by the partnership and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. You are urged to consult your own tax advisors regarding the new regulations.

     Except to the extent that an applicable treaty otherwise provides, you generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business conducted by you. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to the payor.

     Interest income of a non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption or other disposition of a new additional note unless:

          (1) the gain is effectively connected with a United States trade or business conducted by you;

          (2) in the case of a non-United States Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by that holder in the United States; or

          (3) you are subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

CERTAIN U.S. FEDERAL ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     A new additional note held by an individual who is not a citizen or resident of the United States at the time of death will generally not be includible in the decedent's gross estate for United States federal estate tax purposes, provided that the holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the capital or profits interest in BRL or 10% or more of the combined voting power of all classes of BRL Corp. stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to payments of interest and principal on a new additional note to a non-United States Holder if the statement described in "-- Non-United States Holders -- Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that the issuers do not have actual knowledge that the holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a new additional note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations), unless the broker:

          (1) is a United States person,

          (2) derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

          (3) is a controlled foreign corporation as to the United States or

          (4) is, for taxable years beginning after December 31, 2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States.

     Payment of the proceeds of any sale effected outside the United States by a foreign office of any broker that is described in (1), (2), (3) or (4) of the preceding sentence will not be subject to backup withholding tax absent actual knowledge that the payee is a United States person, but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale to or through the United States office of a broker, whether foreign or United States, is subject to information reporting and backup withholding requirements, unless the beneficial owner of the additional note provides the statement described in "-- Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge that the payee is a United States person or that the exemption conditions are not satisfied.

     Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE OLD ADDITIONAL NOTES OR NEW ADDITIONAL NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the new additional notes offered in the exchange offer will be passed upon for the issuers by Robert R. Veach, Jr., Dallas, Texas. The validity of the lease obligations of UCI and the guarantee obligations of UCH will be passed upon by Gardere Wynne Sewell LLP, Houston, Texas. Corporate organizational legal matters in connection with the exchange offer will be passed upon for UCH and UCI by King & Spalding, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements for each of Universal Compression Holdings, Inc. and Universal Compression, Inc. as of March 31, 2000 and 2001, and for each of the years ended March 31, 1999, 2000 and 2001 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated herein included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Enterra Compression Company and subsidiaries as of December 31, 2000 and 1999, and for the years then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The combined financial statements of Weatherford Compression as of December 31, 1998, and for the year then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and for the period January 1, 1999 through February 2, 1999 and the years ended December 31, 1998 and 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheet of BRL Universal Equipment 2001 A, L.P. and subsidiary as of September 30, 2001, and the related consolidated statements of operations and cash flows for the three months ended September 30, 2001, and for the period from January 18, 2001 (inception) through September 30, 2001 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet of BRL Universal Equipment Management, Inc. and subsidiaries as of January 31, 2001 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNIVERSAL COMPRESSION HOLDINGS, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......  F-3
Consolidated Financial Statements:
  Consolidated Balance Sheets at March 31, 2000 and March
     31, 2001...............................................  F-4
  Consolidated Statements of Operations for the years ended
     March 31, 1999, 2000 and 2001..........................  F-5
  Consolidated Statements of Stockholders' Equity for the
     years ended March 31, 1999, 2000 and 2001..............  F-6
  Consolidated Statements of Cash Flows for the years ended
     March 31, 1999, 2000 and 2001..........................  F-7
  Notes to Consolidated Financial Statements................  F-8
UNIVERSAL COMPRESSION, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......  F-29
Consolidated Financial Statements:
  Consolidated Balance Sheets at March 31, 2000 and March
     31, 2001...............................................  F-30
  Consolidated Statements of Operations for the years ended
     March 31, 1999, 2000 and 2001..........................  F-31
  Consolidated Statements of Stockholders' Equity for the
     years ended March 31, 1999, 2000 and 2001..............  F-32
  Consolidated Statements of Cash Flows for the years ended
     March 31, 1999, 2000 and 2001..........................  F-33
  Notes to Consolidated Financial Statements................  F-34
UNIVERSAL COMPRESSION HOLDINGS, INC.
Consolidated Balance Sheets at March 31, 2001 and at
  September 30, 2001 (unaudited)............................  F-50
Unaudited Consolidated Statements of Operations for the
  three and six months ended September 30, 2000 and 2001....  F-51
Unaudited Consolidated Statements of Cash Flows for the six
  months ended September 30, 2000 and 2001..................  F-52
Notes to Unaudited Consolidated Financial Statements........  F-53
UNIVERSAL COMPRESSION, INC.
Consolidated Balance Sheets at March 31, 2001 and at
  September 30, 2001 (unaudited)............................  F-62
Unaudited Consolidated Statements of Operations for the
  three and six months ended September 30, 2000 and 2001....  F-63
Unaudited Consolidated Statements of Cash Flows for the six
  months ended September 30, 2000 and 2001..................  F-64
Notes to Unaudited Consolidated Financial Statements........  F-65
BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
Independent Auditors' Report of Deloitte & Touche LLP.......  F-73
Consolidated Financial Statements:
  Consolidated Balance Sheet at September 30, 2001..........  F-74
  Consolidated Statements of Operations for the period from
     January 18, 2001 (Inception) through September 30, 2001
     and for the three months ended September 30, 2001......  F-75
  Consolidated Statements of Partners' Capital (deficit) for the period from January 18, 2001 (Inception) through
     September 30, 2001.....................................  F-76
  Consolidated Statements of Cash Flows for the period from
     January 18, 2001 (Inception) through September 30, 2001
     and for the three months ended September 30, 2001......  F-77
  Notes to Consolidated Financial Statements................  F-78
UNIVERSAL COMPRESSION HOLDINGS, INC.
Unaudited Pro Forma Combined Condensed Financial Statements:
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the six months ended September 30, 2000
     and for the year ended March 31, 2001..................  F-82
  Notes to Unaudited Pro Forma Combined Condensed Financial
     Statements.............................................  F-85

                                                              PAGE
                                                              ----
BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC.
  Independent Auditors' Report of Deloitte & Touche LLP.....  F-87
  Balance Sheet at January 31, 2001.........................  F-88
  Note to Balance Sheet.....................................  F-89
BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC.
  Unaudited Balance Sheet at September 30, 2001.............  F-90
  Statement of Operations for period from January 18, 2001
     (Inception) through September 30, 2001 (Unaudited).....  F-91
  Note to Unaudited Balance Sheet...........................  F-92

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Universal Compression Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression Holdings, Inc. and subsidiaries (the "Company") as of March 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
May 25, 2001

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,   MARCH 31,
                                                                2000         2001
                                                              ---------   ----------
                                       ASSETS


Current assets:
  Cash and cash equivalents.................................  $  1,403    $   12,279
  Accounts receivable, net of allowance for bad debts of
    $227 and $2,771 as of March 31, 2000 and 2001,
    respectively............................................    14,615        87,088
  Current portion of notes receivable.......................     1,535         3,928
  Inventories...............................................     8,727       120,939
  Current deferred tax asset................................       227            --
  Other.....................................................     1,571        20,284
                                                              --------    ----------
         Total current assets...............................    28,078       244,518
Properties and equipment
Rental equipment............................................   349,198       592,449
Other.......................................................    19,617        52,810
Accumulated depreciation....................................   (38,466)      (55,634)
                                                              --------    ----------
         Net properties and equipment.......................   330,349       589,625
Goodwill, net of accumulated amortization of $5,202 and
  $8,773 as of March 31, 2000 and 2001, respectively........    99,250       294,358
Notes receivable............................................     1,117         4,803
Other non-current assets, net of accumulated amortization of
  $2,450 and $1,777 as of March 31, 2000 and 2001,
  respectively..............................................     7,570        30,819
Non-current deferred tax asset..............................     3,578        12,133
                                                              --------    ----------
         Total assets.......................................  $469,942    $1,176,256
                                                              ========    ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable, trade...................................  $ 10,911    $   67,450
  Accrued liabilities.......................................     6,869        61,915
  Current deferred tax liability............................        --        13,938
  Current portion of long-term debt and capital lease
    obligation..............................................     4,206         3,452
                                                              --------    ----------
         Total current liabilities..........................    21,986       146,755
Capital lease obligations...................................    10,243         6,086
Long-term debt..............................................   363,036       205,569
Non-current deferred tax liability..........................        --        90,126
Deferred gain...............................................        --        75,146
                                                              --------    ----------
         Total liabilities..................................   395,265       523,682
Commitments and Contingencies (see note 10)
Stockholders' equity:
  Series A preferred stock, $.01 par value, 5,000 and 50,000 shares authorized, 1,320 and 0 shares issued, 1,319 and
    0 shares outstanding in 2000 and 2001, respectively.....        13            --
  Common stock, $.01 par value, 994 and 200,000 shares
    authorized, 2,451 and 28,488 shares issued, 2,448 and
    28,475 shares outstanding in 2000 and 2001,
    respectively............................................         3           285
  Class A non-voting common stock, $.01 par value, 6 and 0
    shares authorized, 4 shares and 0 issued, 3 and 0 shares
    outstanding in 2000 and 2001, respectively..............        --            --
  Treasury stock, 2 and 13 shares at cost in 2000 and 2001,
    respectively............................................      (123)         (134)
  Additional paid-in capital................................    82,697       663,882
  Other Comprehensive Income................................        --           845
  Retained deficit..........................................    (7,913)      (12,304)
                                                              --------    ----------
         Total stockholders' equity.........................    74,677       652,574
                                                              --------    ----------
         Total liabilities and stockholders' equity.........  $469,942    $1,176,256
                                                              ========    ==========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
Revenues:
  Rentals...................................................  $ 85,599   $ 98,295   $149,235
  Sales.....................................................    43,588     38,000     83,231
  Other.....................................................       311        154        295
                                                              --------   --------   --------
          Total revenues....................................  $129,498   $136,449   $232,761
Costs and expenses:
  Rentals, exclusive of depreciation and amortization.......    31,010     35,352     52,345
  Cost of sales, exclusive of depreciation and
     amortization...........................................    36,390     31,943     70,714
  Depreciation and amortization.............................    19,314     26,006     33,491
  Selling, general and administrative.......................    16,863     16,797     21,092
  Operating lease...........................................        --         --     14,443
  Interest expense, net.....................................    29,313     34,327     23,220
  Non-recurring charges.....................................        --         --      8,699
                                                              --------   --------   --------
          Total costs and expenses..........................  $132,890   $144,425   $224,004
                                                              --------   --------   --------
Income (loss) before income taxes and extraordinary items...    (3,392)    (7,976)     8,757
Income taxes (benefit)......................................    (1,031)    (1,994)     3,645
                                                              --------   --------   --------
  Income (loss) before extraordinary items..................  $ (2,361)  $ (5,982)  $  5,112
                                                              --------   --------   --------
  Extraordinary loss, net of $5,701 income tax benefit......        --         --     (9,503)
                                                              --------   --------   --------
  Net loss..................................................  $ (2,361)  $ (5,982)  $ (4,391)
                                                              ========   ========   ========
Weighted average common and common equivalent shares
  outstanding:
  Basic.....................................................     2,451      2,448     14,760
  Diluted...................................................     2,451      2,448     15,079
Earnings per share -- basic:
  Income (loss) before extraordinary items..................  $  (0.96)  $  (2.44)  $   0.35
  Extraordinary loss........................................        --         --      (0.65)
  Net (loss)................................................  $  (0.96)  $  (2.44)  $  (0.30)
                                                              ========   ========   ========
Earnings per share -- diluted:
  Income (loss) before extraordinary items..................  $  (0.96)  $  (2.44)  $   0.34
  Extraordinary loss........................................        --         --      (0.63)
                                                              --------   --------   --------
  Net (loss)................................................  $  (0.96)  $  (2.44)  $  (0.29)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1999, 2000 AND 2001
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                             CLASS A
                                COMMON STOCK         PREFERRED STOCK       NON VOTING       ADDITIONAL     RETAINED
                             -------------------   -------------------   ---------------      PAID IN      EARNINGS    TREASURY
                               SHARES     AMOUNT     SHARES     AMOUNT   SHARES   AMOUNT   COMPREHENSIVE   (DEFICIT)    STOCK
                             ----------   ------   ----------   ------   ------   ------   -------------   ---------   --------
Balance, March 31, 1998....   2,413,127    $  3     1,300,000    $ 13              $         $ 81,234      $    430     $  --
Common stock issuance......      37,391                                   4,120                   458
Series A preferred stock
 issuance..................                            20,144                                   1,006
Treasury stock purchase
 11,138 shares at $50 per
 share.....................      (7,128)               (3,840)             (170)                                         (249)
Sale of treasury stock
 10,968 shares at $50 per
 share.....................       7,128                 3,840                                                             240
Net loss for the year ended
 March 31, 1999............                                                                                  (2,361)
                             ----------    ----    ----------    ----    ------    ----      --------      --------     -----
Balance, March 31, 1999....   2,450,518    $  3     1,320,144    $ 13     3,950    $         $ 82,698      $ (1,931)    $  (9)
Common stock
 cancellation..............         (30)
Series A preferred stock
 cancellation..............                               (16)                                     (1)
Treasury stock purchase
 5,630 shares at $50 per
 share.....................      (3,178)               (1,712)             (740)                                         (144)
Sale of treasury stock
 1,371 shares at $50 per
 share.....................         891                   480                                                              30
Net loss for the year ended
 March 31, 2000............                                                                                  (5,982)
                             ----------    ----    ----------    ----    ------    ----      --------      --------     -----
Balance, March 31, 2000....   2,448,201    $  3     1,318,896    $ 13     3,210    $         $ 82,697      $ (7,913)    $(123)
Stock issued for
 acquisitions..............  15,279,869     152       160,010       1                         429,508
Option exercises...........      65,649       1                                                   917
Shares issued in connection
 with initial public
 offering..................   7,431,752      74                                               150,801
Conversion of preferred and
 Class A non voting
 stock.....................   3,249,695      55    (1,478,869)    (14)   (2,026)     --           (41)
Purchases of treasury
 stock.....................         (30)                  (37)           (1,184)                   --                     (11)
Net loss...................                                                                                  (4,391)
Foreign currency
 translation adjustment....
                             ----------    ----    ----------    ----    ------    ----      --------      --------     -----
Balance, March 31, 2001....  28,475,136    $285            --      --        --              $663,882      $(12,304)    $(134)
                             ==========    ====    ==========    ====    ======    ====      ========      ========     =====


                                 OTHER
                             COMPREHENSIVE
                                INCOME        TOTAL
                             -------------   --------
Balance, March 31, 1998....      $ --        $ 81,680
Common stock issuance......                       458
Series A preferred stock
 issuance..................                     1,006
Treasury stock purchase
 11,138 shares at $50 per
 share.....................                      (249)
Sale of treasury stock
 10,968 shares at $50 per
 share.....................                       240
Net loss for the year ended
 March 31, 1999............                    (2,361)
                                 ----        --------
Balance, March 31, 1999....      $ --        $ 80,774
Common stock
 cancellation..............
Series A preferred stock
 cancellation..............                        (1)
Treasury stock purchase
 5,630 shares at $50 per
 share.....................                      (144)
Sale of treasury stock
 1,371 shares at $50 per
 share.....................                        30
Net loss for the year ended
 March 31, 2000............                    (5,982)
                                 ----        --------
Balance, March 31, 2000....      $ --        $ 74,677
Stock issued for
 acquisitions..............                   429,661
Option exercises...........                       918
Shares issued in connection
 with initial public
 offering..................                   150,875
Conversion of preferred and
 Class A non voting
 stock.....................                        --
Purchases of treasury
 stock.....................                       (11)
Net loss...................                    (4,391)
Foreign currency
 translation adjustment....       845             845
                                 ----        --------
Balance, March 31, 2001....      $845        $652,574
                                 ====        ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED MARCH 31,
                                                              -------------------------------
                                                                1999       2000       2001
                                                              --------   --------   ---------
Cash flows from operating activities:
  Net loss..................................................  $ (2,361)  $ (5,982)  $  (4,391)
  Adjustments to reconcile net loss to cash provided by
     operating activities, net of effect of acquisitions:
     Depreciation and amortization..........................    19,314     26,006      33,491
  Gain on asset sales.......................................      (192)      (124)        119
  Amortization of debt issuance costs.......................     1,162      1,162       1,472
  Accretion of discount notes...............................    18,316     20,258      19,105
     Increase (decrease) in deferred tax liabilities........    (1,223)    (2,921)    108,161
     (Increase) decrease in other assets....................     2,183       (633)    (18,978)
     (Increase) decrease in receivables.....................   (10,807)     5,202     (21,887)
     Increase in inventories................................    (2,594)     1,545     (19,272)
     Increase in accounts payable...........................     2,537      2,320      23,591
     Increase (decrease) in accrued liabilities.............    (3,569)       411     (32,780)
     Other..................................................        27       (100)         --
                                                              --------   --------   ---------
          Net cash provided by operating activities.........    22,793     47,144      88,631
                                                              --------   --------   ---------
Cash flows from investing activities:
  Additions to property, plant and equipment................   (68,081)   (60,002)    (68,006)
  Acquisition of WGC........................................        --         --    (409,423)
  Other acquisitions........................................    (2,953)    (5,543)    (55,338)
  Proceeds from sale of fixed assets........................     8,038      4,442     529,449
                                                              --------   --------   ---------
          Net cash used in investing activities.............   (62,996)   (61,103)     (3,318)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Principal repayments of long-term debt....................      (750)      (750)   (106,863)
  Net proceeds (repayment) under revolving line of credit...    40,249       (400)    (97,408)
  Net proceeds (repayment) on sale-leaseback of vehicles....        --      3,119      (1,484)
  Net proceeds (repayment) of financing lease...............        --     10,581     (10,580)
  Common stock issuance.....................................       252         --     151,790
  Preferred stock issuance (cancellation)...................     1,006         (1)         --
  Purchase of Treasury stock................................      (249)      (144)        (11)
  Sale of Treasury stock....................................       240         30          --
  Debt issuance costs.......................................        --         --     (10,726)
                                                              --------   --------   ---------
          Net cash provided by financing activities.........    40,748     12,435     (75,282)
                                                              --------   --------   ---------
Effect of exchange rate.....................................        --         --         845
Net increase (decrease) in cash and cash equivalents........       545     (1,524)     10,876
Cash and cash equivalents at beginning of period............     2,382      2,927       1,403
                                                              --------   --------   ---------
Cash and cash equivalents at end of period..................  $  2,927   $  1,403   $  12,279
                                                              ========   ========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  9,653   $ 10,471   $  11,913
                                                              --------   --------   ---------
  Cash paid for income taxes................................  $    697   $    772   $   1,543
                                                              ========   ========   =========
Supplemental schedule of non-cash investing and financing
  activities:
  Class A non-voting common stock (4,120 shares given to
     employees).............................................  $    206   $     --   $      --
  Stock issued for acquisitions.............................  $     --   $     --   $ 429,661
                                                              --------   --------   ---------
                                                              $    206   $     --   $ 429,661
                                                              ========   ========   =========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Universal Compression Holdings, Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). Upon completion of the acquisition on February 20, 1998 (the "Tidewater Acquisition"), TCS became the Company's wholly-owned subsidiary and changed its name to Universal Compression, Inc. ("Universal"). Through this subsidiary, the Company's gas compression service operations date back to 1954. The Company is a holding company, which conducts its operations through its wholly-owned subsidiary, Universal. Accordingly, the Company is dependent upon the distribution of earnings from Universal, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

     Effective May 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an overallotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's stock were converted into common stock. Also concurrently with the initial public offering, the Company entered into a $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     Thereafter, the Company completed the merger of Gas Compression Services, Inc. ("GCSI") into Universal on September 15, 2000. The Company also completed its acquisition of Weatherford Global Compression Services, L.P. and certain related entities on February 9, 2001 and its acquisition of ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc., on February 28, 2001. See Note 2.

  Nature of Operations

     The Company is the second largest natural gas compression services company in the world in terms of rental fleet horsepower. The Company provides a full range of compression rental, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. The compressors are used by oil and gas producers and processors and pipeline companies primarily to boost the pressure of natural gas from the wellhead into gas gathering systems, gas processing plants or into and through high pressure pipelines to be delivered to the end-users. The Company also designs and fabricates compressors for its own fleet as well as for sale to customers, and sells parts as well as services compressor units for companies.

  Principles of Consolidation

     The accompanying consolidated financial statements include the Company and its wholly owned subsidiary, Universal. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

  Use of Estimates

     In preparing the Company's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash flows are computed using the indirect method.

  Revenue Recognition

     Revenue is recognized by the Company's four reportable business segments using the following criteria: (a) persuasive evidence of an exchange arrangement exists, (b) delivery has occurred or services have been rendered, (c) the buyer's price is fixed or determinable and (d) collectibility is reasonably assured.

     Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to several years. Parts sales and service revenue is recorded as products are delivered or services are performed for the customer.

     Fabrication revenue is recognized using the completed-contract method which recognizes revenue upon completion of the contract. This method is used because the typical contract is completed within two to three months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

  Concentration of Credit Risk

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in certain international locations such as South America, Southeast Asia, Europe and Canada. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of the Company's revenues. For the years ended March 31, 1999, 2000 and 2001, the Company wrote off bad debts totaling $330,000, $116,000 and $77,000, respectively.

  Inventories

     Inventories are recorded at the lower of average cost (first in first out FIFO method) or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or rental to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  Properties and Equipment

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis beginning with the first rental, with salvage values of 20% for compression equipment, using estimated useful lives of:

Compression equipment....................................    15 years
Other properties and equipment...........................  2-25 years

     During the period, the Company effected a change in useful lives of overhauls and major components from 3 years to 6.5 years and from approximately 5 years to 10 years, respectively. The change was based on

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

capitalization policies and an analysis of the time between overhauls as well as an analysis of the length of time major components operate effectively.

     Maintenance and repairs are charged to expenses as incurred. Overhauls and major improvements that increase the value or extend the life of rental units are capitalized and depreciated over the estimated period of benefits. Depreciation expense for the years ended March 31, 1999, 2000 and 2001 was $16,943, $23,368 and $29,920, respectively.

     Properties and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value. The Company has not recognized any impairment losses for any of the periods presented.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred.

  Other Assets

     Included in other assets are debt issuance costs, net of accumulated amortization, totaling approximately $7,125 and $18,523 at March 31, 2000 and 2001, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method and assets held for sale in the amount of $3.4 million. Assets held for sale include rental compression units and land and buildings identified by the Company as obsolete or to be closed. The Company expects the assets to be sold or disposed of during fiscal 2002.

  Stock-Based Compensation

     Under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company elected to measure compensation cost using the intrinsic value-based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As such, the Company is required to make pro forma disclosures of net income and, if presented, earnings per share as if the fair value based method of accounting defined by SFAS No. 123 had been applied. See Note 7.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

  Foreign Currency Transactions

     Activities outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the years ended March 31, 1999 and 2000 were not significant. The resultant translation adjustment for the year ended March 31, 2001 was a gain of $0.8 million.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair value of the Company's revolving credit facility (see Note 4) is representative of its carrying value based upon variable rate terms. The fair value of the senior discount notes was approximately $181.6 million and $252.1 million, as compared to a carrying amount of $215.5 million and $200.8 million at March 31, 2000 and 2001, respectively. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies and information available to management as of March 31, 2001 based on the quoted market price from brokers of these notes.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

  Net Income Per Share

     Basic and diluted net loss per share are calculated in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share.

     The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

                                                           FOR THE YEAR ENDED MARCH 31,
                                                          ------------------------------
                                                            1999       2000       2001
                                                          --------   --------   --------
BASIC EARNINGS PER SHARE
Income (loss) before extraordinary items................  $(2,361)   $(5,982)   $ 5,112
Extraordinary loss, net of income tax benefit...........       --         --     (9,503)
                                                          -------    -------    -------
Net loss................................................  $(2,361)   $(5,982)   $(4,391)
                                                          =======    =======    =======
Weighted average common stock outstanding...............    2,451      2,448     14,760
Basic net loss per share:
  Before extraordinary loss.............................  $ (0.96)   $ (2.44)   $  0.35
  Extraordinary loss, net of income tax benefit.........       --         --      (0.65)
                                                          -------    -------    -------
Basic net loss per share................................  $ (0.96)   $ (2.44)   $ (0.30)
                                                          =======    =======    =======
DILUTED EARNINGS PER SHARE
Income (loss) before extraordinary items................  $(2,361)   $(5,982)   $ 5,112
Extraordinary loss, net of income tax benefit...........       --         --     (9,503)
                                                          -------    -------    -------
Net loss................................................  $(2,361)   $(5,982)   $(4,391)
                                                          =======    =======    =======
Weighted average common stock outstanding...............    2,451      2,448     14,760
Dilutive effect of stock options outstanding............       --         --        319
                                                          -------    -------    -------
Weighted average diluted shares of common stock
  outstanding...........................................       --         --     15,079
                                                          =======    =======    =======
Diluted income loss per share
  Before extraordinary loss.............................  $ (0.96)   $ (2.44)   $  0.34
  Extraordinary loss, net of income tax benefit.........       --         --      (0.63)
                                                          -------    -------    -------
Diluted net loss per share..............................  $ (0.96)   $ (2.44)   $ (0.29)
                                                          =======    =======    =======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We adopted SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement had no impact on our consolidated results of operations, financial positions or cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, we believe that our revenue recognition policy is appropriate and that the effects of SAB 101 and its amendment were immaterial to our results of operations.

     On February 14, 2001, the FASB issued its tentative decisions on the accounting for goodwill in an Exposure Draft, Business Combinations and Intangible Assets -- Accounting for Goodwill. The FASB has tentatively concluded that purchased goodwill should not be amortized; rather it should be reviewed for impairment. The final statement is expected to be issued in late July 2001, effective for financial statements covering fiscal years beginning after December 15, 2001.

2. MERGERS & ACQUISITIONS

     On February 20, 1998, the Company acquired 100% of the voting securities of TCS for approximately $350 million. The Tidewater Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on their fair values. The excess cost of the Tidewater Acquisition was recorded as goodwill which is being amortized on a straight-line basis over its 40 year useful life. The operations of TCS are included in the financial statements presented herein beginning February 20, 1998.

     In April 2000, the Company acquired all of the outstanding stock of Spectrum Rotary Compression Inc. from Energy Spectrum Partners, L.P. in exchange for 287,723 shares of the Company's common stock. Spectrum added approximately 11,600 horsepower to the Company's fleet and provided an increased presence in the screw compressor market.

     On September 15, 2000, the Company completed the merger of GCSI, a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock valued at approximately $39 million and the assumption or refinancing of approximately $63 million of

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

indebtedness. All of the assumed or refinanced indebtedness, except for approximately $10 million, were paid off concurrently with the merger using proceeds received under the Company's operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements from September 15, 2000.

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services and certain related entities ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International was merged into Universal in exchange for 13.75 million shares of the Company's common stock, which represented approximately 48% of the outstanding shares of the combined company. In connection with the acquisition, Weatherford agreed, subject to certain conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years (see
Note 16). In addition, the Company restructured approximately $323 million in debt and operating leases of WGC. The transaction was accounted for as a purchase. Prior to closing, Weatherford International acquired the interest of its minority partner in WGC. Also, Weatherford International retained certain assets and operations related to WGC's Singapore-based operations and approximately $10 million in accounts receivable.

     In connection with the acquisition, on February 9, 2001, the Company raised $427 million under a new operating lease facility funded primarily through an offering of $350 million 8 7/8% senior secured notes due 2008 by an unaffiliated entity (the "SSN Operating Lease Facility"). The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"). At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain existing indebtedness of the Company (including the previous operating lease facility described in Note 13) and WGC.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility. These facilities contain restrictions similar to the Company's previous operating lease facility and revolving credit facility.

     On February 28, 2001, the Company acquired ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc. ("IEW"), a natural gas compression services provider based in Lafayette, Louisiana, for approximately $15 million in cash, which included the concurrent discharge of IEW's debt and operating leases.

     On a pro forma basis, had the WGC acquisition taken place on April 1, 2000, revenue, income before income taxes, net income and basic and diluted earnings per share for the fiscal year ended March 31, 2001 would have been $444.0 million, $21.1 million, $11.5 million and $0.43 and $0.43, respectively. On a pro forma basis, had the WGC acquisition taken place on April 1, 1999, revenue, income before income taxes, net income and basic and diluted earnings per share for the fiscal year ended March 31, 2000 would have been $374.2 million, $32.2 million, $18.1 million and $0.68 and $0.66, respectively. The pro forma effect of other acquisitions was not material.

     All of these acquisitions were accounted for as purchases and accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition. Goodwill in the amounts listed below has been recognized for the amount of the excess of the

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

purchase price paid over the fair market value of the net assets acquired and is amortized on a straight-line basis over 40 years.

Tidewater Compression Service.............................  $104,452
Spectrum Rotary Compression...............................        --
Gas Compression Services..................................    32,668
Weatherford Global Compression Services...................   164,492
ISS Compression...........................................     1,519
                                                            --------
          Total...........................................   303,131
                                                            --------
          Less accumulated amortization...................    (8,773)
          Goodwill, net...................................  $294,358
                                                            --------

3. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                              FOR THE YEAR ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2000       2001
                                                              -------   ---------
Raw materials...............................................  $   --    $ 47,222
Finished goods..............................................   3,176      38,705
Work-in-progress............................................   5,551      35,012
                                                              ------    --------
          Total.............................................  $8,727    $120,939
                                                              ======    ========

4. LONG-TERM DEBT

     The Company's debt at March 31 consisted of the following (in thousands):

                                                                AS OF MARCH 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $58,680 and $39,700 at March
  31, 2000 and 2001, respectively, unsecured................  $183,820   $200,800
Term loan, bearing interest of LIBOR + 2.5%, due February
  2005 and collateralized by property of Universal..........    73,313         --
Revolving credit facility, bearing interest of LIBOR +
  2.25%, due February 2003 and collateralized by property of
  Universal.................................................    75,000         --
Senior discount notes, bearing interest of 11 3/8% per
  annum, due 2009, net of discount of $11,847 at March 31,
  2000, unsecured...........................................    31,653         --
Various term loans, bearing interest at 30 day commercial
  paper rate plus 2.9%, due between August 2005 and April
  2014. The March 31, 2001 rate was 7.85% and the weighted
  average rate for fiscal 2001 was 8.975%...................        --      4,091
Limited revenue obligation bonds, bearing interest of 4.5%,
  due October 2009 and collateralized by property of
  Universal.................................................        --      1,200
                                                              --------   --------
          Total Debt........................................   363,786    206,091
Less current maturities.....................................       750        522
                                                              --------   --------
          Total long-term debt..............................  $363,036   $205,569
                                                              ========   ========

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     In May 2000, the Company repaid and terminated its term loan and revolving credit facility and entered into a $50.0 million secured revolving credit facility, which had a five-year term. The revolver was secured by a lien on all of the Company's personal property that was not subject to its previous operating lease facility entered into in connection with the Company's initial public offering (the "2000 Operating Lease Facility"). This revolver and the 2000 Operating Lease Facility were repaid and terminated in February 2001 in connection with the WGC acquisition.

     On February 9, 2001, the Company raised $427 million under the new seven-year SSN Operating Lease Facility funded primarily through the offering of $350 million of 8 7/8% senior secured notes due 2008 by an unaffiliated entity. The Company also entered into a new $125 million secured revolving credit facility and the new $200 million ABS Operating Lease Facility. At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations, including the 2000 Operating Lease Facility, and refinance certain existing indebtedness of the Company and WGC. These new facilities, like the Company's previous facilities, contain restrictions on the Company's operations, including its ability to, among other things, incur additional indebtedness, engage in acquisitions and pay dividends. The deferred gain from the 2000 Operating Lease Facility was transferred to the new operating lease facilities described in Note 13.

     As of December 31, 2000, the Company had $196.1 million aggregate principal amount outstanding under its 9 7/8% senior discount notes. On January 2, 2001, Universal commenced an offer to repurchase all of these 9 7/8% senior discount notes, and solicited the consent of the holders of the notes to amend the indenture governing the notes to eliminate substantially all the restrictive covenants. The tender offer was conditioned upon Universal's receipt of the consent of requisite holders to approve the proposed amendments to the indenture. The consent solicitation due date was January 24, 2001. The requisite consents with respect to the 9 7/8% senior discount notes were not received prior to the deadline. As a result, Universal terminated the tender offer without purchasing any of the 9 7/8% senior discount notes. Pursuant to the indenture governing the 9 7/8% senior discount notes, the holders of the notes had the right to require Universal to repurchase the notes as a result of the consummation of the WGC acquisition at a price equal to 101% of the accreted value, plus accrued and unpaid interest to date. No holders required Universal to repurchase any notes.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% senior discount notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company had funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility. These facilities contain restrictions similar to the Company's previous operating lease facility and revolving credit facility. On February 28, 2001, in connection with the acquisition of IEW, the Company funded an additional $20.0 million under the ABS Operating Lease Facility.

     The Company's senior secured credit agreement ("Credit Agreement") provides for up to $125 million under the revolving credit facility, which includes a sublimit for letters of credit. The revolver bears interest at the Company's option of a base rate or LIBOR plus, in each case, a variable amount depending on its operating results.

     The available capacity on the revolving credit facility at March 31, 2000 and 2001 was approximately $7.7 million and $110.0 million, respectively, after giving effect to outstanding letters of credit. The interest rates on the prior revolving credit facility at March 31, 2000 and new revolving credit facility at March 31, 2001 was 8.36% and 7.58%, respectively. Under the revolving credit facility, a commitment fee of 0.50% per annum on the average available commitment is payable quarterly.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

related to Universal paying up to $1 million to the Company in any given fiscal year. In addition, the Company has substantial dividend payment restrictions under the indenture related to the senior discount notes. The Company was in compliance with all such covenants and limitations at March 31, 2001. As defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     Lease payments equal to the interest on the 8 7/8% senior discount notes issued by the unaffiliated entity under the SSN Operating Lease Facility are payable semi-annually on August 15 and February 15, commencing August 15, 2001.

     Maturities of long-term debt as of March 31, 2001, in thousands, are 2002 -- $522; 2003 -- $503; 2004 -- $532; 2005 -- $463; 2006 -- $498; and
$203,573 thereafter.

5. CAPITAL LEASES

     On July 21, 1999, a wholly owned subsidiary of the Company entered into a financing lease with Societe Generale Financial Corporation regarding certain compression equipment. The financing lease had a term of 5 years and bore interest at a rate of LIBOR plus 4.25%. The financing lease is related to the Colombian operations of the Company's subsidiary, and was repaid in May 2000 with a portion of the proceeds from the Company's initial public offering.

     On June 17, 1999, Universal signed a master lease agreement with GE Capital Fleet Services completing a sale and lease back of the majority of its service vehicle fleet. Under the agreement, the vehicles were sold and leased back by Universal at lease terms ranging from 20 months to 56 months and will continue to be deployed by Universal under its normal operating procedures.

     In connection with the GCSI and Weatherford Global acquisitions, we have additional capital leases with GE Capital and Ford Motor Credit.

     Principal amortization associated with both leases is recorded in the Consolidated Statements of Cash Flows. Properties and equipment at March 31, 2001 include the following amounts for capitalized leases (in thousands):

                                                             MARCH 31,
                                                               2001
                                                             ---------
Compression equipment......................................   $ 4,290
Service vehicles...........................................     9,771
                                                              -------
Less accumulated depreciation..............................    (3,915)
                                                              -------
Net assets under capital leases............................   $10,146
                                                              =======

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2001 are as follows (in thousands):

2002........................................................  $3,362
2003........................................................   2,549
2004........................................................   1,687
2005........................................................   1,562
2006........................................................     111
Thereafter..................................................     267
                                                              ------
          Total.............................................  $9,538
                                                              ======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

6. INCOME TAXES

     For the years ended March 31, 1999, 2000 and 2001, substantially all of the Company's income and losses before income taxes were derived from its U.S. operations.

     Income tax expense (benefit) for the years ended March 31, 1999, 2000 and 2001 consisted of the following (in thousands):

                                                            1999      2000      2001
                                                           -------   -------   ------
Current:
  Foreign................................................  $   145   $   889   $1,771
Deferred:
  Federal................................................   (1,055)   (2,655)   2,215
  State..................................................     (121)     (228)     305
  Foreign................................................       --        --     (646)
                                                           -------   -------   ------
          Total..........................................  $(1,031)  $(1,994)  $3,645
                                                           =======   =======   ======

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes and extraordinary item for the years ended March 31, 1999, 2000 and 2001 is as follows (in thousands):

                                                            1999      2000      2001
                                                           -------   -------   ------
Benefit for income taxes at statutory rate...............  $(1,187)  $(2,791)  $3,065
State taxes..............................................     (121)     (228)     217
Foreign taxes............................................      145       889      (28)
Non-deductible expenses and other........................      132       136      391
                                                           -------   -------   ------
          Total..........................................  $(1,031)  $(1,994)  $3,645
                                                           =======   =======   ======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                                2000       2001
                                                              --------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 35,217   $  69,547
  Accrued Reserves..........................................        --      19,997
  Inventory Reserves and Unicap.............................        --       6,734
  Foreign tax credit........................................       889       1,779
  Other.....................................................       283       1,162
                                                              --------   ---------
          Total.............................................    36,389      99,219
Valuation allowance.........................................      (889)     (1,779)
                                                              --------   ---------
          Total.............................................    35,500      97,440
                                                              --------   ---------
Deferred tax liabilities:
  Depreciation differences on properties and equipment......   (28,319)   (184,057)
  Other.....................................................    (3,376)     (5,314)
                                                              --------   ---------
          Total.............................................   (31,695)   (189,371)
                                                              --------   ---------
          Net deferred tax asset (liability)................  $  3,805   $ (91,931)
                                                              ========   =========

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     A valuation allowance was established at March 31, 2000 against the Company's deferred tax assets related to foreign tax credits. The Company believes that it is probable that all other deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     At March 31, 2001, the Company had net operating loss ("NOL") carryforwards of approximately $182,551,000 available to offset future taxable income. Annual utilization of the carryforwards could be limited by Section 382 of the Internal Revenue Code of 1986, as amended. If not utilized, the NOL carryforwards will expire as follows (in thousands):

2008......................................................  $    628
2009......................................................     1,849
2010......................................................     1,943
2011......................................................       953
2018......................................................     5,237
2019......................................................    33,369
2020......................................................    60,290
2021......................................................    78,282
                                                            --------
          Total...........................................  $182,551
                                                            ========

7. STOCKHOLDERS' EQUITY

  Common Stock

     Under the Employee Stock Purchase Plan, 46 employees of the Company purchased a total of 1,996 shares of common stock and 7,984 shares of Series A preferred stock at $50 per share during March 1999.

  Redeemable Preferred Stock

     At March 31, 2000, the Company had issued 1,320,128 shares of Series A preferred stock ("Preferred Stock") which was redeemable at any time as a whole or in part at the option of the Company for cash in the amount of $50 per share. No dividends were payable at March 31, 2000 on the Preferred Stock. Each share of Preferred Stock equated to one vote on all matters taken to the common shareholders. All holders of Preferred Stock and common stock were treated as one class in relation to voting rights.

  Initial Public Offering

     During the quarter ended June 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an overallotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's stock including the preferred stock were converted into common stock.

  Mergers & Acquisitions

     The Company completed the merger of Gas Compression Services, Inc. ("GCSI") into Universal on September 15, 2000. In the merger, the GCSI shareholders received approximately $12 million in cash, 1,400,726 shares of the Company's common stock and the Company assumed or refinanced approximately $63 million of indebtedness of GCSI.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services and certain related entities ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International was merged into Universal in exchange for 13.75 million restricted shares of the Company's common stock, which represented approximately 48% of the outstanding shares of the combined company. In connection with the acquisition, Weatherford agreed, subject to certain conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years.

  Stock Options

     In order to motivate and retain key employees, the Company established an incentive stock option plan. The incentive stock plan became effective on February 20, 1998, and on that date certain key employees were granted stock options. The options are exercisable over a ten-year period. Upon the closing of the Company's initial public offering in May 2000, all outstanding options were accelerated and became fully vested. All other options generally vest over the following time period:

Year 1......................................................  33 1/3%
Year 2......................................................  33 1/3%
Year 3......................................................  33 1/3%

     The Company has elected to follow Accounting Principles Board Opinion ("APBO") No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock-based compensation and to provide the disclosures required under SFAS No. 123, Accounting for Stock Based Compensation.

     APBO No. 25 requires no recognition of compensation expense for the stock-based compensation arrangements provided by the Company, namely option grants where the exercise price is equal to the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants.

     Under the stock option plan, options to purchase common stock may be granted until 2011. Options generally are granted at fair market value at the date of grant, are exercisable in installments beginning one year from the date of grant, and expire 10 years after the date of grant.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     As of March 31, 2001, 1,311,544 stock options were outstanding under the plan. Transactions are summarized as follows:

                                                                            WEIGHTED-
                                                                STOCK        AVERAGE
                                                               OPTIONS    EXERCISE PRICE
                                                              ---------   --------------
Options outstanding, March 31, 1998.........................    223,843       $ 6.73
  Granted...................................................     86,247         6.73
  Forfeited.................................................    (46,702)        6.73
                                                              ---------       ------
Options outstanding, March 31, 1999.........................    263,388         6.73
                                                              =========       ======
  Granted...................................................     53,102         6.73
  Forfeited.................................................    (43,257)        6.73
                                                              ---------       ------
Options outstanding, March 31, 2000.........................    273,233         6.73
                                                              =========       ======
  Granted...................................................  1,139,803        25.03
  Exercised.................................................    (68,268)       14.19
  Forfeited.................................................    (33,224)       25.50
                                                              ---------       ------
Options outstanding, March 31, 2001.........................  1,311,544       $21.63
                                                              =========       ======
Shares exercisable at March 31, 1999........................         --           --
Shares exercisable at March 31, 2000........................         --           --
Shares exercisable at March 31, 2001........................    439,537       $15.02

     Exercise prices for options outstanding as of March 31, 2001 ranged from $6.73 to $37.75. The following table provides certain information with respect to stock options outstanding at March 31, 2001:

                                                                      WEIGHTED AVERAGE
                                 STOCK OPTIONS    WEIGHTED AVERAGE       REMAINING
  RANGE OF EXERCISE PRICES        OUTSTANDING      EXERCISE PRICE     CONTRACTUAL LIFE
  ------------------------       -------------    ----------------    ----------------
Under $7.00..................        192,728           $ 6.73               7.7
$ 7.00 - $19.99(a)...........             --               --                --
$20.00 - $30.00                      527,809            22.25               9.3
Over $30.00..................        591,007            33.48               9.9
                                   ---------           ------               ---
                                   1,311,544           $21.63               9.2
                                   =========           ======               ===

     The following table provides certain information with respect to stock options exercisable at March 31, 2001:

                                                 STOCK OPTIONS    WEIGHTED AVERAGE
          RANGE OF EXERCISE PRICES                EXERCISABLE      EXERCISE PRICE
          ------------------------               -------------    ----------------
Under $7.00..................................       192,728            $ 6.73
$ 7.00 - $19.99(a)...........................            --                --
$20.00 - $30.00..............................       246,809             21.50
                                                    -------            ------
                                                    439,537            $15.02
                                                    =======            ======

---------------

(a)  No options granted.

     In electing to continue to follow APBO No. 25 for expense recognition purposes, the Company is obligated to provide the expanded disclosures required under SFAS No. 123 for stock-based compensation granted in 1998 and thereafter, including, if materially different from reported results disclosure of pro forma

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

net income and earnings per share had compensation expense relating to 1999, 2000, and 2001 grants been measured under the fair value recognition provisions of SFAS No. 123.

     The weighted-average fair values at date of grant for options granted during 1999, 2000 and 2001 were $6.73, $6.73 and $9.94, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                              1999    2000    2001
                                                              ----    ----    -----
Expected life in years......................................  3.00    3.00     3.00
Interest rate...............................................  6.40%   6.40%    4.33%
Volatility..................................................  0.00%   0.00%   53.21%
Dividend yield..............................................  0.00%   0.00%    0.00%

     The Company's pro forma information for the years ended March 31, 1999, 2000 and 2001 prepared in accordance with the provisions of SFAS No. 123 is provided below. For purposes of pro forma disclosures, stock-based compensation is amortized to expense on a straight-line basis over the vesting period. The following pro forma information is not representative of the pro forma effect of the fair value provisions of SFAS No. 123 on the Company's net earnings in future years because pro forma compensation expense related to grants made prior to 1998 may not be taken into consideration:

                                                           1999      2000      2001
                                                          -------   -------   -------
                                                             (IN THOUSANDS EXCEPT
                                                              PER SHARE AMOUNTS)
Pro forma loss..........................................  $(2,386)  $(6,044)  $(8,796)
Pro forma net loss per common share -- basic............  $ (0.97)  $ (2.47)  $ (0.60)
Pro forma net loss per common share assuming dilution...  $ (0.97)  $ (2.47)  $ (0.58)

8. EMPLOYEE BENEFITS

     The Company has a defined contribution 401(k) plan covering substantially all employees. The Company makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. Company contributions to the plan were approximately $493,000, $473,000 and $614,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

9. RELATED-PARTY TRANSACTIONS

  Management Agreement

     Castle Harlan Inc., an affiliate of a significant stockholder of the Company, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement was for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of the Company. The Company paid Castle Harlan Inc. $750,000 and $3,000,000 during the years ended March 31, 1999 and 2000, respectively. The fee was recorded at the rate of $750,000 per quarter in selling, general and administrative expenses.

     In connection with the initial public offering in the quarter ended June 30, 2000, the Company terminated its Management Agreement with Castle Harlan, Inc. In exchange for such termination, the Company paid $3 million in cash and issued 136,364 shares of its common stock to Castle Harlan.

     As of March 31, 2000, 4,520 shares of common stock and 18,080 shares of preferred stock held by certain officers of the Company were subject to certain repurchase requirements by the Company in the event of termination of the officer by the Company without "cause," disability or death as specified in the Stock

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

Repurchase Agreement. The Company maintained an insurance policy to fund substantially all of its obligations in the event of disability or death. In connection with the Company's initial public offering and recapitalization the repurchase requirements were terminated.

  Finder's Fee/Consulting Arrangement

     The Company paid a member of its Board of Directors (the "Director") $1,750,000 (a "finders fee") related to services provided by the Director for the Tidewater Acquisition. Upon consummation of the Tidewater Acquisition, $1,100,000 of the finders fee was issued to the Director as capital stock of the Company at $50 per share par value. The Company paid the remaining $650,000 of the finders fee in cash to the Director on March 4, 1998. In addition, the Company paid the Director an annual consulting fee of $150,000 for consulting services for a stated term of five years. The agreement provided for automatic extensions for one-year periods unless terminated by the parties. The Company paid the Director $12,500, $165,523 and $140,264 during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively. In connection with the initial public offering in the quarter ended June 30, 2000, the Company terminated the agreement and paid him $150,000 in cash and issued him 6,818 shares of common stock.

     The Company also paid a closing bonus to an officer of the Company consisting of 1,000 shares of the Company's common stock, 4,000 shares of the Company's preferred stock, both valued at $50 per share, and $100,000 cash for services performed in conjunction with the Tidewater Acquisition prior to his employment. Upon completion of the initial public offering in May 2000, the Company paid one of its executive officers and directors for his services 13,636 shares of the Company's common stock, which shares are subject to registration rights.

  Transitional Services Agreement

     Concurrently with the closing of the Weatherford Global acquisition, Weatherford and WGC, as the Company's subsidiary, entered into a transitional services agreement under which Weatherford will continue to provide certain administrative and support services, such as shared corporate office space and general communication and information services, to WGC until June 9, 2001. WGC paid Weatherford $125,000 for the first thirty days of these services. For the period subsequent to the initial thirty days, Weatherford Global, as the Company's subsidiary, will pay Weatherford a fee based on a proportional amount of Weatherford's costs and expenses in providing the services plus a 10% management fee.

10. COMMITMENTS AND CONTINGENCIES

     Rent expense for the years ended March 31, 1999, 2000 and 2001 was approximately $427,000, $415,000 and $496,000, respectively. Commitments for future lease payments were not significant at March 31, 2001.

     An environmental assessment of the operations, physical premises and assets of the Company was completed in connection with the Tidewater Acquisition. The Company has recorded a provision of approximately $1.1 million at March 31, 2001 for environmental remediation costs.

     In February 1998, in connection with the Tidewater Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater. The agreement provides for potential additional amounts to be paid to Tidewater upon a liquidity event, as defined in the agreement. If a liquidity event occurs and Castle Harlan Partners III and its affiliates receive an amount greater than its accreted investment (defined as its initial investment increased at a compounded rate of 6.25% each quarter, which equates to approximately 27.4% annually), the Company must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment pursuant to this agreement would result in an increase in goodwill in the year of payment and a corresponding increase in goodwill and

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

amortization expense in subsequent years. As of March 31, 2001, Castle Harlan's accreted investment was approximately $30.58 per share, which will continue to grow at a compounded rate of 6.25% per quarter. As of March 31, 2001, no liquidity event, as defined in the agreement, that required a payment had occurred.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

11. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     Prior to the WGC merger, the Company had three principal industry segments:
Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. Due to the WGC merger, the changing nature of the markets we serve and in order to align ourselves with those markets, we changed our internal business organization during fiscal 2001. We are now organized into four principal businesses or operating segments: Domestic Rental and Maintenance, International Rental and Maintenance, Fabrication and Parts Sales and Service. The two Rental and Maintenance Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Fabrication Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of the Company's foreign-based operations. The Parts Sales and Service Segment involves the sale of parts to and the service of compressor units owned by oilfield companies.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. Each of these business groups has one or more general managers who report directly to the Chief Executive Officer ("CEO"). The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." We have restated segment results for prior periods as a result of our fiscal 2001 realignment.

     In addition to these four operating segments, accounting, administration, facilities, finance, human resources, legal, marketing, procurement and sales groups also report to the CEO. The CEO does not evaluate the operating segments based upon fully allocated profit and loss statements, and the segments' reportable operating profit excludes allocated expenses. Operating segments do not have material sales to other segments, and accordingly, there are no inter-segment revenues to be reported. We also do not allocate our restructuring charges, interest and other income, interest expense or income taxes to operating segments.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 1999 (in thousands):

                            DOMESTIC     INTERNATIONAL
                           RENTAL AND     RENTAL AND                   PARTS SALES   CORPORATE
                           MAINTENANCE    MAINTENANCE    FABRICATION   AND SERVICE   AND OTHER    TOTAL
                           -----------   -------------   -----------   -----------   ---------   --------
Revenues.................   $ 78,821        $ 6,778        $22,429       $21,159      $   311    $129,498
Gross margin.............     49,635          4,954          3,249         3,949          100      61,887
Depreciation and
  amortization...........     17,306          1,146            463           399           --      19,314
Capital expenditures.....     48,428         17,293          2,123           237           --      68,081
Identifiable assets......    311,490         16,093         11,421         2,642       96,345     437,991

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2000 (in thousands):

                            DOMESTIC     INTERNATIONAL
                           RENTAL AND     RENTAL AND                   PARTS SALES   CORPORATE
                           MAINTENANCE    MAINTENANCE    FABRICATION   AND SERVICE   AND OTHER    TOTAL
                           -----------   -------------   -----------   -----------   ---------   --------
Revenues.................   $ 83,577        $14,718        $25,258       $12,742      $   154    $136,449
Gross margin.............     52,411         10,532          3,358         2,699          (39)     68,961
Depreciation and
  amortization...........     20,991          4,084            524           407           --      26,006
Capital expenditures.....     50,980          8,079            899            44           --      60,002
Identifiable assets......    310,563         49,204         10,205         2,042       97,928     469,942

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2001 (in thousands):

                          DOMESTIC     INTERNATIONAL
                         RENTAL AND     RENTAL AND                   PARTS SALES   CORPORATE
                         MAINTENANCE    MAINTENANCE    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                         -----------   -------------   -----------   -----------   ---------   ----------
Revenues...............   $126,686       $ 22,549        $61,779      $ 21,452     $    295    $  232,761
Gross margin...........     80,465         16,425          9,041         3,476          176       109,583
Depreciation and
  amortization.........     25,710          5,924          1,087           770           --        33,491
Capital expenditures...     54,535         11,560            746           951          214        68,006
Identifiable assets....    476,201        178,718         88,170       133,587      295,897     1,176,256

  Geographic Area

     The following table illustrates revenues and total assets by geographic locations for the year ended March 31, 1999 (in thousands):

                                      UNITED STATES,
                                        CANADA AND      CENTRAL AND    AUSTRALIA AND
                                          MEXICO       SOUTH AMERICA   THE FAR EAST     TOTAL
                                      --------------   -------------   -------------   --------
Revenues............................     $122,858         $ 5,731         $  909       $129,498
Total Assets........................      422,297          14,113          1,581        437,991

     The following table illustrates revenues and total assets by geographic locations for the year ended March 31, 2000 (in thousands):

                                      UNITED STATES,
                                        CANADA AND      CENTRAL AND    AUSTRALIA AND
                                          MEXICO       SOUTH AMERICA   THE FAR EAST     TOTAL
                                      --------------   -------------   -------------   --------
Revenues............................     $119,565         $15,946         $  938       $136,449
Total Assets........................      418,849          48,710          2,383        469,942

     The following table illustrates revenues and total assets by geographic locations for the year ended March 31, 2001 (in thousands):

                                    UNITED STATES,
                                      CANADA AND      CENTRAL AND    AUSTRALIA AND
                                        MEXICO       SOUTH AMERICA   THE FAR EAST      TOTAL
                                    --------------   -------------   -------------   ----------
Revenues..........................    $  211,905       $ 18,668         $ 2,188      $  232,761
Total assets......................     1,013,913        133,314          29,029       1,176,256

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     No one customer accounted for more than 10% of net sales for any of the periods presented.

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the years ended March 31, 2000 and 2001 is as follows (in thousands):

                                          JUNE 30    SEPTEMBER 30   DECEMBER 31   MARCH 31
                                          --------   ------------   -----------   --------
2000:
  Revenue...............................  $ 33,808     $34,988        $33,729     $33,924
  Operating income......................     5,968       6,636          6,699       6,924
  Net loss..............................    (1,238)     (1,578)        (1,276)     (1,890)
  Earnings per common share -- basic....  $  (0.51)    $ (0.64)       $ (0.52)    $ (0.77)
  Earnings per common share -- diluted..  $  (0.51)    $ (0.64)       $ (0.52)    $ (0.77)
2001:
  Revenue...............................  $ 34,760     $38,853        $60,014     $99,134
  Operating income......................     7,507       8,018         10,411      14,621
  Net income (loss).....................   (10,928)      1,753          3,130       1,654
  Earnings per common share -- basic....  $  (1.24)    $  0.13        $  0.21     $  0.07
  Earnings per common share -- diluted..  $  (1.24)    $  0.13        $  0.21     $  0.07

13. OPERATING LEASE FACILITIES

     In May 2000, the Company and Universal entered into a $200 million operating lease facility pursuant to which the Company may sell and lease back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility include an amount based on LIBOR plus a variable amount depending on the Company's operating and financial results, applied to the funded amount of the lease. Under the lease facility, the Company received an aggregate of approximately $155 million in proceeds from the sale of compression equipment in May, November and December 2000 and in connection with the GCSI acquisition, in September 2000. The equipment was sold and leased back by the Company for a five-year period from May 2000 and deployed by the Company under its normal operating procedures. The equipment sold had a book value of approximately $106 million and the equipment sale resulted in deferred gain of approximately $49 million that was transferred to new operating lease facilities.

     The Company had residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that were due upon termination of the lease and which could be satisfied by a cash payment or the exercise of the purchase option. The facility contained certain covenants restricting the Company's operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. The Company's obligations under this facility were collateralized by liens on its compression equipment subject to the lease and certain related rights. Under the operating lease facility, Universal was the lessee and the Company guaranteed certain of Universal's obligations thereunder. The Company has replaced this facility with new operating lease facilities with similar terms.

     In connection with the WGC acquisition, on February 9, 2001, the Company raised $427 million under a new seven-year term SSN Operating Lease Facility funded primarily through an offering of $350 million 8 7/8% senior secured notes due 2008 by an unaffiliated entity. The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"), which facility has a series of six leases with terms ranging from three to eight years. At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain existing indebtedness of the Company (including the previous operating lease facility described in Note 4 and in the first paragraph of this Note 13) and WGC. The equipment sold to the two new operating lease facilities had a book value of approximately $431.9 million and the equipment sale resulted in a deferred gain of approximately $75.1 million that the Company will annually assess for realizability.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility.

     Under the operating lease facilities, the Company, as lessee, makes rental payments to the lessor for the leased equipment. Under the SSN Operating Lease Facility, the rental payments include amounts based on the interest accrued on the 8 7/8% senior secured notes and an amount based on LIBOR or a variable base rate equal to the sum of the interest accrued on the lessor's term loan, the yield on the equity investment in the lessor and other fees. The equipment leased by the Company under the SSN Operating Lease Facility had an initial appraised value of $427 million. The Company has residual value guarantees on the equipment under the SSN Operating Lease Facility of approximately 82% of the funded amount that are due upon termination of the lease in the event the purchase option or renewal options are not selected by the lessee.

     Under the ABS Operating Lease Facility, the rental payments are based on a variable rate plus the yield on the equity investment in the facility. The ABS Operating Lease Facility is collateralized by a first priority security interest in all of the assets under the facility. At the end of each lease term under the ABS Operating Lease Facility, the Company has residual value guarantees on the equipment under the facility of approximately 85% of the funded amount.

     The Company annually assesses whether it is probable that the value of the property at the end of the lease terms will be less than the residual value guarantee for each operating lease. On the date the deficiency becomes probable the expected deficiency (up to the maximum for which the Company is responsible) would be accrued by the Company using the straight-line method over the remaining term of the leases.

     Based on interest rates and funding amounts as of March 31, 2001, the future minimum lease payments under the SSN Operating Lease Facility and the ABS Operating Lease Facility as of March 31, 2001 are $44.8 million for each of the next five years.

14. EXTRAORDINARY LOSSES

     During the year ended March 31, 2001, the Company incurred extraordinary losses of $15.2 million ($9.5 million net of tax) related to its debt restructuring that occurred concurrently with the Company's initial public offering of its common stock, and its debt restructuring that occurred concurrently with the Company's acquisition of WGC.

15. NON-RECURRING CHARGES

     During the year ended March 31, 2001, the Company recorded restructuring charges of $8.7 million ($5.1 million net of tax, or earnings per share of $0.34). The primary components of this charge were costs associated with the early termination of a management agreement in the amount of $6.5 million, a consulting agreement in the amount of $0.3 million, estimated severance for Universal employees terminated or identified as transitional in connection with the WGC merger in the amount of $0.8 million, fees associated with closing of Universal locations in connection with the WGC merger in the amount of $0.9 million and other related fees in connection with the Company's initial public offering and concurrent financing transactions in the

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

amount of $0.2 million. At March 31, 2001 $1.5 million was included in accrued liabilities representing the portion of the restructuring charge not yet expended.

16. SUBSEQUENT EVENTS (UNAUDITED)

     On April 23, 2001, the Company acquired the international operations of Compressor Systems, Inc. based in Midland, Texas for approximately $30 million in cash. Concurrently with the acquisition, the Company funded approximately $35 million under the ABS Operating Lease Facility.

     On May 24, 2001, the Company entered into an agreement with Tidewater to settle acquisition-related claims, which included costs for remediation pursuant to an environmental assessment, in exchange for payment to the Company of $1 million and termination of the purchase price adjustment agreement, which eliminated any payment obligation by the Company under that agreement described in Note 10.

     On May 25, 2001, the Company entered into a purchase agreement to acquire KCI, Inc. ("KCI"), a Tulsa, Oklahoma-based fabricator of large horsepower compressors. Under the terms of the agreement, the Company will acquire KCI for approximately $22.9 million cash and, at the Company's election, up to 727,273 shares of the Company's common stock or an additional $18.8 million in cash, subject to adjustment. Concurrently with the acquisition, the Company will repay all of KCI's approximately $57 million of indebtedness. The transaction is subject to various conditions, including regulatory approvals. Although there can be no assurance the transaction will close, it is expected to be consummated in July 2001.

     On June 12, 2001, the Company entered into an agreement (the "Purchase Agreement"), pursuant to which the Company will acquire Louisiana Compressor Maintenance Co., Inc. ("LCM"), a Louisiana-based private company serving pipeline and other natural gas-related companies, for approximately $25.5 million in cash, which amount includes the repayment of LCM's outstanding indebtedness. The LCM transaction is subject to various customary closing conditions. There can be no assurance that it will be consummated. If all conditions are satisfied, it is expected to close by the end of June or in July 2001.

     On June 28, 2001, the Company commenced an offering (the "Pending Stock Offering") to the public of 1,333,333 shares of its common stock, par value $.01 per share, under the Securities Act of 1933, as amended, 2,666,667 shares of the Company's common stock by certain selling stockholders, including Castle Harlan, and up to 600,000 shares on a pro rata basis to cover overallotments. The Pending Stock Offering is expected to be consummated on July 3, 2001.

     Consummation of the Pending Stock Offering described in the Registration Statement will give the holders of Universal's 9 7/8% senior discount notes the right to require Universal to repurchase those notes at a price equal to 101% of the accreted value, plus accrued and unpaid interest to date. The Company expects to finance any repurchases of the 9 7/8% senior discount notes through the Credit Agreement or the operating lease facilities.

     Currently, an affiliate of Weatherford beneficially owns approximately 48% of the Company's outstanding common stock. Following the Pending Stock Offering, Weatherford will beneficially own approximately 46% of the Company's outstanding common stock. Pursuant to a voting agreement entered into concurrently with the Company's acquisition of Weatherford Global, Weatherford agreed to limit its voting power to 33 1/3% of the Company's outstanding common stock until the earlier of two years from the closing of that acquisition or the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock. The sale of shares by Castle Harlan in the Pending Stock Offering may result in a termination of the voting agreement if the underwriters' overallotment option is exercised, giving Weatherford voting control over the full amount of the Company's shares that it then owns.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     In addition to its voting control, Weatherford and its affiliates are entitled to designate, which it has done, three persons to serve on our board of directors for so long as they own at least 20% of our outstanding common stock. If Weatherford's ownership falls below 20%, Weatherford may designate only two directors. If Weatherford's ownership falls below 10%, it will no longer have the right to designate directors to our board. Castle Harlan is also entitled to designate a total of three persons to our board of directors. Although it will lose this right following the Pending Stock Offering, its two current designees, John K. Castle and William M. Pruellage, are serving terms that do not expire until our 2003 annual meeting of stockholders.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Universal Compression, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression, Inc. and subsidiaries (the "Company") as of March 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
May 25, 2001

                          UNIVERSAL COMPRESSION, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,   MARCH 31,
                                                                2000         2001
                                                              ---------   ----------
                                       ASSETS


Current assets:
  Cash and cash equivalents.................................  $  1,403    $   12,279
  Accounts receivable, net of allowance for bad debts of
    $227 and $2,771 as of March 31, 2000 and 2001,
    respectively............................................    14,615        87,088
  Current portion of notes receivable.......................     1,535         3,928
  Inventories...............................................     8,727       120,939
  Current deferred tax asset................................       227            --
  Other.....................................................     1,519        20,131
                                                              --------    ----------
         Total current assets...............................    28,026       244,365
Properties and equipment
Rental equipment............................................   349,198       592,449
Other.......................................................    19,617        52,810
Accumulated depreciation....................................   (38,466)      (55,634)
                                                              --------    ----------
         Net properties and equipment.......................   330,349       589,625
Goodwill, net of accumulated amortization of $5,189 and
  $8,754 as of March 31, 2000 and 2001, respectively........    99,013       294,127
Notes receivable............................................     1,117         4,803
Other non-current assets, net of accumulated amortization of
  $2,265 and $1,777 as of March 31, 2000 and 2001,
  respectively..............................................     6,878        30,819
Non-current deferred tax asset..............................       962         7,795
                                                              --------    ----------
         Total assets.......................................  $466,345    $1,171,534
                                                              ========    ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade...................................  $ 10,911    $   67,450
  Accrued liabilities.......................................     6,869        62,143
  Current deferred tax liability............................        --        13,938
  Current portion of long-term debt and capital lease
    obligation..............................................     4,206         3,452
  Payable to parent.........................................     1,288            --
                                                              --------    ----------
         Total current liabilities..........................    23,274       146,983
Capital lease obligations...................................    10,243         6,086
Long-term debt..............................................   331,383       205,569
Non-current deferred tax liability..........................        --        90,126
Deferred gain...............................................        --        75,146
                                                              --------    ----------
         Total liabilities..................................   364,900       523,910
Commitments and Contingencies (see note 10)
Stockholders' equity
  Common stock, $10 par value, 5,000 shares authorized,
    4,910 shares issued, and outstanding in 2000 and 2001...        49            49
  Additional paid-in capital................................   105,131       651,607
  Other Comprehensive Income................................        --           845
  Retained deficit..........................................    (3,735)       (4,877)
                                                              --------    ----------
         Total stockholders' equity.........................   101,445       647,624
                                                              --------    ----------
         Total liabilities and stockholders' equity.........  $466,345    $1,171,534
                                                              ========    ==========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
Revenues:
  Rentals...................................................  $ 85,599   $ 98,295   $149,235
  Sales.....................................................    43,588     38,000     83,231
  Other.....................................................       311        154        295
                                                              --------   --------   --------
          Total revenues....................................  $129,498   $136,449   $232,761
Costs and expenses:
  Rentals, exclusive of depreciation and amortization.......    31,010     35,352     52,345
  Cost of sales, exclusive of depreciation and
     amortization...........................................    36,390     31,943     70,714
  Depreciation and amortization.............................    19,308     26,000     33,485
  Selling, general and administrative.......................    16,862     16,797     21,092
  Operating lease...........................................        --         --     14,443
  Interest expense, net.....................................    26,251     30,916     22,622
  Non-recurring charges.....................................        --         --      8,699
                                                              --------   --------   --------
          Total costs and expenses..........................  $129,821   $141,008   $223,400
                                                              --------   --------   --------
Income (loss) before income taxes and extraordinary items...      (323)    (4,559)     9,361
Income taxes (benefit)......................................       166       (696)     3,871
                                                              --------   --------   --------
  Income (loss) before extraordinary items..................  $   (489)  $ (3,863)  $  5,490
                                                              --------   --------   --------
  Extraordinary loss, net of $3,979 income tax benefit......        --         --     (6,632)
                                                              --------   --------   --------
          Net loss..........................................  $   (489)  $ (3,863)  $ (1,142)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                           UNIVERSAL COMPRESSION, INC

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
               FOR THE YEARS ENDED MARCH 31, 1999, 2000 AND 2001
                                 (IN THOUSANDS)

                                                   ADDITIONAL   RETAINED        OTHER
                                          COMMON    PAID IN     EARNINGS    COMPREHENSIVE
                                          STOCK     CAPITAL     (DEFICIT)      INCOME        TOTAL
                                          ------   ----------   ---------   -------------   --------
BALANCE, MARCH 31, 1998.................   $49      $105,131     $   617        $ --        $105,797
  Net loss for the year ended March 31,
     1999...............................    --            --        (489)         --            (489)
BALANCE, MARCH 31, 1999.................   $49      $105,131     $   128        $ --        $105,308
                                           ---      --------     -------        ----        --------
  Net loss for the year ended March 31,
     2000...............................    --            --      (3,863)         --          (3,863)
BALANCE, MARCH 31, 2000.................   $49      $105,131     $(3,735)       $ --        $101,445
                                           ---      --------     -------        ----        --------
  Investment in subsidiary by parent....    --       116,815          --          --         116,815
  Acquisitions..........................    --       429,661          --          --         429,661
  Net loss for the year ended March 31,
     2001...............................    --            --      (1,142)         --          (1,142)
Foreign currency transaction
  adjustment............................    --            --          --        $845             845
                                           ---      --------     -------        ----        --------
BALANCE, MARCH 31, 2000.................   $49      $651,607     $(4,877)       $845        $647,624
                                           ---      --------     -------        ----        --------

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED MARCH 31,
                                                              -------------------------------
                                                                1999       2000       2001
                                                              --------   --------   ---------
Cash flows from operating activities:
  Net loss..................................................  $   (489)  $ (3,863)  $  (1,142)
  Adjustments to reconcile net loss to cash provided by
     operating activities, net of effect of acquisitions:
     Depreciation and amortization..........................    19,308     26,000      33,485
     (Gain) loss on asset sales.............................      (192)      (124)        119
     Amortization of debt issuance costs....................     1,074      1,074       1,458
     Accretion of discount notes............................    15,341     16,934      18,521
       Increase (decrease) in deferred tax liabilities......       (25)    (1,622)    109,883
       (Increase) decrease in other assets..................     2,205       (602)    (18,877)
       (Increase) decrease in receivables...................   (10,807)     5,202     (21,887)
       (Increase) decrease in inventories...................    (2,594)     1,545     (19,272)
       Increase in accounts payable.........................     2,537      2,320      23,591
       Increase (decrease) in accrued liabilities...........    (3,777)       411     (32,555)
       Increase (decrease) in payable to parent.............     1,434       (146)     (1,288)
       Other................................................        27       (100)         --
                                                              --------   --------   ---------
          Net cash provided by operating activities.........    24,042     47,029      92,036
                                                              --------   --------   ---------
Cash flows from investing activities:
  Additions to property, plant and equipment................   (68,081)   (60,002)    (68,006)
  Acquisition of WGC........................................        --         --    (409,423)
  Other acquisitions........................................    (2,953)    (5,543)    (55,338)
  Proceeds from sale of fixed assets........................     8,038      4,442     529,449
                                                              --------   --------   ---------
          Net cash used in investing activities.............   (62,996)   (61,103)     (3,318)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Principal repayments of long-term debt....................      (750)      (750)    (74,626)
  Net proceeds (repayment) under revolving line of credit...    40,249       (400)    (97,408)
  Net proceeds (repayment) on sale-leaseback of vehicles....        --      3,119      (1,484)
  Net proceeds (repayment) of financing lease...............        --     10,581     (10,580)
  Investment in subsidiary by parent........................        --         --     116,815
  Debt issuance costs.......................................        --         --     (11,404)
                                                              --------   --------   ---------
          Net cash provided by financing activities.........    39,499     12,550     (78,687)
                                                              --------   --------   ---------
Effect of exchange rate.....................................        --         --         845
Net increase (decrease) in cash and cash equivalents........       545     (1,524)     10,876
                                                              --------   --------   ---------
Cash and cash equivalents at beginning of period............     2,382      2,927       1,403
                                                              --------   --------   ---------
Cash and cash equivalents at end of period..................  $  2,927   $  1,403   $  12,279
                                                              ========   ========   =========
Supplemental disclosure of cash flow information:
          Cash paid for interest............................  $  9,653   $ 10,471   $  11,913
                                                              ========   ========   =========
          Cash paid for income taxes........................  $    697   $    772   $   1,543
                                                              ========   ========   =========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Universal Compression, Inc. was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). Upon completion of the acquisition on February 20, 1998 (the "Tidewater Acquisition"), Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc. (the "Company") The Company is a wholly owned subsidiary of Universal Compression Holdings, Inc. ("Holdings").

     Effective May 30, 2000, the Holdings completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an overallotment option granted to the underwriters), which provided the Holdings with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Holdings implemented a recapitalization pursuant to which all existing classes of the Holding's stock were converted into common stock. Also concurrently with the initial public offering, the Company entered into a $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     Thereafter, the Company completed the merger of Gas Compression Services, Inc. ("GCSI") on September 15, 2000. The Company also completed its acquisition of Weatherford Global Compression Services, L.P. and certain related entities on February 9, 2001 and its acquisition of ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc., on February 28, 2001. See Note 2.

  Nature of Operations

     The Company is the second largest natural gas compression services company in the world in terms of rental fleet horsepower. The Company provides a full range of compression rental, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. The compressors are used by oil and gas producers and processors and pipeline companies primarily to boost the pressure of natural gas from the wellhead into gas gathering systems, gas processing plants or into and through high pressure pipelines to be delivered to the end-users. The Company also designs and fabricates compressors for its own fleet as well as for sale to customers, and sells parts as well as services compressor units for companies.

  Principles of Consolidation

     The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

  Use of Estimates

     In preparing the Company's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

                          UNIVERSAL COMPRESSION, INC.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash flows are computed using the indirect method.

  Revenue Recognition

     Revenue is recognized by the Company's four reportable business segments using the following criteria: (a) persuasive evidence of an exchange arrangement exists, (b) delivery has occurred or services have been rendered, (c) the buyer's price is fixed or determinable and (d) collectibility is reasonably assured.

     Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts, which generally range from one month to several years. Parts sales and service revenue is recorded as products are delivered or services are performed for the customer.

     Fabrication revenue is recognized using the completed-contract method, which recognizes revenue upon completion of the contract. This method is used because the typical contract is completed within two to three months and financial position and results of operations do not vary significantly from those, which would result from use of the percentage-of-completion method.

  Concentration of Credit Risk

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in certain international locations such as South America, Southeast Asia, Europe and Canada. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of the Company's revenues. For the years ended March 31, 1999, 2000 and 2001, the Company wrote off bad debts totaling $330,000, $116,000 and $77,000, respectively.

  Inventories

     Inventories are recorded at the lower of average cost (first in first out FIFO method) or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or rental to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  Properties and Equipment

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis beginning with the first rental, with salvage values of 20% for compression equipment, using estimated useful lives of:

Compression equipment....................................    15 years
Other properties and equipment...........................  2-25 years

     During the period, the Company effected a change in useful lives of overhauls and major components from 3 years to 6.5 years and from approximately 5 years to 10 years, respectively. The change was based on capitalization policies and an analysis of the time between overhauls as well as an analysis of the length of time major components operate effectively.

     Maintenance and repairs are charged to expenses as incurred. Overhauls and major improvements that increase the value or extend the life of rental units are capitalized and depreciated over the estimated period of

                          UNIVERSAL COMPRESSION, INC.

benefits. Depreciation expense for the years ended March 31, 1999, 2000 and 2001 was $16,943, $23,368 and $29,920, respectively.

     Properties and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value. The Company has not recognized any impairment losses for any of the periods presented.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred.

  Other Assets

     Included in other assets are debt issuance costs, net of accumulated amortization, totaling approximately $7,507 and $18,523 at March 31, 2000 and 2001, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method. Also included in other assets are assets held for sale in the amount of $3.4 million. Assets held for sale include rental compression units and land and buildings identified by the Company as obsolete or to be closed. The Company expects the assets to be sold or disposed of during fiscal 2002.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

  Foreign Currency Transactions

     Activities of certain subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the years ended March 31, 1999 and 2000 were not significant. The resultant translation adjustment for the year ended March 31, 2001 was a gain of $0.8 million.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair value of the Company's revolving credit facility (see Note 4) is representative of its carrying value based upon variable rate terms. The fair value of the senior discount notes was approximately $151.6 million and $252.1 million, as compared to a carrying amount of $166.9 million and $200.8 million at March 31, 2000 and 2001, respectively. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies and information available to management as of March 31, 2001 based on the quoted market price from brokers of these notes.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

                          UNIVERSAL COMPRESSION, INC.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We adopted SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement had no impact on our consolidated results of operations, financial positions or cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, we believe that our revenue recognition policy is appropriate and that the effects of SAB 101 and its amendment were immaterial to our results of operations.

     On February 14, 2001, the FASB issued its tentative decisions on the accounting for goodwill in an Exposure Draft, Business Combinations and Intangible Assets -- Accounting for Goodwill. The FASB has tentatively concluded that purchased goodwill should not be amortized; rather it should be reviewed for impairment. The final statement is expected to be issued in late July 2001, effective for financial statements covering fiscal years beginning after December 15, 2001.

2. MERGERS & ACQUISITIONS

     On February 20, 1998, a predecessor of the Company acquired 100% of the voting securities of TCS for approximately $350 million. The Tidewater Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on their fair values. The excess cost of the Tidewater Acquisition was recorded as goodwill which is being amortized on a straight-line basis over its 40 year useful life. The operations of TCS are included in the financial statements presented herein beginning February 20, 1998.

     In April 2000, the Company acquired all of the outstanding stock of Spectrum Rotary Compression Inc. from Energy Spectrum Partners, L.P. in exchange for 287,723 shares of Holding's common stock. Spectrum added approximately 11,600 horsepower to the Company's fleet and provided an increased presence in the screw compressor market.

     On September 15, 2000, the Company completed the merger of GCSI, a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, for a combination of approximately $12 million in cash, 1,400,726 shares of Holding's common stock valued at approximately $39 million and the assumption or refinancing of approximately $63 million of indebtedness. All

                          UNIVERSAL COMPRESSION, INC.

of the assumed or refinanced indebtedness, except for approximately $10 million, were paid off concurrently with the merger using proceeds received under the Company's operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements from September 15, 2000.

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services and certain related entities ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, the Company merged with a subsidiary of Weatherford International in exchange for 13.75 million shares of Holding's common stock, which represented approximately 48% of the outstanding shares of the combined company. In connection with the acquisition, Weatherford agreed, subject to certain conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years (see Note 16). In addition, the Company restructured approximately $323 million in debt and operating leases of WGC. The transaction was accounted for as a purchase. Prior to closing, Weatherford International acquired the interest of its minority partner in WGC. Also, Weatherford International retained certain assets and operations related to WGC's Singapore-based operations and approximately $10 million in accounts receivable.

     In connection with the acquisition, on February 9, 2001, the Company raised $427 million under a new operating lease facility funded primarily through an offering of $350 million 8 7/8% senior secured notes due 2008 by an unaffiliated entity (the "SSN Operating Lease Facility"). The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"). At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain existing indebtedness of the Company (including the previous operating lease facility described in Note 13) and WGC.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility. These facilities contain restrictions similar to the Company's previous operating lease facility and revolving credit facility.

     On February 28, 2001, the Company acquired ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc. ("IEW"), a natural gas compression services provider based in Lafayette, Louisiana, for approximately $15 million in cash, which included the concurrent discharge of IEW's debt and operating leases.

     On a pro forma basis, had the WGC acquisition taken place on April 1, 2000, revenue, income before income taxes and net income for the fiscal year ended March 31, 2001 would have been $444.0 million, $21.7 million and $11.9 million respectively. On a pro forma basis, had the WGC acquisition taken place on April 1, 1999, revenue, income before income taxes and net income for the fiscal year ended March 31, 2000 would have been $374.2 million, $35.7 million and $20.2 million. The pro forma effect of other acquisitions was not material.

     All of these acquisitions were accounted for as purchases and accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition. Goodwill in the amounts listed below has been recognized for the amount of the excess of the

                          UNIVERSAL COMPRESSION, INC.

purchase price paid over the fair market value of the net assets acquired and is amortized on a straight-line basis over 40 years.

Tidewater Compression Service............................   $104,202
Spectrum Rotary Compression..............................         --
Gas Compression Services.................................     32,668
Weatherford Global Compression Services..................    164,492
ISS Compression..........................................      1,519
                                                            --------
          Total..........................................    302,881
                                                            --------
Less accumulated amortization............................     (8,754)
          Goodwill, net..................................   $294,127
                                                            --------

3. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                              FOR THE YEAR ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2000       2001
                                                              -------   ---------
Raw materials...............................................  $   --    $ 47,222
Finished goods..............................................   3,176      38,705
Work-in-progress............................................   5,551      35,012
                                                              ------    --------
          Total.............................................  $8,727    $120,939
                                                              ======    ========

4. LONG-TERM DEBT

     The Company's debt at March 31 consisted of the following (in thousands):

                                                                AS OF MARCH 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $58,680 and $39,700 at March
  31, 2000 and 2001, respectively, unsecured................  $183,820   $200,800
Term loan, bearing interest of LIBOR + 2.5%, due February
  2005 and collateralized by property of the Company........    73,313         --
Revolving credit facility, bearing interest of LIBOR +2.25%, due February 2003 and collateralized by property of the
  Company...................................................    75,000         --
Various term loans, bearing interest at 30 day commercial
  paper rate plus 2.9%, due between August 2005 and April
  2014. The March 31, 2001 rate was 7.85% and the weighted
  average rate for fiscal 2001 was 8.975%...................        --      4,091
Limited revenue obligation bonds, bearing interest of
  4.5%,due October 2009 and collateralized by property of
  the Company...............................................        --      1,200
                                                              --------   --------
          Total Debt........................................   332,133    206,091
Less current maturities.....................................       750        522
                                                              --------   --------
          Total long-term debt..............................  $331,383   $205,569
                                                              ========   ========

     In May 2000, the Holdings repaid and terminated Holding's term loan and revolving credit facility and entered into a $50.0 million secured revolving credit facility, which had a five-year term. The revolver was

                          UNIVERSAL COMPRESSION, INC.

secured by a lien on all of the Company's personal property that was not subject to its previous operating lease facility entered into in connection with Holding's initial public offering (the "2000 Operating Lease Facility"). This revolver and the 2000 Operating Lease Facility were repaid and terminated in February 2001 in connection with the WGC acquisition.

     On February 9, 2001, the Company raised $427 million under the new seven-year SSN Operating Lease Facility funded primarily through the offering of $350 million of 8 7/8% senior secured notes due 2008 by an unaffiliated entity. The Company also entered into a new $125 million secured revolving credit facility and the new $200 million ABS Operating Lease Facility. At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations, including the 2000 Operating Lease Facility, and refinance certain existing indebtedness of the Company and WGC. These new facilities, like the Company's previous facilities, contain restrictions on the Company's operations, including its ability to, among other things, incur additional indebtedness, engage in acquisitions and pay dividends. The deferred gain from the 2000 Operating Lease Facility was transferred to the new operating lease facilities described in Note 13.

     As of December 31, 2000, the Company had $196.1 million aggregate principal amount outstanding under its 9 7/8% senior discount notes. On January 2, 2001, The Company commenced an offer to repurchase all of these 9 7/8% senior discount notes, and solicited the consent of the holders of the notes to amend the indenture governing the notes to eliminate substantially all the restrictive covenants. The tender offer was conditioned upon The Company's receipt of the consent of requisite holders to approve the proposed amendments to the indenture. The consent solicitation due date was January 24, 2001. The requisite consents with respect to the 9 7/8% senior discount notes were not received prior to the deadline. As a result, The Company terminated the tender offer without purchasing any of the 9 7/8% senior discount notes. Pursuant to the indenture governing the 9 7/8% senior discount notes, the holders of the notes had the right to require The Company to repurchase the notes as a result of the consummation of the WGC acquisition at a price equal to 101% of the accreted value, plus accrued and unpaid interest to date. No holders required The Company to repurchase any notes.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% senior discount notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company had funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility. These facilities contain restrictions similar to the Company's previous operating lease facility and revolving credit facility. On February 28, 2001, in connection with the acquisition of IEW, the Company funded an additional $20.0 million under the ABS Operating Lease Facility.

     The Company's senior secured credit agreement ("Credit Agreement") provides for up to $125 million under the revolving credit facility, which includes a sublimit for letters of credit. The revolver bears interest at the Company's option of a base rate or LIBOR plus, in each case, a variable amount depending on its operating results.

     The available capacity on the revolving credit facility at March 31, 2000 and 2001 was approximately $7.7 million and $110.0 million, respectively, after giving effect to outstanding letters of credit. The interest rates on the prior revolving credit facility at March 31, 2000 and new revolving credit facility at March 31, 2001 was 8.36% and 7.58%, respectively. Under the revolving credit facility, a commitment fee of 0.50% per annum on the average available commitment is payable quarterly.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends related to Universal paying up to $1 million to the Company in any given fiscal year. In addition, the Company

                          UNIVERSAL COMPRESSION, INC.

has substantial dividend payment restrictions under the indenture related to the senior discount notes. The Company was in compliance with all such covenants and limitations at March 31, 2001. As defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     Lease payments equal to the interest on the 8 7/8% senior discount notes issued by the unaffiliated entity under the SSN Operating Lease Facility are payable semi-annually on August 15 and February 15, commencing August 15, 2001.

     Maturities of long-term debt as of March 31, 2001, in thousands, are 2002 -- $522; 2003 -- $503; 2004 -- $532; 2005 -- $463; 2006 -- $498; and
$203,573 thereafter.

5. CAPITAL LEASES

     On July 21, 1999, a wholly owned subsidiary of the Company entered into a financing lease with Societe Generale Financial Corporation regarding certain compression equipment. The financing lease had a term of 5 years and bore interest at a rate of LIBOR plus 4.25%. The financing lease is related to the Colombian operations of the Company, and was repaid in May 2000 with a portion of the proceeds from Holding's initial public offering.

     On June 17, 1999, The Company signed a master lease agreement with GE Capital Fleet Services completing a sale and lease back of the majority of its service vehicle fleet. Under the agreement, the vehicles were sold and leased back by The Company at lease terms ranging from 20 months to 56 months and will continue to be deployed by The Company under its normal operating procedures.

     In connection with the GCSI and Weatherford Global acquisitions, we have additional capital leases with GE Capital and Ford Motor Credit.

     Principal amortization associated with both leases is recorded in the Consolidated Statements of Cash Flows. Properties and equipment at March 31, 2001 include the following amounts for capitalized leases (in thousands):

                                                             MARCH 31,
                                                               2001
                                                             ---------
Compression equipment......................................   $ 4,290
Service vehicles...........................................     9,771
                                                              -------
Less accumulated depreciation..............................    (3,915)
                                                              -------
          Net assets under capital leases..................   $10,146
                                                              =======

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2001 are as follows (in thousands):

2002........................................................  $3,362
2003........................................................   2,549
2004........................................................   1,687
2005........................................................   1,562
2006........................................................     111
Thereafter..................................................     267
                                                              ------
          Total.............................................  $9,538
                                                              ======

                          UNIVERSAL COMPRESSION, INC.

6. INCOME TAXES

     For the years ended March 31, 1999, 2000 and 2001, substantially all of the Company's income and losses before income taxes were derived from its U.S. operations.

     Income tax expense (benefit) for the years ended March 31, 1999, 2000 and 2001 consisted of the following (in thousands):

                                                              1999    2000      2001
                                                              ----   -------   ------
Current:
  Foreign...................................................  $145   $   889   $1,771
Deferred:
  Federal...................................................    19    (1,460)   2,426
  State.....................................................     2      (125)     320
  Foreign...................................................    --        --     (646)
                                                              ----   -------   ------
          Total.............................................  $166   $  (696)  $3,871
                                                              ====   =======   ======

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes and extraordinary item for the years ended March 31, 1999, 2000 and 2001 is as follows (in thousands):

                                                             1999     2000      2001
                                                             -----   -------   ------
Benefit for income taxes at statutory rate.................  $(113)  $(1,595)  $3,276
State taxes................................................      2      (125)     232
Foreign taxes..............................................    145       889      (28)
Non-deductible expenses and other..........................    132       135      391
                                                             -----   -------   ------
          Total............................................  $ 166   $  (696)  $3,871
                                                             =====   =======   ======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                                2000       2001
                                                              --------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 35,592   $  65,199
  Accrued Reserves..........................................        --      19,997
  Inventory Reserves and Unicap.............................        --       6,734
  Foreign tax credit........................................       889       1,779
  Other.....................................................       283       1,162
                                                              --------   ---------
          Total.............................................    33,764      94,881
Valuation allowance.........................................      (889)     (1,779)
                                                              --------   ---------
          Total.............................................    32,875      93,102
                                                              --------   ---------
Deferred tax liabilities:
  Depreciation differences on properties and equipment......   (28,319)   (184,057)
  Other.....................................................    (3,367)     (5,304)
                                                              --------   ---------
          Total.............................................   (31,686)   (189,371)
                                                              --------   ---------
          Net deferred tax asset (liability)................  $  1,189   $ (96,269)
                                                              ========   =========

                          UNIVERSAL COMPRESSION, INC.

     A valuation allowance was established at March 31, 2000 against the Company's deferred tax assets related to foreign tax credits. The Company believes that it is probable that all other deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     At March 31, 2001, the Company had net operating loss ("NOL") carryforwards of approximately $170,527,000 available to offset future taxable income. Annual utilization of the carryforwards could be limited by Section 382 of the Internal Revenue Code of 1986, as amended. If not utilized, the NOL carryforwards will expire as follows (in thousands):

2008......................................................  $    628
2009......................................................     1,849
2010......................................................     1,943
2011......................................................       953
2018......................................................     4,927
2019......................................................    30,289
2020......................................................    56,863
2021......................................................    73,075
                                                            --------
          Total...........................................  $170,527
                                                            ========

7. EMPLOYEE BENEFITS

     The Company has a defined contribution 401(k) plan covering substantially all employees. The Company makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. Company contributions to the plan were approximately $493,000, $473,000 and $614,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

8. RELATED-PARTY TRANSACTIONS

  Management Agreement

     Castle Harlan Inc., an affiliate of a significant stockholder of Holdings, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement was for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of Holdings. The Company paid Castle Harlan Inc. $750,000 and $3,000,000 during the years ended March 31, 1999 and 2000, respectively. The fee was recorded at the rate of $750,000 per quarter in selling, general and administrative expenses.

     In connection with the initial public offering in the quarter ended June 30, 2000, Holdings terminated its Management Agreement with Castle Harlan, Inc. In exchange for such termination, Holdings paid $3 million in cash and issued 136,364 shares of its common stock to Castle Harlan.

     As of March 31, 2000, 4,520 shares of common stock and 18,080 shares of preferred stock held by certain officers of Holdings were subject to certain repurchase requirements by the Company in the event of termination of the officer by Holdings without "cause," disability or death as specified in the Stock Repurchase Agreement. Holdings maintained an insurance policy to fund substantially all of its obligations in the event of disability or death. In connection with Holdings' initial public offering and recapitalization the repurchase requirements were terminated.

                          UNIVERSAL COMPRESSION, INC.

  Finder's Fee/Consulting Arrangement

     The Company paid a member of its Board of Directors (the "Director") $1,750,000 (a "finders fee") related to services provided by the Director for the Tidewater Acquisition. Upon consummation of the Tidewater Acquisition, $1,100,000 of the finders fee was issued to the Director as capital stock of Holdings at $50 per share par value. The Company paid the remaining $650,000 of the finders fee in cash to the Director on March 4, 1998. In addition, the Company paid the Director an annual consulting fee of $150,000 for consulting services for a stated term of five years. The agreement provided for automatic extensions for one-year periods unless terminated by the parties. The Company paid the Director $12,500, $165,523 and $140,264 during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively. In connection with the initial public offering in the quarter ended June 30, 2000, the Company terminated the agreement and paid him $150,000 in cash and issued him 6,818 shares of common stock.

     The Company also paid a closing bonus to an officer of the Company consisting of 1,000 shares of the Company's common stock, 4,000 shares of the Company's preferred stock, both valued at $50 per share, and $100,000 cash for services performed in conjunction with the Tidewater Acquisition prior to his employment. Upon completion of the initial public offering in May 2000, the Company paid one of its executive officers and directors for his services 13,636 shares of the Company's common stock, which shares are subject to registration rights.

  Transitional Services Agreement

     Concurrently with the closing of the Weatherford Global acquisition, Weatherford and WGC, as the Company's subsidiary, entered into a transitional services agreement under which Weatherford will continue to provide certain administrative and support services, such as shared corporate office space and general communication and information services, to WGC until June 9, 2001. WGC paid Weatherford $125,000 for the first thirty days of these services. For the period subsequent to the initial thirty days, Weatherford Global, as the Company's subsidiary, will pay Weatherford a fee based on a proportional amount of Weatherford's costs and expenses in providing the services plus a 10% management fee.

9. COMMITMENTS AND CONTINGENCIES

     Rent expense for the years ended March 31, 1999, 2000 and 2001 was approximately $427,000, $415,000 and $496,000, respectively. Commitments for future lease payments were not significant at March 31, 2001.

     An environmental assessment of the operations, physical premises and assets of the Company was completed in connection with the Tidewater Acquisition. The Company has recorded a provision of approximately $1.1 million at March 31, 2001 for environmental remediation costs.

     In February 1998, in connection with the Tidewater Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater. The agreement provides for potential additional amounts to be paid to Tidewater upon a liquidity event, as defined in the agreement. If a liquidity event occurs and Castle Harlan Partners III and its affiliates receive an amount greater than its accreted investment (defined as its initial investment increased at a compounded rate of 6.25% each quarter, which equates to approximately 27.4% annually), the Company must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment pursuant to this agreement would result in an increase in goodwill in the year of payment and a corresponding increase in goodwill and amortization expense in subsequent years. As of March 31, 2001, Castle Harlan's accreted investment was approximately $30.58 per share, which will continue to grow at a compounded rate of 6.25% per quarter. As of March 31, 2001, no liquidity event, as defined in the agreement, that required a payment had occurred.

                          UNIVERSAL COMPRESSION, INC.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

10. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     Prior to the WGC merger, the Company had three principal industry segments:
Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. Due to the WGC merger, the changing nature of the markets we serve and in order to align ourselves with those markets, we changed our internal business organization during fiscal 2001. We are now organized into four principal businesses or operating segments: Domestic Rental and Maintenance, International Rental and Maintenance, Fabrication and Parts Sales and Service. The two Rental and Maintenance Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Fabrication Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of the Company's foreign-based operations. The Parts Sales and Service Segment involves the sale of parts to and the service of compressor units owned by oilfield companies.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. Each of these business groups has one or more general managers who report directly to the Chief Executive Officer ("CEO"). The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." We have restated segment results for prior periods as a result of our fiscal 2001 realignment.

     In addition to these four operating segments, accounting, administration, facilities, finance, human resources, legal, marketing, procurement and sales groups also report to the CEO. The CEO does not evaluate the operating segments based upon fully allocated profit and loss statements, and the segments' reportable operating profit excludes allocated expenses. Operating segments do not have material sales to other segments, and accordingly, there are no inter-segment revenues to be reported. We also do not allocate our restructuring charges, interest and other income, interest expense or income taxes to operating segments.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 1999 (in thousands):

                           DOMESTIC     INTERNATIONAL                    PARTS      CORPORATE
                          RENTAL AND     RENTAL AND                    SALES AND       AND
                          MAINTENANCE    MAINTENANCE    FABRICATION     SERVICE       OTHER      TOTAL
                          -----------   -------------   -----------   -----------   ---------   --------
Revenues................   $ 78,821        $ 6,778        $22,429       $21,159      $   311    $129,498
Gross margin............     49,635          4,954          3,249         3,949          100      61,887
Depreciation and
  amortization..........     15,626          1,020            161         2,501           --      19,308
Capital expenditures....     48,428         17,293          2,123           237           --      68,081
Identifiable assets.....    311,490         16,093         11,421         2,642       94,841     436,487

                          UNIVERSAL COMPRESSION, INC.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2000 (in thousands):

                           DOMESTIC     INTERNATIONAL                    PARTS      CORPORATE
                          RENTAL AND     RENTAL AND                    SALES AND       AND
                          MAINTENANCE    MAINTENANCE    FABRICATION     SERVICE       OTHER      TOTAL
                          -----------   -------------   -----------   -----------   ---------   --------
Revenues................   $ 83,577        $14,718        $25,258       $12,742      $   154    $136,449
Gross margin............     52,411         10,532          3,358         2,699          (39)     68,961
Depreciation and
  amortization..........     19,104          3,947            196         2,753           --      26,000
Capital expenditures....     50,980          8,079            899            44           --      60,002
Identifiable assets.....    310,563         49,204         10,205         2,042       94,331     466,345

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2001 (in thousands):

                         DOMESTIC     INTERNATIONAL                    PARTS
                        RENTAL AND     RENTAL AND                    SALES AND    CORPORATE
                        MAINTENANCE    MAINTENANCE    FABRICATION     SERVICE     AND OTHER     TOTAL
                        -----------   -------------   -----------   -----------   ---------   ----------
Revenues..............   $126,686       $ 22,549        $61,779      $ 21,452     $    295    $  232,761
Gross margin..........     80,465         16,425          9,041         3,476          176       109,583
Depreciation and
  amortization........     25,704          5,924          1,087           770           --        33,485
Capital
  expenditures........     54,535         11,560            746           951          214        68,006
Identifiable assets...    476,201        178,718         88,170       133,587      294,858     1,171,534

  Geographic Area

     The following table illustrates revenues and total assets by geographic locations for the year ended March 31, 1999 (in thousands):

                                   UNITED STATES,      CENTRAL AND    AUSTRALIA AND
                                  CANADA AND MEXICO   SOUTH AMERICA   THE FAR EAST     TOTAL
                                  -----------------   -------------   -------------   --------
Revenues........................      $122,858           $ 5,731         $  909       $129,498
Total Assets....................       420,793            14,113          1,581        436,487

     The following table illustrates revenues and total assets by geographic locations for the year ended March 31, 2000 (in thousands):

                                   UNITED STATES,      CENTRAL AND    AUSTRALIA AND
                                  CANADA AND MEXICO   SOUTH AMERICA   THE FAR EAST     TOTAL
                                  -----------------   -------------   -------------   --------
Revenues........................      $119,565           $15,946         $  938       $136,449
Total Assets....................       415,252            48,710          2,383        466,345

     The following table illustrates revenues and total assets by geographic locations for the year ended March 31, 2001 (in thousands):

                                 UNITED STATES,      CENTRAL AND    AUSTRALIA AND
                                CANADA AND MEXICO   SOUTH AMERICA   THE FAR EAST      TOTAL
                                -----------------   -------------   -------------   ----------
Revenues......................     $  211,905         $ 18,668         $ 2,188      $  232,761
Total assets..................      1,009,191          133,314          29,029       1,171,534

     No one customer accounted for more than 10% of net sales for any of the periods presented.

                          UNIVERSAL COMPRESSION, INC.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the years ended March 31, 2000 and 2001 is as follows (in thousands):

                                           JUNE 30   SEPTEMBER 30   DECEMBER 31   MARCH 31
                                           -------   ------------   -----------   --------
2000:
  Revenue................................  $33,808     $34,988        $33,729     $33,924
  Operating income.......................    5,968       6,633          6,699       6,924
  Net loss...............................     (732)     (1,052)          (738)     (1,341)
2001:
  Revenue................................  $34,760     $38,853        $60,014     $99,134
  Operating income.......................    7,507       8,018         10,411      14,621
  Net income (loss)......................   (7,682)      1,754          3,131       1,655

12. OPERATING LEASE FACILITIES

     In May 2000, the Company entered into a $200 million operating lease facility pursuant to which the Company may sell and lease back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility include an amount based on LIBOR plus a variable amount depending on the Company's operating and financial results, applied to the funded amount of the lease. Under the lease facility, the Company received an aggregate of approximately $155 million in proceeds from the sale of compression equipment in May, November and December 2000 and in connection with the GCSI acquisition, in September 2000. The equipment was sold and leased back by the Company for a five-year period from May 2000 and deployed by the Company under its normal operating procedures. The equipment sold had a book value of approximately $106 million and the equipment sale resulted in deferred gain of approximately $49 million that was transferred to new operating lease facilities.

     The Company had residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that were due upon termination of the lease and which could be satisfied by a cash payment or the exercise of the purchase option. The facility contained certain covenants restricting the Company's operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. The Company's obligations under this facility were collateralized by liens on its compression equipment subject to the lease and certain related rights. Under the operating lease facility, Universal was the lessee and the Company guaranteed certain of Universal's obligations thereunder. The Company has replaced this facility with new operating lease facilities with similar terms.

     In connection with the WGC acquisition, on February 9, 2001, the Company raised $427 million under a new seven-year term SSN Operating Lease Facility funded primarily through an offering of $350 million 8 7/8% senior secured notes due 2008 by an unaffiliated entity. The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"), which facility has a series of six leases with terms ranging from three to eight years. At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain existing indebtedness of the Company (including the previous operating lease facility described in Note 4 and in the first paragraph of this
Note 13) and WGC. The equipment sold to the two new operating lease facilities had a book value of approximately $431.9 million and the equipment sale resulted in a deferred gain of approximately $75.1 million that the Company will annually assess for realizability.

                          UNIVERSAL COMPRESSION, INC.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility.

     Under the operating lease facilities, the Company, as lessee, makes rental payments to the lessor for the leased equipment. Under the SSN Operating Lease Facility, the rental payments include amounts based on the interest accrued on the 8 7/8% senior secured notes and an amount based on LIBOR or a variable base rate equal to the sum of the interest accrued on the lessor's term loan, the yield on the equity investment in the lessor and other fees. The equipment leased by the Company under the SSN Operating Lease Facility had an initial appraised value of $427 million. The Company has residual value guarantees on the equipment under the SSN Operating Lease Facility of approximately 82% of the funded amount that are due upon termination of the lease in the event the purchase option or renewal options are not selected by the lessee.

     Under the ABS Operating Lease Facility, the rental payments are based on a variable rate plus the yield on the equity investment in the facility. The ABS Operating Lease Facility is collateralized by a first priority security interest in all of the assets under the facility. At the end of each lease term under the ABS Operating Lease Facility, the Company has residual value guarantees on the equipment under the facility of approximately 85% of the funded amount.

     The Company annually assesses whether it is probable that the value of the property at the end of the lease terms will be less than the residual value guarantee for each operating lease. On the date the deficiency becomes probable the expected deficiency (up to the maximum for which the Company is responsible) would be accrued by the Company using the straight-line method over the remaining term of the leases.

     Based on interest rates and funding amounts as of March 31, 2001, the future minimum lease payments under the SSN Operating Lease Facility and the ABS Operating Lease Facility as of March 31, 2001 are $44.8 million for each of the next five years.

13. EXTRAORDINARY LOSSES

     During the year ended March 31, 2001, the Company incurred extraordinary losses of $10.6 million ($6.6 million net of tax) related to its debt restructuring that occurred concurrently with the Company's initial public offering of its common stock, and its debt restructuring that occurred concurrently with the Company's acquisition of WGC.

14. NON-RECURRING CHARGES

     During the year ended March 31, 2001, the Company recorded restructuring charges of $8.7 million ($5.1 million net of tax, or earnings per share of $0.34). The primary components of this charge were costs associated with the early termination of a management agreement in the amount of $6.5 million, a consulting agreement in the amount of $0.3 million, estimated severance for Universal employees terminated or identified as transitional in connection with the WGC merger in the amount of $0.8 million, fees associated with closing of Universal locations in connection with the WGC merger in the amount of $0.9 million and other related fees in connection with the Company's initial public offering and concurrent financing transactions in the amount of $0.2 million. At March 31, 2001 $1.5 million was included in accrued liabilities representing the portion of the restructuring charge not yet expended.

15. SUBSEQUENT EVENTS (UNAUDITED)

     On April 23, 2001, the Company acquired the international operations of Compressor Systems, Inc. based in Midland, Texas for approximately $30 million in cash. Concurrently with the acquisition, the Company funded approximately $35 million under the ABS Operating Lease Facility.

                          UNIVERSAL COMPRESSION, INC.

     On May 24, 2001, the Company entered into an agreement with Tidewater to settle acquisition-related claims, which included costs for remediation pursuant to an environmental assessment, in exchange for payment to Holdings of $1 million and termination of the purchase price adjustment agreement, which eliminated any payment obligation by the Holdings under that agreement described in Note 10.

     On May 25, 2001, the Company entered into a purchase agreement to acquire KCI, Inc. ("KCI"), a Tulsa, Oklahoma-based fabricator of large horsepower compressors. Under the terms of the agreement, the Company will acquire KCI for approximately $22.9 million cash and, at the Company's election, up to 727,273 shares of Holdings' common stock or an additional $18.8 million in cash, subject to adjustment. Concurrently with the acquisition, the Company will repay all of KCI's approximately $57 million of indebtedness. The transaction is subject to various conditions, including regulatory approvals. Although there can be no assurance the transaction will close, it is expected to be consummated in July 2001.

     On June 12, 2001, the Company entered into an agreement (the "Purchase Agreement"), pursuant to which Universal will acquire Louisiana Compressor Maintenance Co., Inc. ("LCM"), a Louisiana-based private company serving pipeline and other natural gas-related companies, for approximately $25.5 million in cash, which amount includes the repayment of LCM's outstanding indebtedness. The LCM transaction is subject to various customary closing conditions. There can be no assurance that it will be consummated. If all conditions are satisfied, it is expected to close in July 2001.

     On June 28, 2001, Holdings commenced an offering (the "Pending Stock Offering") to the public of 1,333,333 shares of its common stock, par value $.01 per share, under the Securities Act of 1933, as amended, 2,666,667 shares of the Holding's common stock by certain selling stockholders, including Castle Harlan, and up to 600,000 shares on a pro rata basis to cover overallotments. The Pending Stock offering is expected to be consummated on July 3, 2001.

     Consummation of the Pending Stock Offering described in the Registration Statement will give the holders of the Company's 9 7/8% senior discount notes the right to require the Company to repurchase those notes at a price equal to 101% of the accreted value, plus accrued and unpaid interest to date. The Company expects to finance any repurchases of the 9 7/8% senior discount notes through the Credit Agreement or the operating lease facilities.

     Currently, an affiliate of Weatherford beneficially owns approximately 48% of Holding's outstanding common stock. Following the Pending Stock Offering, Weatherford will beneficially own approximately 46% of the Holdings outstanding common stock. Pursuant to a voting agreement entered into concurrently with the Holding's acquisition of Weatherford Global, Weatherford agreed to limit its voting power to 33 1/3% of Holding's outstanding common stock until the earlier of two years from the closing of that acquisition or the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock. The sale of shares by Castle Harlan in the Pending Stock Offering will result in a termination of the voting agreement if the underwriters' overallotment option is exercised, giving Weatherford voting control over the full amount of the Holdings's shares that it then owns.

     In addition to its voting control, Weatherford and its affiliates are entitled to designate, which it has done, three persons to serve on our board of directors for so long as they own at least 20% of our outstanding common stock. If Weatherford's ownership falls below 20%, Weatherford may designate only two directors. If Weatherford's ownership falls below 10%, it will no longer have the right to designate directors to our board. Castle Harlan is also entitled to designate a total of three persons to our board of directors. Although it will lose this right following the Pending Stock Offering, its two current designees, John K. Castle and William M. Pruellage, are serving terms that do not expire until our 2003 annual meeting of stockholders.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  2001           2001
                                                              -------------   ----------
                                                               (UNAUDITED)
                           ASSETS
Current Assets:
  Cash......................................................   $    5,622     $   12,279
  Accounts receivable, net..................................      118,805         87,088
  Inventories, net..........................................      125,161        120,939
  Other current assets......................................       30,912         24,212
                                                               ----------     ----------
          Total current assets..............................      280,500        244,518
Property, plant and equipment
  Contract compression equipment............................      699,099        592,449
  Other.....................................................       66,812         52,810
  Accumulated depreciation..................................      (74,892)       (55,634)
                                                               ----------     ----------
          Net property, plant, and equipment................      691,019        589,625
Goodwill....................................................      364,291        294,358
Other assets, net...........................................       48,910         47,755
                                                               ----------     ----------
          Total assets......................................   $1,384,720     $1,176,256
                                                               ==========     ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities..................   $  167,431     $  143,303
  Current portion of long-term debt and capital lease
     obligations............................................       60,872          3,452
                                                               ----------     ----------
          Total current liabilities.........................      228,303        146,755
Long-term debt..............................................      208,132        204,875
Non-current deferred tax liability..........................      105,981         90,126
Deferred gain...............................................      103,846         75,146
Capital lease obligations...................................        5,181          6,086
Other liabilities...........................................          154            694
                                                               ----------     ----------
          Total liabilities.................................      651,597        523,682
Common stock................................................          306            285
Treasury stock..............................................         (134)          (134)
Paid in capital.............................................      722,703        663,882
Currency translation adjustment.............................        1,986            845
Deferred compensation.......................................       (2,772)            --
Retained earnings/(deficit).................................       11,034        (12,304)
                                                               ----------     ----------
          Total stockholders' equity........................      733,123        652,574
                                                               ----------     ----------
          Total liabilities and stockholders' equity........   $1,384,720     $1,176,256
                                                               ==========     ==========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                                         SEPTEMBER 30,        SEPTEMBER 30,
                                                       ------------------   ------------------
                                                         2001      2000       2001      2000
                                                       --------   -------   --------   -------
Revenues:
  Contract compression...............................  $ 85,190   $28,681   $161,140   $54,955
  Sales..............................................    89,118    10,131    153,529    18,401
                                                       --------   -------   --------   -------
          Total revenues.............................   174,308    38,812    314,669    73,356
Costs and expenses:
  Contract compression, exclusive of depreciation and
     amortization....................................    29,749     9,903     57,314    18,873
  Cost of sales, exclusive of depreciation and
     amortization....................................    76,430     8,480    129,705    15,028
  Depreciation and amortization......................    11,712     6,679     23,092    14,177
  Selling, general and administrative................    15,813     3,769     28,489     7,224
  Operating lease....................................    12,973     1,995     25,566     2,684
  Interest expense...................................     6,573     5,221     12,105    13,225
  Other (income) / expense...........................       189       (41)       236      (257)
  Non-recurring charges..............................        --        --         --     7,059
                                                       --------   -------   --------   -------
          Total costs and expenses...................   153,439    36,006    276,507    78,013
                                                       --------   -------   --------   -------
Income (loss) before income taxes and extraordinary
  items..............................................    20,869     2,806     38,162    (4,657)
Income taxes (benefit)...............................     8,076     1,053     14,824    (1,746)
                                                       --------   -------   --------   -------
  Income (loss) before extraordinary items...........  $ 12,793     1,753     23,338    (2,911)
                                                       ========   =======   ========   =======
  Extraordinary loss, net of $3,759 income tax
     benefit.........................................        --        --         --    (6,264)
                                                       --------   -------   --------   -------
  Net income (loss)..................................  $ 12,793   $ 1,753   $ 23,338   $(9,175)
                                                       ========   =======   ========   =======
Weighted average common and common equivalent shares
  outstanding:
  Basic..............................................    30,396    13,504     29,443    11,173
                                                       --------   -------   --------   -------
  Diluted............................................    30,606    13,881     29,713    11,173
                                                       --------   -------   --------   -------
Earnings per share -- basic:
  Income (loss) before extraordinary items...........  $   0.42   $  0.13   $   0.79   $ (0.26)
  Extraordinary loss.................................        --        --         --   $ (0.56)
                                                       --------   -------   --------   -------
  Net income (loss)..................................  $   0.42   $  0.13   $   0.79   $ (0.82)
                                                       ========   =======   ========   =======
  Earnings per share -- diluted:
  Income (loss) before extraordinary items...........  $   0.42   $  0.13   $   0.79   $ (0.26)
  Extraordinary loss.................................        --        --         --   $ (0.56)
                                                       --------   -------   --------   -------
  Net income (loss)..................................  $   0.42   $  0.13   $   0.79   $ (0.82)
                                                       --------   -------   --------   -------

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  23,338   ($  9,175)
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities, net of effect of
     acquisitions:
     Depreciation and amortization..........................     23,092      14,177
     Gain on asset sales....................................       (222)       (102)
     Amortization of debt issuance costs....................      1,346         732
     Accretion of discount notes............................      9,906       9,697
     Deferred income taxes..................................     10,239      (1,125)
     Accounts receivable....................................     (4,570)    (14,509)
     Inventories............................................     26,596      (5,995)
     Accounts payable and accrued expenses..................    (32,763)     11,361
     Other..................................................     (6,264)      3,722
                                                              ---------   ---------
          Net cash provided by operating activities.........     50,698       8,783
Cash flows from investing activities:
  Additions to property, plant and equipment, net...........    (91,405)    (30,779)
  Sale-leaseback of vehicles................................         --        (713)
  Acquisitions..............................................   (153,048)   (114,912)
  Proceeds from sale of fixed assets........................      1,976     139,647
                                                              ---------   ---------
          Net cash used in investing activities.............   (242,477)     (6,757)
Cash flows from financing activities:
  Principal repayments of long-term debt....................     (6,350)   (107,091)
  Net borrowings (repayment) under revolving line of
     credit.................................................     57,000     (75,000)
  Net repayment on sale-leaseback of vehicles...............     (1,004)        (79)
  Net borrowings (repayment ) on financing leases...........     80,000     (10,580)
  Common stock issuance.....................................     55,987     196,185
  Debt issuance costs.......................................     (1,652)     (5,320)
  Treasury stock............................................         --          (9)
                                                              ---------   ---------
          Net cash provided (used) by financing
            activities......................................    183,981      (1,894)
Effect of exchange rate.....................................      1,141          --
Net increase (decrease) in cash and cash equivalents........     (6,657)        132
Cash and cash equivalents at beginning of period............     12,279       1,403
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $   5,622   $   1,535
                                                              =========   =========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

1.  BASIS OF PRESENTATION

ORGANIZATION

     Universal Compression Holdings, Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). Upon completion of the acquisition on February 20, 1998 (the "Tidewater Acquisition"), TCS became the Company's wholly owned subsidiary and changed its name to Universal Compression, Inc. ("Universal"). Through this subsidiary, the Company's gas compression service operations date back to 1954. The Company is a holding company which conducts its operations through its wholly owned subsidiary, Universal.

     On May 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock, which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's stock were converted into common stock. Also concurrently with the initial public offering, the Company entered into a $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services, L.P. and certain related entities ("Weatherford Global"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International, Inc. was merged into Universal in exchange for 13.75 million shares of the Company's common stock. In connection with the acquisition, Weatherford agreed, subject to conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years.

     On July 3, 2001, the Company completed the public offering (the "Offering") of 1,333,333 shares of its common stock, par value $0.01 per share, together with 2,666,667 shares of the Company's common stock sold by certain selling stockholders, including Castle Harlan Partners III, L.P. and its affiliates. The shares were sold in the Offering at a price of $28.50 per share, and the Offering provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $36.1 million. The Company used the proceeds to fund the cash portion of the purchase price in its acquisition of KCI, Inc., to repay a portion of KCI's indebtedness concurrently with the acquisition, as described below, and to partially fund the purchase price in its acquisition of Louisiana Compressor Maintenance, Inc., as described below. Following the Offering, Castle Harlan owned or had voting control over approximately 6% of the Company's outstanding common stock.

     The Company completed the acquisition of Gas Compression Services, Inc. ("GCSI") on September 15, 2000, of ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc. (collectively "IEW") on February 28, 2001, of the international operations of Compressor Systems, Inc. ("CSII") on April 23, 2001, of KCI, Inc. ("KCI") on July 11, 2001, of Louisiana Compressor Maintenance, Inc. ("LCM") on July 13, 2001 and of Technical Compression Service, Inc. ("TCSI") on October 3, 2001.

     These consolidated financial statements should be read in conjunction with the consolidated financial statements presented in the Company's Annual Report on Form 10-K for the year ended March 31, 2001. That report contains a more comprehensive summary of the Company's major accounting policies. In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of the Company and its consolidated subsidiaries and the results of operations and cash flows for the respective periods. Operating results for the three-month period and six-

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2002.

EARNINGS PER SHARE (UNAUDITED)

     Basic and diluted net income (loss) per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share".

     The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):

                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                            SEPTEMBER 30,        SEPTEMBER 30,
                                                         -------------------   -----------------
                                                           2001       2000      2001      2000
                                                         --------   --------   -------   -------
BASIC EARNINGS PER SHARE
Income (loss) before extraordinary items...............  $12,793    $ 1,753    $23,338   $(2,911)
Extraordinary loss, net of income tax..................       --         --         --    (6,264)
                                                         -------    -------    -------   -------
Net income (loss)......................................  $12,793    $ 1,753    $23,338   $(9,175)
Weighted average common stock outstanding..............   30,396     13,504     29,443    11,173
Basic net income (loss) per share:
  Before extraordinary loss............................  $  0.42    $  0.13    $  0.79   $ (0.26)
                                                         -------    -------    -------   -------
  Extraordinary loss, net of income tax................       --         --         --   $ (0.56)
                                                         -------    -------    -------   -------
Basic net income (loss) per share......................  $  0.42    $  0.13    $  0.79   $ (0.82)
                                                         -------    -------    -------   -------
DILUTED EARNINGS PER SHARE
Income (loss) before extraordinary items...............  $12,793    $ 1,753    $23,338   $(2,911)
Extraordinary loss, net of income tax..................       --         --         --    (6,264)
                                                         -------    -------    -------   -------
Net income (loss)......................................  $12,793    $ 1,753    $23,338   $(9,175)
Weighted average common stock outstanding..............   30,396     13,504     29,443    11,173
Dilutive effect of stock options outstanding...........      210        377        270        --
                                                         -------    -------    -------   -------
Weighted average diluted common stock outstanding......   30,606     13,881     29,713    11,173
                                                         =======    =======    =======   =======
Diluted income (loss) per share:
  Before extraordinary loss............................  $  0.42    $  0.13    $  0.79   $ (0.26)
                                                         -------    -------    -------   -------
  Extraordinary loss, net of income tax................       --         --         --   $ (0.56)
                                                         -------    -------    -------   -------
Diluted net income (loss) per share....................  $  0.42    $  0.13    $  0.79   $ (0.82)
                                                         -------    -------    -------   -------

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

2.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We adopted SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement had no impact on our consolidated results of operations, financial position or cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, we believe that our revenue recognition policy is appropriate and that the effects of SAB 101 and its amendment were immaterial to our results of operations.

     In July 2001, the FASB issued SFAS 141, "Business Combinations," effective for all business combinations initiated after June 30, 2001 and SFAS 142, "Goodwill and Other Intangible Assets". The Company elected to adopt SFAS 142 effective April 1, 2001 as the first interim period financial statements had not previously been issued. SFAS 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Had SFAS 142 been effective April 1, 2000, we would have adopted it in the first quarter of fiscal 2000 and our net income during the three months ended September 30, 2000 would have been $2.5 million, as a result of the elimination of $.7 million of amortization expense related to goodwill. In addition, our net loss and loss before taxes and extraordinary items during the six months ended September 30, 2000 would have been $7.4 million and $3.4 million, respectively, as a result of the elimination of $1.3 million of amortization expense related to goodwill, together with a decrease in the recorded income tax benefit of $0.5 million.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principle Board Opinion No. 30, while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale (APB Opinion No. 30) that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. SFAS No. 144 is not expected to materially change the methods used by the Company to measure impairment losses on

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

long-lived assets, but may result in additional future dispositions being reported as discontinued operations than is currently permitted. The Company plans to adopt SFAS No. 144 on April 1, 2002.

3.  ACQUISITIONS

     On April 23, 2001, the Company acquired the international operations of Compressor Systems, Inc. based in Midland, Texas for approximately $30 million in cash. The acquisition resulted in the recording of $13 million of goodwill, which is not subject to amortization.

     On July 11, 2001, the Company acquired KCI, a Tulsa, Oklahoma-based fabricator of large horsepower compressors for approximately $26.3 million in cash and 694,927 shares of the Company's common stock. In addition, the Company incurred costs and assumed other liabilities related to the transaction of approximately $6 million. Concurrently with the acquisition, the Company repaid substantially all of KCI's approximately $51 million of indebtedness. In order to fund the acquisition, the Company used approximately $50 million of the availability under its revolver and $27.3 million of the funds received from the public offering of its stock in July 2001. The acquisition resulted in the recording of $40.2 million of goodwill, which is not subject to amortization.

     On July 13, 2001, the Company acquired LCM, a Houma, Louisiana based supplier of maintenance, repair, overhaul and upgrade services to the natural gas pipeline and related markets for approximately $26.3 million in cash. In order to fund the acquisition the Company used approximately $25 million of the availability under its revolving credit facility and $1.3 million of the funds received from the public offering of its stock. The acquisition resulted in the recording of $17.4 million of goodwill, which is not subject to amortization.

     The Company's acquisitions were accounted for as purchases and accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from the date of acquisition.

4.  INVENTORIES, NET

     Inventories, net consisted of the following (in thousands):

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  2001          2001
                                                              -------------   ---------
                                                               (UNAUDITED)
Raw materials...............................................    $ 75,702      $ 63,473
Finished goods..............................................      12,462        38,705
Work-in-progress............................................      36,997        18,761
                                                                --------      --------
Total.......................................................    $125,161      $120,939
                                                                ========      ========

5.  OPERATING LEASE FACILITIES

     In May 2000, the Company and Universal entered into a $200 million operating lease facility pursuant to which the Company sold and leased back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility included an amount based on LIBOR plus a variable amount depending on the Company's operating and financial results, applied to the funded amount of the lease. Under the lease facility, the Company received an aggregate of approximately $155 million in proceeds from the sale of compression equipment in May, November and December 2000 and in connection with the GCSI acquisition, in September 2000. The equipment was sold and leased back by the Company for a five-year period from May 2000 and deployed by the Company under its normal operating procedures. The

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

equipment sold had a book value of approximately $106 million and the equipment sale resulted in deferred gain of approximately $49 million that was transferred to new operating lease facilities.

     The Company had residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that were due upon termination of the lease and which could be satisfied by a cash payment or the exercise of the purchase option. The facility contained certain covenants restricting the Company's operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. The Company's obligations under this facility were collateralized by liens on its compression equipment subject to the lease and certain related rights. Under the operating lease facility, Universal was the lessee and the Company guaranteed certain of Universal's obligations thereunder. The Company has replaced this facility with new operating lease facilities with similar terms.

     In connection with the Weatherford Global acquisition, on February 9, 2001, the Company raised $427 million under a new seven-year term senior secured notes operating lease facility (the "SSN Operating Lease Facility") funded primarily through an offering of $350 million 8 7/8% senior secured notes due 2008 by an unaffiliated entity that is the lessor under the operating lease. The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"), which facility consists of a series of six leases with terms ranging from three to eight years. At the closing of the Weatherford Global acquisition, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure previous operating lease obligations and refinance certain existing indebtedness of the Company (including the previous operating lease facility described above in the first paragraph) and Weatherford Global.

     During the quarter, the Company funded $40.0 million under the ABS Operating Lease Facility. The funds were used for acquisitions, capital expenditures and for general working capital purposes. At September 30, 2001, the Company had outstanding lease balances totaling $607.5 million and the equipment sold under the two new operating lease facilities had a book value of approximately $503.7 million and the equipment sale resulted in a deferred gain of approximately $103.8 million.

     On October 23, 2001, the Company raised an additional $122 million under the SSN Operating Lease Facility, which was funded primarily through an offering of an additional $100 million of 8 7/8% senior secured notes due 2008, together with $18.3 million in additional borrowings under an existing term loan and an additional $3.7 million equity investment in an unaffiliated entity that is the lessor under the operating lease. The net proceeds from the sale of equipment under the SSN Operating Lease Facility were used to repay all of the outstanding indebtedness under its revolving credit facility, with the remaining proceeds used to repay a portion of the obligations under the ABS Operating Lease Facility and for other indebtedness and for general corporate purposes.

     Under the operating lease facilities, the Company, as lessee, makes rental payments to the lessor for the leased equipment. Under the SSN Operating Lease Facility, the rental payments include amounts based on the interest accrued on the 8 7/8% senior secured notes and an amount based on LIBOR or a variable base rate equal to the sum of the interest accrued on the lessor's term loan, the yield on the equity investment in the lessor and other fees. The equipment leased by the Company under the SSN Operating Lease Facility had an initial appraised value of $549 million. The Company has residual value guarantees on the equipment under the SSN Operating Lease Facility of approximately 82% of the funded amount that are due upon termination of the lease in the event the purchase option or renewal options are not selected by the lessee.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

     Under the ABS Operating Lease Facility, the rental payments are based on a variable rate plus the yield on the equity investment in the facility. The ABS Operating Lease Facility is collateralized by a first priority security interest in all of the assets under the facility. At the end of each lease term under the ABS Operating Lease Facility, the Company has residual value guarantees on the equipment under the facility of approximately 85% of the funded amount.

     The Company annually assesses whether it is probable that the value of the property at the end of the lease terms will be less than the residual value guarantee for each operating lease. On the date the deficiency becomes probable, the expected deficiency (up to the maximum for which the Company is responsible) would be accrued by the Company using the straight-line method over the remaining term of the leases.

6.  LONG-TERM DEBT

     Castle Harlan's reduced ownership of our common stock following our offering in July 2001 constituted a change of control under the indenture governing our 9 7/8% senior discount notes, giving the holders of the notes the right to require us to repurchase those notes through August 23, 2001. We repurchased approximately $5.8 million face value of the 9 7/8% senior discount notes using borrowings under our revolving credit facility.

7.  EXTRAORDINARY LOSSES

     During the quarter ended June 30, 2000, the Company incurred extraordinary losses of $6.3 million (net of $3.8 million income tax benefit) related to its debt restructuring that occurred concurrently with the Company's initial public offering of its common stock.

8.  NON-RECURRING CHARGES

     During the quarter ended June 30, 2000, the Company incurred non-recurring charges of $7.1 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with the Company's initial public offering and concurrent financing transactions.

9.  RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

     Castle Harlan, Inc., an affiliate of a significant stockholder of the Company, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan, Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement was for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of the Company.

     In connection with the initial public offering in the quarter ended June 30, 2000, the Company terminated its Management Agreement with Castle Harlan, Inc. In exchange for such termination, the Company paid $3 million in cash and issued 136,364 shares of its common stock to Castle Harlan.

TRANSITIONAL SERVICES AGREEMENT

     Concurrently with the closing of the Weatherford Global acquisition, Weatherford International Inc. and Weatherford Global, as the Company's subsidiary, entered into a transitional services agreement under which Weatherford International Inc. provided certain administrative and support services, such as shared corporate office space and general communication and information services, to Weatherford Global until June 9, 2001. Weatherford Global paid Weatherford International Inc. $125,000 for thirty days of these services.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

10.  INDUSTRY SEGMENTS

     Prior to the Weatherford Global merger, the Company had three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance (including Canada) and Engineered Products. Due to the Weatherford Global merger, the changing nature of the markets the Company serves and in order to align ourselves with those markets, the Company changed its internal business organization during fiscal 2001. In addition, during the second quarter of fiscal 2002 the Company changed the name of its Rental and Maintenance segment to Contract Compression. The Company is now organized into four principal businesses or operating segments: Domestic Contract Compression, International Contract Compression (including Canada), Fabrication and Parts Sales and Service. The two Contract Compression Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Fabrication Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Contract Compression (including Canada) Segment represents all of the Company's international rental and maintenance (including Canada) operations. The Parts Sales and Service Segment involves the sale of parts to and the service of compressor units owned by oilfield companies.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. Each of these business groups has one or more general managers who report directly to the Chief Executive Officer ("CEO"). The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." We have restated segment results for prior periods as a result of our fiscal 2001 realignment.

     In addition to these four operating segments, accounting, administration, facilities, finance, human resources, legal, marketing, procurement and sales groups also report to the CEO. The CEO does not evaluate the operating segments based upon fully allocated profit and loss statements, and the segments' reportable operating profit excludes allocated expenses. Operating segments do not have material sales to other segments, and accordingly, there are no inter-segment revenues to be reported. The Company also does not allocate our restructuring charges, interest and other income, interest expense or income taxes to operating segments.

     The following table presents sales and other financial information by industry segment for the three-month period ended September 30, 2001 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................    $68,871        $16,319        $56,831       $32,287           --     $174,308
Gross margin...............    $43,882        $11,559        $ 6,051       $ 6,637           --     $ 68,129
Operating income...........    $29,708        $ 6,250        $ 1,876       $ 2,770           --     $ 40,604

     The following table presents sales and other financial information by industry segment for the three-month period ended September 30, 2000 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................    $24,396        $ 4,286        $ 8,318       $ 1,926      $  (114)    $ 38,812
Gross margin...............    $15,525        $ 3,254        $ 1,363       $   401      $  (114)    $ 20,429
Operating income...........    $ 7,678        $ 1,290        $   796       $   331      $  (114)    $  9,981

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

     The following table presents sales and other financial information by industry segment for the six-month period ended September 30, 2001 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................   $130,790        $30,350        $89,065       $64,464           --     $314,669
Gross margin...............   $ 82,631        $21,195        $10,247       $13,577           --     $127,650
Operating income...........   $ 54,069        $11,938        $ 3,276       $ 6,786           --     $ 76,069

     The following table presents sales and other financial information by industry segment for the six-month period ended September 30, 2000 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................    $46,571        $ 8,385        $15,979       $ 2,421           --     $ 73,356
Gross margin...............    $29,770        $ 6,313        $ 2,885       $   487           --     $ 39,455
Operating income...........    $13,381        $ 2,598        $ 1,717       $   358           --     $ 18,054

     No one customer accounted for more than 10% of revenues for any of the periods presented.

11.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

     On May 24, 2001, the Company entered into an agreement with Tidewater to settle acquisition-related claims, which included costs for remediation pursuant to an environmental assessment, in exchange for payment to the Company of $1 million and termination of the purchase price adjustment agreement, which eliminated any payment obligation by the Company under that agreement.

12.  SUBSEQUENT EVENTS

     On October 3, 2001, the Company completed its acquisition of TCSI, located in Belle Chase, Louisiana. TCSI provides compression parts and services to the natural gas producing industry as well as to the refinery and petrochemical industries. Under the terms of the purchase agreement, the Company acquired TCSI for approximately $22.5 million in cash. In order to fund the acquisition, the Company used approximately $19 million under its ABS Operating Lease Facility and approximately $3.5 million under its revolving credit facility.

     On October 17, 2001, 28,379 shares of the Company's common stock were released to the Company from an escrow account, in connection with the GCSI acquisition. The shares relate to a claim made by the Company against the former GCSI shareholders for various items pursuant to the terms of the GCSI acquisition agreement.

     On October 23, 2001, the Company sold an additional $122 million of compression equipment to BRL Universal Equipment 2001 A, L.P. and leased the equipment back under its existing SSN Operating Lease

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2001

Facility. The Company used the net proceeds from the sale of the compression equipment to repay all of the outstanding indebtedness under its revolving credit facility with the remaining proceeds used to repay a portion of the obligations under its ABS Operating Lease Facility and/or for other indebtedness and for general corporate purposes.

                          UNIVERSAL COMPRESSION, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  2001           2001
                                                              -------------   ----------
                                                               (UNAUDITED)
                           ASSETS
Current Assets:
  Cash......................................................   $    5,622     $   12,279
  Accounts receivable, net..................................      118,805         87,088
  Inventories, net..........................................      125,161        120,939
  Other current assets......................................       30,759         24,059
                                                               ----------     ----------
          Total current assets..............................      280,347        244,365
Property, plant and equipment
  Contract compression equipment............................      699,099        592,449
  Other.....................................................       66,812         52,810
  Accumulated depreciation..................................      (74,892)       (55,634)
                                                               ----------     ----------
          Net property, plant, and equipment................      691,019        589,625
Goodwill....................................................      364,060        294,127
Other assets, net...........................................       44,572         43,417
                                                               ----------     ----------
          Total assets......................................   $1,379,998     $1,171,534
                                                               ==========     ==========
            LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities..................   $  167,205     $  143,531
  Current portion of long term debt and capital lease
     obligation.............................................       60,872          3,452
          Total current liabilities.........................      228,077        146,983
Long-term debt..............................................      208,132        204,875
Non-current deferred tax liability..........................      105,981         90,126
Deferred gain...............................................      103,846         75,146
Capital lease obligations...................................        5,181          6,086
Other liabilities...........................................          154            694
                                                               ----------     ----------
          Total liabilities.................................      651,371        523,910
Common stock................................................           49             49
Paid in capital.............................................      708,129        651,607
Currency translation adjustment.............................        1,986            845
Retained earnings/(deficit).................................       18,463         (4,877)
                                                               ----------     ----------
          Total stockholder's equity........................      728,627        647,624
                                                               ----------     ----------
          Total liabilities and stockholder's equity........   $1,379,998     $1,171,534
                                                               ==========     ==========

     See accompanying notes to unaudited consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                                         SEPTEMBER 30,        SEPTEMBER 30,
                                                       ------------------   ------------------
                                                         2001      2000       2001      2000
                                                       --------   -------   --------   -------
Revenues:
  Contract compression...............................  $ 85,190   $28,681   $161,140   $54,955
  Sales..............................................    89,118    10,131    153,529    18,401
                                                       --------   -------   --------   -------
          Total revenues.............................   174,308    38,812    314,669    73,356
Costs and expenses:
  Contract compression, exclusive of depreciation and
     amortization....................................    29,749     9,903     57,314    18,873
  Cost of sales, exclusive of depreciation and
     amortization....................................    76,430     8,480    129,705    15,028
  Depreciation and amortization......................    11,712     6,677     23,092    14,173
  Selling, general and administrative................    15,813     3,769     28,489     7,224
  Operating lease....................................    12,973     1,995     25,566     2,684
  Interest expense...................................     6,573     5,221     12,105    12,627
  Non-recurring charges..............................        --        --         --     7,059
                                                       --------   -------   --------   -------
  Other (income)/expense.............................       189       (41)       236      (257)
                                                       --------   -------   --------   -------
          Total costs and expenses...................  $153,439   $36,004   $276,507   $77,411
                                                       ========   =======   ========   =======
Income (loss) before income taxes and extraordinary
  items..............................................    20,869     2,808     38,162    (4,055)
Income taxes (benefit)...............................     8,076     1,054     14,824    (1,520)
                                                       --------   -------   --------   -------
  Income (loss) before extraordinary items...........  $ 12,793     1,754     23,338    (2,535)
                                                       ========   =======   ========   =======
  Extraordinary loss, net of $2,037 income tax
     benefit.........................................        --        --         --    (3,393)
                                                       --------   -------   --------   -------
  Net income (loss)..................................  $ 12,793   $ 1,754   $ 23,338   $(5,928)
                                                       ========   =======   ========   =======

     See accompanying notes to unaudited consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  23,338   $  (5,928)
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities, net of effect of
     acquisitions:
     Depreciation and amortization..........................     23,092      14,173
     Gain on asset sales....................................       (222)       (102)
     Amortization of debt issuance costs....................      1,346         717
     Increase in payable to parent..........................         --     153,818
     Accretion of discount notes............................      9,906       9,114
     Deferred income taxes..................................     10,239         597
     Accounts receivable....................................     (4,570)    (14,509)
     Inventories............................................     26,595      (5,995)
     Accounts payable and accrued expenses..................    (32,387)     11,361
     Other..................................................     (6,948)      3,292
                                                              ---------   ---------
          Net cash provided by operating activities.........     50,389     166,538
Cash flows from investing activities:
  Additions to property, plant and equipment, net...........    (91,405)    (30,779)
  Sale-leaseback of vehicles................................         --        (713)
  Acquisitions..............................................   (153,048)   (114,912)
  Proceeds from sale of fixed assets........................      1,976     139,647
                                                              ---------   ---------
          Net cash used in investing activities.............   (242,477)     (6,757)
Cash flows from financing activities:
  Principal repayments of long-term debt....................     (6,576)    (74,855)
  Net borrowings (repayment) under revolving line of
     credit.................................................     57,000     (75,000)
  Net repayment on sale-leaseback of vehicles...............     (1,004)        (79)
  Net borrowings (repayment) on financing lease.............     80,000     (10,580)
  Acquisition...............................................         --       6,185
  Investment in subsidiary by parent........................     56,522          --
  Debt issuance costs.......................................     (1,652)     (5,320)
                                                              ---------   ---------
          Net cash provided (used) by financing
            activities......................................    184,290    (159,649)
Effect of exchange rate.....................................      1,141          --
Net increase (decrease) in cash and cash equivalents........     (6,657)        132
Cash and cash equivalents at beginning of period............     12,279       1,403
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $   5,622   $   1,535
                                                              =========   =========

     See accompanying notes to unaudited consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

1.  BASIS OF PRESENTATION

ORGANIZATION

     Universal Compression, Inc. was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). Upon completion of the acquisition on February 20, 1998 (the "Tidewater Acquisition"), Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc. (the "Company"). The Company is a wholly owned subsidiary of Universal Compression Holdings, Inc. ("Holdings").

     On May 30, 2000, Holdings completed an initial public offering of 7,275,000 shares of its common stock, which provided Holdings with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, Holdings implemented a recapitalization pursuant to which all existing classes of Holdings' stock were converted into common stock. Also concurrently with the initial public offering, the Company entered into a $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services, L.P. and certain related entities ("Weatherford Global"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International, Inc. was merged into Universal in exchange for 13.75 million shares of the Company's common stock. In connection with the acquisition, Weatherford agreed, subject to conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years.

     On July 3, 2001, Holdings completed the public offering (the "Offering") of 1,333,333 shares of its common stock, par value $0.01 per share, together with 2,666,667 shares of Holdings' common stock sold by certain selling stockholders, including Castle Harlan Partners III, L.P. and its affiliates. The shares were sold in the Offering at a price of $28.50 per share, and the Offering provided Holdings with net proceeds (after deducting underwriting discounts and commissions) of approximately $36.1 million.

     The Company completed its acquisition of Gas Compression Services, Inc. ("GCSI") on September 15, 2000, of ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc. (collectively "IEW") on February 28, 2001, of the international operations of Compressor Systems, Inc. ("CSII") on April 23, 2001, of KCI, Inc. ("KCI") on July 11, 2001, of Louisiana Compressor Maintenance, Inc. ("LCM") on July 13, 2001 and of Technical Compression Service, Inc. ("TCSI") on October 3, 2001.

     These consolidated financial statements should be read in conjunction with the consolidated financial statements presented in the Company's Annual Report on Form 10-K for the year ended March 31, 2001. That report contains a more comprehensive summary of the Company's major accounting policies. In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of the Company and its consolidated subsidiaries and the results of operations and cash flows for the respective periods. Operating results for the three-month period and six-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2002.

                          UNIVERSAL COMPRESSION, INC.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

2.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company adopted SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement had no impact on our consolidated results of operations, financial position or cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, the Company believes that our revenue recognition policy is appropriate and that the effects of SAB 101 and its amendment were immaterial to our results of operations.

     In July 2001, the FASB issued SFAS 141, "Business Combinations," effective for all business combinations initiated after June 30, 2001 and SFAS 142, "Goodwill and Other Intangible Assets". We elected to adopt SFAS 142 effective April 1, 2001 as the first interim period financial statements had not previously been issued. SFAS 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Had SFAS 142 been effective April 1, 2000, we would have adopted it in the first quarter of fiscal 2000 and our net income during the three months ended September 30, 2000 would have been $2.5 million, as a result of the elimination of $.7 million of amortization expense related to goodwill. In addition, our net loss and loss before taxes and extraordinary items during the six months ended September 30, 2000 would have been $7.4 million and $3.4 million, respectively, as a result of the elimination of $1.3 million of amortization expense related to goodwill, together with a decrease in the recorded income tax benefit of $0.5 million.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what

                          UNIVERSAL COMPRESSION, INC.

constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principle Board Opinion No. 30, while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale (APB Opinion No. 30) that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. SFAS No. 144 is not expected to materially change the methods used by the Company to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations than is currently permitted. The Company plans to adopt SFAS No. 144 on April 1, 2002.

3.  ACQUISITIONS

     On April 23, 2001, the Company acquired the international operations of Compressor Systems, Inc. based in Midland, Texas for approximately $30 million in cash. The acquisition resulted in the recording of $13 million of goodwill, which is not subject to amortization.

     On July 11, 2001, the Company acquired KCI, a Tulsa, Oklahoma-based fabricator of large horsepower compressors for approximately $26.3 million in cash and 694,927 shares of the Company's common stock. In addition, the Company incurred costs and assumed other liabilities related to the transaction of approximately $6 million. Concurrently with the acquisition, the Company repaid substantially all of KCI's approximately $51 million of indebtedness. In order to fund the acquisition, the Company used approximately $50 million of the availability under its revolver and $27.3 million of the funds received from the public offering of its stock in July 2001. The acquisition resulted in the recording of $40.2 million of goodwill, which is not subject to amortization.

     On July 13, 2001, the Company acquired LCM, a Houma, Louisiana based supplier of maintenance, repair, overhaul and upgrade services to the natural gas pipeline and related markets for approximately $26.3 million in cash. In order to fund the acquisition the Company used approximately $25 million of the availability under its revolving credit facility and $1.3 million of the funds received from the public offering of its stock. The acquisition resulted in the recording of $17.4 million of goodwill, which is not subject to amortization.

     The Company's acquisitions were accounted for as purchases and accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from the date of acquisition.

4.  INVENTORIES, NET

     Inventories, net consisted of the following (in thousands):

                                                              SEPTEMBER 30,   MARCH 31,
                                                                   200          2001
                                                              -------------   ---------
                                                               (UNAUDITED)
Raw materials...............................................    $ 75,702      $ 63,473
Finished goods..............................................      12,462        38,705
Work-in-progress............................................      36,997        18,761
                                                                --------      --------
Total.......................................................    $125,161      $120,939
                                                                ========      ========

                          UNIVERSAL COMPRESSION, INC.

5.  OPERATING LEASE FACILITIES

     In May 2000, the Company and Holdings entered into a $200 million operating lease facility pursuant to which the Company sold and leased back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility included an amount based on LIBOR plus a variable amount depending on the Company's operating and financial results, applied to the funded amount of the lease. Under the lease facility, the Company received an aggregate of approximately $155 million in proceeds from the sale of compression equipment in May, November and December 2000 and in connection with the GCSI acquisition, in September 2000. The equipment was sold and leased back by the Company for a five-year period from May 2000 and deployed by the Company under its normal operating procedures. The equipment sold had a book value of approximately $106 million and the equipment sale resulted in deferred gain of approximately $49 million that was transferred to new operating lease facilities.

     The Company had residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that were due upon termination of the lease and which could be satisfied by a cash payment or the exercise of the purchase option. The facility contained certain covenants restricting the Company's operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. The Company's obligations under this facility were collateralized by liens on its compression equipment subject to the lease and certain related rights. Under the operating lease facility, Universal was the lessee and the Company guaranteed certain of Universal's obligations thereunder. The Company has replaced this facility with new operating lease facilities with similar terms.

     In connection with the Weatherford Global acquisition, on February 9, 2001, the Company raised $427 million under a new seven-year term senior secured notes operating lease facility (the "SSN Operating Lease Facility") funded primarily through an offering of $350 million 8 7/8% senior secured notes due 2008 by an unaffiliated entity. The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"), which facility consists of a series of six leases with terms ranging from three to eight years. At the closing of the Weatherford Global acquisition, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain previous indebtedness of the Company (including the previous operating lease facility described above in the first paragraph) and Weatherford Global.

     During the quarter, the Company funded $40 million under the ABS Operating Lease Facility. The funds were used for acquisitions, capital expenditures and for general working capital purposes. At September 30, 2001, the Company had outstanding lease balances totaling $607.5 million and the equipment sold under the two new operating lease facilities had a book value of approximately $503.7 million and the equipment sale resulted in a deferred gain of approximately $103.8 million.

     On October 23, 2001, the Company raised an additional $122 million under the SSN Operating Lease Facility, which was funded primarily through an offering of an additional $100 million of 8 7/8% senior secured notes due 2008, together with $18.3 million in additional borrowings under an existing term loan and an additional $3.7 million equity investment in an unaffiliated entity that is the lessor under the operating lease. The net proceeds from the sale of equipment under the SSN Operating Lease Facility were used to repay all of the outstanding indebtedness under its revolving credit facility, with the remaining proceeds used to repay a portion of the obligations under the ABS Operating Lease Facility and for other indebtedness and for general corporate purposes.

     Under the operating lease facilities, the Company, as lessee, makes rental payments to the lessor for the leased equipment. Under the SSN Operating Lease Facility, the rental payments include amounts based on

                          UNIVERSAL COMPRESSION, INC.

the interest accrued on the 8 7/8% senior secured notes and an amount based on LIBOR or a variable base rate equal to the sum of the interest accrued on the lessor's term loan, the yield on the equity investment in the lessor and other fees. The equipment leased by the Company under the SSN Operating Lease Facility had an initial appraised value of $549 million. The Company has residual value guarantees on the equipment under the SSN Operating Lease Facility of approximately 82% of the funded amount that are due upon termination of the lease in the event the purchase option or renewal options are not selected by the lessee.

     Under the ABS Operating Lease Facility, the rental payments are based on a variable rate plus the yield on the equity investment in the facility. The ABS Operating Lease Facility is collateralized by a first priority security interest in all of the assets under the facility. At the end of each lease term under the ABS Operating Lease Facility, the Company has residual value guarantees on the equipment under the facility of approximately 85% of the funded amount.

     The Company annually assesses whether it is probable that the value of the property at the end of the lease terms will be less than the residual value guarantee for each operating lease. On the date the deficiency becomes probable, the expected deficiency (up to the maximum for which the Company is responsible) would be accrued by the Company using the straight-line method over the remaining term of the leases.

6.  LONG-TERM DEBT

     Castle Harlan's reduced ownership of our common stock following our offering in July 2001 constituted a change of control under the indenture governing our 9 7/8% senior discount notes, giving the holders of the notes the right to require us to repurchase those notes through August 23, 2001. We repurchased approximately $5.8 million face value of the 9 7/8% senior discount notes using borrowings under our revolving credit facility.

7.  EXTRAORDINARY LOSSES

     During the quarter ended June 30, 2000, the Company incurred extraordinary losses of $3.4 million (net of $2.0 million income tax benefit) related to its debt restructuring that occurred concurrently with Holdings' initial public offering of its common stock.

8.  NON-RECURRING CHARGES

     During the quarter ended June 30, 2000, the Company incurred non-recurring charges of $7.1 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with Holdings' initial public offering and concurrent financing transactions.

9.  RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

     Castle Harlan, Inc., an affiliate of a significant stockholder of Holdings, entered into an agreement whereby, in exchange for certain management services rendered, Holdings agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement was for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of Holdings.

     In connection with the initial public offering in the quarter ended June 30, 2000, Holdings terminated its Management Agreement with Castle Harlan, Inc. In exchange for such termination, Holdings paid $3 million in cash and issued 136,364 shares of its common stock to Castle Harlan.

                          UNIVERSAL COMPRESSION, INC.

TRANSITIONAL SERVICES AGREEMENT

     Concurrently with the closing of the Weatherford Global acquisition, Weatherford International, Inc. and Weatherford Global, as the Company's subsidiary, entered into a transitional services agreement under which Weatherford International, Inc. provided certain administrative and support services, such as shared corporate office space and general communication and information services, to Weatherford Global until June 9, 2001. Weatherford Global paid Weatherford International, Inc $125,000 for thirty days of these services.

10.  INDUSTRY SEGMENTS

     Prior to the Weatherford Global merger, the Company had three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance (including Canada) and Engineered Products. Due to the Weatherford Global merger, the changing nature of the markets the Company serves and in order to align ourselves with those markets, the Company changed its internal business organization during fiscal 2001. In addition, during the second quarter of fiscal 2002 the Company changed the name of its Rental and Maintenance segments to Contract Compression. The Company is now organized into four principal businesses or operating segments: Domestic Contract Compression, International Contract Compression (including Canada), Fabrication and Parts Sales and Service. The two Contract Compression Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Fabrication Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Contract Compression (including Canada) Segment represents all of the Company's international rental and maintenance (including Canada) operations. The Parts Sales and Service Segment involves the sale of parts to and the service of compressor units owned by oilfield companies.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. Each of these business groups has one or more general managers who report directly to the Chief Executive Officer ("CEO"). The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has restated segment results for prior periods as a result of our fiscal 2001 realignment.

     In addition to these four operating segments, accounting, administration, facilities, finance, human resources, legal, marketing, procurement and sales groups also report to the CEO. The CEO does not evaluate the operating segments based upon fully allocated profit and loss statements, and the segments' reportable operating profit excludes allocated expenses. Operating segments do not have material sales to other segments, and accordingly, there are no inter-segment revenues to be reported. The Company also does not allocate our restructuring charges, interest and other income, interest expense or income taxes to operating segments.

     The following table presents sales and other financial information by industry segment for the three-month period ended September 30, 2001 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................    $68,871        $16,319        $56,831       $32,287           --     $174,308
Gross margin...............    $43,882        $11,559        $ 6,051       $ 6,637           --     $ 68,129
Operating income...........    $29,708        $ 6,250        $ 1,876       $ 2,770           --     $ 40,604

                          UNIVERSAL COMPRESSION, INC.

     The following table presents sales and other financial information by industry segment for the three-month period ended September 30, 2000 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................    $24,396        $ 4,286        $ 8,318       $ 1,926      $  (114)    $ 38,812
Gross margin...............    $15,525        $ 3,254        $ 1,363       $   401      $  (114)    $ 20,429
Operating income...........    $ 7,678        $ 1,290        $   796       $   331      $  (114)    $  9,981

     The following table presents sales and other financial information by industry segment for the six-month period ended September 30, 2001 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................   $130,790        $30,350        $89,065       $64,464           --     $314,669
Gross margin...............   $ 82,631        $21,195        $10,247       $13,577           --     $127,650
Operating income...........   $ 54,069        $11,938        $ 3,276       $ 6,786           --     $ 76,069

     The following table presents sales and other financial information by industry segment for the six-month period ended September 30, 2000 (in thousands):

                              DOMESTIC     INTERNATIONAL                    PARTS
                              CONTRACT       CONTRACT                       SALES      CORPORATE
                             COMPRESSION    COMPRESSION    FABRICATION   AND SERVICE   AND OTHER     TOTAL
                             -----------   -------------   -----------   -----------   ----------   --------
Revenues...................    $46,571        $ 8,385        $15,979       $ 2,421           --     $ 73,356
Gross margin...............    $29,770        $ 6,313        $ 2,885       $   487           --     $ 39,455
Operating income...........    $13,381        $ 2,598        $ 1,717       $   358           --     $ 18,054

     No one customer accounted for more than 10% of revenues for any of the periods presented.

11.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

     On May 24, 2001, the Company entered into an agreement with Tidewater to settle acquisition-related claims, which included costs for remediation pursuant to an environmental assessment, in exchange for payment to the Company of $1 million and termination of the purchase price adjustment agreement, which eliminated any payment obligation by the Company under that agreement.

12.  SUBSEQUENT EVENTS

     On October 3, 2001, the Company completed its acquisition of TCSI, located in Belle Chase, Louisiana. TCSI provides compression parts and services to the natural gas producing industry as well as to the refinery and petrochemical industries. Under the terms of the purchase agreement, the Company acquired TCSI for approximately $22.5 million in cash. In order to fund the acquisition, the Company used approximately

                          UNIVERSAL COMPRESSION, INC.

$19 million under its ABS Operating Lease Facility and approximately $3.5 million under its revolving credit facility.

     On October 17, 2001, 28,379 shares of the Company's common stock were released to the Company from an escrow account, in connection with the GCSI acquisition. The shares relate to a claim made by the Company against the former GCSI shareholders for various items pursuant to the terms of the GSCI acquisition agreement.

     On October 23, 2001, the Company sold an additional $122 million of compression equipment to BRL Universal Equipment 2001 A, L.P. and leased the equipment back under its existing SSN Operating Lease Facility. The Company used the net proceeds from the sale of the compression equipment to repay all of the outstanding indebtedness under its revolving credit facility with the remaining proceeds used to repay a portion of the obligations under its ABS Operating Lease Facility and/or for other indebtedness and for general corporate purposes.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners of BRL Universal Equipment 2001 A, L.P.:

     We have audited the accompanying consolidated balance sheet of BRL Universal Equipment 2001 A, L.P. and subsidiary (the "Company") as of September 30, 2001, and the related consolidated statements of operations and cash flows for the three months ended September 30, 2001, and for the period from January 18, 2001 (inception) through September 30, 2001, and of partners' deficit for the period from January 18, 2001 (inception) through September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiary as of September 30, 2001, and the results of their operations and their cash flows, for the three months ended September 30, 2001, and for the period from January 18, 2001 (inception) through September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche
Dallas, TX
October 18, 2001

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                               SEPTEMBER 30,
                                                                   2001
                                                               -------------
                                   ASSETS
RENTAL EQUIPMENT
  Equipment.................................................   $427,000,000
  Less accumulated depreciation.............................    (15,182,220)
                                                               ------------
          Net rental equipment..............................    411,817,780
CASH AND CASH EQUIVALENTS...................................         19,835
RECEIVABLES.................................................      4,171,317
                                                               ------------
TOTAL.......................................................   $416,008,932
                                                               ============
                      LIABILITIES AND PARTNERS' EQUITY
INTEREST PAYABLE............................................   $  4,124,899
PAYABLE TO AFFILIATES.......................................          4,625
PAYABLE TO LIMITED PARTNERS.................................         41,335
NOTES PAYABLE...............................................    413,918,750
                                                               ------------
          Total liabilities.................................    418,089,609
PARTNERS' DEFICIT...........................................     (2,080,677)
                                                               ------------
TOTAL.......................................................   $416,008,932
                                                               ============

          See accompanying notes to consolidated financial statements.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   FOR THE PERIOD
                                                                                   FROM JANUARY 18
                                                                                     (INCEPTION)
                                                              THREE MONTHS ENDED       THROUGH
                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                                     2001               2001
                                                              ------------------   ---------------
Rental revenue..............................................     $ 9,223,378        $ 24,107,472
Interest expense on rental equipment........................       8,893,543          23,197,471
                                                                 -----------        ------------
  Excess of rental income over interest expense on rental
     equipment..............................................         329,835             910,001
Operating expenses..........................................         (32,381)            (92,891)
Interest income.............................................              34                 234
                                                                 -----------        ------------
Income before depreciation..................................         297,488             817,344
Depreciation................................................       5,693,333          15,182,222
                                                                 -----------        ------------
Net loss....................................................     $(5,395,845)       $(14,364,878)
                                                                 ===========        ============

          See accompanying notes to consolidated financial statements.

              BRL UNIVERSAL EQUIPMENT 2001 A, L.P. AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)
                FOR THE PERIOD FROM JANUARY 18, 2001 (INCEPTION)
                           THROUGH SEPTEMBER 30, 2001

                                                                    BRL UNIVERSAL
                                                       LIMITED        EQUIPMENT
                                                      PARTNERS     MANAGEMENT, INC.      TOTAL
                                                     -----------   ----------------   -----------
ISSUANCE OF MEMBERSHIP UNITS.......................  $13,082,250     $     20,000     $13,102,250
                                                     ===========     ============     ===========
  Distribution.....................................       (1,000)              --          (1,000)
  Preferred return.................................     (817,049)              --        (817,049)
  Net Loss.........................................           --      (14,364,878)    (14,364,878)
                                                     -----------     ------------     -----------
  BALANCE SEPTEMBER 30, 2001.......................  $12,264,201     $(14,344,878)    $ 2,080,677
                                                     ===========     ============     ===========

          See accompanying notes to consolidated financial statements.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE PERIOD
                                                                                    FROM JANUARY 18
                                                                THREE MONTHS          (INCEPTION)
                                                                   ENDED                THROUGH
                                                               SEPTEMBER 30,         SEPTEMBER 30,
                                                                    2001                 2001
                                                             ------------------   -------------------
OPERATING ACTIVITIES:
  Net loss.................................................     $(5,395,845)         $(14,364,878)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation..........................................       5,693,333            15,182,222
     Changes in operating assets and liabilities:
       Receivables.........................................       8,351,506            (4,171,317)
       Interest payable....................................      (8,333,493)            4,124,899
       Payable to affiliates...............................          (1,068)                4,625
                                                                -----------          ------------
          Net cash provided by operating activities........         314,433               775,551
                                                                -----------          ------------
INVESTING ACTIVITIES:
  Purchases of rental equipment............................              --          (427,000,000)
FINANCING ACTIVITIES:
  Contributions from partners..............................              --            13,102,250
  Distribution to partners.................................        (309,838)             (776,716)
  Proceeds from notes payable..............................              --           413,918,750
                                                                -----------          ------------
          Net cash (used) provided by financing
            activities.....................................        (309,838)          426,244,284
                                                                -----------          ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................           4,595                19,835
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............          15,240                     0
                                                                -----------          ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................     $    19,835          $     19,835
                                                                ===========          ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION -
  Cash paid for interest...................................     $17,227,036          $ 19,072,591
                                                                ===========          ============
  Payable to limited partners..............................     $    41,335          $     41,335
                                                                ===========          ============

          See accompanying notes to consolidated financial statements.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- BRL Universal Equipment 2001 A, L.P. ("BRL") and its wholly owned subsidiary, BRL Universal Equipment Corp. ("BRL Corp." and, collectively with BRL the "Company") were organized in Delaware in January 2001 for the purpose of BRL pursuing the purchase of $427 million of domestic based gas compression equipment in connection with an operating lease transaction. The purchase was financed by the issuance of $350 million of the Company's 8 7/8% Senior Secured Notes due 2008, coupled with bank borrowings and additional BRL equity funding. The equipment purchase, note issuance, additional financing and equity funding occurred on February 9, 2001. BRL leases its gas compression equipment to Universal Compression, Inc. ("Universal") for a seven-year term under an operating lease. In addition to rental payments, Universal is obligated to pay BRL supplemental rent, costs, taxes, indemnities, and other amounts owing under the operating lease.

     The general partner of BRL is BRL Universal Equipment Management, Inc., a Delaware corporation. Deutsche Bank A.G., New York Branch and First Union National Bank are the limited partners. The initial limited partner investor withdrew from BRL and was repaid his capital contribution in February 2001. Net income or loss is allocated to the partners in accordance with the terms of the partnership agreement, as amended.

     Separate financial information of BRL Corp. is not required as (a) BRL Corp. is a 100% owned finance subsidiary of BRL and constitutes BRL's only subsidiary and (b) BRL is a joint and several co-issuer of the 8 7/8% Senior Secured Notes due 2008 co-issued by BRL Corp.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of BRL and its wholly owned subsidiary. All material intercompany transactions and account balances have been eliminated in consolidation. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim period have been recorded.

     RENTAL EQUIPMENT -- Equipment is carried at cost. Depreciation is calculated using the straight-line method, assuming a 20% salvage value and estimated useful lives of 15 years. Company management analyzes its equipment for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will annually assess whether it is probable that the value of the property at the end of the lease term will be less than the residual value guarantee. On the date the deficiency becomes probable, BRL will assess the probability of collection from the lessee of the residual value guarantee and would recognize a loss in the year in which it is determined that collection of the residual value guarantee is not probable.

     ENVIRONMENTAL LIABILITIES -- The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The Company's management is not aware of any environmental remediation obligations that would affect the operations, financial position or cash flows of the Company and therefore has made no loss accruals.

     CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash on deposit at banks and all highly liquid investments with a maturity of three months or less when purchased.

     RECEIVABLES -- Receivables consist almost exclusively of rental receivables related to the operating lease agreement. Receivables are recorded as the related revenues are earned according to the operating lease agreement.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                               SEPTEMBER 30, 2001

     REVENUE RECOGNITION -- Rental revenues are based on the current rental rates, supplemental rent and expenses payable under the operating lease for gas compression equipment leased from BRL to Universal.

     INCOME TAXES -- No provision has been made for federal or state income taxes because the liability for such taxes from partnership activities is that of the partners rather than BRL. No provision for taxes has been made for BRL Corp. since the taxable income is insignificant.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

     CONCENTRATIONS OF RISK -- The Company's revenue is derived from its leasing activities with Universal, an unrelated third party lessee. The debt secured by the leased equipment is recourse only to the rental equipment and the related operating lease with Universal. The recorded assets, obligations and operations of the Company could be substantially adversely affected if the Company's relationship with and/or the financial position of Universal is adversely affected.

     RECENT ACCOUNTING PRONOUNCEMENTS -- In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, the Company believes that its revenue recognition policy is appropriate and that the effects of SAB 101 and its amendment are immaterial to the Company's results of operations.

2.  NOTES PAYABLE

     The notes payable at September 30, 2001 consist of the following borrowings:

Senior Secured Notes --
  $350,000,000 fixed rate of 8.875% interest due
  semi-annually due February 15, 2008.......................   $350,000,000
Term Loan --
  $63,918,750 variable rate of LIBOR or prime plus 3.25%
  (5.887% at September 30, 2001) interest due monthly (based
  on one-month LIBOR) due February 15, 2008.................     63,918,750
                                                               ------------
                                                               $413,918,750
                                                               ============

     In addition, BRL raised approximately $13.1 million from equity investments from its limited partners during the period from January 18, 2001 (inception) through March 31, 2001.

     As limited partners of BRL, Deutsche Bank A.G., New York Branch and First Union National Bank may receive return of capital payments for their equity investment in BRL upon certain repurchases or redemptions of the senior secured notes. Affiliates of such limited partners participated as initial purchasers of the senior secured notes and as lenders under the BRL term loan. Affiliates of such limited partners engage in transactions with, and perform services for, Universal in the ordinary course of business.

     Affiliates of BRL and a limited partner are participants in an asset-backed securitization facility with a subsidiary of Universal as lessee.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                               SEPTEMBER 30, 2001

     The notes are collateralized by all of the equipment covered by the operating lease agreement. The indenture governing the notes contains covenants that, among other things, restrict the line of business and require offers to repurchase the notes upon a change of control or certain asset sales.

     In accordance with the terms of the operating lease, Universal paid all of the issuance costs associated with the senior secured notes and the term loan.

     In June 2001, the Company completed an exchange offer whereby it issued $350,000,000 aggregate principal amount of its registered 8 7/8% senior secured notes due 2008 (the "New Notes") and Universal's related lease and guarantee obligations in exchange for $350,000,000 aggregate principal amount of the Company's previously outstanding 8 7/8% senior secured notes due 2008 (the "Old Notes"). The Old Notes were issued in February 2001 in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The exchange offer commenced on May 15, 2001 and expired on June 14, 2001. The terms of the New Notes issued in the exchange offer are substantially identical to the terms of the Old Notes, except that the New Notes do not restrict transfer and were issued free of any covenants regarding exchange and registration rights.

     On October 23, 2001, the Company purchased an additional $122 million of domestic gas compression equipment from Universal and leased the equipment back to Universal under its existing operating lease facility. The Company raised the proceeds to purchase the equipment through the issuance of an additional $100 million of 8 7/8% Senior Secured Notes due February 15, 2008, together with $18.3 million in additional borrowings under the Company's term loan and an additional $3.7 million equity investment in BRL.

3.  OPERATING LEASES

     The Company's equipment is rented to Universal under an operating lease. The lease payments equal the interest accrued on the senior secured notes, interest accrued on the bank borrowings, the margin payable to the general partner of BRL, and a return on partnership equity. The future minimum rentals (including any lease termination payments) to be received by BRL under the operating lease are estimated using interest rates and property balances applicable as of September 30, 2001, as follows

Period ending December 31:
  2001 (3 months)...........................................  $  9,258,500
  2002......................................................    37,033,000
  2003......................................................    37,033,000
  2004......................................................    37,033,000
  2005......................................................    37,033,000
  Thereafter................................................   427,152,000
                                                              ------------
                                                              $584,542,500
                                                              ============

     At the end of the lease term, Universal may (a) elect to purchase all of the equipment, (b) return the equipment to BRL subject to certain conditions or
(c) subject to certain provisions, renew the operating lease. Upon the expiration of the lease term, if Universal elects option (a) in the preceding sentence, Universal is required to pay the Company an amount sufficient to pay all amounts due under the notes payable plus equity funded by the limited partners of BRL. If the Company refinances all of the notes, bank debt, and equity funding, then Universal has the option to renew the operating lease for ten renewal terms of one year each. The future minimum rental schedule above includes the future amounts Universal is required to repay under the operating lease (but does not include the additional $122 million of equipment purchased and then leased to Universal in October, 2001).

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                               SEPTEMBER 30, 2001

4.  RELATED PARTY TRANSACTIONS

     The Company paid affiliates $92,891 from inception through September 30, 2001, and $32,381 for the three months ended September 30, 2001, for services pursuant to the terms of the partnership and operating lease agreements.

5.  SUBSEQUENT EVENTS

     On October 23, 2001, the Company purchased $122 million of domestic gas compression equipment from Universal and leased the equipment back under its existing operating lease facility. The Company raised the proceeds to purchase the equipment through the issuance of an additional $100 million of 8 7/8% Senior Secured Notes due February 15, 2008, together with $18.3 million in additional borrowings under the Company's term loan and the additional $3.7 million equity investment in BRL. Affiliates of the limited partners of BRL participated as purchasers of the additional Senior Secured Notes and as lenders for the additional borrowings under the Company's term loan.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     The following unaudited pro forma combined condensed statements of operations are based on the historical consolidated financial statements and the notes thereto of Universal and Weatherford Global (or "Enterra") and have been prepared to illustrate the effect of Universal's acquisition of Weatherford Global and the related financing transactions as if those transactions had occurred on April 1, 2000 for the six months ended September 30, 2000 and the year ended March 31, 2001. The unaudited pro forma combined condensed statements of operations should be read in conjunction with the historical financial statements and accompanying disclosures contained or incorporated by reference in this prospectus.

     The unaudited pro forma combined condensed statements of operations give effect to:

     - the initial public offering of Universal's common stock and concurrent debt restructuring and operating lease facility, which occurred in May 2000, as well as its common stock split and conversion of preferred stock and non-voting common stock that occurred concurrently with the initial public offering;

     - the transfer of certain assets not included in the Weatherford Global acquisition to Weatherford entities other than Enterra and its subsidiaries prior to the acquisition; and

     - completion of the Weatherford Global acquisition, accounted for using the purchase method of accounting, and the related financing transactions.

     The unaudited pro forma condensed statements of operations for the six month period ended September 30, 2000 do not give effect to (1) our acquisition of GCSI in September 2000 or any other subsequent acquisitions other than the Weatherford Global acquisition or (2) the cost savings and synergies that we have realized as a result of the Weatherford Global acquisition. The unaudited pro forma condensed statement of operations for the year ended March 31, 2001 does not give effect to (1) our acquisitions of Technical Compression Services, Inc. in October 2001, Louisiana Compressor Maintenance, Inc. in July 2001, KCI, Inc. in July 2001, the international operations of Compressor Systems, Inc. in April 2001, IEW in February 2001 or GCSI in September 2000, other than the historical information since the date of those acquisitions, or related cost savings or (2) the remaining cost savings and synergies that we have realized as a result of the Weatherford Global acquisition.

     The accompanying unaudited pro forma combined condensed statements of operations should be read in conjunction with the historical financial statements of Universal and Weatherford Global and the notes thereto, which are contained or incorporated by reference in this prospectus. The unaudited pro forma statements of operations are provided for informational purposes only and do not purport to represent what Universal's financial position or results of operations would actually have been had the Weatherford Global acquisition and related financing transactions occurred on such date or to project Universal's results of operations or financial position for any future period.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                     SIX MONTHS ENDED SEPTEMBER 30, 2000
                             ------------------------------------------------------------------------------------
                                                     ENTERRA ACTUAL
                                           UCH         SIX MONTHS
                                        IPO/DEBT         ENDED        ADJUSTMENTS FOR     ENTERRA
                               UCH     RESTRUCTURE   SEPTEMBER 30,    OPERATIONS NOT      MERGER       PRO FORMA
                             ACTUAL    ADJUSTMENTS        2000          ACQUIRED(1)     ADJUSTMENTS   AS ADJUSTED
                             -------   -----------   --------------   ---------------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................  $73,613     $    --        $133,275          $19,303         $    --      $187,585
Rentals and cost of
  sales....................   33,901          --          83,369           17,058              --       100,212
                             -------     -------        --------          -------         -------      --------
  Gross margin.............   39,712          --          49,906            2,245              --        87,373
Selling, general and
  administrative...........    7,224          --          17,722            2,034              --        22,912
                             -------     -------        --------          -------         -------      --------
  Operating profit.........   32,488          --          32,184              211              --        64,461
Depreciation and
  amortization.............   14,177        (382)(2)      19,578              749          (2,950)(7)    29,674
Operating lease............    2,684         924(3)       10,860               --           2,200(8)     16,668
Interest expense, net......   13,225      (2,793)(4)       5,866                6          (4,546)(9)    11,746
Other, net.................    7,059      (7,059)(5)         109                 (8)           --           117
                             -------     -------        --------          -------         -------      --------
  Income (loss) before
     income taxes and
     minority interest.....   (4,657)      9,310          (4,229)            (536)          5,296         6,256
Income taxes (benefit).....   (1,746)      3,491(6)       (1,631)              --           2,357(6)      2,471
Minority interest expense,
  net of taxes.............       --          --             306               --            (306)(10)       --
                             -------     -------        --------          -------         -------      --------
  Income (loss) before
     extraordinary items...  $(2,911)    $ 5,819        $ (2,904)         $  (536)        $ 3,245      $  3,785
                             =======     =======        ========          =======         =======      ========
Weighted average common and
  common equivalent shares
  outstanding:
  Basic....................   11,173       2,166              --               --          13,750        27,089(11)
                             -------     -------        --------          -------         -------      --------
  Diluted..................   11,173       2,331              --               --          13,750        27,089(11)
                             -------     -------        --------          -------         -------      --------
Earnings per share:
  Basic....................  $ (0.26)                   $     --                                       $   0.14
                             =======                    ========                                       ========
  Diluted..................  $ (0.26)                   $     --                                       $   0.14
                             =======                    ========                                       ========

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of
                                  Operations.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED MARCH 31, 2001
                         ---------------------------------------------------------------------------------------------------------
                                                  ENTERRA ACTUAL    ENTERRA ACTUAL
                                        UCH        NINE MONTHS      FOR THE PERIOD
                                     IPO/DEBT         ENDED        FROM JANUARY 1,    ADJUSTMENTS FOR     ENTERRA
                           UCH      RESTRUCTURE    DECEMBER 31,      2001 THROUGH     OPERATIONS NOT      MERGER        PRO FORMA
                          ACTUAL    ADJUSTMENTS        2000        FEBRUARY 9, 2001     ACQUIRED(1)     ADJUSTMENTS    AS ADJUSTED
                         --------   -----------   --------------   ----------------   ---------------   -----------    -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...............  $232,761     $    --        $212,626          $31,600           $ 36,922         $    --       $440,065
Rentals and cost of
  sales................   123,059          --         135,759           21,172             32,407              --        247,583
                         --------     -------        --------          -------           --------         -------       --------
  Gross margin.........   109,702          --          76,867           10,428              4,515              --        192,482
Selling, general and
  administrative.......    21,092          --          26,503            4,052              3,395              --         48,252
                         --------     -------        --------          -------           --------         -------       --------
  Operating profit.....    88,610          --          50,364            6,376              1,120              --        144,230
Depreciation and
  amortization.........    33,491        (382)(2)      29,791            4,370              1,409          (5,900)(12)    59,961
Operating lease........    14,443         924(3)       16,756            2,501                 --           4,400(13)     39,024
Interest expense,
  net..................    23,220      (2,793)(4)       8,944              136                 13          (9,090)(14)    20,404
Other, net.............     8,699      (7,059)(5)      15,925             (265)            12,323          (5,435)(15)      (458)
                         --------     -------        --------          -------           --------         -------       --------
  Income (loss) before
    income taxes and
    minority
    interest...........     8,757       9,310         (21,052)            (366)           (12,625)         16,025         25,299
Income taxes
  (benefit)............     3,645       3,491(6)       (3,834)            (142)              (872)          5,511(6)      10,041
Minority interest
  expense, net of
  taxes................        --          --             (22)             (77)                --              99(10)         --
                         --------     -------        --------          -------           --------         -------       --------
  Income (loss) before
    extraordinary
    items..............  $  5,112     $ 5,819        $(17,196)         $  (147)          $(11,753)        $ 9,917       $ 15,258
                         ========     =======        ========          =======           ========         =======       ========
Weighted average common
  and common equivalent
  shares outstanding:
  Basic................    14,760       2,166              --               --                 --          13,750         30,676(11)
                         --------     -------        --------          -------           --------         -------       --------
  Diluted..............    15,079       2,331              --               --                 --          13,750         31,160(11)
                         --------     -------        --------          -------           --------         -------       --------
Earnings per share:
  Basic................  $   0.35                    $     --          $    --                                          $   0.50
                         ========                    ========          =======                                          ========
  Diluted..............  $   0.34                    $     --          $    --                                          $   0.49
                         ========                    ========          =======                                          ========

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of
                                  Operations.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     (1) Reflects the exclusion of Weatherford Global's Singapore-based operations (other than Australia and Thailand) which were not included in the Weatherford Global acquisition.

     (2) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to Universal's prior operating lease facility, with initial funding under that facility of $62.6 million.

     (3) Reflects the expenses associated with Universal's prior operating lease facility, including the related commitment fee.

     (4) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period and incremental borrowing during the period with the proceeds of Universal's initial public offering and Universal's prior operating lease facility. Also includes the commitment fees associated with the new revolving credit facility.

     (5) Represents the non-recurring charges related to the elimination of a management agreement and a consulting agreement and other related fees in connection with Universal's initial public offering and concurrent financing transactions in May 2000.

     (6) An estimated statutory tax rate of 39.5% is assumed for pro forma adjustments. The effective tax rate may differ.

     (7) Reflects (a) the decrease of goodwill amortization in the amount of $1.2 million due to the decrease of goodwill recorded on Enterra's historical financial statements, (b) the decrease in depreciation expense of $0.6 million due to the devaluation of Enterra's other property, plant and equipment by $7 million, and (c) the reduction of depreciation expense in the amount of $1.2 million resulting from the additional funding of $63 million on the operating lease facilities at the beginning of the period.

     (8) Reflects the increase of operating lease expense of $2.2 million due to the additional funding of the operating lease at the beginning of the period.

     (9) Reflects (a) the adjustment of interest expense related to the retirement of Weatherford Global's indebtedness at the beginning of the period of $4.4 million and (b) the net adjustment for the amortization of deferred financing costs and commitment fees associated with the new revolving credit facility of $0.1 million.

     (10) Reflects the elimination of Enterra's minority interest expense as a result of the purchase of GE Capital's interest in Weatherford Global by Enterra concurrently with the Weatherford Global acquisition.

     (11) Includes the effect of the 7,275,000 shares of common stock offered in, and the stock split and conversion that occurred concurrently with, Universal's initial public offering and the 13,750,000 shares of Universal's common stock issued to an affiliate of Weatherford in the Weatherford Global acquisition as if these transactions had occurred at April 1, 2000. Also includes the weighted average effect of the 1,400,726 shares of Universal's common stock issued as partial consideration for the GCSI acquisition that occurred on September 15, 2000. For the three months ended June 30, 2000, excludes options to purchase up to 318,000 shares of Universal's common stock by former Weatherford Global employees in connection with the Weatherford Global acquisition.

     (12) Reflects (a) the decrease of goodwill amortization in the amount of $2.2 million due to the decrease of goodwill recorded on Enterra's historical financial statements, (b) the decrease in depreciation expense of $1.2 million due to the devaluation of Enterra's other property, plant and equipment by $7 million, and (c) the reduction of depreciation expense in the amount of $2.5 million resulting from the additional funding of $63 million on the operating lease facilities at the beginning of the period.

     (13) Reflects the increase of operating lease expense of $4.4 million due to the additional funding of the operating lease at the beginning of the period.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
                           OPERATIONS -- (CONTINUED)

     (14) Reflects (a) the adjustment of interest expense related to the retirement of Weatherford Global's indebtedness at the beginning of the period of $8.9 million and (b) the net adjustment for the amortization of deferred financing costs and commitment fees associated with the new revolving credit facility of $0.2 million.

     (15) Reflects the elimination of non-recurring charges related to severance, taxes and transaction costs that arose due to our acquisition of Weatherford Global.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of
BRL Universal Equipment Management, Inc.:

     We have audited the accompanying consolidated balance sheet of BRL Universal Equipment Management, Inc. and subsidiaries (the "Company") as of January 31, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of January 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ DELOITTE & TOUCHE

Dallas, Tx
December 11, 2001

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2001

                                ASSETS
Cash........................................................   $31,000
                                                               -------
          Total.............................................   $31,000
                                                               =======

                 LIABILITIES AND SHAREHOLDER'S EQUITY


Minority Interest...........................................   $ 1,000
Common Stock, $1 Par Value; 10,000 Shares Authorized,
  Issued, and Outstanding at January 31, 2001...............    10,000
Additional Paid-In Capital..................................    20,000
                                                               -------
          Total.............................................   $31,000
                                                               =======

                    See note to consolidated balance sheet.

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES

                       NOTE TO CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2001

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     BRL Universal Equipment Management, Inc. (the "Company ") and subsidiaries was incorporated on January 18, 2001, under the laws of the State of Delaware. The Company is a wholly owned subsidiary of Brazos River Leasing L.P. (the "Parent," a Texas Limited Partnership). The Company is the general partner of BRL Universal Equipment 2001 A, L.P. (the "Partnership"), whose initial purpose was to purchase $427 million of gas compression equipment. The equipment was purchased on February 8, 2001, and financed by the issuance of $350 million of Senior Secured Notes due 2008, coupled with bank borrowings and additional equity funding. The Partnership then leased the domestic gas compression equipment to Universal Compression, Inc. ("Universal") for a seven-year term under an operating lease. The lease payments are calculated as an amount at least equal to the interest accrued on the Senior Secured Notes, interest accrued on the bank borrowings and a return on partnership equity. In addition, Universal is obligated to pay supplemental rent, costs, taxes and indemnities and other amounts owing to the Partnership under the lease. At the end of the lease term, Universal may (a) elect to purchase the equipment, (b) return the equipment to the Partnership subject to certain conditions or (c) subject to certain provisions, renew the lease. On October 23, 2001, the Partnership purchased an additional $122 million of gas compression equipment from Universal and leased the equipment back under its existing operating lease facility.

     The Company has had no operations during the period from January 18, 2001 (date of inception) through January 31, 2001.

  Principles of Consolidation

     The consolidated balance sheet includes the accounts of the Company, the Partnership, and BRL Universal Equipment Corp., a wholly owned subsidiary of the Partnership. All material intercompany transactions and account balances have been eliminated in consolidation.

                                     ******

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 2001 (UNAUDITED)

                                  ASSETS

Rental Equipment:
  Equipment.................................................   $427,000,000
  Less accumulated depreciation.............................    (15,182,222)
                                                               ------------
          Net rental equipment..............................    411,817,778
Cash and Cash Equivalents...................................         29,652
Receivables.................................................      4,171,583
                                                               ------------
          Total.............................................   $416,019,013
                                                               ============

                   LIABILITIES AND SHAREHOLDER'S DEFICIT
Interest Payable............................................   $  4,124,899
Payable to Parent...........................................          4,626
Payable to Minority Interest................................         41,333
Notes Payable...............................................    413,918,750
                                                               ------------
          Total liabilities.................................    418,089,608
Minority Interest...........................................     12,264,202
Common Stock, $1 Par Value; 10,000 Shares Authorized,
  Issued, and Outstanding at September 30, 2001.............         10,000
Additional Paid-In Capital..................................         20,000
Accumulated Deficit.........................................    (14,364,797)
                                                               ------------
          Total.............................................   $416,019,013
                                                               ============

             See notes to unaudited interim financial information.

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
PERIOD FROM JANUARY 18, 2001 (INCEPTION) THROUGH SEPTEMBER 30, 2001 (UNAUDITED)

Rental Income...............................................   $ 24,107,392
Interest Expense............................................    (23,197,490)
                                                               ------------
  Excess of rental income over interest expense.............        909,902
Operating Expenses (Note 1).................................        (92,873)
Interest Income.............................................            396
                                                               ------------
Income Before Depreciation..................................        817,425
Depreciation................................................    (15,182,222)
                                                               ------------
Net Loss....................................................   $(14,364,797)
                                                               ============

             See notes to unaudited interim financial information.

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED INTERIM FINANCIAL INFORMATION
                PERIOD FROM JANUARY 18, 2001 (INCEPTION) THROUGH
                         SEPTEMBER 30, 2001 (UNAUDITED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     BRL Universal Equipment Management, Inc. (the "Company ") was incorporated on January 18, 2001, under the laws of the State of Delaware. The Company is a wholly owned subsidiary of Brazos River Leasing L.P. (the "Parent," a Texas Limited Partnership). The Company is the general partner of BRL Universal Equipment 2001 A, L.P. (the "Partnership"), whose initial purpose was to purchase $427 million of gas compression equipment. The equipment was purchased on February 8, 2001, and financed by the issuance of $350 million of Senior Secured Notes due 2008, coupled with bank borrowings and additional equity funding. The Partnership then leased the domestic gas compression equipment to Universal Compression, Inc. ("Universal") for a seven-year term under an operating lease. The lease payments are calculated as an amount at least equal to the interest accrued on the Senior Secured Notes, interest accrued on the bank borrowings and a return on partnership equity. In addition, Universal is obligated to pay supplemental rent, costs, taxes and indemnities and other amounts owing to the Partnership under the lease. At the end of the lease term, Universal may (a) elect to purchase the equipment, (b) return the equipment to the Partnership subject to certain conditions or (c) subject to certain provisions, renew the lease. On October 23, 2001, the Partnership purchased an additional $122 million of gas compression equipment from Universal and leased the equipment back under its existing operating lease facility.

     The Company paid the Parent $92,873 from inception through September 30, 2001, for services pursuant to the terms of the partnership and operating lease agreement.

  Principles of Consolidation

     The consolidated balance sheet and consolidated statement of operations include the accounts of the Company, the Partnership, and BRL Universal Equipment Corp., a wholly owned subsidiary of the Partnership. All material intercompany transactions and accounts balances have been eliminated in consolidation.

  Rental Equipment

     Equipment is carried at cost. Depreciation is calculated using the straight-line method, assuming a 20% salvage value and estimated useful lives of 15 years. Company management analyzes its equipment for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will annually assess whether it is probable that the value of the property at the end of the lease term will be less than the residual value guarantee. On the date the deficiency becomes probable, the Company will assess the probability of collection from the lessee of the residual value guarantee and would recognize a loss in the year in which it is determined that collection of the residual value guarantee is not probable.

  Environmental Liabilities

     The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The Company's management is not aware of any environmental remediation obligations that would affect the operations, financial position or cash flows of the Company and, therefore, has made no loss accruals.

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on deposit at banks and all highly liquid investments with a maturity of three months or less when purchased.

  Receivables

     Receivables consist almost exclusively of rental receivables related to the operating lease agreement. Receivables are recorded as the related revenues are earned according to the operating lease agreement.

  Revenue Recognition

     Rental revenues are recognized as earned over the terms of the operating leases. Rental revenues are based on the current rental rates, supplemental rent and expenses payable under the operating lease for gas compression equipment leased from the Partnership to Universal.

  Income Taxes

     No provision has been made for federal or state income taxes because the liability for such taxes from partnership activities is that of the partners rather than the Partnership. No provision for taxes has been made for the Company since the taxable income is insignificant.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

  Concentrations of Risk

     The Company's revenue is derived from its leasing activities with Universal, an unrelated third-party lessee. The debt secured by these properties is recourse only to the rental equipment and the related operating lease with Universal. The recorded assets, obligations and operations of the Company could be substantially affected if the Company's relationship with and/or the financial position of Universal is adversely affected.

2. NOTES PAYABLE

     The notes payable at September 30, 2001, consist of the following borrowings:

Senior secured notes:
  $350,000,000 fixed rate of 8.875% interest due
     semiannually due February 15, 2008.....................   $350,000,000
Term loan:
  $63,918,750 variable rate LIBOR or prime plus 3.25% (6.75%
     at September 30, 2001) interest due monthly (based on
     one-month LIBOR) due February 15, 2008.................     63,918,750
                                                               ------------
                                                               $413,918,750
                                                               ============

     As limited partners of the Partnership, Deutsche Banc A.G., New York Branch and First Union National Bank, may receive return of capital payments for their equity investment in BRL upon certain repurchases or redemptions of the senior secured notes. Affiliates of such limited partners participated as initial purchasers of

           BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC. AND SUBSIDIARIES the senior secured notes and as lenders under the Partnership term loan. Affiliates of such limited partners engage in transactions with, and perform services for, Universal in the ordinary course of business.

     In June 2001, the Company completed an exchange offer whereby we issued $350,000,000 aggregate principal amount of our registered 8.875% senior secured notes due 2008 (the "New Notes") and Universal's related lease and guarantee obligations in exchange for $350,000,000 aggregate principal amount of our previously outstanding 8.875% senior secured notes due 2008 (the "Old Notes"). The Old Notes were issued in February 2001 in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The exchange offer commenced on May 15, 2001, and expired on June 14, 2001. The terms of the New Notes issued in the exchange offer are substantially identical to the terms of the Old Notes, except that the New Notes do not restrict transfer and were issued free of any covenants regarding exchange and registration rights.

3. OPERATING LEASES

     The Company's equipment is rented to Universal under an operating lease. The lease payments equal the interest accrued on the senior secured notes, interest accrued on the bank borrowings, the margin payable to the Company and a return on Partnership equity. The future minimum rentals (including any lease termination payments) to be received by the Company under the operating lease are estimated using interest rates and property balances applicable as of September 30, 2001, as follows:

Period ending December 31:
  2001 (3 months)...........................................   $  9,162,000
2002........................................................     36,648,000
2003........................................................     36,648,000
2004........................................................     36,648,000
2005........................................................     36,648,000
Thereafter..................................................    426,350,000
                                                               ------------
                                                               $582,104,000
                                                               ============

     At termination of the lease, Universal may (a) elect to purchase all of the equipment, (b) return the equipment to the Company subject to certain conditions or, (c) subject to certain provisions, renew the operating lease. Upon the expiration of the lease term, if Universal elects option (a) in the preceding sentence, Universal is required to pay the Company an amount sufficient to pay all amounts due under the notes payable (see Note 2) plus equity funded by the limited partners of the Partnership. If the Company refinances all of the notes, bank debt and equity funding, then Universal has the option to renew the operating lease for ten renewal terms of one year each. The future minimum rental schedule above includes future amounts Universal is required to repay under the operating lease.

                                  * * * * * *

================================================================================
UNTIL FEBRUARY 19, 2002, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS.
    THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES.
    THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT -- NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
About This Prospectus...........................       i
Where You Can Find More Information.............       i
Market Data.....................................      ii
Summary.........................................       1
Summary Historical and Unaudited Pro Forma
  Consolidated Financial and Operating
  Information of BRL............................      13
Risk Factors....................................      15
Disclosure Regarding Forward-Looking
  Statements....................................      27
Use of Proceeds.................................      28
Capitalization of UCH...........................      29
Capitalization of BRL...........................      30
Selected Historical and Pro Forma Financial Data
  of UCH........................................      31
Selected Historical and Pro Forma Consolidated
  Financial and Operating Data of BRL...........      34
The Exchange Offer..............................      35
Description of Other Financings.................      45
Description of the Notes........................      51
Description of the Lease Obligations and the
  Lease Guarantee...............................      85
The Equipment...................................      91
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  of UCH........................................      92
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  of BRL........................................     104
Industry........................................     107
Business of UCH.................................     110
Business of BRL and BRL Corp....................     123
Management of Universal.........................     124
Management of BRL...............................     131
Security Ownership of UCH.......................     132
Security Ownership of BRL.......................     134
Certain Relationships and Related Party
  Transactions..................................     134
Registration Rights.............................     136
Book-Entry; Delivery and Form...................     139
Plan of Distribution............................     140
Certain U.S. Federal Tax Consequences...........     141
Legal Matters...................................     148
Experts.........................................     148
Index to Financial Statements...................     F-1

================================================================================

================================================================================
                               OFFER TO EXCHANGE

                             8 7/8% SENIOR SECURED
                                 NOTES DUE 2008
                                       OF
                                 BRL UNIVERSAL
                             EQUIPMENT 2001 A, L.P.
                                      AND
                                 BRL UNIVERSAL
                                EQUIPMENT CORP.

                           THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                          8 7/8% SENIOR SECURED NOTES
                                    DUE 2008
                         PAYABLE FROM LEASE OBLIGATIONS
                                       OF
                          UNIVERSAL COMPRESSION, INC.,
                          WHICH LEASE OBLIGATIONS ARE
                                 GUARANTEED BY
                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          [UNIVERSAL COMPRESSION LOGO]

                              --------------------
                                   PROSPECTUS
                              --------------------

                               DECEMBER 31, 2001
================================================================================